Registration No. 333-112907

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOCUS ENHANCEMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3576	04-3144936
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1370 Dell Avenue
Campbell, California 95008
(408) 866-8300
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Gary L. Williams
Vice President of Finance and Chief Financial Officer
FOCUS Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
(408) 866-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jerrold F. Petruzzelli, Esq.	Michael J. Grimes, Esq.
Gregory A. Gehlmann, Esq.	Avron L. Gordon, Esq.
Manatt, Phelps & Phillips, LLP	Briggs and Morgan, P.A.
1501 M Street, NW, Suite 700	2200 IDS Center
Washington, DC 20005	80 South Eighth Street
(202) 463-4334	Minneapolis, MN 55402
(612) 977-8400

Approximate date of commencement of proposed sale to the public: Upon consummation of the reorganization described herein.

As soon as practicable following the effectiveness of this Registration Statement, the effective time of the proposed voluntary dissolution of Visual Circuits Corporation as described in the Plan of Liquidation and Dissolution, dated February 16, 2004, attached as Annex B to the proxy statement/prospectus forming a part of this Registration Statement, and the sale of the operating assets of Visual Circuits Corporation and the exchange with Focus Enhancements, Inc. as described in the Agreement and Plan of Reorganization, dated January 27, 2004, attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Be Registered	Share(1)	Price	Registration Fee

Common Stock, par value $.01 per share	3,805,453 (2)	$1.78	$6,773,706.34	$858.23 (3)

(1)	The registration fee is calculated pursuant to Rules 457(c) and (f) of the Securities Act of 1933 by taking the average of the high and low prices of the registrant’s Common Stock, $0.01 par value per share, on February 11, 2004 as reported on the NASDAQ SmallCap Market.

(2)	The common stock being registered represents the maximum number of shares of the common stock of the Registrant that will be issued to Visual Circuits Corporation in exchange for substantially all of the assets of Visual Circuits, pursuant to the asset sale described herein.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this proxy statement/prospectus is not complete and may be changed. Focus Enhancements, Inc. may not issue Focus voting common stock to Visual Circuits Corporation pursuant to the Agreement and Plan of Reorganization until the registration statement filed with the Securities and Exchange Commission is effective and certain other conditions are satisfied. This proxy statement/prospectus is not an offer to sell Focus’ common stock and it is not soliciting an offer to buy Focus’ common stock to any individual shareholder of Visual Circuits, or in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 8, 2004

PROXY STATEMENT/PROSPECTUS

VISUAL CIRCUITS CORPORATION
5155 E. River Road, Suite 401
Minneapolis, MN 55421
(763) 571-7588

     April      , 2004

     Dear Shareholders:

     You are invited to attend a special meeting of shareholders of Visual Circuits Corporation which will be held at 9:00 a.m., local time, on May      , 2004, at the offices of Visual Circuits at 5155 E. River Road, Suite 401, Minneapolis, Minnesota 55421.

     A Special Committee of the Board of Directors of Visual Circuits has (i) adopted a Plan of Liquidation and Dissolution for the wind-up of the company’s affairs, distribution of Visual Circuits’ assets and the subsequent dissolution of the company under Minnesota law, and (ii) authorized Visual Circuits to enter into an Agreement and Plan of Reorganization with Focus Enhancements, Inc., whereby Focus will acquire substantially all of the assets of Visual Circuits in exchange for a maximum of approximately 3,805,453 shares of Focus Enhancements’ voting common stock (subject to cash and net working capital adjustments to the purchase price which are described on page___, payments to Focus, and an escrow of approximately ten percent of the Focus voting common stock to be issued in the transaction). The Agreement and Plan of Reorganization is essentially the equivalent of an asset purchase agreement; the consideration, consisting solely of Focus voting common stock will be issued directly to Visual Circuits.

      Following the closing of the Reorganization Agreement, Visual Circuits intends to pay all of its outstanding liabilities and obligations in accordance with applicable law and the Plan of Liquidation and Dissolution. Any remaining assets of Visual Circuits will be distributed to Visual Circuits’ shareholders. Based on the assumptions described under “Proposal No. 1 — The Plan of Liquidation and Dissolution — Liquidating Distributions: Nature; Amount; Timing,” Visual Circuits believes that the maximum proceeds shareholders could receive could approximate 3,019,583 shares of Focus voting common stock, or ..6067 shares of Focus voting common stock for each share of Visual Circuits common stock. However, if such assumptions prove to be incorrect, or if Visual Circuits were to incur unanticipated liabilities, the proceeds that Visual Circuits’ shareholders may receive may be substantially less. The Special Committee of the Board of Directors of Visual Circuits estimates that the Visual Circuits shareholders may reasonably expect to receive in liquidation a minimum of 2,557,762 shares of Focus voting common stock, or .5139 shares of Focus voting common stock per share of Visual Circuits common stock. If the Reorganization Agreement is closed, Visual Circuits anticipates that an initial distribution to the shareholders might be made through to ninety days after the closing. However, Visual Circuits is unable to predict at this time the precise nature, amount or timing of any shareholder distributions. Visual Circuits does not plan to resolicit shareholder approval for the Plan of Liquidation and Dissolution even if the value of the consideration distributable to the shareholders changes significantly from the foregoing estimate.

     Your Special Committee has approved the Plan of Liquidation and Dissolution and the Reorganization Agreement with Focus Enhancements, and recommends that you approve each of these proposals at the special meeting.

     Please carefully review the entire proxy statement/prospectus.

     It is important that your shares be represented and voted at the Special Meeting, whether or not you are able to attend personally. If you do not return your proxy card, the effect will be a vote against the proposals. You are therefore urged to complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card.

     We look forward to your support.

Sincerely,

David Parish
Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Focus Enhancements, Inc. common stock to be issued in connection with the Agreement and Plan of Reorganization, or determine that this proxy statement/prospectus is accurate or complete. Any person who tells you otherwise is committing a crime.

     This proxy statement/prospectus is dated April      , 2004 and was first mailed to Visual Circuits Corporation shareholders on or about April      , 2004.

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VISUAL CIRCUITS CORPORATION
5155 E. River Road
Suite 401
Minneapolis, MN 55421
(763) 571-7588

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held May          , 2004

To Shareholders of Visual Circuits Corporation:

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Visual Circuits Corporation, a Minnesota corporation, will be held at our offices at 5155 E. River Road, Suite 401, Minneapolis, Minnesota 55421 on May     , 2004 at 9:00 a.m., local time, for the purpose of considering and voting upon the following proposals:

          1. Approval and adoption of the resolutions providing for the voluntary liquidation and dissolution of Visual Circuits Corporation under Minnesota law pursuant to the Plan of Liquidation and Dissolution (the “Plan”) attached as Annex A attached to this Proxy Statement and Prospectus;

          2. Approval of the resolutions approving and authorizing the Agreement and Plan of Reorganization (the “Reorganization Agreement”) between Focus Enhancements, Inc. and Visual Circuits Corporation, attached as Annex B to this proxy statement/prospectus; and

          3. Approval of an amendment to the Articles of Incorporation of Visual Circuits Corporation to change the company name to VCC Liquidating Corporation.

      Under the terms of the Reorganization Agreement, Visual Circuits is obligated to complete the transactions contemplated by the Reorganization Agreement only if the shareholders of Visual Circuits, by the affirmative vote of a majority of the outstanding shares of common stock determined as of the record date, approve each of Proposals 1 and 2 above and certain other conditions are met. If the Plan is approved by the required majority vote, the Plan will be implemented, regardless of whether the Reorganization Agreement is approved by the shareholders of Visual Circuits. However, failure to approve the Plan will have the effect of preventing the completion of the sale contemplated by the Reorganization Agreement. If the Plan or the Reorganization Agreement are not approved and if Visual Circuits is unable to quickly identify an alternative source of working capital or an alternative sale transaction, it is likely that Visual Circuits would file for, or would be forced to resort to, bankruptcy protection.

     These items of business are more completely discussed in the attached proxy statement/prospectus. Only shareholders of record at the close of business on March 31, 2004 are entitled to more completely notice of and to vote at the special meeting and any adjournment or postponement thereof. The attached proxy grants Visual Circuits with the authority to vote upon the items of business set forth in Proposals (1), (2) and (3) above as may properly result from any adjournment or postponement of the special meeting. Approval of the Plan, the Reorganization Agreement and the amendment to our articles of incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present and entitled to vote on these items of business.

     Please note that if proposal No. 1 above is not approved and adopted by the shareholders, then Visual Circuits will not proceed with the Reorganization Agreement or the amendment to the articles of incorporation, regardless of the actual vote result.

     The shareholders of Visual Circuits are entitled to exercise dissenter’s rights as to approval of the Reorganization Agreement. Please review “Dissenters’ Rights” in the proxy statement/prospectus for more information.

     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF VISUAL CIRCUITS HAS DETERMINED THAT THE PLAN, THE REORGANIZATION AGREEMENT, AND THE AMENDMENT TO THE ARTICLES OF INCORPORATION ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

     TO INSURE THAT YOUR SHARES ARE REPRESENTED AT THIS SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

Minneapolis, Minnesota	BY ORDER OF THE SPECIAL COMMITTEE OF
April , 2004	THE BOARD OF DIRECTORS

Mark Derus
Secretary

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QUESTIONS AND ANSWERS REGARDING VISUAL CIRCUITS’ PLAN OF LIQUIDATION AND DISSOLUTION AND THE REORGANIZATION AGREEMENT
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
FOCUS ENHANCEMENTS, INC. SELECTED HISTORICAL FINANCIAL DATA
VISUAL CIRCUITS INCORPORATED SELECTED HISTORICAL FINANCIAL DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RISK FACTORS
Risks Relating to the Reorganization Agreement and the Plan
Risks Related to Focus’ Business
Risks Related to Focus’ Industry
NOTE ON FORWARD LOOKING STATEMENTS
THE SPECIAL MEETING OF VISUAL CIRCUITS
Date, Time, Place and Purpose of Visual Circuits’ Special Meeting
Record Date; Outstanding Shares; Shares Entitled To Vote
Quorum; Vote Required
Recommendation of the Special Committee
Voting of Proxies
How to Revoke Your Proxy
Share Ownership of Management
Abstentions and Broker Nonvotes
Proxy Solicitation
Dissenters’ Rights
PROPOSAL NO. 1 – THE PLAN OF LIQUIDATION AND DISSOLUTION
General
Dissolution Process Under Minnesota Law
Treatment of Options and Warrants
Liquidating Distributions — Nature; Amount; Timing
Exchange Procedures
Escrow of Focus Voting Common Stock
The Liquidating Trust Agreement
Regulatory Filings and Approvals Required to Complete the Voluntary Dissolution
Background of Plan and the Reorganization
Visual Circuits’ Reasons for the Reorganization
Recommendation of the Special Committee
PROPOSAL NO. 2 – AGREEMENT AND PLAN OF REORGANIZATION
Purchase of Certain Assets for Focus Voting Common Stock
Retained Assets
Limited Assumption of Liabilities
Consideration to be Received by Visual Circuits
Cash and Net Working Capital Adjustments
Representations and Warranties
Covenants and Agreements
Limitation on Visual Circuits’ Ability to Consider Other Acquisition Proposals; Termination Fee
Visual Circuits Shareholder Meeting
Conditions to Completion of the Transaction
Indemnification
Termination of the Agreement
Expenses
Amendment; Waiver
Regulatory Matters
Interests of Visual Circuits Directors, Executive Officers and Certain Employees in the Plan and the Reorganization
Special Committee
Restrictions on Sales of Shares by Affiliates of Focus and Certain Affiliates of Visual Circuits
Listing on the Nasdaq National Market of the Common Stock to be Issued by Focus
Focus’ Reasons for the Transaction
Recommendation of the Special Committee of Visual Circuits
Opinion of Visual Circuits’ Financial Advisor
Material United States Federal Income Tax Consequences of the Transaction
Tax Implications to Visual Circuits
Tax Implications to Visual Circuits’ Shareholders
Tax Implications to Dissenters
Tax Implications to Option and Warrant Holders
Backup Withholding
Accounting Non-Tax Treatment of the Transactions
PROPOSAL NO. 3 – AMENDMENT OF THE ARTICLES OF INCORPORATION OF VISUAL CIRCUITS
COMPARISON OF RIGHTS OF HOLDERS OF VISUAL CIRCUITS COMMON STOCK AND FOCUS VOTING COMMON STOCK
RIGHTS OF DISSENTING VISUAL CIRCUITS SHAREHOLDERS
Procedures for asserting dissenters’ rights
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF VISUAL CIRCUITS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FOCUS ENHANCEMENTS, INC.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
DESCRIPTION OF CAPITAL STOCK
VISUAL CIRCUITS CORPORATION
VISUAL CIRCUITS – RESULTS OF OPERATIONS
LEGAL MATTERS
TAX MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E
ANNEX F
SIGNATURES
Exhibit Index
EXHIBIT 23.1
EXHIBIT 23.2

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS REGARDING VISUAL CIRCUITS’ PLAN OF LIQUIDATION AND DISSOLUTION AND THE REORGANIZATION AGREEMENT

Q:	WHAT ARE THE TRANSACTIONS THAT ARE CONTEMPLATED?

A:	The Special Committee of the Board of Directors has adopted the Plan of Liquidation and Dissolution to facilitate the distribution of assets of Visual Circuits to its shareholders and to achieve a tax-free sale of Visual Circuits’ assets in exchange for common stock of Focus Enhancements, Inc. that Visual Circuits will receive if it completes the Agreement and Plan of Reorganization. In this proxy statement/prospectus, we refer to Focus Enhancements, Inc. as “Focus”; the Plan of Liquidation and Dissolution as the “Plan”; the Agreement and Plan of Reorganization as the “Reorganization Agreement”; and the entire transaction involving the Plan and the Reorganization Agreement as the “Reorganization.” Further, all references to Focus common stock mean Focus voting common stock.

Q:	WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING? (SEE PAGE )

A:	You are being asked to approve the following proposals:

•	The adoption of the Plan (Proposal No. 1), including the dissolution of Visual Circuits under Minnesota law, in the form attached to this proxy statement/prospectus as Annex A; and

•	The approval of the Reorganization Agreement dated January 27, 2004 (Proposal No. 2), whereby Visual Circuits proposes to sell substantially all of its assets to Focus on the terms described in the agreement attached to this proxy statement/prospectus as Annex B; and

•	The change of the name of Visual Circuits Corporation to “VCC Liquidating Corporation” (Proposal No. 3).

Q:	WHAT IS THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS?

A:	The Special Committee is a committee of the board of directors appointed under Minnesota law by the Board of Directors of Visual Circuits to review and evaluate the transactions that will be proposed to the shareholders in this proxy statement/prospectus. The Special Committee replaces the Board of Directors of Visual Circuits, and has the full authority of such Board in all matters arising from, in connection with or incident to the Plan and the Reorganization. The Special Committee is made up of the members of the Board who are not officers or employees of Visual Circuits. There are three members who serve on the Special Committee: Roger Lucas, Michael Wright and Mark Robinow.

Q:	DOES THE SPECIAL COMMITTEE RECOMMEND ADOPTING THE PLAN AND SELLING OUR COMPANY’S ASSETS?

A:	Yes. After careful consideration, the Special Committee has determined that the terms of the Plan and the Reorganization Agreement are fair to, and in the best interests of, Visual Circuits and its shareholders, and recommends you vote “FOR” all of the proposals set forth in this proxy statement/prospectus.

Q:	DID VISUAL CIRCUITS’ FINANCIAL ADVISOR RENDER A FAIRNESS OPINION IN CONNECTION WITH THE ASSET SALE? (SEE PAGE )

A:	Yes. In deciding to approve the terms of the Reorganization Agreement and the Plan, the Special Committee considered, among other things, the opinion of Visual Circuits’ financial advisor, Delphi Financial Corporation. Delphi Financial rendered an opinion to the Special Committee that, as of January 26, 2004, and subject to the considerations set forth in the opinion, the consideration to be received by, among other things, Visual Circuits in the Reorganization was fair to Visual Circuits from a financial point of view. Delphi Financial’s opinion, dated January 26, 2004, which sets forth the qualifications, assumptions made, matters considered, limitations on the review undertaken in connection with the opinion is attached as Annex C to this proxy statement/prospectus and you are urged to read Delphi Financial’s fairness opinion in its entirety. Delphi Financial’s opinion is described in “Proposal No. 2 — Agreement Plan of Reorganization — Opinion of Visual Circuits Financial Advisor.”

Q:	WHY IS VISUAL CIRCUITS PROPOSING THE PLAN AND THE REORGANIZATION? (SEE PAGE )

A:	After due consideration of all other alternatives available to Visual Circuits, the Special Committee of Visual Circuits Board of Directors concluded that the completion of the Reorganization and the subsequent dissolution and winding up of Visual Circuits was the alternative most reasonably likely to enable Visual Circuits to satisfy its outstanding obligations and to make distributions to its shareholders.

Q:	WHAT DOES THE PLAN OF DISSOLUTION ENTAIL? (SEE PAGE )

A:	When its shareholders approve of the Plan, Visual Circuits will file a notice of dissolution with the Secretary of State of Minnesota to commence the dissolution of Visual Circuits. Visual Circuits will cease all regular business operations when it completes the Reorganization. The Plan provides for the orderly liquidation of Visual Circuits’ remaining assets following the closing of the Reorganization Agreement and, following the approval of the Plan by Visual Circuits’ shareholders, the Special Committee and the officers of Visual Circuits may take such actions as are deemed necessary in the furtherance of the dissolution of Visual Circuits and the wind up of its operations and affairs. Pursuant to the terms of the Reorganization Agreement, Visual Circuits will retain certain rights, assets and liabilities in connection with the Reorganization, including its cash and cash equivalents, subject to certain limits, other current assets, salary obligations to employees and related taxes, leasehold improvements and security deposits on Visual Circuits’ leased properties. The Plan provides for the orderly liquidation of Visual Circuits’ assets, the winding-up of Visual Circuits’ business and operations and the dissolution of Visual Circuits. Following the approval of the Plan by Visual Circuits’ shareholders, the Special Committee (and the officers of Visual Circuits) may take such actions as it deems necessary in furtherance of the dissolution of Visual Circuits and the wind up of its operations and affairs. In connection with the foregoing, Visual Circuits will pay, or provide for the payment of, all of its liabilities and obligations. If there are any remaining assets after the payment, or the provision for payment, of all of its liabilities and obligations, Visual Circuits or the liquidating trust (as successor to Visual Circuits after its dissolution) will distribute any remaining assets to Visual Circuits’ shareholders in one or more distributions. If the distribution cannot be accomplished within a period of one year, the assets of Visual Circuits will be transferred to a liquidating trust for the benefit of the Visual Circuits shareholders. The transfer to the liquidating trust may be made, however, at the discretion of the Special Committee, at any time after the closing of the Reorganization Agreement, and prior to one year from the date of such closing. Notwithstanding the approval of the dissolution and the adoption of the Plan by the shareholders of Visual Circuits, if the Special Committee determines that it would be in the best interests of Visual Circuits’ shareholders or creditors for Visual Circuits not to dissolve, the dissolution of Visual Circuits may be abandoned (subject to shareholder approval) or delayed until a future date to be determined by the Special Committee. Regardless of whether Visual Circuits dissolves, it will not continue to exist as an operating entity following the closing of the Reorganization Agreement.

Q:	IF THE REORGANIZATION AGREEMENT WITH FOCUS IS NOT CONSUMMATED OR IS TERMINATED, WILL VISUAL CIRCUITS PROCEED WITH THE PLAN OF LIQUIDATION AND DISSOLUTION?

A:	Yes. Visual Circuits will pursue liquidation and dissolution under Minnesota law and will seek alternative transactions and arrangements. If, however, no acceptable alternative acquisition or sale opportunities are found, and the Special Committee of Visual Circuits determines that it would be in the best interests of Visual Circuits’ shareholders or creditors for Visual Circuits not to dissolve, the dissolution of Visual Circuits may be abandoned or delayed until a future date to be determined by the Special Committee.

Q:	WHAT IS THE REORGANIZATION AGREEMENT? (SEE PAGE )

A:	The Reorganization Agreement, which has been approved by the Special Committee, is the agreement by which Visual Circuits will sell substantially all of its assets to Focus in exchange solely for Focus voting common stock.

Q:	WHAT HAPPENS IF THE REORGANIZATION IS NOT COMPLETED? (SEE PAGE )

A:	If the transactions contemplated by the Reorganization Agreement do not close for any reason, Visual Circuits will attempt to identify other transactions or arrangements to meet its working capital requirements, but it may not be able to meet all of its future liabilities and obligations unless there is a substantial change in Visual Circuits’ revenues. If Visual Circuits were unable to secure an alternative source of working capital sufficient to meet its ongoing working capital needs, to enter into an alternative business combination transaction, or substantially increase its revenues, or a combination of these factors, Visual Circuits would experience a critical working capital deficit which, together with significant expenses incurred in connection with the Reorganization, could require Visual Circuits to curtail operations or seek bankruptcy protection.

Q:	WHAT WILL VISUAL CIRCUITS RECEIVE IN THE REORGANIZATION? (SEE PAGE )

A:	Visual Circuits will receive from Focus consideration of a maximum of 3,805,453 shares of Focus voting common stock, subject to reduction for (i) the cash and net working capital purchase price adjustments described on page and (ii) shares returned to Focus pursuant to a hold-back escrow of 10% of the Focus voting common stock to be received in the Reorganization which will be deposited into an escrow account with an independent escrow agent at closing for indemnification claims that may be made by Focus under the Reorganization Agreement.

Q:	WHEN WILL THE REORGANIZATION BE COMPLETED? (SEE PAGE )

A:	The parties are working toward completing the Reorganization as quickly as possible. In addition to approval of the Reorganization Agreement and the Plan by Visual Circuits’ shareholders at the special meeting of Visual Circuits shareholders on May , 2004, the Focus voting common stock issuable to Visual Circuits in connection with the closing of the transaction must be registered and freely tradable, and each of Focus and Visual Circuits must satisfy or waive, to the extent possible, all of the closing conditions contained in the Reorganization Agreement. The parties anticipate that the Reorganization Agreement will close as promptly as practicable following the special meeting; provided that each of the closing conditions contained in the Reorganization Agreement, including the approval of the Plan and the Reorganization Agreement by Visual Circuits’ shareholders, has been satisfied or waived at the conclusion of the special meeting.

Q:	WILL THE AMOUNT OF ANY DISTRIBUTIONS TO BE MADE TO VISUAL CIRCUITS’ SHAREHOLDERS BE KNOWN AT THE TIME VISUAL CIRCUITS’ SHAREHOLDERS VOTE THEIR SHARES? (SEE PAGE )

A:	No. Although the Special Committee believes that the completion of the Reorganization and the subsequent dissolution and winding up of Visual Circuits is the alternative most reasonably likely to enable Visual Circuits to satisfy Visual Circuits’ outstanding obligations and to make distributions to its shareholders, at this time Visual Circuits cannot determine the precise amount of any such distributions. Visual Circuits expects that, upon receiving the consideration at the closing of the Reorganization Agreement, it will have sufficient cash or resources convertible to cash to pay all of its known, current and determinable liabilities and obligations, which would permit a distribution to Visual Circuits’ shareholders. However, the amount of unknown or contingent liabilities cannot be quantified and could decrease the remaining assets available for distribution to shareholders. Based upon the assumptions described under “Proposal No. 1 — The Plan of Liquidation and Dissolution,” Visual Circuits believes that the maximum proceeds shareholders could receive over time is 3,019,583 shares of Focus voting common stock, or ..6067 shares of Focus voting common stock for each share of Visual Circuits stock. However, if such assumptions prove to be incorrect or if Visual Circuits were to incur unanticipated liabilities, the proceeds that Visual Circuits may receive may be substantially less. The Special Committee of the Board of Directors of Visual Circuits estimates that the Visual Circuits shareholders may reasonably expect to receive in liquidation a minimum of 2,557,762 shares of Focus voting common stock, or .5139 shares of Focus voting common stock per share of Visual Circuits common stock. The amount of any distributions to Visual Circuits’ shareholders will be affected by the amount of the net working capital and cash adjustments, described on page if any, the amount of Visual Circuits’ retained liabilities, changes in the value of Focus voting common stock and the timing of any distributions. Visual Circuits is unable at this time to predict the precise nature, amount and timing of any distributions. Visual Circuits does not plan to resolicit shareholder approval of the Plan even if the value of the consideration planned to be distributed to shareholders changes significantly. Shareholders of Visual Circuits will receive all assets remaining after the winding up of Visual Circuits in one or more liquidating distributions; each shareholder will receive such shareholder’s pro rata interest, computed on a fully diluted basis, based on the number of Visual Circuits shares owned at such time.

Q:	WHEN WILL ANY DISTRIBUTIONS BE MADE TO VISUAL CIRCUITS’ SHAREHOLDERS? (SEE PAGE )

A:	At this time, Visual Circuits cannot set a precise timetable for any distributions. If the Reorganization Agreement is closed, Visual Circuits anticipates that an initial distribution might be made within thirty to ninety days after the closing. The timetable will depend on the timing of the completion of the Reorganization, whether and when the Plan is implemented by the Special Committee, and Visual Circuits’ ability to pay, or provide for the payment of, its liabilities and obligations. As a result of Visual Circuits’ obligation to escrow a portion of the proceeds of the Reorganization to secure its indemnification obligations under the Reorganization Agreement, the Plan cannot be completed, and any final distributions to shareholders cannot be made, prior to the later of the first anniversary of the closing of the Reorganization Agreement, or the date that all indemnification claims made by Focus and its related parties prior to such anniversary date have been resolved.
In addition, if Visual Circuits is subject to any other contingent liabilities, this could require it to establish a reserve that could further delay any distribution to Visual Circuits’ shareholders until the liabilities are resolved. Assuming Visual Circuits does not incur any unanticipated liabilities between the date of this proxy statement/prospectus and the date of distribution, and subject to the restrictions contained in the Reorganization Agreement, Visual Circuits anticipates making an initial distribution to its shareholders, within thirty to ninety days following the closing of the Reorganization Agreement.

Q:	ARE THERE RESTRICTIONS ON THE AMOUNT AND TIMING OF DISTRIBUTIONS? (SEE PAGE )

A:	Yes. Under Minnesota law, Visual Circuits may not distribute proceeds of the Reorganization to its shareholders unless it has satisfied in full, or made adequate provision to satisfy in full, each amount owed to a creditor of Visual Circuits, including any amounts expected to be incurred by Visual Circuits after the closing of the Reorganization Agreement and prior to Visual Circuits’ final dissolution. Visual Circuits has also agreed to escrow 10 percent of the Focus voting common stock to be issued to Visual Circuits in the Reorganization (subject to any cash of net working capital adjustments described as page__) for the satisfaction of any indemnification claims Focus may make under the Reorganization Agreement, through the later of the first anniversary of the closing or the date at which all indemnification claims timely made have been resolved.

Q:	WHEN WILL THE WINDING-UP OF VISUAL CIRCUITS BE COMPLETED? (SEE PAGE )

A:	The winding-up of Visual Circuits’ business affairs will be completed after Visual Circuits has paid for, or provided for the payment of, all of its liabilities and obligations, and distributed any remaining assets either to the liquidating trust and/or to its shareholders. The wind up and dissolution of Visual Circuits (with the remaining assets transferred to a trust) is anticipated to be completed no later than December 31, 2004.

Q:	WHAT IS THE LIQUIDATING TRUST AND WHAT IS MY INTEREST IN IT?

A:	The liquidating trust is created pursuant to the liquidating trust agreement which is an exhibit to the Plan that you are being asked to approve. The trustee is The Capital Trust Company of Delaware.

The liquidating trust agreement establishes a trust whose purpose is to provide for the payment of any remaining liabilities of Visual Circuits and to make distributions, if any, to its shareholders if there are assets remaining after payment of liabilities. Known liabilities include those related to ceasing operations such as lease obligations, employee termination expenses and expenses incurred in the normal course of business which remain unpaid at closing. Visual Circuits will transfer to the liquidating trust all assets remaining after the dissolution of Visual Circuits. The assets transferred to the liquidating trust will include the shareholders’ interest in any shares of Focus voting common stock remaining in escrow after all indemnification claims have been satisfied. Visual Circuits cannot estimate the amount of any other assets it may transfer to the liquidating trust. That will depend upon the amount of obligations and liabilities of Visual Circuits remaining to be satisfied at the time the liquidating trust is funded.

The number of shares of Focus voting common stock available for distribution to Visual Circuits shareholders will be reduced by the number of shares of Focus voting common stock that Visual Circuits issues to holders of Visual Circuits options and warrants, and for shares which are liquidated by Visual Circuits to satisfy obligations and liabilities in winding up its affairs. You will have a beneficial interest in the liquidating trust in proportion to your ownership of Visual Circuits common stock as of the closing date of the Reorganization Agreement.

The trustee of the liquidating trust will distribute at least annually any income or assets in excess of the amount it has determined are in excess of the liabilities of Visual Circuits. When all of Visual Circuits’ affairs have been wound up, a final distribution of Focus shares and other remaining assets, if any, will be made to Visual Circuits shareholders on a pro rata basis as beneficiaries of the liquidating trust.

Q:	HOW DO THE NET WORKING CAPITAL AND CASH ADJUSTMENTS WORK? (SEE PAGE )

A:	Using an agreed upon procedure, three days prior to closing, Visual Circuits will deliver to Focus estimates of Net Working Capital and Closing Cash:

•	If net working capital is less than $750,000, the $8,500,000 consideration used to compute the number of Focus common shares will be reduced dollar-for-dollar by the amount of such shortfall.

•	If closing cash is equal to or less than $220,000, Visual Circuits shall be entitled to retain such amount. The consideration used to compute the number of Focus common shares may be increased by up to $30,000 if the closing cash is less than $220,000. Any cash in excess of $220,000 shall be an asset acquired by Focus in the Reorganization.

Q:	ARE THERE RESTRICTIONS ON MY ABILITY TO SELL ANY FOCUS SHARES I MAY RECEIVE IN A DISTRIBUTION FROM VISUAL CIRCUITS? (SEE PAGE )

A:	Any shares of Focus voting common stock issued in connection with the Reorganization that you receive from Visual Circuits in a later distribution will be registered and freely tradable, unless you are an affiliate of Visual Circuits or Focus. Generally, persons who are deemed to be affiliates of Visual Circuits or Focus must comply with Rule 145 under the Securities Act of 1933 if they wish to resell such shares. If you are an officer, director, employee or consultant of Focus following the Reorganization, you will also be subject to Focus’ insider trading policy and you may have contractual restrictions that you have agreed to with Focus.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE PLAN AND THE REORGANIZATION AGREEMENT?

A:	The holders of at least a majority of the outstanding shares of Visual Circuits common stock must approve the Plan and the Reorganization Agreement. Visual Circuits will not proceed with the Reorganization Agreement even if it receives a majority vote of the shareholders, unless the Plan also is adopted and approved. However, the Plan can be adopted and approved without the approval of the Reorganization Agreement.

You are entitled to cast one vote per share of Visual Circuits common stock you owned at the close of business on March 31, 2004, the record date for the special meeting.

As of the record date, the holders of approximately 54 percent of the outstanding shares of common stock have already agreed to vote in favor of the Plan and the Reorganization Agreement pursuant to voting agreements entered into in connection with the execution of the Reorganization Agreement. These shareholders have already given irrevocable proxies to Focus to vote in favor of the Reorganization.

Q:	ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE PLAN AND THE REORGANIZATION AGREEMENT?

A:	Yes. The market value of Focus voting common stock fluctuates, and no one can accurately predict what the market value will be at the closing or any time thereafter. In evaluating the Plan and the Reorganization Agreement, you should carefully consider this and other factors discussed in the section entitled “Risk Factors” beginning on page

Q:	DO PERSONS INVOLVED IN THE REORGANIZATION HAVE INTERESTS DIFFERENT FROM MINE? (SEE PAGE )

A:	Yes. When considering the recommendation of Visual Circuits’ Special Committee, you should be aware that certain Visual Circuits officers and directors have interests in the Reorganization or the Plan that are different from, or in addition to, your own. These interests include the following:

•	the members of the Special Committee are compensated for their services in managing the affairs of Visual Circuits both before and after the Reorganization.

•	pursuant to a separation agreement, Visual Circuits may make payments to David H. Parish, its Chief Executive Officer, in an amount equal to the amount by which the compensation he is paid by Focus for services rendered in 2004 is exceeded by the base salary he would have received for 2004 pursuant to his current employment agreement with Visual Circuits. The total payments to be made pursuant to the separation agreement are limited to $81,000 in the aggregate and $6,750 in any calendar month;

•	each of Mr. Parish, Daniel E. Sullivan and Robert J. McPherson have entered into employment agreements with Focus that are effective upon the closing of the Reorganization Agreement, and it is anticipated that each of them will receive stock option grants from Focus;

•	following the closing of the Reorganization Agreement, Mark Derus, the corporate secretary of Visual Circuits, will receive a severance payment of $125,000, and other benefits. In addition, Mr. Derus has entered into an amended employment agreement to provide for his services after the closing which provides for his compensation and a retention payment in the amount of $50,000;

•	in dealing with outstanding options and warrants, Visual Circuits will offer its officers and directors payments to be made in the form of Focus voting common stock (currently estimated at approximately 299,587 shares) in cancellation of their options and warrants; and

•	four other employees of Visual Circuits have received offers of employment from Focus.

Q:	WHEN DO YOU EXPECT THE CLOSING OF THE REORGANIZATION AGREEMENT TO BE COMPLETED? (SEE PAGE )

A:	Visual Circuits will work toward completing the closing of the transactions contemplated by the Reorganization Agreement in the second calendar quarter of 2004, if closing conditions under the Reorganization Agreement are satisfied or waived. If the Reorganization Agreement is closed, Visual Circuits anticipates that an initial distribution might be made within thirty to ninety days after the closing.

Q:	WILL I RECOGNIZE A TAXABLE GAIN OR LOSS ON THE TRANSACTION? (SEE PAGE )

A:	Focus and Visual Circuits intend the Reorganization to qualify as a tax-free reorganization under the Internal Revenue Code. Accordingly, it is expected that if the liquidation and sale of assets is completed, Visual Circuits shareholders should not recognize a gain or loss for United States federal income tax purposes upon closing or upon receipt of their respective distributions, except that you will recognize a gain or loss with respect to:

•	cash received instead of a fractional share,

•	cash received upon exercise of dissenters’ rights, and

•	your share of gain from any assets sold by the liquidating trust.

However, you should consult your own tax advisor to determine the tax consequences particular to your situation.

Q:	WILL VISUAL CIRCUITS EMPLOYEE STOCK OPTIONS AND WARRANTS BECOME FOCUS STOCK OPTIONS AND WARRANTS? (SEE PAGE )

A:	No. Focus is not assuming outstanding options or warrants to purchase Visual Circuits common stock. Except to the extent these options or warrants are exercised, Visual Circuits intends to offer Focus voting common stock that Visual Circuits receives pursuant to the Reorganization Agreement to holders of options and warrants in exchange for their rights under their option agreements and warrant agreements. Visual Circuits intends to determine the value of outstanding options and warrants, for allocation purposes only, by using a method based upon the Black-Scholes formula, an established method for valuing options. The value attributed to options and warrants for allocation purposes will vary depending upon the exercise price per share of an option or warrant, the term of the option or warrant and the value per share of Visual Circuits common stock. Holders of options and warrants are not obligated to accept any settlement offer proposed by us. The receipt of shares of Focus voting common stock by holders of Visual Circuits options and warrants who received the options or warrants as compensation for services will be treated as wages taxable as ordinary income and subject to withholding for income and employment tax purposes. Holders of warrants acquired for investment (not compensation for services) may be able to characterize the receipt of Focus voting common stock as capital gains for income tax reporting purposes. The holder of an option or warrant who does not accept a proposed settlement from us, will be left with a claim against us when Visual Circuits is dissolved under the Minnesota Business Corporation Act.

Q:	AM I ENTITLED TO DISSENTERS’ RIGHTS? (SEE PAGE )

A:	Yes. Any Visual Circuits shareholder who objects to the Reorganization has the right under Minnesota law to obtain payment of the fair value of his, her or its shares of Visual Circuits common stock. This “dissenters’ right” is subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters’ rights, among other things, a dissenting shareholder must:

•	file with Visual Circuits PRIOR TO the vote on the Reorganization Agreement a written notice of intention to demand the fair value of the shares owned by the shareholder; and

•	not vote in favor of the Reorganization Agreement.

Merely voting against the Reorganization will not preserve a shareholder’s right to dissent. Annex E to this proxy statement/prospectus contains a copy of the Minnesota statute relating to dissenters’ rights. Failure to follow all of the steps required by this statute will result in a loss of dissenters’ rights.

Q:	WHAT DO I NEED TO DO NOW?

A:	You should read this proxy statement/prospectus carefully in its entirety to consider how the matters discussed will affect you. You should cast your vote on the three proposals by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. You can also attend the special meeting and vote in person. If you abstain from voting or do not vote, it will have the effect of voting against approval of the proposals.

THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSALS.

Q:	WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD? (SEE PAGE )

A:	If you do not return your proxy card, it will have the same effect as voting AGAINST approval of the Plan, the Reorganization Agreement, and the amendment to the articles of incorporation.

Q:	WHAT HAPPENS IF I RETURN A SIGNED PROXY CARD BUT DO NOT INDICATE HOW TO VOTE MY PROXY? (SEE PAGE )

A:	If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR approval of the Plan, the Reorganization Agreement and the amendment to the articles of incorporation.

Q:	WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A:	At any time before your proxy is voted at the special meeting, you can change your vote. First, you can send Visual Circuits a written notice stating that you would like to revoke your proxy. Second, you can complete and send a later-dated signed proxy card to Visual Circuits. Finally, you can attend the special meeting and vote in person.

Q:	WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus. If you do not give instructions to your broker, your shares will not be voted, which will have the effect of voting against the proposals.

Q:	SHOULD I SEND IN MY VISUAL CIRCUITS STOCK CERTIFICATES NOW?

A:	No. Following the closing for the Reorganization Agreement, the exchange agent, American Stock Transfer & Trust Company, will mail to each holder of shares of our common stock a letter of transmittal and instructions to be used in surrendering certificates representing shares of our common stock. Please do not send in your stock certificates with your proxy card.

Q:	IF I HAVE QUESTIONS, WHO CAN I CONTACT?

A:	If you have any questions about the Plan or the Reorganization or if you need additional copies of the proxy statement/prospectus, you should contact:

Mark Derus Corporate Secretary Visual Circuits Corporation 5155 East River Road Suite 401 Minneapolis, MN 55441 Tel: (763) 398-1603

If you have any questions regarding Focus, you should contact:

Corporate Secretary Focus Enhancements, Inc. 1370 Dell Avenue Campbell, CA 95008 Tel: (408) 866-8300

You may also obtain additional information about Focus from documents it files with the Securities and Exchange Commission, by following the instructions in the section entitled “Where you can find more information” on page .

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the matters discussed under “Questions and Answers Regarding Visual Circuits’ Plan of Liquidation and Dissolution and the Reorganization Agreement,” highlights the material terms of the transaction and may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the matters on which you are being asked to vote. The Plan of Liquidation and Dissolution of Visual Circuits is attached to this proxy statement/prospectus as Annex A. The Reorganization Agreement is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Plan and the Reorganization Agreement as they are the legal documents that govern the dissolution and the reorganization on which you are being asked to vote. Also attached as Annexes C through F are certain agreements and other materials relating to the transactions contemplated by the Reorganization Agreement. You are encouraged to read those materials as well. This summary is qualified in its entirety by the Plan and the Reorganization Agreement and the more detailed information appearing elsewhere in this document. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Focus has supplied all information contained in this proxy statement/prospectus relating to Focus, and Visual Circuits has supplied all information contained in this proxy statement/prospectus relating to Visual Circuits.

The Companies

Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, CA 95008
(408) 866-8300
www.focusinfo.com

Focus Enhancements, Inc., is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, California, Focus designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). Focus’ complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. Focus’ common stock is traded on the Nasdaq SmallCap Market under the symbol “FCSE.”

Visual Circuits Corporation
5155 East River Road, Suite 401
Minneapolis, MN 55421
(763) 571-7588
www.visualcircuits.com

Visual Circuits Corporation designs and manufactures circuit boards and systems which are used to decode and distribute digital media across local and wide area networks for commercial applications. The primary markets and applications served by Visual Circuits’ digital media products include visual merchandising, location-based entertainment, and educational video-on-demand. Visual Circuits’ development efforts are focused upon expanding the functionality of its product lines to accommodate new media formats, networks, unique display configurations.

     The web sites of Visual Circuits and Focus are not part of this proxy statement/prospectus.

Liquidation, Dissolution and Liquidating Distributions (page )

      The Special Committee of the Board of Directors of Visual Circuits has determined that the dissolution and liquidation of Visual Circuits is in the best interests of Visual Circuits and its shareholders. This determination was reached after consideration of a variety of factors which are set forth in “Proposal No. 1 — The Plan of Liquidation and Dissolution — Liquidating Distributions — Nature; Amount; Timing.” The Special Committee has adopted a Plan of Liquidation and Dissolution to provide for, among other things, the orderly wind-up of Visual Circuits’ business operations, the sale of assets described in the Agreement and Plan of Reorganization, the payment of, or other provision for the satisfaction of liabilities and other obligations of Visual Circuits, and the dissolution of Visual Circuits as an entity under Minnesota law. Upon Visual Circuits dissolution, its remaining assets will be transferred to a liquidating trust for the benefit of the Visual Circuits shareholders. The trustee will complete the orderly liquidation and make interim and final distributions of any remaining shares of Focus voting common stock to the trust beneficiaries. The Plan of Liquidation and Dissolution (the “Plan”) contemplates the completion of the Reorganization Agreement with Focus (however, the Plan is not dependent upon the Reorganization Agreement and, if approved by the shareholders, will be pursued by Visual Circuits regardless of whether the Reorganization Agreement is approved). To avoid “double taxation” at both the corporate and shareholder level, the transaction consideration to be received by Visual Circuits under the Reorganization Agreement, and any subsequent distributions to the shareholders, can only be made in the form of Focus voting common stock. Based on certain assumptions, Including the assumption that liabilities and obligations of Visual Circuits will not exceed a net amount of $860,000, Visual Circuits believes the maximum proceeds shareholders may receive is approximately 3,019,583 shares of Focus voting common stock, or 0.6067 shares of Focus voting common stock for each share of Visual Circuits common stock. If these assumptions (particularly assumptions relating to the market price to be received upon the sale of Focus voting common stock to satisfy liabilities and pay expenses) prove inaccurate, the distributions to Visual Circuits shareholders may be substantially less than anticipated. The Special Committee of the Board of Directors of Visual Circuits estimates that the Visual Circuits shareholders may reasonably expect to receive in liquidation a minimum of 2,557,762 shares of Focus voting common stock, or .5139 shares of Focus voting common stock per share of Visual Circuits common stock. Visual Circuits anticipates an initial distribution of Focus voting common stock to shareholders may occur within 30 to 90 days after the closing of the Reorganization Agreement, but no assurance can be given that any distributions will be made.

Reorganization and Related Transactions (Page        )

Focus will purchase substantially all of the tangible and intangible assets of Visual Circuits and assume specified liabilities of Visual Circuits. In return, Visual Circuits will receive from Focus consideration of a maximum of approximately 3,805,453 shares of Focus voting common stock, subject to (i) cash and net working capital adjustments described on page___ and (ii) an escrow of 10 percent of the Focus voting common stock to be received in the Reorganization as a source of payment for indemnification claims that may be made by Focus under the Reorganization Agreement.

Reasons for the Reorganization

Focus (Page      )

Focus’ board of directors determined that the purchase of the assets from Visual Circuits is consistent with and in furtherance of the long-term business strategy of Focus and fair to, and in the best interests of, Focus and its stockholders, and has unanimously approved the asset purchase and Reorganization Agreement. In reaching its determination, Focus’ board of directors considered a number of factors, including the following:

•	the strategic rationale for the asset purchase and the benefits of the transaction structure;

•	future projections and historical information concerning Focus’ and Visual Circuits’ respective businesses, the respective financial conditions of Focus and Visual Circuits before and after giving effect to the Reorganization’s short- and long-term effect on Focus stockholder value;

•	the consideration that Focus is offering to Visual Circuits in the Reorganization;

•	the belief that the terms of the Reorganization Agreement, including the parties’ representations, warranties, covenants, and conditions to their respective obligations are reasonable;

•	the possibility that the reorganization might not be consummated;

•	the substantial charges to be incurred in connection with the reorganization; and

•	the difficulties and risks of integrating Visual Circuits’ business and management.

Visual Circuits (Page      )

The Special Committee has unanimously determined that the Reorganization Agreement is fair to and in the best interests of Visual Circuits and its shareholders, and has unanimously approved the Reorganization Agreement. In reaching its determination, the Special Committee considered a number of factors, including the following:

•	Visual Circuits has not had a profitable quarter since December 2001.

•	Visual Circuits believes it has good products and an excellent management and employee team, but to continue to participate in the growth of the digital media market, it will need access to capital, infrastructure and distribution channels, which it does not currently possess. Focus, while not a major corporation in terms of size or visibility, can better meet these needs and, Visual Circuits believes, represents a better opportunity to grow its product line and sales and become a major force in the digital media industry.

•	Visual Circuits is privately-held and has no practical exit strategy for its shareholders. By completing this Reorganization Agreement with Focus, Visual Circuits believes it can accomplish not only business objectives, but offer its equity holders the opportunity to own a publicly-traded stock.

•	The opinion of Delphi Financial Corp. to the effect that the consideration offered by Focus in exchange for the assets of Visual Circuits is fair to Visual Circuits and its shareholders from a financial point of view.

Conditions to the Reorganization Agreement (Page      )

The obligations of each of Focus and Visual Circuits to complete the Reorganization are subject to the satisfaction of specified conditions set forth in the Reorganization Agreement, including the approval of the Reorganization by the holders of a majority of the outstanding shares of Visual Circuits common stock and receipt of a tax opinion that the Reorganization will be nontaxable.

Termination of the Agreement and Plan of Reorganization (Page      )

Each of Focus and Visual Circuits is entitled to terminate the Reorganization Agreement under specified conditions, including, among others, mutual written consent of the parties; if the reorganization has not been completed by June 30, 2004; if a court or governmental entity issues a final and nonappealable order that prohibits the Reorganization; if the Visual Circuits shareholders do not approve the Reorganization; certain breaches of the Reorganization Agreement; or if the board of directors of Visual Circuits fails to recommend approval of the Reorganization to Visual Circuits shareholders or endorses an alternative acquisition proposal.

Limitation on Considering Other Acquisition Proposals (Page      )

Visual Circuits has agreed not to consider a business combination or other similar transaction with another party while the Reorganization Agreement is pending unless the an independent third party has made an unsolicited, bona fide written offer to the Visual Circuits board of directors to purchase all of the outstanding shares of Visual Circuits common stock or all or substantially all of the assets of Visual Circuits on terms that the Visual Circuits board of directors determines to be materially more favorable to its shareholders from a financial point of view than the terms of the Reorganization Agreement, and the transaction is reasonably capable of being consummated. In the event Visual Circuits enters into an alternative transaction agreement, Focus will be entitled to a termination fee of $850,000 from Visual Circuits.

Shareholder Voting Agreements (Page      )

Pursuant to shareholder voting and proxy agreements executed by Visual Circuits’ executive officers and directors who, together with their affiliates, own 2,753,974 outstanding shares of Visual Circuits common stock (excluding shares purchasable upon exercise of stock options) beneficially owned by them and their affiliates as of the record date (representing approximately 54 percent of the total number of shares of Visual Circuits common stock outstanding or beneficially owned at that date), will be voted for approval of the Plan, the Reorganization Agreement and any actions in furtherance of those agreements. The voting and proxy agreements assure that the Reorganization will occur and that Proposal Nos. 1 through 3 in this proxy statement will be approved.

Employment and Non-Competition Agreements (Page      )

Contemporaneously with the execution and delivery of the Reorganization Agreement, certain key employees of Visual Circuits entered into employment and two-year non-competition agreements with Focus. Upon the closing of the Reorganization Agreement, such individuals will become employees of Focus. Furthermore, each such person has agreed with Focus, subject to the closing of the Reorganization Agreement and until the one year anniversary of the cessation of his employment, that he will not engage in any business activity competitive with Focus, solicit, encourage, or take any other action which is intended to induce any existing employee, contractor or consultant of Focus to terminate his or her employment with Focus, or interfere in any manner with the contractual or employment relationship between Focus and any of its employees, contractors, customers, or suppliers.

Expenses and Termination Fee (Page      )

The Reorganization Agreement provides that regardless of whether the Reorganization is completed, all expenses incurred by the parties shall be borne by the party incurring such expenses. In addition, upon termination of the Reorganization Agreement in certain cases, a termination fee of $850,000 may be payable to Focus by Visual Circuits.

Material Federal Income Tax Consequences (Page      )

In the draft opinion of Olsen Thielen & Co., LTD., the U.S. federal income tax consequences of the Reorganization to Visual Circuits’ shareholders should be as follows:

•	Visual Circuits shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Focus voting common stock in the liquidation of Visual Circuits.

•	The holding period of the Focus stock received by the Visual Circuits shareholders will include the holding period of the Visual Circuits shares cancelled upon liquidation of Visual Circuits; provided the shares are held as a capital asset by the shareholders at the time of the Reorganization.

•	The tax basis of the Focus stock received will generally be the same as the tax basis of the Visual Circuits stock deemed exchanged therefor.

•	Visual Circuits shareholders will generally recognize gain (but not loss) or dividend income upon the receipt of money or property other than Focus stock in the Reorganization.

•	If cash is received for fractional shares by a Visual Circuits shareholder, the shareholder will generally recognize capital gain or loss in an amount equal to the cash received less the tax basis allocable to the fractional share redeemed, unless the cash received is essentially equivalent to a dividend.

Tax matters can be complicated and the tax consequences of the Reorganization discussed in this proxy statement/prospectus to you will depend on the facts of your own situation. You should consult with your own tax advisor to fully understand the tax consequences of the Reorganization to you.

Anticipated Accounting Treatment (Page        )

The Reorganization is expected to be accounted for by Focus as a business combination using the purchase method. Under this method, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to Focus’ consolidated results of operations in the quarter the reorganization is completed.

Regulatory Matters Relating to the Asset Sale (Page        )

Neither Visual Circuits nor Focus is aware of any regulatory or governmental approvals required to complete the Reorganization.

Regulatory Matters Relating to the Dissolution (Page        )

Visual Circuits is not aware of any regulatory or governmental requirements that must be complied with or approvals that must be obtained in connection with the Plan or the dissolution of Visual Circuits under Minnesota law.

(Risk Factors (Page         )

The Plan and the Reorganization carry significant risks. Prior to voting, you should carefully consider the risk factors described in this proxy statement/prospectus.

FOCUS ENHANCEMENTS, INC. SELECTED HISTORICAL FINANCIAL DATA

     The following table presents selected historical financial data of Focus for the periods indicated. The financial data for each of the five fiscal years in the period ended December 31, 2003 have been derived from the audited consolidated financial statements of Focus for such periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Focus incorporated by reference in this proxy statement-prospectus. In thousands, except per share data.

	Year Ended December 31,

	2003	2002	2001	2000	1999

Statement of Operations Data:
Net revenues	$26,575	$17,312	$23,308	$15,233	$17,183
Cost of revenues	17,428	11,015	14,837	11,836 (1)	10,544 (1)
Gross profit	9,147	6,297	8,471	3,397	6,639
Total operating expenses	10,889	12,041	14,830	13,090 (2)	7,806
Loss from operations	(1,742)	(5,744)	(6,359)	(6,393)	(1,167)
Net loss	(1,698)	(5,957)	(6,658)	(12,029)	(1,480)
Balance Sheet Data:
Total Assets	16,100	12,034	18,097	9,781	15,015
Long term debt and capital lease	3,867	3,868	4,057	2,528	428
Total Liabilities	8,148	7,790	12,384	10,198	5,808
Accumulated Deficit	(63,021)	(61,323)	(55,366)	(48,708)	(36,679)
Total Stockholders’ Equity	7,952	4,244	5,713	(417)	9,207
Per Share Data:
Net Loss	(0.04)	(0.17)	(0.21)	(0.48)	(0.08)
Book Value Per Share	0.19	0.11	0.17	(0.02)	0.38
Weighted average number of shares outstanding	39,121	35,697	31,702	25,225	18,744

(1)	Included in cost of revenues are inventory obsolescence charges of $1,532,000 for 2000 and $906,000 for 1999.
(2)	Included in operating expenses for the year 2000, are:

      a) $594,000 of legal and accounting fees associated with a special investigation
      b) $724,000 in restructuring expense for closure of the Company’s Morgan Hill facility
      c) $2,289,000 for the write-down of capitalized software
      d) $2,147,772 in a legal judgment expense associated with CRA Systems Inc.

Recent Developments

      Microsoft Orders. In January 2004, Focus was informed that it should not expect further orders of the FS454 from Microsoft. This customer represented 37% of the Focus’ revenues for the year ended December 31, 2003 and 64% and 40% of the Focus’ revenues for the third and fourth quarter of 2003, respectively. Focus recorded gross margins as a percentage of sales, before commissions and selling expenses below 30% to this customer. The loss of this customer will have a material adverse effect on the Focus’ revenues, operating profit and liquidity, especially when compared to the third and fourth quarter of 2003, as Focus began its initial shipments to the customer in the third quarter of 2003 and continued sales through the fourth quarter for the customer’s seasonal holiday sales. However, as the product was manufactured by one of Focus’ contract manufacturers, we were able to meet the customer’s requirements without an increase in our staffing and operations. Although there can be no assurances, Focus does not anticipate any significant adjustments to its staffing or operations or significant adjustments to the carrying value of its FS454 inventory, as a result of this loss.

      Acquisitions. On March 2, 2004 Focus announced that Focus had completed the acquisition of COMO Computer & Motion GmbH (COMO), located in Kiel, Germany, through the issuance of approximately 795,000 shares of the its common stock. Focus may also issue approximately 46,000  additional shares of its common stock, to COMO’s shareholders in the event certain conditions are met at the end of fiscal 2004 and fiscal 2005. Founded in 1990, COMO manufactures and distributes digital video solutions. COMO’s key products are Digital Media Management Server Systems, Hard Disk Video Recorder, Videomixer PCI Boards, and Videosignal Transcoder. COMO products are sold worldwide and can be found in Broadcast and Industrial Applications.

      The acquisition of COMO and the anticipated acquisition of Visual Circuits will have a material impact on Focus’ operations and financial condition. Focus anticipates costs associated with these acquisitions, including legal, accounting and associated finder’s fees to exceed $400,000. It is not possible at this time to predict the actual costs because of the ongoing nature of the acquisitions. Furthermore, although it is not possible to determine the amount, Focus expects increased compensation and general administrative costs due to the acquisitions as Focus adds employees and additional offices. These costs should be offset somewhat by increased revenues, however, it is not possible to determine the revenues that will be generated by the acquisitions. For a further discussion of the risks associated with the acquisitions, see “— Risk Factors.”

      Conversion of Debt. On March 19, 2004, Mr. Carl Berg, a director of Focus, converted his approximately $4.5 million of debt and accrued interest into Focus’ preferred and common stock on conversion terms agreed to more than two years ago. This conversion resulted in the issuance of 2,173,193 shares of Focus’ common stock and 840 shares of Focus’ Series B preferred, stock and 417 shares of Focus’ Series C preferred stock, that are convertible in to an additional 840,000 and 417,000 shares of Focus’ voting common stock, respectively. Following the conversion, Mr. Berg owned approximately 11% of Focus’ outstanding equity.

      Additional Capital. On April 6, 2004, Focus announced that it had obtained binding commitments to sell approximately 3.9 million shares of its common stock to a group of third party investors in a private placement transaction, receiving proceeds of approximately $5.2 million, net of offering costs of approximately $400,000. The shares will be issued at $1.45 per share, an approximate 11% discount to the closing price of Focus’ common stock on April 5, 2004. In connection with the private placement, Focus will issue warrants to the investors and a placement agent to purchase a total of approximately 1.0 million shares of common stock at an exercise price of $2.00 per share. No compensation expense was recorded given that the warrants were issued in connection with the issuance of common stock.

VISUAL CIRCUITS INCORPORATED SELECTED HISTORICAL FINANCIAL DATA

     The selected historical consolidated financial data of Visual Circuits for the three years ended September 30, 2003, 2002, and 2001, has been derived from the financial statements of Visual Circuits which have been audited by McGladrey & Pullen LLP, independent accountants, and incorporated into this proxy statement-prospectus. The financial data for the three months ended December 31, 2002 and 2003 is unaudited, but in the opinion of Visual Circuits reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The data for the three months ended December 31, 2002 and 2003 is not indicative of results of operations for the entire fiscal year. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, notes thereto, and the Notes to the selected Historical Financial Data below. In thousands, except per share data.

	Three Months	Three Months	Fiscal Year Ended September 30,
	Ended	Ended
	December 31, 2003	December 31, 2002
	(unaudited)	(unaudited)	2003	2002	2001

Statement of Operations Data:
Net sales (1)	$1,153	$1,229	$4,421	$9,192	$8,351
Cost of sales	607	634	2,294	4,671	4,019
Gross profit	547	595	2,127	4,521	4,332
Total operating expense (2)	707	1,276	3,830	6,356	6,535
Loss from operations	(160)	(681)	(1,703)	(1,836)	(2,204)
Net loss	(154)	(673)	(1,660)	(2,130)	(1,861)
Balance Sheet Data:
Total Assets	2,168	3,479	2,124	4,253	6,426
Total Liabilities	805	977	608	1,078	1,368
Accumulated Deficit	(4,329)	(3,189)	(4,176)	(2,516)	(386)
Total Shareholders’ Equity	1,363	2,502	1,516	3,175	5,058
Per Share Data:
Net Loss	(0.03)	(0.14)	(0.33)	(0.43)	(0.40)
Book Value Per Share	0.27	0.51	0.30	0.64	1.08
Weighted average number of shares outstanding	4,977	4,942	4,977	4,942	4,674

(1)	Revenue variability is driven to a significant degree by sales to a relatively few key accounts.

•	In fiscal 2001, revenue contribution from key accounts totaled $4.7 million, primarily from three key customers.

•	In fiscal 2002, revenue contribution from key accounts totaled $5.6 million, primarily from three key customers.

•	In fiscal 2003, revenue contribution from key accounts totaled $1.2 million with approximately equal contributions from two key customers.

(2)	Operating expenses declined in each department as management reduced headcount and other operating expenses in response to reduced sales.

COMPARATIVE PER SHARE MARKET PRICE DATA

Focus Market Price Data

     Trading in Focus voting common stock commenced on May 25, 1993 when it completed its initial public offering. Since that time Focus voting common stock traded principally on the Nasdaq SmallCap Market under the symbol “FCSE”. The following table sets forth the range of quarterly high and low bid quotations for Focus voting common stock as reported by Nasdaq. The quotations represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

	Common Stock

	High Bid	Low Bid

Calendar 2003 Quotations
Fourth Quarter	$4.20	$1.85
Third Quarter	2.75	1.30
Second Quarter	1.46	0.60
First Quarter	1.35	0.50
Calendar 2002 Quotations
Fourth Quarter	$1.69	$1.01
Third Quarter	1.70	1.01
Second Quarter	1.84	1.25
First Quarter	2.12	1.11
Calendar 2001 Quotations
Fourth Quarter	$1.89	$0.77
Third Quarter	1.19	0.79
Second Quarter	1.42	0.72
First Quarter	1.78	0.75

     As of April      , 2004, Focus had approximately 175 holders of record and            shares of common stock outstanding on that date. As of April      , 2004, approximately 10,000 stockholders hold Focus voting common stock in street name. It is not possible to determine the actual number of beneficial owners who may be the underlying holders of such shares.

Visual Circuits Market Price Data

     There is no market for Visual Circuits common stock and therefore no information is being provided regarding market prices for such stock. As of March 16, 2004, Visual Circuits had approximately 162 stockholders of record.

Recent Closing Prices

     The following table sets forth the high and low sale prices per share of Focus voting common stock as reported on the Nasdaq SmallCap Market, on (1) January 27, 2004, the business day preceding public announcement that Focus and Visual Circuits had entered into the Reorganization Agreement and (2)      , 2004, the last full trading day for which prices were available at the time of printing of this proxy statement-prospectus. Following the transaction, Focus voting common stock will continue to be listed on the Nasdaq SmallCap Market.

	Focus voting common stock

	High		Low

January 27, 2004		$2.72		$2.52
_________, 2004	$	_____	$	_____

     Neither Focus nor Visual Circuits has ever declared or paid cash dividends on their common stock. The policy of Focus is to retain earnings for use in its businesses. While Visual Circuits intends to make one or more distributions to its shareholders out of the net proceeds from the Focus shares received in the Reorganization, Visual Circuits cannot predict at this time the timing or amount, if any, of any such distributions or whether such distributions will be in cash, Focus voting common stock or both.

     Because the market price of Focus voting common stock may increase or decrease before the vote on the voluntary dissolution at the special meeting, you are urged to obtain current market quotations.

RISK FACTORS

     A vote in favor of the Plan and the Reorganization Agreement involves risks specific to the sale of operating assets, the Reorganization consideration, and the liquidation and dissolution. In addition, a vote in favor of the Plan and the Reorganization Agreement means that you will receive shares of the common stock of Focus. An investment in Focus involves a high degree of risk. In addition to the other information delivered with, contained in or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the Reorganization Agreement and the Plan and to Focus’ business and its common stock, together with the other information described elsewhere in this proxy statement/prospectus. If any of the following risks actually occur, our business, results of operations and financial condition of Focus could be materially affected, the trading price of Focus’ common stock could decline, and you might lose all or part of your investment.

Risks Relating to the Reorganization Agreement and the Plan

The value of Focus voting common stock to be received by Visual Circuits under the terms of the Reorganization Agreement with Focus is a fixed amount, which is subject to cash and net working capital adjustments described on page___, but will not be subject to change in the event of any change in the market value of Focus voting common stock.

     The maximum number of shares of Focus voting common stock that may be issued under the Reorganization Agreement is approximately 3,805,453 shares. This maximum number of shares of Focus voting common stock to be issued has been calculated by taking the maximum value of $8,530,000 divided by $2.3335, the average closing share amount that is determined by computing the average of the closing prices of Focus voting common stock on the Nasdaq SmallCap Market for a period of 20 days preceding and 10 days following the later of the date of Focus’ public announcement of the Reorganization in order to compute a base number of shares, and to that amount was added an additional 150,000 shares of Focus voting common stock. There will be no adjustment for changes in value of Focus voting common stock at the effective time of the closing of the Reorganization Agreement. The market value of Focus voting common stock has materially changed since January 27, 2004 and is likely to continue to change prior to closing on the Reorganization Agreement and no one can accurately predict what the market value of Focus voting common stock will be at any given time. The market price of Focus voting common stock has significantly varied and may continue to vary for many reasons, including the business, operations or prospects of Focus, other pending acquisitions and general market and economic conditions. Because the closing of the Reorganization Agreement will be completed after the special meeting, the price of Focus voting common stock on the date of the special meeting may not be indicative of its price on the date the Reorganization is completed. Visual Circuits cannot terminate the Reorganization Agreement or resolicit the vote of its shareholders based solely on changes in the value of Focus voting common stock. You are urged to obtain current market information for Focus voting common stock.

     The value of Focus voting common stock that will be sold by Visual Circuits to satisfy its creditor obligations in the dissolution under the Plan may be significantly affected by the market volatility of the Focus voting common stock and such sales by Visual Circuits might have to be made at disadvantageous prices.

      The unpaid liabilities and expenses of the dissolution and wind up and satisfaction of Visual Circuits’ obligations will require both Visual Circuits and the trustee of the liquidating trust to sell Focus voting common stock in order to obtain cash to satisfy such liabilities, expenses and other obligations. The market value of Focus voting common stock has significantly varied over the past year and this market volatility has continued since the date that Visual Circuits and Focus signed the Reorganization Agreement. If Visual Circuits and/or the trustee sell the Focus voting common stock during a period of declining market value of the Focus voting common stock, the number of shares of Focus voting common stock available to the shareholders could be significantly less than anticipated. Although the Special Committee has anticipated the possibility of declining market price of the Focus voting common stock and the possibility that such stock may be sold by Visual Circuits during such a period, there can be no assurance that a decline in the market value of the Focus voting common stock that is significantly greater than anticipated by the Special Committee will not occur. If such a significant decline in the market value of Focus voting common stock does occur, and the Special Committee and/or the trustee find no alternative but to sell Focus voting common stock during such a period, the shares of Focus voting common stock available for distribution to the shareholders could decline significantly from the shares anticipated by the Special Committee to be available for distribution to the shareholders under “Proposal No. 1 — The Plan of Liquidation and Dissolution.”

The financial advisor opinion contains various assumptions provided by Visual Circuits that might not necessarily reflect Focus’ analysis of the transaction.

     In connection with the Reorganization Agreement, Visual Circuits has received an opinion from Delphi Financial Corp. This opinion is based on certain projections and assumptions of Visual Circuits with respect to future operations of Visual Circuits and the implementation of its business plan on a stand-alone-basis. These assumptions have not been reviewed by Focus and were not taken into account by Focus in determining the consideration to be paid Visual Circuits. In the event these projections and assumptions are not accurate, the analysis of Delphi Financial could differ substantially.

Certain of Visual Circuits’ directors and executive officers have interests that are different from, or in addition to, those of other shareholders, which influenced them to support the adoption of the plan of liquidation and dissolution and the sale of our assets

     The directors and executive officers of Visual Circuits participate in arrangements that provide them with interests in the Reorganization that are different from, or are in addition to, yours. In particular, additional interests of certain executive officers include employment agreements with Focus, severance benefits and other employment-related benefits to become effective upon the closing of the Reorganization Agreement. Directors and executive officers of Visual Circuits holding options and warrants to purchase Visual Circuits common stock will be offered shares of Focus voting common stock (currently estimated at approximately 348,000 shares) in exchange for their stock option and warrant rights. As a result, Visual Circuits’ directors and executive officers could be more likely to support approval of the Plan and the Reorganization Agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors and executive officers to support and recommend the Plan and the Reorganization Agreement.

If Visual Circuits fails to adopt the Plan and the Reorganization Agreement, and close the Reorganization Agreement with Focus, Visual Circuits will require additional capital for operations and product development and marketing efforts.

     Visual Circuits has been unprofitable on a quarterly basis since December 2001. Visual Circuits experienced a revenue decline of approximately 52% in fiscal 2003 in comparison to the prior year. This revenue decrease is mainly attributable to a suspension of deployment by a single customer as well as decreased ordering activity by other customers. Visual Circuits has taken a number of steps over the past several months to improve our products and distribution channels. Although it believes these actions will increase revenue in future periods, it cannot guarantee that such actions will result in increased revenue in future periods as compared to prior periods.

     Visual Circuits requires substantial additional capital to fund ongoing operations and product development. The rapid advancement in data processing technologies will require Visual Circuits to expend substantial resources in an effort to continue to create new architectures and to develop new products that will keep pace with or stay ahead of these advancements. Because of the complexity of its products, Visual Circuits anticipates experiencing delays in developing and introducing new products. As a result, Visual Circuits may not achieve the market share anticipated for such products. There can be no assurance that Visual Circuits will successfully identify new product opportunities and bring new products to market in a timely manner, that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive, or that our products will be selected for design into the products of its target customers. To the extent that Visual Circuits cannot introduce new products with acceptable margins in a timely manner or achieve market acceptance with new products, its business, operating results, cash flows and financial condition will be adversely affected.

     Significant competitive factors in the digital video products market include product features performance, integration, price, the timing of product introductions, the emergence of new video, computing and networking standards, quality, reliability, and customer support. Many competitors have established market positions, substantial internal manufacturing capacity, engineering resources, established patent portfolios, copyrights, trade names, trademarks, other intellectual property rights and substantial other technological capabilities that Visual Circuits does not have. There can be no assurance that Visual Circuits will be able to effectively compete with existing competitors or new companies that may seek to enter its markets.

     If the Reorganization Agreement is not closed, Visual Circuits will be required to raise additional capital or seek an alternate sale or other strategic transaction.

     Based upon all of the foregoing considerations, the Visual Circuits’ Special Committee has approved the Plan and the Reorganization Agreement and recommends that you vote in favor or all of the proposals.

Visual Circuits cannot determine at this time the amount of any distributions will be made to its shareholders or the timing of any such distributions, because there are many factors, some of which are outside of Visual Circuits’ control, that could affect Visual Circuits’ ability to make distributions to its shareholders.

     Visual Circuits cannot determine at this time the amount of distributions to its shareholders because that determination depends on a variety of factors, including, but not limited to, whether the Reorganization Agreement closes, the timing of the closing, the amount of any net working capital and cash adjustments described on page___, the cost of operating Visual Circuits from the closing of the Reorganization Agreement through the date of liquidation of the liquidating trust, the amount of Visual Circuits’ debts, liabilities and obligations to be paid in the future, and other contingent liabilities, general business and economic conditions and other matters. The amount of proceeds from the Reorganization Agreement and the amount to be distributed to Visual Circuits shareholders is subject to significant uncertainties, many of which are beyond Visual Circuits’ control. Examples of uncertainties that could reduce the value of distributions to Visual Circuits shareholders include the following:

•	increases in the amount of Visual Circuits’ liabilities and obligations or estimated costs and expenses of the Reorganization and the operation of Visual Circuits until the liquidation is completed by the liquidating trust;

•	liabilities of Visual Circuits that are unknown or contingent which later arise or become fixed in amount and must be satisfied or reserved for as part of its dissolution;

•	delays in closing the Reorganization Agreement or delays in the dissolution of Visual Circuits and the complete liquidation by the liquidating trust that could result in additional expenses and result in reductions in distributions to Visual Circuits shareholders;

•	a decline in the value of Focus voting common stock prior to the time Visual Circuits is reasonably able to dispose of such shares to discharge its liabilities and obligations; and

•	claims by Focus under the indemnity provisions of the Reorganization Agreement.

•	delays in resolving the claims of dissenting shareholders of Visual Circuits, if any.

•	delays in achieving settlements with holders of Visual Circuits stock options and warrants.

     For the foregoing reasons, there can be no assurance as to the amount of distributions to Visual Circuits’ shareholders, or as to the timing of such distributions, even if the Reorganization Agreement is closed.

If the Reorganization Agreement is terminated by Visual Circuits under certain circumstances, Visual Circuits will incur substantial costs.

     If the Reorganization Agreement is terminated under certain circumstances, Focus may assert its rights to a $850,000 termination fee, in addition to expenses and costs of a lawsuit to obtain payment. You are encouraged to review the more detailed discussion of the circumstances that trigger this $850,000 termination fee, which is set forth in this proxy statement/prospectus under the heading “The Agreement and Plan of Reorganization – Limitations on Visual Circuits’ Ability to Consider Other Acquisition Proposals - Termination Fees”.

Whether or not the Reorganization Agreement is closed, Visual Circuits may not be able to pay, or provide for the payment of, all of its liabilities and obligations. If the Reorganization Agreement were not closed, and if Visual Circuits were unable to secure an alternative source of working capital or to enter into an alternative sale transaction, Visual Circuits may have to financially restructure its business or possibly resort to bankruptcy protection, in which case there may be no assets available for distribution to Visual Circuits shareholders.

     At December 31, 2003, Visual Circuits had current assets of $1,909,959 and working capital of $1,104,628. It incurred net losses of $1,659,513 for the fiscal year September 30, 2003 and $154,010 for the first fiscal quarter ended December 31, 2003, respectively. In the event the Reorganization Agreement is terminated and Visual Circuits is unable to negotiate an alternative sale transaction, Visual Circuits believes that it may be required to restructure financially or may be required to resort to bankruptcy protection. In this event, Visual Circuits may not be able to pay, or provide for the payment of, all of its liabilities and obligations, and, therefore, there would be no assets available for distribution to Visual Circuits’ shareholders.

Even if Visual Circuits’ shareholders approve the Reorganization Agreement, the Reorganization Agreement may not be closed.

     The closing of the Reorganization Agreement is subject to numerous conditions. Even if shareholders of Visual Circuits holding a majority of the outstanding shares of Visual Circuits common stock vote to approve the Plan and the Reorganization Agreement, Visual Circuits cannot guarantee that the Reorganization Agreement will be closed. If the Reorganization Agreement is not closed and Visual Circuits were unable to secure an alternative source of working capital or to enter into an alternative sale transaction, or substantially increase revenues, or a combination of the foregoing, Visual Circuits would have to financially restructure or possibly resort to bankruptcy protection.

The amount of proceeds from the sale of the Focus voting common stock received from the closing of the Reorganization Agreement are uncertain.

     If the transactions contemplated by the Reorganization Agreement are completed, Focus will issue a maximum of 3,805,453 shares of Focus voting common stock to Visual Circuits, subject to potential net working capital and cash adjustments described on page___. Visual Circuits shareholders will not receive a distribution of Focus shares until the second quarter of 2004, at the earliest. Visual Circuits or its shareholders may not be able to promptly resell the shares as a result of market conditions, contractual restrictions, restrictions contained in the Reorganization Agreement or under applicable law pertaining to officers and directors of Visual Circuits, or other factors. Accordingly, Visual Circuits and its shareholders will bear market risk with respect to a decline in the trading price of Focus voting common stock between the closing of the Reorganization Agreement and the time such shares are resold.

Visual Circuits’ Special Committee may delay implementation of the Plan even if it is approved by Visual Circuits’ shareholders.
     Visual Circuits’ Special Committee has adopted the Plan which provides for the dissolution and winding-up of Visual Circuits not later than one year after the closing of the Reorganization Agreement. Even if the Plan is approved and adopted by Visual Circuits’ shareholders, the Special Committee has reserved the right, in its discretion, to delay implementation of the Plan for various reasons, including in connection with its fiduciary duties to Visual Circuits’ shareholders and/or creditors as the case may be. Following the closing of the Reorganization Agreement, Visual Circuits will continue to exist as a private shell company until it is dissolved under Minnesota law.

Visual Circuits’ shareholders may be liable to creditors of Visual Circuits for an amount up to the amount received from Visual Circuits if Visual Circuits’ reserves for payments to creditors are inadequate.

     If the Plan is approved by Visual Circuits’ shareholders, and the Special Committee determines to proceed with the dissolution of Visual Circuits under Minnesota law, a notice of intent to dissolve will be filed with the State of Minnesota. After the notice of intent to dissolve is filed, Visual Circuits’ operations will be limited to winding-up its business and affairs, disposing of its property, discharging its liabilities and distributing to its shareholders any remaining assets. In addition, Visual Circuits may prosecute any lawsuits or claims, and could be subject to lawsuits for at least two years after the articles of dissolution are filed. Visual Circuits intends to make one or more distributions of Focus voting common stock to the shareholders of Visual Circuits, after a determination has been made that it has sufficient assets to satisfy liabilities and obligations to creditors, which will be withheld as a contingency reserve. If Visual Circuits fails to create an adequate contingency reserve for payment of its expenses and liabilities during this two-year period, each Visual Circuits shareholder could be held liable for payment to Visual Circuits’ creditors of such shareholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of a shareholder would be limited to the amounts previously received by such shareholder from Visual Circuits and from any liquidating trust. In such event a shareholder could be required to return all distributions previously made to such shareholder. While Visual Circuits believes that its current assets and the shares of Focus voting common stock received pursuant to the Reorganization Agreement will provide sufficient resources to satisfy its liabilities and obligations, it is possible that a shareholder could receive nothing from Visual Circuits under the Plan if actual liabilities and obligations, including unanticipated claims, should exceed the value of such assets or the value of the Focus voting common stock. Moreover, in the event a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a shareholder incurring a net tax cost if the shareholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by Visual Circuits will be adequate to cover any expenses and liabilities. However, Visual Circuits intends to exercise caution in making distributions to shareholders in order to minimize this type of risk.

If Visual Circuits fails to retain the services of appropriate personnel, the plan of dissolution may not succeed.

     The success of the Plan depends in large part upon Visual Circuits’ ability to retain the services of qualified personnel who will be charged with operating Visual Circuits following the closing of the Reorganization Agreement. The retention of qualified personnel may be particularly difficult under Visual Circuits’ current circumstances. There can be no assurance that Visual Circuits will be successful in retaining the services of such qualified personnel or that Visual Circuits will be able to retain the services of such qualified personnel for the amounts it is willing to pay for such services.

Exercise of dissenters’ rights by holders of a substantial number of shares, may cause Visual Circuits to be unable to obtain a written opinion that the Reorganization will qualify as a non-taxable reorganization under Section 368(a)(1)(C) of the Code.

     As described elsewhere in this proxy statement/prospectus, Visual Circuits shareholders have the right to dissent and receive cash for the fair value of their Visual Circuits shares. The ability of Olsen, Thielen & Co., Ltd. to issue its opinion that the Reorganization qualifies as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code will depend upon the state of facts and circumstances immediately before closing. If there are significant changes or developments in the facts of the Reorganization, such as exercise of dissenters rights by the holders of a significant number of Visual Circuits shares, Olsen, Thielen & Co., Ltd. may be unable to issue a favorable tax opinion, receipt of which is a condition to Visual Circuits obligation to close under the Reorganization Agreement. If the Reorganization Agreement is not closed, Visual Circuits will be required to raise additional capital or seek an alternate business combination or strategic transaction, or may seek bankruptcy protection. There can be no assurance in such event Visual Circuits would be successful in raising additional capital.

     Based upon all of the foregoing considerations, the Visual Circuits’ Special Committee has approved the Plan and the Reorganization Agreement and recommended that you vote “FOR” all of the proposals.

If the Reorganization does not qualify as a tax-free reorganization, Visual Circuits and its shareholders will incur substantial income tax liability.

     If the Reorganization were not to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, Visual Circuits would recognize gain or loss on the exchange of its assets for Focus voting common stock, and on the distribution of Focus voting common stock and any other property in liquidation to the shareholders based on the difference between the fair market value of the property distributed and Visual Circuits’ tax basis in the property. Visual Circuits shareholders would generally recognize gain or loss for U.S. Federal income tax purposes upon the receipt of Focus voting common stock in exchange for shares of Visual Circuits common stock upon liquidation. Each Visual Circuits shareholder’s gain or loss would generally be determined by comparing such shareholder’s tax basis in his Visual Circuits shares to the value of all property received in the liquidation including interests in the liquidating trust. In addition, the shareholder would have to pay interest on the amount of the tax deficiency and, potentially, penalties. Visual Circuits’ agreement with Focus does not provide for any rescission or adjustment if the Reorganization does not qualify as a tax-free reorganization, and Focus would not be adversely impacted if the Reorganization does not qualify as a tax-free reorganization. Therefore, the risk that the Reorganization might not qualify as a tax-free reorganization is borne entirely by Visual Circuits shareholders as a transferee of assets in liquidation of Visual Circuits, and you could become liable for a pro rata share of Visual Circuits tax liability from the exchange of assets for Focus shares and the distribution of Focus voting common stock. However, the maximum liability of any shareholder would be the value of Focus voting common stock and assets received in connection with the Plan.

Failure to hire and retain key employees could diminish the benefits of the reorganization to Focus.

     The successful integration of the Visual Circuits assets into Focus’ current business operations will depend in part on the hiring and retention of personnel critical to the business and operations of Focus and the Visual Circuits business. Although three officers of Visual Circuits have signed employment agreements with Focus and an additional four employees of Visual Circuits have signed employment letters with Focus effective as of the closing of the Reorganization Agreement, such agreements are terminable at will by either party. The Visual Circuits employees to be hired by Focus in connection with the reorganization have technical and engineering expertise that is in high demand and short supply. Focus may be unable to retain such personnel who are critical to the successful integration of the Visual Circuits assets, which may result in loss of key information, expertise or know-how and unanticipated additional recruiting and training costs and otherwise diminishing anticipated benefits of the reorganization for Focus and its stockholders.

If Focus is not successful in integrating Visual Circuits’ business, Focus’ operations may be affected.

     Focus’ ability to realize some of the anticipated benefits of the asset purchase will depend in part on Focus’ ability to integrate the assets purchased from Visual Circuits into Focus’ current operations in a timely and efficient manner. This integration may be difficult and unpredictable because Focus’ current products are highly complex and have been developed independently from those of Visual Circuits. Successful integration requires coordination of different development and engineering teams. If Focus cannot successfully integrate the Visual Circuits assets with its operations, Focus may not realize some of the expected benefits of the asset purchase. This could materially and adversely effect Focus’ business, financial condition or results of operations.

Risks Related to Focus’ Business

Any acquisitions of companies or technologies by Focus, including Focus’ proposed acquisition of Visual Circuits’ assets and recently announced acquisition of COMO Computer and Motion GmbH, may result in distraction of Focus’ management and disruptions to Focus’ business.

     Focus may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise, as was the case in January 2004 when Focus announced it had entered into a definitive agreement to acquire substantially all of the assets of Visual Circuits, and in March 2004 when Focus announced that it had acquired the stock of with COMO Computer & Motion GmbH. From time to time, Focus may engage in discussions and negotiations with companies regarding the possibility of its acquiring or investing in their businesses, products, services or technologies, as was the case in January 2004 when Focus announced its entry into the Reorganization Agreement with Visual Circuits. Focus may not be able to identify suitable acquisition or investment candidates in the future, or if it does identify suitable candidates, may not be able to make such acquisitions or investments on commercially acceptable terms or at all. If Focus acquired or invested in another company, it could have difficulty assimilating that company’s personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for Focus. These difficulties could disrupt Focus’ ongoing business, distract its management and employees, increase its expenses and adversely affect its results of operations. Furthermore, Focus may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to Focus’ existing stockholders. In addition, the accounting treatment for any acquisition transaction may result in significant goodwill, which, if impaired, will negatively affect Focus’ consolidated results of operations.

Focus has a long history of operating losses.

     As of December 31, 2003, Focus had an accumulated deficit of $63,021,000. It incurred net losses of $1,698,000, $5,957,000 and $6,658,000 for the years ended December 31, 2003, 2002 and 2001, respectively. There can be no assurance that it will become profitable. Additionally, Focus’ auditors have included an explanatory paragraph in their report on its financial statements for the year ended December 31, 2003 that recurring losses from operations and its accumulated deficit raise substantial doubt about Focus’ ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

A significant portion of Focus’ revenues are from products that are designed for consumer goods that have seasonal sales.

     A significant portion of Focus’ revenues are subject to risks associated with the sales of certain end products at retail that are seasonal, with a majority of retail sales occurring during the period of September through December. As a result, Focus’ annual operating results with respect to sales of semiconductor chips designed into newly introduced products, including Microsoft’s Xbox depend, in large part, on sales during the relatively brief holiday season. On January 28, 2004, Focus announced that it did not expect further orders from Microsoft with respect to Xbox. See “Focus depends on a few customers for a high percentage of its revenues and the loss or failure to pay of any one of these customers could result in a substantial decline in its revenues and profits” for further information.

Focus may need to raise additional capital, which will result in further dilution of existing and future stockholders.

     Historically, Focus has met its short-and long-term extra cash needs through debt and the sale of common stock in private placements because cash flow from operations has been insufficient to fund its operations. Set forth below is information regarding net proceeds received recently:

	Private Offerings Of	Issuance	Exercise of Stock
	Common Stock	of Debt	Options and Warrants

Fiscal 2003	$1,920,000	—	$3,437,000
Fiscal 2002	$3,121,000	—	$625,000
Fiscal 2001	—	$2,650,000	$199,000

     Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and Focus’ ability to market its products successfully. If Focus requires additional equity or debt financing in the future, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing or convertible debt would result in dilution to Focus’ then-existing stockholders and could have a negative effect on the market price of its common stock. Furthermore, any additional debt financing may result in higher interest expense.

      Focus anticipates costs associated pending and recently announced acquisitions, including legal, accounting and associated finder’s fees to exceed $400,000. Furthermore, because these businesses are not currently profitable, additional cash may be needed to fund its operations. Therefore, Focus believes additional financings will be required in 2004. To that end, on April 6, 2004, Focus announced that it had obtained binding commitments to sell approximately 3.9 million shares of Focus’ common stock to a group of third party investors in a private placement transaction, receiving proceeds of approximately $5.2 million, net of offering costs of approximately $400,000. See “Focus Enhancements, Inc. Selected Historical Financial Data - Recent Developments - Additional Capital” for more information.

     In the event Focus is unable to raise additional capital, it may not be able to fund its operations which could result in the inability to execute its current business plan.

Focus is dependent upon a significant stockholder to meet its interim financing needs.

     Focus has relied upon the ability of Carl Berg, a director and significant owner of its common stock for interim financing needs. As of December 31, 2003, Focus had an aggregate of approximately $4.4 million in debt and accrued interest outstanding to Mr. Berg. Since that time Mr. Berg has converted his debt. See “- Focus has a significant amount of convertible securities that will dilute existing stockholders upon conversion.” Additionally, Mr. Berg has provided Samsung Semiconductor Inc., Focus’ contracted ASIC manufacturer, with a personal guarantee to secure Focus’ working capital requirements for ASIC purchase order fulfillment. There can be no assurances that Mr. Berg will continue to provide such interim financing or personal guarantees, should Focus need additional funds or increased credit facilities with its vendors.

Focus has a significant amount of convertible securities that will dilute existing stockholders upon conversion.

     At December 31, 2003, Focus had 42,303,185 and 1,904 shares of common and preferred shares issued and outstanding, respectively, and 429,500 warrants and 5,188,150 options that are exercisable into shares of common stock. The 1,904 shares of preferred stock are convertible into 1,904,000 shares of Focus voting common stock. Furthermore, Focus may grant 1,523,045 additional stock options to its employees, officers, directors and consultants under its current stock option plans. Focus also may issue additional shares in acquisitions. Any additional grant of options under existing or future plans or issuance of shares in connection with an acquisition, will further dilute existing stockholders.

     On March 19, 2004, Mr. Berg converted his approximately $4.5 million of debt and accrued interest into Focus’ preferred and common stock on conversion terms agreed to more than two years ago. This conversion resulted in the issuance of 2,173,193 shares of Focus’ common stock and 840 shares of Focus’ Series B preferred stock and 417 shares of Focus’ Series C preferred stock, that are convertible in to an additional 840,000 and 417,000 shares of Focus’ voting common stock, respectively. Following the conversion, Mr. Berg owned approximately 11% of Focus’ outstanding equity.

Focus relies on certain vendors for a significant portion of its manufacturing.

     Approximately 65% of the components for Focus’ products are manufactured on a turnkey basis by three vendors, Furthertech Company Ltd., Samsung Semiconductor Inc., and Asemtec Corporation. In addition, certain of Focus’ products are assembled by a single vendor in Mexico. If these vendors experience production or shipping problems for any reason, Focus in turn could experience delays in the production and shipping of its products, which would have an adverse effect on its results of operations.

Focus is dependent on its suppliers.

     Focus purchases all of its parts from outside suppliers and from time to time experience delays in obtaining some components or peripheral devices. Additionally, Focus is dependent on sole source suppliers for certain components. There can be no assurance that labor problems, supply shortages or product discontinuations will not occur in the future which could significantly increase the cost, or delay shipment, of Focus’ products, which in turn could adversely affect its results of operations.

Focus depends on a few customers for a high percentage of its revenues and the loss or failure to pay of any one of these customers could result in a substantial decline in its revenues and profits.

      For the year ended December 31, 2003, one customer represented 37% of Focus’ total revenues and 24% of Focus’ accounts receivable as of December 31, 2003. Focus presently has no reason to believe that this customer lacks the financial resources to pay. Focus does not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that Focus will continue to receive orders of the same magnitude as in the past from existing customers or will be able to market its current or proposed products to new customers. However, the loss of any major customers, the failure of any such identified customer to pay Focus, or to discontinue issuance of additional purchase orders would have a material adverse effect on Focus’ revenues, results of operation, and business as a whole absent the timely replacement of the associated revenues and profit margins associated with such business. Furthermore, many of its products are dependent upon the overall success of Focus’ customers’ products, over which it often has no control. To that point, in January 2004, Focus was informed that it should not expect further FS454 chip orders from Microsoft for the Xbox. FS454 orders, which were primarily to Microsoft, represented 37% of Focus’ revenues for the year ended December 31, 2003 and 64% and 40% of Focus revenues for the third and fourth quarters of 2003, respectively. The loss of Microsoft orders for the FS454 will have a material adverse effect on Focus’ revenues and operating profit, especially when compared to the third and fourth quarter of 2003, as Focus began its initial shipments to the customer in the third quarter of 2003 and continued sales through the fourth quarter for the customer’s seasonal holiday sales. However, as the product was manufactured by one of Focus’ contract manufacturers, Focus was able to meet the customer’s requirements without an increase in its staffing and operations. Although there can be no assurances, Focus does not anticipate any significant adjustments to its staffing or operations or significant adjustments to the carrying value of its FS454 inventory, as a result of this loss.

Backlog should not be construed as indicative of future revenue or performance.

     In the past Focus has experienced quarterly fluctuations in operating results due to the contractual nature of its business and the consequent timing of product orders. In addition, Focus has historically operated with a small amount of backlog and accordingly its revenues in any quarter have been substantially dependent upon orders booked in that quarter. However, as of December 31, 2003, its total backlog was approximately $1,076,000 compared to $223,000 at December 31, 2002. There can be no assurance that the rate of growth in backlog will continue. For example, on January 28, 2004, Focus announced that it did not expect further orders from Microsoft with respect to Xbox. This will significantly decrease backlog in the near-term. Furthermore, only a small portion of Focus’ backlog is fully funded and many of its customers have the ability to delay delivery or cancel contracts, therefore, there can be no assurance that orders comprising the backlog will be realized as revenue. In any event, quarterly sales and operating results will continue to be affected by the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. Any significant deferral or cancellation of a contract could have a material adverse effect on Focus’ operating results in any particular period. Because of these factors, the period-to-period comparisons of Focus’ operating results are not necessarily indicative of future performances.

Focus’ quarterly financial results are subject to significant fluctuations.

     Focus has been unable in the past to accurately forecast its operating expenses or revenues. Revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, Focus may be unable to reduce expenses proportionately, and its operating results, cash flows and liquidity would likely be adversely affected.

Focus’ products may become obsolete very quickly.

     The computer peripheral markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of new or improved products, processes or technologies may make Focus’ products or proposed products obsolete or less competitive. It must devote substantial efforts and financial resources to enhance its existing products and to develop new products. There can be no assurance that it will succeed with these efforts.

Focus may not be able to protect its proprietary information.

     As of December 31, 2003, Focus held four patents and one pending application (combining five previous provisional patent applications) in the United States. Certain of these patents have also been filed and issued in countries outside the United States. Focus treats its technical data as confidential and relies on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of Focus’ proprietary information or prove valuable in light of future technological developments.

Delays in product development could adversely affect Focus’ market position or customer relationships.

     Focus has experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for Focus’ products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause Focus to lose customers and damage its competitive position. Prior delays have resulted from numerous factors, such as:

*	changing product specifications;

*	difficulties in hiring and retaining necessary personnel;

*	difficulties in reallocating engineering resources and other resource limitations;

*	difficulties with independent contractors;

*	changing market or competitive product requirements;

*	unanticipated engineering complexity;

*	undetected errors or failures in software and hardware; and

*	delays in the acceptance or shipment of products by customers.

If Focus is unable to respond to rapid technological change in a timely manner, then it may lose customers to its competitors.

     To remain competitive, Focus must continue to enhance and improve the responsiveness, functionality and features of its products. Its industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies, or if new industry standards and practices emerge, then Focus’ existing proprietary technology and systems may become obsolete. Future success will depend on Focus’ ability to do the following:

*	both license and internally develop leading technologies useful in its business;

*	enhance existing technologies;

*	develop new services and technology that address the increasingly sophisticated and varied needs of prospective customers; and

*	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     Developing proprietary technology entails significant technical and business risks. Focus may use new technologies ineffectively, or it may fail to adapt its proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If Focus faces material delays in introducing new services, products and enhancements, then its customers may forego the use of its services and use those of its competitors.

During much of the first half of 2003, Focus’ common stock did not meet the minimum bid price requirement to remain listed on the Nasdaq SmallCap Market. If Focus were to be delisted, it could make trading in its stock more difficult.

     Focus voting common stock is traded on the Nasdaq SmallCap Market. There are various quantitative listing requirements for a company to remain listed on the Nasdaq SmallCap Market.

     Focus is required to maintain a minimum bid price of $1.00 per share for its common stock. Between January 1, 2003 and December 31, 2003, Focus voting common stock closed below $1.00 a share on 64 of 252 trading days. On March 18, 2003, Focus was notified by the Nasdaq that its common stock did not meet the minimum bid price requirement to remain listed on the Nasdaq SmallCap Market. However, on May 21, 2003, Focus received notification from Nasdaq that it had regained compliance and the matter was closed.

     Focus must maintain stockholders’ equity of $2,500,000. At December 31, 2003, Focus had total stockholders’ equity of $7,952,000. To the extent Focus incurs net losses and does not raise additional capital, its stockholders’ equity will be reduced.

     If Focus fails these Nasdaq SmallCap requirements, its common stock could be delisted, eliminating the only established trading market for its shares. Any sales of Focus voting common stock at a discount to market may reduce the trading price of its common stock to a level below the Nasdaq minimum bid price requirement.

     In the event Focus is delisted from Nasdaq, it would be forced to list its shares on the OTC Electronic Bulletin Board or some other quotation medium, such as pink sheets, depending on its ability to meet the specific listing requirements of those quotation systems. As a result an investor might find it more difficult to dispose of, or to obtain accurate price quotations for, such shares. Delisting might also reduce the visibility, liquidity, and price of Focus voting common stock.

Focus’ common stock price is volatile.

     The market price for Focus voting common stock is volatile and has fluctuated significantly to date. For example, between January 1, 2003 and December 31, 2003, the per share price has fluctuated between $0.50 and $4.20 per share, closing at $1.63 at April 5, 2004. The trading price of Focus voting common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

*	actual or anticipated variations in Focus’ quarterly operating results;

*	announcements of technological innovations, new sales formats or new products or services by Focus or its competitors;

*	cyclical nature of consumer products using Focus’ technology;

*	changes in financial estimates by Focus or securities analysts;

*	changes in the economic performance and/or market valuations of other multi-media, video scan companies;

*	announcements by Focus of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

*	additions or departures of key personnel;

*	additions or losses of significant customers; and

*	sales of common stock or issuance of other dilutive securities.

     In addition, the securities markets have experienced extreme price and volume fluctuations, and the market prices of the securities of technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation, including Focus. If Focus is sued in a securities class action, then it could result in additional substantial costs and a diversion of management’s attention and resources.

Risks Related to Focus’ Industry

International sales are subject to significant risk.

     Revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, the general economic and political conditions in each country. There can be no assurance that the economic crisis and currency issues currently being experienced in certain parts of the world will not reduce demand for Focus’ products and therefore have a material adverse effect on Focus’ revenue or operating results.

Focus’ business is very competitive.

     The computer peripheral markets are extremely competitive and are characterized by significant price erosion over the life of a product. Focus currently competes with other developers of video conversion products and with video-graphic integrated circuit developers. Many of its competitors have greater market recognition and greater financial, technical, marketing and human resources. Although Focus is not currently aware of any announcements by its competitors that would have a material impact on its operations, there can be no assurance that Focus will be able to compete successfully against existing companies or new entrants to the marketplace.

     The video production equipment market is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. Focus anticipates increased competition in the video post-production equipment market from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect Focus’ business, financial condition and results of operations. There can be no assurance that Focus will be able to compete successfully against current and future competitors in this market.

     Often Focus’ competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than it possesses. In addition, some competitors also offer a wide variety of video equipment, including professional video tape recorders, video cameras and other related equipment. In some cases, these competitors may have a competitive advantage based upon their ability to bundle their equipment in certain large system sales.

Focus is exposed to general economic conditions that have resulted in significantly reduced sales levels. If such adverse economic conditions were to continue or worsen, its business, financial condition and operating results could be adversely impacted.

     If the adverse economic conditions in the State of California, the United States and throughout the world economy continue or worsen, Focus may continue to experience a material adverse impact on its business, operating results, and financial condition. Focus continues to take actions and charges to reduce its cost of sales and operating expenses in order to address these adverse conditions. A prolonged continuation or worsening of sales trends may require additional actions and charges to reduce cost of sales and operating expenses in subsequent quarters. Focus may be unable to reduce cost of sales and operating expenses at a rate and to a level consistent with such a future adverse sales environment. If Focus must undertake further expense reductions, it may incur significant incremental special charges associated with such expense reductions that are disproportionate to sales, thereby adversely affecting its business, financial condition and operating results. Continuing weakness in the economy could decrease demand for Focus’ products, increase delinquencies in payments and otherwise have an adverse impact on its business.

Recent corporate bankruptcies, accounting irregularities, and alleged insider wrong doings have negatively affected general confidence in the stock markets and the economy, further depressing the stock market and causing the U.S. Congress to enact sweeping legislation.

     In an effort to address these growing investor concerns, the U.S. Congress passed, and on July 30, 2002, President Bush signed into law, the Sarbanes-Oxley Act of 2002. This sweeping legislation primarily impacts investors, the public accounting profession, public companies, including corporate duties and responsibilities, and securities analysts. Some highlights include establishment of a new independent oversight board for public accounting firms, enhanced disclosure requirements for public companies and their insiders, required certification by CEO’s and CFO’s of SEC financial filings, prohibitions on certain loans to offices and directors, efforts to curb potential securities analysts’ conflicts of interest, forfeiture of profits by certain insiders in the event financial statements are restated, enhanced board audit committee requirements, whistleblower protections, and enhanced civil and criminal penalties for violations of securities laws. Such legislation and subsequent regulations will increase the costs of securities law compliance for publicly traded companies such as Focus.

Continued terrorism threats and hostilities in the Middle East have had a negative impact on the U.S. economy.

     The adverse consequences of war and the effects of terrorism have had a negative affect on the U.S. economy. Further conflicts in the Middle East could negatively impact Focus’ ability to raise additional funds if needed and its revenues will be adversely affected if consumers and businesses continue to cut back spending.

The spread of severe acute respiratory syndrome or other viruses may have a negative impact on Focus’ business and results of operations.

     The recent outbreak of severe acute respiratory syndrome, or SARS, which has had particular impact in China, Hong Kong, and Singapore, could continue to have a negative effect on Focus’ operations. Focus’ operations may be impacted by a number of world health-related factors, including, among other things, disrupting operations at Focus’ turnkey manufacturer and certain of its distributors and customers located in those areas. If SARS or other viral strains re-emerge in the future, Focus’ international and domestic sales and operations could be harmed.

NOTE ON FORWARD LOOKING STATEMENTS

From time to time, information provided by Focus or statements made by its employees may contain “forward looking” information within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as “believe,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “may increase,” “may fluctuate,” “may improve” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements relate to, among other things, expectations of the business environment in which Focus operates, opportunities and expectations regarding technologies, anticipated performance or contributions from new and existing employees, proposed acquisitions, projections of future performance, possible changes in laws and regulations, potential risks and benefits arising from the implementation of strategic and tactical plans, perceived opportunities in the market, potential actions of significant stockholders and investment banking firms, and statements regarding Focus’ mission and vision. Actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. Factors that may cause such differences include, without limitation, the availability of capital to fund future cash needs, reliance on major customers, history of operating losses, failure to integrate new acquisitions, the actual amount of charges and transaction expenses associated with acquisitions, the ability to realize expected synergies upon acquisition and the related benefits envisioned by Focus, market acceptance of products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of internal estimates of revenue and operating expense levels. Each forward looking statement should be read in conjunction with the “Risk Factors” included in this proxy statement/prospectus and the consolidated financial statements and notes thereto, together with the “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” contained in periodic reports filed with the SEC. Focus does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

THE SPECIAL MEETING OF VISUAL CIRCUITS

Date, Time, Place and Purpose of Visual Circuits’ Special Meeting

     The special meeting of Visual Circuits’ shareholders will be held at 9:00 a.m. Central time on May     , 2004, at 5155 East River Road, Minneapolis, Minnesota. At the meeting, Visual Circuits’ shareholders as of the record date will be asked to approve the following proposals (provided that proposals 2 and 3 are contingent upon the approval of Proposal No. 1):

•	Proposal 1. Approval and adoption of the following resolution for the voluntary liquidation and dissolution of Visual Circuits pursuant to the Plan, which is attached as Annex A:

RESOLVED, that Visual Circuits Corporation commence all required proceedings for its voluntary dissolution under Minnesota Statutes, Section 302A.721 and hereby approves and adopts the Plan of Liquidation and Dissolution of Visual Circuits Corporation (the “Plan”), and hereby authorizes the Chief Executive Officer, Chairman of the Board of Directors, any vice president, or the chief financial officer or secretary of the Corporation, and each of them acting individually without the others, hereby is, authorized, in the name and on behalf of the Corporation, to execute and deliver any and all contracts, instruments and writings of any nature and to do any other act or thing that may be necessary or desirable to carry out the foregoing resolutions.

     The Plan calls for the sale or other disposition of the operating assets of Visual Circuits, the transfer to a liquidating trust of cash and shares sufficient to meet actual and potential liabilities of Visual Circuits, the pro rata distribution of the remaining assets held by Visual Circuits and the liquidating trust to Visual Circuits’ shareholders, and the dissolution of Visual Circuits under Minnesota law.

•	Proposal 2. Approval of the following Reorganization Agreement, which is attached as Annex B:

RESOLVED, that the Agreement and Plan of Reorganization (the “Reorganization Agreement”) between Focus Enhancements, Inc. and Visual Circuits Corporation is hereby approved.

RESOLVED FURTHER, that officers of Visual Circuits Corporation are authorized and directed execute and deliver on behalf of the Corporation all documents and instruments necessary or desirable in their judgment to carry out to and perform the Reorganization Agreement, including, but not limited to, supplemental agreements and amendments thereto which do not materially alter the rights of Visual Circuits Corporation or its shareholders thereunder, and deemed, in their business judgment, to be in the best interest of Visual Circuits Corporation and its shareholders, together with such consents, waivers or extensions necessary or desirable in their judgment to consummate and complete the Reorganization Agreement and the transactions contemplated thereby.

     The Reorganization Agreement centemplates the sale of substantially all of Visual Circuits’ operating assets to Focus for a maximum of 3,805,453 newly issued shares of Focus voting common stock (calculated pursuant to the Reorganization Agreement) pursuant to a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. Visual Circuits will not proceed with the Reorganization Agreement if proposal no. 1 is not approved by the shareholders.

•	Proposal 3. Approval of an amendment to Visual Circuits’ Articles of Incorporation to change its name to VCC Liquidating Corporation. The following resolution will be submitted for approval at the special meeting:

RESOLVED, that Article I of the Articles of Incorporation of Visual Circuits Corporation be amended to read as follows:

Article I.

The name of this corporation shall be VCC Liquidating Corporation

Visual Circuits will not proceed with the change of name if Proposal No. 1 and Proposal No. 2 are not approved by the shareholders.

Record Date; Outstanding Shares; Shares Entitled To Vote

     Only holders of record of Visual Circuits’ common stock at the close of business on the record date, March 31, 2004, are entitled to notice of and to vote at the special meeting. As of the record date, there were 4,976,837 shares of Visual Circuits common stock outstanding, held of record by approximately 162 shareholders. Each holder of Visual Circuits common stock is entitled to one vote for each share of Visual Circuits common stock he, she or it owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the proposals.

Quorum; Vote Required

     The required quorum for the transaction of business at the special meeting is a majority of the shares of Visual Circuits common stock outstanding on the record date, represented in person or by proxy.

     The affirmative vote of the holders of at least a majority of the outstanding shares of Visual Circuits common stock as of the record date is required to approve the Plan, the Reorganization Agreement and the amendment to our articles of incorporation.

Recommendation of the Special Committee

     The Special Committee unanimously recommends that you vote “FOR” approval and adoption of the Plan, “FOR” approval of the Reorganization Agreement, and “FOR” approval of the amendment to our articles of incorporation to change our corporate name to VCC Liquidating Corporation.

Voting of Proxies

     The Special Committee requests that you return the proxy card accompanying this proxy statement/prospectus for use at the meeting. Please complete, date and sign the proxy card and promptly return it to Visual Circuits in the enclosed envelope. All properly signed proxies received by Visual Circuits and not revoked before the vote at the meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the Plan, the Reorganization Agreement and the amendment to our articles of incorporation.

     Visual Circuits does not expect that any matter other than approval of the Plan, the Reorganization Agreement and the amendment to our articles of incorporation will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

     If you have questions or need assistance in completing or submitting your proxy card, please contact the Company at the following address and telephone number:

     Corporate Secretary
     Visual Circuits Corporation
     5155 East River Road
     Suite 401
     Minneapolis, MN 55441
     Tel: (763) 571-7588

How to Revoke Your Proxy

     You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

•	delivering to Visual Circuits a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•	signing and delivering to Visual Circuits a proxy card relating to the same shares and bearing a later date;

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Share Ownership of Management

     As of the record date, collectively, Visual Circuits’ directors and executive officers beneficially owned 2,753,974 shares of Visual Circuits common stock, or approximately 54 percent of Visual Circuits’ outstanding shares. All of Visual Circuits’ executive officers and directors have executed voting agreements with Focus, under which they have agreed to vote their shares in favor of the Plan and the Reorganization.

Abstentions and Broker Nonvotes

     Only shares affirmatively voted for approval of the Plan, the Reorganization Agreement and the amendment to our articles of incorporation, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” these proposals.

     Brokers who hold shares of Visual Circuits common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer’s shares without specific instructions from the customer. These nonvoted shares are referred to as broker nonvotes. If your broker holds your Visual Circuits stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

     Abstentions and broker nonvotes will be included in determining the presence of a quorum, but will have the same effect as voting against the Plan, the Reorganization Agreement and the amendment to our articles of incorporation.

Proxy Solicitation

     The enclosed proxy is solicited by and on behalf of the Special Committee. Visual Circuits will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Visual Circuits and its agents also may solicit proxies by mail, telephone, facsimile or in person. Visual Circuits intends to reimburse persons who hold Visual Circuits stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Dissenters’ Rights

     Under Minnesota law, a shareholder has the right to dissent from the Reorganization Agreement and to receive payment in cash for the fair value of shares of Visual Circuits common stock held. To preserve your rights if you wish to exercise your statutory dissenters’ rights, you must:

•	in addition to and separate from any proxy or vote against approval of the Reorganization Agreement, file a written notice of your intent to demand fair value for your shares of Visual Circuits common stock before the shareholder vote is taken to approve the Reorganization Agreement;

•	not vote your shares for approval of the Reorganization Agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Minnesota law, which are described in the section entitled “Rights of dissenting Visual Circuits shareholders” beginning on page of this proxy statement/prospectus.

     If you do not satisfy all of these conditions, you cannot exercise dissenters’ rights and, assuming shareholder approval of Proposals No. 1 and No. 2, you will be bound by the Plan and the terms of the Reorganization Agreement. Voting against, abstaining from voting or failing to vote to approve the Reorganization Agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

     A shareholder’s failure to vote against the approval of the Reorganization Agreement will not constitute a waiver of dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the Reorganization Agreement or direction to abstain, the proxy will be voted for approval of the Reorganization Agreement, and the shareholder’s dissenters’ rights will thus be waived.

     See the section of this proxy statement/prospectus entitled “Rights of Dissenting Visual Circuits Shareholders” beginning on page      for a more complete description of dissenters’ rights and the procedures to follow to assert these rights.

PROPOSAL NO. 1 – THE PLAN OF LIQUIDATION AND DISSOLUTION

     This section of the proxy statement/prospectus describes material aspects of the proposed plan of liquidation and voluntary dissolution. While Visual Circuits believes that the description covers the material terms of the Plan, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Visual Circuits referred to for a more complete understanding of the Plan.

     Some of the information in this proxy statement/prospectus concerning Visual Circuits contains forward-looking statements. You can identify such statements by nothing the use of forward-looking terms such as “believes,” “expects,” “plans,” “estimates” and other similar words. There is a significant use of forward-looking information in the summary of the analyses of Visual Circuits’ financial advisor, Delphi Financial Corp. You should carefully review the considerations under “Risk Factors”. Certain risks, uncertainties or assumptions that are difficult to predict may affect such statements. The cautions and risks described herein could cause the actual operating results of Visual Circuits to differ materially from those expressed in any forward-looking statement. Visual Circuits cautions you to keep in mind such risk factors and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

General

     At the special meeting, shareholders will vote on the proposal to dissolve Visual Circuits. The dissolution will be a voluntary dissolution pursuant to section 302A.721 of the Minnesota Business Corporation Act. It will be accomplished in accordance with the Plan of Liquidation and Dissolution which was approved by the Special Committee and is attached as Annex A. The Plan of Liquidation and Dissolution is sometimes referred to in this proxy statement/prospectus as the “Plan.” The sale of substantially all of our assets to Focus for newly issued shares of Focus voting common stock and the liquidation of Visual Circuits pursuant to the Plan is intended to qualify as a tax-free reorganization under section 368(a)(1)(C) of the Internal Revenue Code. The sale of Visual Circuits’ assets will be accomplished pursuant to the Agreement and Plan of Reorganization attached as Annex B and sometimes referred to in this proxy statement and prospectus as the “Reorganization Agreement.” The entire transaction involving the Plan and the Reorganization Agreement is sometimes referred to in this proxy statement/prospectus as the “Reorganization.”

     The Plan contemplates completion of the following transactions in the order set forth below:

•	the filing of a notice of intent to dissolve under Minnesota law;

•	the sale or other disposition of the operating assets of Visual Circuits, including the sale of assets pursuant to the terms of the Reorganization Agreement with Focus described on page ;

•	the issuance to Visual Circuits of a maximum number of 3,805,453 shares of Focus voting common stock as calculated in the manner provided in the Reorganization Agreement;

•	the establishment of a liquidating trust under Delaware law and the appointment of The Capital Trust Company of Delaware as the trustee of the trust;

•	the making of one or more liquidating distributions to the shareholders of Visual Circuits, after it has been determined that Visual Circuits has satisfied, or made adequate provision for the satisfaction of, its liabilities and obligations;

•	the transfer to a liquidating trust of cash and enough shares of the newly issued Focus voting common stock to meet actual and potential liabilities of Visual Circuits under the terms of the trust agreement attached as an exhibit to the Plan;

•	the pro rata distribution of the remaining shares of Focus voting common stock held by Visual Circuits and the beneficial interests in the liquidating trust to its shareholders as soon as practicable following the winding up of Visual Circuits’ affairs;

•	the dissolution of Visual Circuits under Minnesota law;

•	the distribution at least annually, to beneficiaries of the liquidating trust of the trust assets, in excess of remaining and contingent liabilities, if determinable; and

•	after payment of all of the obligations and liabilities of Visual Circuits from the assets of the liquidating trust, the termination of the liquidating trust and the distribution of any of its remaining assets to the holders of the beneficial interests in the liquidating trust.

     On the closing date of the Reorganization Agreement, 90 percent of the Focus shares of common stock issuable in connection with the Reorganization will be issued to Visual Circuits and 10 percent of such shares will be placed in escrow. It is expected that the Focus shares will be distributed to Visual Circuits’ shareholders in one or more liquidating distributions, the last of which will be made when Visual Circuits has paid or made provision for payment of its debts, obligations and liabilities, as required by the Minnesota Business Corporation Act.

     In the event that the closing of the transactions contemplated by the Reorganization does not occur, it is not anticipated that any further votes of Visual Circuits shareholders will be solicited with respect to the approval of any specific actions taken or omitted to be taken, except a revocation of the dissolution under Minnesota law. The Special Committee may establish a contingency reserve, in an amount determined by the Special Committee to be sufficient to satisfy the liabilities and obligations of Visual Circuits not otherwise paid, provided for or discharged. The net balance, if any, of any such contingency reserve remaining after payment, provision or discharge of all such liabilities, expenses and obligations will also be available for distribution to the Visual Circuits shareholders pro rata. No assurances can be given that there will ultimately be sufficient assets to provide for Visual Circuits’ liabilities and obligations and to make distributions to Visual Circuits’ shareholders.

     Based upon certain assumptions under “Proposal No. 1 — The Plan of Liquidation and Dissolution — Liquidating Distributions: Nature; Amount; Timing” below, Visual Circuits believes that the proceeds to shareholders in the form of Focus voting common stock could approximate, over time, 3,019,583 shares, or .6067 shares of Focus voting common stock for each share of Visual Circuits common stock. The foregoing is based on an assumption that the Focus voting common stock can be liquidated to satisfy Visual Circuits’ liabilities and obligations at the average share consideration amount of $2.3335 (the average closing share price of Focus voting common stock on the Nasdaq SmallCap Market for the period from 20 days preceding to 10 days following the date of Focus’ public announcement of the Reorganization). However, this and other assumptions prove to be incorrect, particularly if the Focus voting common stock can be liquidated by Visual Circuits or the trustee only at market prices below the average share consideration amount, and/or if Visual Circuits were to incur additional unanticipated liabilities, the distributions that Visual Circuits shareholders receive may be substantially less. The Special Committee of the Board of Directors of Visual Circuits estimates that the Visual Circuits shareholders may reasonably expect to receive in liquidation a minimum of 2,557,762 shares of Focus voting common stock, or .5139 shares of Focus voting common stock per share of Visual Circuits common stock. Visual Circuits is unable at this time to predict the precise nature, amount and timing of any distributions. Provided that such assumptions prove to be correct, Visual Circuits anticipates making an initial distribution to its shareholders thirty to ninety days following the closing of the Reorganization Agreement. Visual Circuits does not plan to resolicit shareholder approval of the Plan even if the planned distributions to its shareholders changes significantly from the foregoing estimate.

     During the liquidation process, subject to the fiduciary duties of the Special Committee, applicable law and any applicable Visual Circuits contractual requirements, Visual Circuits may pay to its officers, directors, and agents, or any of them, compensation for services rendered in connection with the Plan.

Dissolution Process Under Minnesota Law

     Promptly following approval of the Plan, Visual Circuits will file a notice of intent to dissolve with the Minnesota Secretary of State. After filing of the notice, Visual Circuits will cease to carry on its business, except to the extent necessary for the winding-up of Visual Circuits. To the extent it is able, Visual Circuits shall pay or make provision for the payment of all known debts, obligations, and liabilities of the corporation according to their priorities under Minnesota law. Visual Circuits will give notice to its creditors and claimants through written notice to known creditors and claimants and also by publication in a legal newspaper pursuant to Minnesota Statutes Section 302A.727. Creditors and claimants must give notice of their claims to Visual Circuits by the later of 90 days after published notice or, for known creditors or claimants, 90 days after the date on which written notice was given to that creditor or claimant. Visual Circuits then will have 30 days from the receipt of each such claim to accept or reject the claim by giving written notice to the person submitting it.

     For rejected claims, creditors and claimants have 60 days from the date of rejection, 180 days from the date Visual Circuits files notice of intention to dissolve, or 90 days after the date on which notice was given to the creditor or claimant, whichever is longest, to pursue any other remedies with respect to the claim. Visual Circuits may file articles of dissolution with the Minnesota Secretary of State after (i) the 90 day period for creditors and claimants to present claims has expired and all claims made have been paid or provided for or (ii) if claims were presented and rejected or otherwise unpaid, the longest of the 60-, 180-, and 90-day periods previously described above have expired and there are no pending proceedings by or against Visual Circuits commenced within such time periods.

     Visual Circuits intends to fund the liquidating trust with Focus voting common stock and its remaining assets, including cash, to discharge its remaining debts, liabilities and obligations. Focus voting common stock will be sold at market prices in the weeks and months following the closing and therefore it is not possible to determine the precise number of shares that will be consumed in funding the liabilities and obligations of Visual Circuits during the process of dissolution. If the assets available to the liquidating trust are not sufficient to pay all the liabilities of Visual Circuits, unpaid creditors may seek recovery from former shareholders of Visual Circuits in proportion to the distribution they received in the liquidation of Visual Circuits. However, the maximum liability of any shareholder would be the value of the Focus voting common stock the shareholder received in connection with the Reorganization Agreement.

Treatment of Options and Warrants

     Visual Circuits has issued and outstanding stock options to purchase an aggregate of 2,183,381 shares of common stock at exercise prices ranging from $0.50 to $4.25 per share. In addition, Visual Circuits has issued warrants to purchase an aggregate of 500,877 shares of common stock at exercise prices ranging from $1.50 to $7.20 per share. All of these options and warrants will be treated as vested with the exception of 368,908 options, leaving a total of 2,315,350 for the purposes of this transaction. Focus was unwilling to allow the outstanding Visual Circuits options and warrants to be converted into Focus options and warrants in connection with the Reorganization.

     Had the transaction been structured in the manner of a stock-for-stock merger, options and warrants may have been converted into similar agreements for the purchase of Focus shares. Since the structure of the transaction prohibited such a transfer of interest for the option and warrant holders, the Special Committee has determined to make adequate provision for the settlement of any potential liability associated with each warrant or option contract.

     After allowing for estimated transaction expenses and contingencies of $1,050,000, the computed transaction value to Visual Circuits’ shareholders is estimated to be approximately $1.42 per share. For option contracts with exercise prices below this computed transaction value; i.e., “in-the-money”, the Special Committee determined to treat such option holders as if their contracts were converted on a cashless exercise basis on the day the definitive agreement was signed. As such, the in-the-money option holders will be treated as creditors of Visual Circuits and may enter into settlement terms which provide that such option holders will participate with the shareholders on an equal basis following the conversion of their contracts into Visual Circuits common stock, including the “in-the-money” option holders’ pro rata portion of all expenses and risk of market decline. On an “as-converted” basis, the in-the-money option and warrant holders will be allocated 10.64% of all distributions and the shareholders will be allocated 89.36%. The foregoing percentages are computed as follows:

In-the-money options expressed in Visual Circuits’ shares	1,025,258
Less: option shares used to facilitate the cashless exercise	(386,738)

As converted deemed equivalent share settlement interest in distributions	638,520

The deemed interests of the Visual Circuits shareholders are computed as follows:
Visual Circuits shares outstanding	4,976,837

Add: cashless exercise equivalent share interest	386,738

5,363,575

     The relative interests of the shareholders and the “in-the-money” creditor option holders is as follows:

	Shares	%
In-the-money creditor/option holder deemed equivalent share interest	638,520	10.64
Deemed Visual Circuits shareholder equivalent share interest	5,363,575	89.36

	6,002,095	100.00

     With respect to option and warrant contracts with exercise prices above the computed transaction value, or “out-of-the-money” contracts, Visual Circuits determined, upon the advice of its legal counsel that these option and warrant contracts, could possibly be deemed to have value even though out of the money, and therefore could possibly give rise to claims in liquidation of inequitable treatment by the option and warrant holders. The rationale behind such a claim might include the argument that the option or warrant holder could have realized value from the contract over its original term if the option or warrant were exercised and the shares issued were sold at a gain.

     The Special Committee considered whether it was possible to address the potential inequity of the required cancellation of the out-of-the-money option and warrant agreements. While the Special Committee recognized that it would not be possible to precisely replicate the economics of the option or warrant contracts that would have to be cancelled under the assets-for-stock reorganization structure, it sought an alternative that would recognize the economic differences in the various contracts. In considering this issue, members of the Special Committee informally obtained advice from legal, accounting and finance professionals with experience in mergers and acquisitions. None of the parties consulted had direct experience in handling a similar problem.

     A solution to compensate holders of the out-of-the-money options and warrants for the cancellation of those agreements was developed by Visual Circuits which was based on the Black-Scholes option valuation formula. The Black-Scholes formula is a widely recognized finance tool that is used to measure the value of an option or warrant contract. The inputs to the formula are:

•	the current market value per share of the stock in question;

•	the remaining term to expiration of the option or warrant contract;

•	the estimated risk-free interest rate that would apply to the period of the contract; and

•	a measure of the price variability of the stock in question.

     Visual Circuits has used this formula on prior occasions when it was required to measure the value of option or warrant contracts for financial reporting purposes. While the Black-Scholes formula is a widely recognized and accepted financial tool, not all persons agree that it will generate a proper measure of value for an option or warrant contract. Nonetheless, given the historical precedent of its use both inside and outside Visual Circuits, the Special Committee believes that its use under the circumstances is reasonable and appropriate.

     The table below summarizes the out-of-the-money warrant and option contracts which are currently outstanding and estimates of the values thereof using the Black-Scholes option valuation method.

		Est			Est Black-
		Contract		Intrinsic	Scholes	Estimated	Contract
	# Opts or	Years	Strike	Value Per	Value Per	Contract	Settlement
Contract	Warrants	Remaining	Price	Share(1)	Share	Value	Shares
A- 1 Contract	115,000	1.8	$7.20	$0.00	$0.0004	$47	20
B- 100 Contracts	262,027	1.7	5.29	0.00	0.0021	541	232
C- 1 Contract	110,000	3.1	4.25	0.00	0.0437	4,809	2,061
D- 27 Contracts	86,850	3.7	4.23	0.00	0.0671	5,830	2,498
E- 6 Contracts	26,500	3.8	4.20	0.00	0.0724	1,919	822
F- 7 Contracts	61,589	3.7	4.20	0.00	0.0683	4,208	1,803
G- 19 Contracts	262,404	4.9	3.25	0.00	0.1899	49,829	21,354
H- 1 Contract	100,000	1.3	2.00	0.00	0.0996	9,958	4,268
I- 10 Contracts	157,000	5.9	2.00	0.00	0.4360	68,451	29,334
J- 4 Contracts	37,000	1.0	1.50	0.00	0.1977	7,316	3,135
K- 9 Contracts	71,722	3.3	1.50	0.00	0.4089	29,328	12,568

Total 185 Contracts	1,290,092	N/A	N/A	N/A	N/A	$182,236	78,095

     The values shown for the out-of the-money options and warrants listed above have been computed using the Black-Scholes option valuation formula. The inputs to the formula include an estimated transaction value of $1.42 per share computed in the manner detailed on page [                   ], a risk-free interest rate of 3.5% and a variability factor of 37.6%.

     Upon and after the closing of the Reorganization Agreement, the holders of the out-of-the-money option and warrant contracts listed above will be treated as creditors of Visual Circuits. In order to satisfy their claims, the Special Committee has set aside 78,095 shares of the Focus voting common stock that will be received by Visual Circuits at and upon the closing of the Reorganization. As a consequence, the 78,095 shares of Focus voting common stock that are set aside will be subtracted from the number of shares of Focus voting common stock that will be available for distribution to the shareholders. The amount of such 78,095 set-aside shares amount is calculated by dividing the $182,236 estimated Black-Scholes contract value (as described above) by the average closing price of $2.3335 calculated in accordance with the Reorganization Agreement. Each option and warrant contract holder will be offered their share of the 78,095 shares based on such holders’ interest in the option and/or warrant contract group identified above. None of the 78,095 shares set aside for this purpose will be available for distribution to the shareholders even if claims are not made or otherwise settled with the holders of option and warrant contracts. Upon termination of the liquidating trust, any such unclaimed shares may escheat to the State of Minnesota in accordance with applicable law. The values so allocated are to be paid to holders in whole shares of Focus voting common stock with fractional shares to be paid in the form of cash.

     Proposed Liquidating Distributions to Officers and Directors for their Option and Warrant Interests. Visual Circuits’ officers and directors own options and warrants to purchase an aggregate of 1,232,990 shares of common stock. This total excludes 368,908 options issued to Mr. Parish which will not be treated as vested for the purposes of this transaction. Visual Circuits intends to compensate these officers and directors for the cancellation of their out-of-the-money options or warrant contracts by offering to them a number of shares of Focus voting common stock determined with reference to the Black-Scholes contract valuation method as described above. In addition, certain Officers and Directors hold option contracts which are in-the-money based on the estimated transaction value of approximately $1.42 per share. The table below summarizes the estimated value of the option and warrant contracts owned by officers and directors individually, and the resulting number of shares of Focus voting common stock to be offered in connection with either the cancellation of their out-of the-money option or warrant contracts or the cashless conversion of in-the-money option contracts owned by such Officers or Directors.

     Based on the above table, the Black-Scholes contract value and number of shares of Focus voting common stock (assuming a transaction average share price of $2.3335) to be offered to directors and officers in exchange for the cancellation or conversion of their option and warrant agreements are as follows:

		Est
		Intrinsic	Est Black
	Total # Opts or	Value-In	Scholes	Est Total
	or Warrants	the money	Contract	Option	Est Focus
	Owned	Options	Value	Value	Shares
Roger Lucas	23,000	—	$399	399	171
Michael Wright	26,500	—	2,461	2,461	1,054
Mark Robinow	27,500	6,869	2,623	9,492	4,068
Daniel Sullivan.	140,000	82,431	9,495	91,926	39,394
Robert McPherson	153,475	—	41,449	41,449	17,763
Mark Derus	191,973	70,308	18,460	88,768	38,041
David Parish	670,542	454,109	10,482	464,591	199,096

Total	1,232,990	$613,717	$85,369	699,086	299,587

     The values shown in the table above include both in-the-money and out-of the money option and warrant contracts owned by the named individuals. The values for contracts which are out-of-the-money are included in the table on page [                   ] and are based on the same factors as footnoted under that table. Values included in the table above for option contracts that are in-the-money are calculated based on the difference between the estimated transaction value of $1.42 per share as computed on page [                   ] and the strike price of the respective option contract.

Liquidating Distributions — Nature; Amount; Timing

     To avoid “double-taxation” at both the corporate and shareholder level under Section 368(a)(1)(C) of the Internal Revenue Code, the transaction consideration to be received by Visual Circuits under the Reorganization Agreement, and the subsequent distributions to the shareholders, can be made only in Focus voting common stock. Although the Special Committee has not established a firm timetable for any possible distributions to its shareholders if the dissolution of Visual Circuits is approved by the shareholders and the transactions contemplated by the Reorganization Agreement are completed, the Special Committee intends, subject to contingencies inherent in winding-up Visual Circuits’ business, to make distributions of Focus voting common stock as promptly as practicable following the closing of the Reorganization Agreement. It is Visual Circuits’ current intention to make an initial distribution of Focus voting common stock to its shareholders within thirty to ninety days of the closing of the Reorganization Agreement. This initial distribution would be made only in the event that the Special Committee, at the time of the anticipated distribution, determines that Visual Circuits has made adequate provision for its liabilities, wind-down costs and other obligations. In determining whether adequate provision has been made for each outstanding liability, wind-down cost and other obligation, the Special Committee may consider a variety of factors; for example, in the case of outstanding or disputed or contingent liabilities, considerations may include the estimated maximum amount of the claim, and the likelihood that the claim will be resolved in the claimant’s favor or that the contingency will occur. This determination may not be made until the time of the proposed distribution, and accordingly no distribution has been approved thus far. Further, Visual Circuits’ ability to make a distribution could be adversely affected should any unanticipated liabilities or claims arise prior to the planned distribution. The Special Committee is currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan. The actual nature, amount and timing of all distributions will depend in part on the ability of Visual Circuits to convert shares of Focus voting common stock into cash at favorable market prices and pay and settle its significant remaining liabilities and obligations.

     Uncertainties as to the precise net value of Visual Circuits’ non-cash assets, particularly the shares of Focus voting common stock to be received by Visual Circuits (due to the market price volatility of the Focus voting common stock), and the ultimate amount of its liabilities make it impractical to precisely predict the aggregate distribution of shares of Focus voting common stock, if any, ultimately available to the shareholders. Claims, liabilities and certain expenses from operations (including operating costs, salaries, payroll and related taxes, legal, accounting and other professional fees and miscellaneous office expenses), although operating expenses will decline substantially following the closing of the Reorganization Agreement. These expenses reduce the remaining available cash and require the sale of Focus voting common stock by Visual Circuits to raise the additional cash from which to pay its remaining liabilities, expenses of winding-down and other obligations of Visual Circuits. In addition, in the event that the sale of the Focus voting common stock by Visual Circuits is made at times during which the market price for such stock is depressed, additional shares will be required to raise the funds necessary to meet Visual Circuits’ obligations. The expenses and market risk described above may reduce the number of shares of Focus voting common stock that will be ultimately available for distribution to the shareholders. Management of Visual Circuits and the Special Committee believe that there will be shares of Focus voting common stock available for distribution to the shareholders, even after adequate provision for liabilities, the expenses of winding-down and other obligations. However, no assurances can be given that any remaining assets of Visual Circuits and the proceeds from the sale of any shares of Focus voting common stock to be received at the closing will be adequate to provide for Visual Circuits’ liabilities and obligations or to make distributions of Focus voting common stock to shareholders. If such available cash and the proceeds from the sale of Focus voting common stock are not adequate to provide for Visual Circuits’ liabilities and obligations, distributions to Visual Circuits’ shareholders will more likely than not be eliminated.

     As of the date of this proxy statement/prospectus Visual Circuits estimates that its outstanding liabilities, expenses of winding-up and other contingent obligations after the closing will approximate $1,050,000, exclusive of the settlement costs of options and warrants which are currently estimated in the aggregate to approximate $974,000, and may be significantly more. Additionally, as of March 10, 2004 the closing market price of Focus voting common stock was 1.56, which is significantly lower than the $2.3335 average share consideration price determined in accordance with the Reorganization Agreement to compute the majority of the shares of Focus voting common stock that will be remitted to Visual Circuits on the closing of the Reorganization Agreement. Based on the assumptions set forth below, among others, Visual Circuits expects that the number of shares of Focus voting common stock available for distribution to its shareholders will be no more than 3,019,583 shares in the aggregate (or $1.42 per share), and could be significantly less. The price per share of Focus’ common stock as quoted on Nasdaq on any given date may be higher or lower than $2.3335 per share. The Special Committee of the Board of Directors of Visual Circuits estimates that the Visual Circuits shareholders may reasonably expect to receive in liquidation a minimum of 2,557,762 shares of Focus voting common stock, or .5139 shares of Focus voting common stock per share of Visual Circuits common stock.

     The estimate of aggregate share proceeds of Focus voting common stock that may be available for distribution to Visual Circuits’ shareholders assumes, among other things, that:

•	the closing of the Reorganization Agreement occurs in May, 2004;

•	the value of Focus voting common stock will rise to the $2.3335 level on or about the closing date or in the period thereafter (however, additional examples of market price values at $1.80 and $1.00 are also set forth below to reflect the effect of market price changes in Focus voting common stock on the ultimate aggregate distribution of shares to the shareholders);

•	there will not be a net working capital adjustment;

•	there will not be an adjustment to cash;

•	there will be no exercise of dissenters’ rights by Visual Circuits’ shareholders;

•	cash on hand to be retained by Visual Circuits will equal $190,000;

•	the option and warrant holders will settle their contractual rights for the number of shares indicated;

•	the dissolution and wind-down of Visual Circuits is completed by March 31, 2005;

•	no unknown or contingent liabilities of Visual Circuits arise between the date of this proxy statement/prospectus and the date of any final distribution to Visual Circuits’ shareholders;

•	the amount of Visual Circuits’ anticipated liabilities and obligations do not exceed the estimates contained in the table below;

•	Focus does not make any claims for indemnification under the Reorganization Agreement and, therefore, all of the shares of Focus voting common stock held in escrow will become available to Visual Circuits or the trustee of the liquidating trust.

     The following table sets forth Visual Circuits’ basis for calculating its estimate of the aggregate number of shares of Focus voting common stock that may be available for distribution to its shareholders. The following table is based upon the assumptions set forth above and estimates of certain liabilities and is for illustrative purposes only. If the assumptions or estimates contained therein prove to be incorrect, particularly if the Focus voting common stock can be liquidated by Visual Circuits or the trustee only at market prices below the average share consideration amount of $2.3335, and/or if Visual Circuits were to incur additional unanticipated liabilities, the distributions that Visual Circuits’ shareholders may receive may be substantially less. The Special Committee of the Board of Directors of Visual Circuits estimates that the Visual Circuits shareholders may reasonably expect to receive in liquidation a minimum of 2,557,762 shares of Focus voting common stock, or .5139 shares of Focus voting common stock per share of Visual Circuits common stock. Visual Circuits does not plan to resolicit shareholder approval for the Plan even if the value of the Focus voting common stock liquidated for liabilities and obligations or distributed to shareholders changes significantly from the foregoing estimate.

ESTIMATED PROCEEDS AVAILABLE FOR
DISTRIBUTION TO VISUAL CIRCUITS’ SHAREHOLDERS AT VARIOUS MARKET LIQUIDATION VALUES
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Value in	Value Expressed in Focus Common
	Dollars	Shares at Certain Assumed
	(in 000’s)	Market Liquidation Values
Transaction Proceeds	$2.3335	$2.3335	$1.80	$1.00

Estimated Proceeds from Asset Exchange:
Focus Voting Common Stock — Stated Amount	$8,530	3,655,453	3,655,453	3,655,453
150,000 Shares of Focus Voting Common Stock ($2.3335 per share)	350	150,000	150,000	150,000

Total Estimated Assets at Closing	$8,880	3,805,453	3,805,453	3,805,453

Liabilities and Obligations
Estimated Value of Visual Circuits Liabilities and Obligations:
Estimated Payment to Focus for Reorganization Expenses	$442
Estimated Post-Closing Professional Fees and Fees of Trustee and Exchange Agent	63
Estimated Occupancy Costs for Office Lease (Net of Focus’ Payments)	60
Estimated Employee Severance and Benefits Obligations and Reserve	280
Estimated Ongoing Salary and Consulting Payments and Fees (Net)	27
Estimated Employee Retention Bonus	50
Estimated Consulting Fees	27
Estimated Administrative Expenses	5
Estimated Contingency Reserve (10%)	96

Total Estimated Liabilities and Obligations Before Use of Retained Cash and Payment of Stock Options and Warrants	1,050
Less Cash Retained for Payment of Liabilities and Obligations	(190)

Total Net Estimated Liabilities and Obligations Before Stock Options and Warrants	860	368,545	477,778	860,000
Estimated Settlements of out-of-the-money Stock Options and Warrants	182	78,095	78,096	78,096
Estimated Settlements of in-the-money Stock Options and Warrants	792	339,230	328,198	289,595

Total Estimated Liabilities and Obligations	$1,834	785,870	884,072	1,227,691

Estimated Aggregate Amount Available for Distribution to Visual Circuits’ Shareholders (Transaction Proceeds Less Liabilities and Obligations)	$7,046	3,019,583	2,921,381	2,557,762
Visual Circuits Shares Outstanding on the Record Date	4,976,837	4,976,837	4,976,837	4,976,837
Estimated Per Share Aggregate Amount of Distribution	$1.42
Ratio of Focus Shares to Visual Circuits Shares		.6067	.5870	.5139

Exchange Procedures

     Following the closing of the Reorganization Agreement, the Exchange Agent will mail to each of Visual Circuits shareholder a letter of transmittal to be used in surrendering certificates representing shares of Visual Circuits common stock (“Certificates”). The letter of transmittal will contain detailed instructions setting forth the procedures to be followed by shareholders to effect the submission of their Certificates to receive a distribution of shares of Focus voting common stock. Each shareholder will be required to complete and sign the letter of transmittal, and arrange to obtain a medallion signature guaranty from a financial institution or investment banking firm. Certificates accompanied by an improperly prepared or incomplete letter of transmittal will be rejected by the Exchange Agent. Shareholders who are unable to produce their Certificates will be required to complete an affidavit of lost certificate and indemnity agreement and purchase an indemnity bond. Upon surrender to our Exchange Agent of a Certificate for cancellation and a properly completed and executed copy of the letter of transmittal, the holder of such Certificate will be entitled to receive the holder’s pro rata share of the shares of Focus voting common stock available for distribution to Visual Circuits’ shareholders as determined from time to time by officers of Visual Circuits, the availability of which is subject to, among other things, the costs and expenses of dissolution, indemnification claims made by Focus pursuant to the Reorganization Agreement, and claims of creditors. Visual Circuits and the liquidating trust will retain the number of shares of Focus stock deemed necessary to satisfy liabilities and other obligations that may arise during the dissolution process.

     The terms of the Plan provide that holders of options or warrants to purchase shares of Visual Circuits common stock (“Derivative Securities”) will be offered shares of Focus voting common stock in exchange for their contractual rights. After the closing of the Reorganization Agreement, the Exchange Agent will mail to each holder of Derivative Securities a notice of the Company’s intent to dissolve, together with a letter of transmittal to be used in surrendering original option and warrant agreements (“Derivative Security Agreements”) and an agreement providing for a release and waiver of the holder’s rights under the Derivative Security Agreement in exchange for shares of Focus voting common stock (a “Waiver Agreement”). The letter of transmittal will contain detailed instructions setting forth the procedures to be followed by holders of Derivative Securities to effect the exchange of their Derivative Security Agreements for specified shares of Focus voting common stock. Each holder of Derivative Securities will be required to complete and sign both the letter of transmittal and Waiver Agreement, and both the letter of transmittal and Waiver Agreement must include a medallion signature guaranty from a financial institution or investment banking firm. Derivative Security Agreements accompanied by an improperly prepared or incomplete letter of transmittal or Waiver Agreement will be rejected by the Exchange Agent. Holders of Derivative Securities who are unable to produce their Derivative Security Agreements will be required to complete an affidavit of lost document and indemnity agreement and purchase an indemnity bond. Upon surrender to our Exchange Agent of a Derivative Security Agreement for cancellation and a properly completed and executed letter of transmittal and Waiver Agreement, the holder will be entitled to receive a certificate representing the number of whole shares of Focus voting common stock offered by Visual Circuits in exchange for the holder’s contractual rights. Any holder of Derivative Securities who elects not to accept Visual Circuit’s offer of shares of Focus voting common stock may pursue the holder’s legal rights as a creditor of the Company.

Escrow of Focus Voting Common Stock

     As security for the performance of indemnification obligations assumed pursuant to the Reorganization Agreement, ten percent (10%) of the Focus voting common stock issuable to Visual Circuits pursuant to the Reorganization will be placed in an escrow account for a period of one year (or a longer period if necessary to settle outstanding claims made by Focus) pursuant to the terms of an escrow agreement to be entered into by and among Focus, Visual Circuits and U.S. Bancorp, National Association, as escrow agent. The relative interests of former holders of Visual Circuits common stock in the escrow shares remaining after the satisfaction of all indemnification claims made by Focus will be pro rata based upon their holdings of Visual Circuits common stock. During the period of time the shares of Focus voting common stock are held in the escrow account, Visual Circuits shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect thereto. Upon the closing of the escrow account, the liquidating trust will cause any remaining shares of Focus voting common stock, if any, to be distributed to the former shareholders of Visual Circuits, subject to costs and expenses of the liquidating trust.

     The Liquidation. The complete liquidation and dissolution of Visual Circuits, through the establishment of the liquidating trust and the distribution to Visual Circuits shareholders of the Focus voting common stock received by Visual Circuits, will be recorded as a liquidating distribution and will result in a reduction in the equity of Visual Circuits to zero.

The Liquidating Trust Agreement

     THE FOLLOWING DESCRIPTION OF THE LIQUIDATING TRUST AGREEMENT IS A SUMMARY ONLY. YOU SHOULD READ THE FOLLOWING SUMMARY AND THE LIQUIDATING TRUST AGREEMENT ATTACHED AS AN EXHIBIT TO THE PLAN FOR A FULL UNDERSTANDING OF THE LIQUIDATING TRUST AGREEMENT.

     The Liquidating Trust. Following the dissolution of Visual Circuits, all remaining assets and liabilities will be transferred to the liquidating trust. The trust will satisfy all of the remaining liabilities of Visual Circuits and cause any remaining shares of Focus voting common stock to be distributed to the shareholders of Visual Circuits.

     Beneficiaries. The shareholders of Visual Circuits, as of a record date to be established by the Special Committee, will hold the beneficial interests in the trust. The beneficial interests in the trust will not be transferable, except by will or otherwise by operation of law.

     The Trustee and Manager. The Liquidating Trust Agreement provides for one trustee, which shall be The Capital Trust Company of Delaware, which is authorized to act as a fiduciary under the laws of the State of Delaware. The trustee may resign upon notice and may be removed by one or more officers or directors of Visual Circuits designated as the Manager under the Liquidating Trust Agreement. The business and affairs of the liquidating trust are managed solely by or under the direction of the Manager.

     Duration. The trust will terminate upon the distribution of all remaining assets to the shareholders of Visual Circuits, but no later than three years after its inception.

     Distributions. Distributions to shareholders of Visual Circuits from the assets of the trust will be made at the discretion of the Manager. When the Manager determines that all of Visual Circuits’ liabilities have been satisfied, the Manager will cause the trustee to make a final distribution of any remaining assets to the shareholders.

     Duties, Rights and Powers of the Trustee. The Liquidating Trust Agreement gives the trustee powers to effectively manage the assets of the trust and pay the liabilities of Visual Circuits. The trustee may not sell the shares of Focus voting common stock contributed to the trust, except to the extent necessary to pay or provide for the payment of liabilities.

     Subject to certain qualifications, such as acts in bad faith or reckless disregard of its duties, the trustee will be indemnified out of the assets of the trust for any losses incurred by it in connection with its duties as trustee. The Liquidating Trust Agreement also provides for the indemnification, out of trust assets, of Visual Circuits and its employees and agents for losses resulting from the exercise or failure to exercise any rights under the Liquidating Trust Agreement.

     Amendment. Subject to certain limitations, the Liquidating Trust Agreement can be amended by the Manager in its sole and absolute discretion.

Regulatory Filings and Approvals Required to Complete the Voluntary Dissolution

     Neither Visual Circuits nor Focus is aware of any material governmental or regulatory approval required for completion of the voluntary dissolution and the transactions contemplated thereby, other than compliance with the applicable corporate law of Minnesota.

Background of Plan and the Reorganization

     Visual Circuits has not recorded a quarterly profit since December 2001. Visual Circuits believes that its operating losses are generally attributable to the fact that demand for its products has not developed as rapidly as anticipated. Following Wal-Mart Corporation’s initial deployment in 2000 of a nationwide digital media system utilizing Visual Circuits products, management anticipated additional national retailers would also adopt similar systems. In preparation for an anticipated increase in market activity and large sales opportunities, Visual Circuits made plans to increase product development expenditures to create digital media systems with enhanced functionality. In addition, expenditures on selling and marketing activities directed at large national accounts were increased. To fund these increased expenditures, Visual Circuits completed a private placement equity financing totaling $3.6 million in December 2000.

     In July 2001, Best Buy Corporation made an initial deployment of Visual Circuits’ Firefly digital media server in each of its stores. The initial sale to Best Buy Corporation totaled approximately $1.3 million over two fiscal quarters. Beginning in November 2001, Visual Circuits received a series of purchase orders from Convergent Media Corporation for a version of the Firefly media server to be used by their client, the Exam Room Network. Shipments to Convergent Media for the Exam Room Network totaled approximately $4.6 million between November 2001 and July 2002. In addition to the large account sales to larger retail customers, Visual Circuits continued to sell its products to a number of smaller accounts throughout this period.

     Visual Circuits was able to fund its operating losses generated by product and market development activities and the related capital equipment requirements during 2001 and 2002 from its cash resources of $3.1 million and net working capital of $4.6 million as of December 31, 2001. As a result of the operating losses experienced in 2001 and 2002, however, Visual Circuits attempted to secure additional financing to facilitate continued development activities. During 2002, Visual Circuits contacted various individuals and organizations in an effort to raise capital to fund its ongoing product and market development initiatives. In the course of these efforts Visual Circuits conducted approximately 12 meetings with potential investors in addition to contacting numerous other parties by phone. Throughout this period, capital markets for private placement equity investments in early stage companies was weak in comparison to the year 2000 and earlier. None of the contacts with potential investors during this resulted in a viable funding opportunity for Visual Circuits.

     In September 2002, Visual Circuits concluded that it was necessary to reduce costs and implemented a series of cost reduction actions including the elimination of 25 full time positions representing more than half of its workforce. As a result of these actions, quarterly overhead declined from nearly $1.8 million in the quarter ended June 2002 to approximately $1.3 million in the quarter ended December 2002. Additional cost reduction actions were implemented in 2003 resulting in total overhead of approximately $700,000 in the quarter ended December 2003. While the various cost reduction actions taken were successful in minimizing cash consumption, these same actions served to limit our ability to promote our products through either direct sales efforts, attendance at industry specific trade shows or advertising in industry publications. In addition, the cost reductions also limited Visual Circuits’ ability to develop products and applications that could become new sources of revenue.

     On June 23, 2003, Visual Circuits received a phone call from a representative of vFinance Investments, who explained that his firm was representing a Nasdaq-traded company in the digital media industry which was interested in acquiring a company in the general field in which Visual Circuits operates. Following execution of a nondisclosure agreement, vFinance disclosed that its client was Focus Enhancements.

     During July 2003, Visual Circuits provided certain background information to vFinance concerning its products, markets and customers. At a regular meeting of the Visual Circuits Board of Directors on August 5, 2003, Mr. Parish updated the Board members on the preliminary discussions with vFinance regarding the interest by Focus. Mr. Parish further explained that he and Mark Derus had been invited to visit Focus for an introductory meeting on August 7, 2003. At the meeting on August 7, Mr. Parish and Mr. Derus presented an overview of Visual Circuits’ products, markets and customers to Focus’s senior management and representatives of vFinance. During this meeting, Michael Conway, VP of Marketing for Focus made a presentation to and responded to questions from Mr. Parish and Mr. Derus concerning Focus products, markets and general strategies.

     Throughout August 2003 information was exchanged between Visual Circuits and Focus regarding their respective products, markets and strategies. The parties also discussed preliminary valuations of Visual Circuits. On August 26 and 27, 2003, Brett Moyer, CEO of Focus visited the Visual Circuits headquarters and met with its management, reviewed various materials and conducted a preliminary assessment as to Visual Circuits’ products, markets and strategies. Also during these meetings with Mr. Moyer, Visual Circuits management presented its preliminary financial projections for 2004.

     Following Mr. Moyer’s visit, representatives from vFinance communicated to Mr. Parish during the week of September 2, 2004 that Focus management was interested in continuing discussions concerning a possible acquisition of Visual Circuits. During this same week, vFinance asked Visual Circuits management for additional information concerning the Company’s capital structure and ownership.

     On September 8, 2003, the Visual Circuits Board of Directors held a special telephonic meeting to review recent operations and receive an update on recent discussions with Focus Enhancements. Mr. Parish reported that Focus had indicated that it was preparing to make some form of proposal in the following weeks.

     On September 12, 2003, several telephone calls were made between Visual Circuits management and representatives of vFinance concerning the terms upon which an acquisition of Visual Circuits by Focus might take place. vFinance communicated to Visual Circuits management that the only consideration to be offered would be Focus voting common stock. vFinance further indicated that the Focus Board of Directors had limited the number of shares of common stock that could be used for a transaction to 4.5 million shares. One particular aspect of the share limitation was that it effectively prohibited the inclusion of, or roll-through, of approximately 2.7 million Visual Circuits options and warrants to purchase common stock. vFinance made it clear that Visual Circuits would have to settle any obligations it had related to outstanding Visual Circuits options and warrants out of the proposed purchase price.

     During the week of September 15, 2003, telephonic negotiations between vFinance and management of Visual Circuits continued concerning the financial terms of a possible transaction. On September 18, 2003, vFinance provided Visual Circuits management with preliminary terms suggesting an initial payment of $9.5 million and an additional $4.0 million based upon the achievement of defined revenue targets by the Visual Circuits operating entity post acquisition. On September 21, 2003, the Visual Circuits Board of Directors held a special telephonic meeting to review the term sheet and consider a response. The Board believed that a higher valuation should be sought from Focus and was disappointed that the Focus proposal did not include any provision for dealing with Visual Circuits’ outstanding warrants or options. The Board considered how to address the warrant and option issue as well as the likely tax implications of the solutions considered. Board members also discussed the problems inherent with contingent consideration payable based on future financial performance of operations over which the Board would have little control or influence. The Board also discussed the implications of accepting Focus stock as payment given its price volatility during the preceding 12 months. Mr. Parish suggested the idea of excluding Visual Circuits’ recently filed business process patent concerning the use of digital media system in a retail environment as a means of increasing the potential consideration to be received from Focus. The Board also reviewed the fiscal 2004 financial plan for Visual Circuits, and with consideration for the need to raise additional capital and the difficulties inherent in raising additional equity capital, voted to authorize management to proceed with negotiations with Focus concerning the possible acquisition.

     During the week of September 22, 2003 management discussed the proposal with representatives of vFinance and executives of Focus. In-person meetings among the executives of Focus and Visual Circuits occurred on September 29 and 30, 2003. Executives of Visual Circuits negotiated potential additional consideration related to the Retail Systems Patent Asset, up to $150,000 in retained cash and a potential reimbursement of up to $30,000 for transaction costs.

     Mr. Moyer and Gary Williams, Focus’ Chief Financial Officer, visited the offices of Visual Circuits on October 7 and 8, 2003 to conduct a more thorough review of operations and begin their due diligence process. Executives of the respective companies also held meetings to review the financial plan of Visual Circuits on a detailed level, including forecasted sales by customer, product and market segment.

     Focus executives and representatives of vFinance considered the due diligence materials and other information gained during their visit to the Company during the remaining weeks of October. During this period, Visual Circuits responded to additional requests for information and communicated with the executives of Focus by telephone on several occasions. At the same time, Focus executives held discussions with various members of the Focus Board of Directors regarding the proposal and considered how the operations of the respective companies might be successfully integrated.

     On November 10, 2003, David Parish visited Focus headquarters to discuss the possible combination of the companies with Brett Moyer, the CEO of Focus. During the visit, Mr. Moyer explained that Focus was not prepared to move ahead with the transaction on the terms previously discussed. He described some of the possible structures and payments that might be acceptable to Focus, each of which included a significant reduction in any previously discussed offering price.

     On November 12, 2003 the Visual Circuits Board of Directors held a special telephonic meeting to review the recent communications between management and representatives of vFinance and Focus. Mr. Parish reported that Focus planned to revise its earlier proposal to a new lower offer that would be in the range of $8 to $9.5 million. The Board authorized Mr. Parish to continue discussions with Focus and ask for a written proposal in the form of a letter of intent.

     On November 20, 2003 representatives of vFinance sent a draft letter of intent to Visual Circuits which presented substantially revised terms from those provided on September 19th. Representatives of vFinance explained that Focus executives and its Board of Directors expressed doubts about Visual Circuits’ projections after their due diligence review. In light of these concerns, an acquisition was now proposed for total initial consideration of $8.5 million in Focus stock, with no additional consideration based on results of operations. Focus did, however, agree to exclude the Visual Circuits’ Retail Systems Patent, subject to certain option rights and a right-of-first-refusal on that technology. Focus also agreed to allow Visual Circuits to retain up to $150,000 (later changed to $220,000) in cash at closing and reimburse Visual Circuits up to $30,000 in transaction related expenses. Certain details were also offered concerning executive compensation and non-compete agreements with executives who would be transferring to Focus as employees in connection with the transaction.

     On November 22, 2003 Visual Circuits’ Board held a special telephonic meeting to review the draft letter of intent from Focus. During this meeting, the Board discussed the terms of the revised offer and its primary concern about Visual Circuits’ ability to meet the financial projections for fiscal 2004. The Board also heard a detailed review of certain tax implications of the transaction from its tax advisor. With consideration for Visual Circuits’ overall financial situation and the lack of viable alternatives for raising equity capital, the Board authorized management to proceed with negotiations based on the draft letter of intent. The Board specifically requested that management seek an adjustment provision in the event that the price of Focus stock declined dramatically between the time of the signing of the definitive agreement and the actual closing of the transaction. The aggregate number of shares that Focus would issue in connection with the transaction would be based on the closing stock price in the 20 trading days preceding and 10 trading days following the execution of the definitive agreement. To the extent that the stock price was either higher or lower at the actual closing Visual Circuits might realize actual proceeds higher or lower than the $8.5 million proposed purchase price.

     During the week of November 24, 2003, Visual Circuits’ management negotiated with Focus and vFinance to address the concern regarding an adjustment or cancel clause in the event of a stock price increase or decrease. The Board of Focus considered this matter and declined any adjustment for Visual Circuits in this regard. On November 26, 2003 the Visual Circuits Board held a special telephonic meeting to consider the lack of a price adjustment or cancel clause. With consideration for the overall financial situation of the Company and the lack of viable alternatives for raising equity capital, the Board authorized management to proceed with the proposed acquisition of Visual Circuits by Focus substantially on the revised terms proposed by Focus.

     Between December 1st and December 12, 2003 the parties negotiated detailed terms and conditions included in the draft letter of intent. On December 12th the Board of Directors of Visual Circuits held a special telephonic meeting to approve the letter in substantially the form in which it would be executed and to consider any remaining issues. The Visual Circuits Board voted to authorize Mr. Parish to execute the Letter of Intent and Focus’ Board, after hearing Mr. Parish give a presentation on Visual Circuits’ business at its December 15, 2003 meeting, authorized Focus management to proceed. The letter was executed by the executives of the respective companies in accordance with such respective authorizations. On December 30, 2003 the Visual Circuits Board established a Special Committee of the Board consisting of Roger Lucas, Michael Wright and Mark Robinow. The Special Committee was authorized to review and approve transactions with Focus, and to review and approve the Plan and the proposed amendment to change our corporate name to VCC Liquidating Corporation, and to thereafter act as the Board of Directors with respect to all matters arising from, in connection with or incident to the Plan, the Reorganization Agreement and any and all transactions contemplated thereby.

     Immediately following the execution of the letter of intent, Focus authorized its legal counsel to prepare a definitive agreement to document the details of the agreement of the parties. Visual Circuits counsel discussed the draft agreement with management over the next several days, made certain mark-up comments and returned the draft agreement to counsel for Focus on December 31, 2003. Over the next three weeks, the parties held numerous conference calls, and legal counsel performed detailed reviews and revisions of the Reorganization Agreement and negotiated its final terms. Numerous drafts of the Reorganization Agreement and related schedules were exchanged among the parties and final terms were reached and the Reorganization Agreement was executed on January 27, 2004. A press release was issued on the morning of January 28, 2004 prior to the opening of the financial markets to announce the execution of the Reorganization Agreement.

Visual Circuits’ Reasons for the Reorganization

     In reaching its decision to approve the Plan and adopt the Reorganization, and to unanimously recommend that Visual Circuits shareholders approve the proposals described in this proxy statement/prospectus, the Special Committee identified reasons why the Reorganization should be beneficial to Visual Circuits and its shareholders, employees, and customers. These reasons include the following:

•	as outlined above under the “Background of and Reasons for the Plan of Reorganization,” Visual Circuits has not had a profitable quarter since December 2001. Visual Circuits has had operating losses of $1,861,285, $2,129,564 and $1,659,513 for the three fiscal years ended September 30, 2001, September 30, 2002 and September 30, 2003, respectively;

•	Visual Circuits believes it has good products and an excellent management and employee team, but to continue to participate in the growth of the digital media market, it will need access to capital, infrastructure and distribution channels, which it does not currently possess. Focus, while not a major corporation in terms of size or visibility, can better meet these needs and, Visual Circuits believes, represents a better opportunity to grow its product line and sales and become a major force in the digital media industry;

•	Visual Circuits is privately-held and has no practical exit strategy for its shareholders. By completing this business combination with Focus, Visual Circuits hopes to accomplish not only its business objectives, but offer its equity holders the opportunity to own a publicly-traded stock.

     During the Special Committee’s review and deliberations of the opportunity to combine with Focus, Visual Circuits reviewed with its management team, legal and financial advisors, a number of additional factors relevant to its approval of the Plan and the Reorganization, including:

•	the terms and conditions of the Plan and of the Reorganization Agreement;

•	the likelihood that the Reorganization can be completed;

•	the expected qualification of the Reorganization as a tax-reorganization under Section 368 of the Internal Revenue Code;

•	the opinion of Delphi Financial Corp. to the effect that the consideration offered by Focus in exchange for the assets of Visual Circuits was fair to Visual Circuits and its shareholders from a financial point of view. The full text of the opinion of Delphi Financial, which describes the assumptions made and matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C, and Visual Circuit shareholders are encourage to read the opinion in its entirety and consider the discussion of the opinion of Delphi Financial on page of this proxy statement/prospectus;

•	information relating to the business, assets, management, competitive position, operating performance, trading history and prospects of Focus;

•	the current status of the business’ assets, competitive position, operating performance and prospects of Visual Circuits, if it were to remain an independent company, and, in particular, a consideration that without substantial additional resources, it is unlikely that Visual Circuits could remain viable beyond 2004;

•	the belief based on presentations by Visual Circuits’ legal and financial advisors, that the terms of the Reorganization Agreement, including the conditions to Focus’ obligations to close the transaction and our ability to consider alternative business combinations under certain circumstances, are generally customary for asset sale transaction such as that provided in the Reorganization Agreement;

•	discussions with management as to their due diligence investigations of Focus.

     The discussion above does not include all of the information and factors considered by the Special Committee. In reaching its decision to approve the Reorganization, the Special Committee gave greater weight to the following factors considered in reaching its decision:

•	the opportunity for Visual Circuits’ shareholders to achieve greater liquidity through ownership of publicly-traded stock;

•	the current status of Visual Circuits’ assets, operating performance, competitive position and prospects; and

•	the fact that Visual Circuits, in order to continue to participate in the growth of the digital media market, will require additional capital, greater infrastructure and distribution channels.

     The Special Committee also considered and balanced against the potential benefits of the Reorganization, a number of potentially negative factors relating to the business combination with Focus, including, without limitation, the following:

•	the risk that the Reorganization would not be consummated and the effect of the public announcement of the Reorganization on Visual Circuits’ sales and operating results, customers and our ability to attract and retain key management, marketing, technical, sale and other personnel;

•	the recognition that the market price of Focus stock has fluctuated and the possibility that the value of Focus stock will decrease prior to the closing of the transaction causing less aggregate value to be realized by Visual Circuits shareholders;

•	a recognition that Focus has a limited history of profitability and that based on customary valuation measures, its common stock is traded at a relatively high value, and there is risk that such stock price levels may not be sustained in the future;

•	the lack of significant market analyst coverage;

•	the fact that the shareholders of Visual Circuits will not receive the full benefit of any future growth in value of their equity that may have been achieved as an independent company, and the potential disadvantage to our shareholders who receive Focus voting common stock in the event that Focus does not perform as well in the future as Visual Circuits may have performed as an independent company;

•	the possibility that provisions of the Reorganization Agreement, including the non-solicitation and termination fee provisions, might have the effect of discouraging other persons potentially interested in merging with or acquiring Visual Circuits from making a proposal for a transaction that would be superior to the transaction with Focus; and

•	the other matters discussed in this section of this proxy statement/prospectus entitled “Risk Factors” beginning on page .

     The Special Committee concluded that overall, these negative were outweighed by the potential benefits of the Reorganization and business combination with Focus and that the Reorganization was fair to and in the best interests of Visual Circuits and its shareholders.

Recommendation of the Special Committee

     For the reasons discussed above, the Visual Circuits’ Special Committee has determined that the Plan and the Reorganization Agreement is advisable and fair to and in the best interests of Visual Circuits and its shareholders, and has adopted and approved the Plan and the Reorganization Agreement and all of the transactions contemplated by the Plan and the Reorganization Agreement and recommends that Visual Circuits vote “FOR” the approval and adoption of the Plan and the Reorganization Agreement.

PROPOSAL NO. 2 – AGREEMENT AND PLAN OF REORGANIZATION

THE FOLLOWING DESCRIPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION IS A SUMMARY ONLY. YOU SHOULD READ THE FOLLOWING SUMMARY AND THE AGREEMENT AND PLAN OF REORGANIZATION, ATTACHED AS ANNEX B, FOR A FULL UNDERSTANDING OF THE REORGANIZATION AGREEMENT. THE REORGANIZATION AGREEMENT IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS.

Purchase of Certain Assets for Focus Voting Common Stock

The Reorganization Agreement provides that Focus will purchase substantially all of the tangible and intangible assets of Visual Circuits. Specifically, the Reorganization Agreement provides that Focus will purchase substantially all of Visual Circuits’ assets relating to its digital media and technology networking business including:

•	all technology and intellectual property rights of Visual Circuits, including any patents, trade secrets, copyrights, trademarks (including goodwill appurtenant thereto) and applications for or rights with respect to same;

•	to the extent assignable under any applicable laws, all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing, and all claims and causes of action against third parties related to the assets acquired;

•	all rights of Visual Circuits under each Visual Circuits contract to be transferred under the Reorganization Agreement;

•	certain Visual Circuits books and records;

•	all supplies, packaging materials, brochures, user manuals, graphics, artwork and UPC codes relating to specified Visual Circuits products;

•	all Visual Circuits web site content;

•	all tangible assets used in Visual Circuits’ business, including all tangible personal property and equipment owned or leased (and including any equipment that may be installed or affixed to leased real property) excluding leasehold improvements;

•	insurance policies and prepaid premiums for certain key employees of Visual Circuits;

•	any other assets, tangible or intangible, or rights of Visual Circuits;

•	all goodwill associated with the acquired assets or the Visual Circuits business;

•	substantially all accounts receivable of, and securities, notes and other evidences of indebtedness owed to Visual Circuits;

•	the corporate name “Visual Circuits Corporation” and all rights thereto and goodwill associated therewith; and

•	all prepaid rentals, prepaid expenses, claims, deposits, refunds, rights of recovery or setoff, rights of recoupment, franchises, permits, licenses, orders, registrations, certificates and variances obtained by Visual Circuits from governmental entities or other third parties.

Retained Assets

Notwithstanding the above, there are some assets that Focus will not purchase, including Visual Circuits’

•	Corporate franchise

•	Rights under assets retained

•	Bank and brokerage accounts

•	Certain current assets and prepaid expenses (e.g., rent, employee benefits, insurance)

•	Insurance policies (excluding key man life insurance policies)

•	Pension, profit sharing or other benefit plans

•	Retained contracts, leases and other agreements

•	Leasehold improvements

•	Tax attributes and credits

•	Certain computer hardware and software

•	Books and records of the business

•	Rights and claims against officers, directors, employees and agents.

Limited Assumption of Liabilities

     The Reorganization Agreement provides that Focus will assume:

•	certain current liabilities,

•	obligations of Visual Circuits related to their ongoing business, and

•	certain obligations under the assumed contracts.

Except for these liabilities, Focus is not assuming and will not in any way be liable or responsible for any liabilities or obligations of Visual Circuits.

Consideration to be Received by Visual Circuits

     Visual Circuits will receive from Focus consideration of approximately 3,805,453 shares of Focus voting common stock, subject to (i)  the cash and net working capital adjustments described below and (ii) a hold back of 10% of the Focus voting common stock to be received in the Reorganization which will be deposited into an escrow account with an independent escrow agent at closing for indemnification claims that may be made by Focus under the Reorganization Agreement.

Cash and Net Working Capital Adjustments

     Pursuant to the terms of the Reorganization Agreement, at least three days prior to the closing of the Reorganization, Visual Circuits must deliver to Focus estimates of its net working capital and cash balances on the closing date. The $8,500,000 consideration used to compute the number of shares of Focus voting common stock payable to Visual Circuits will be reduced, on a dollar for dollar basis, by the excess, if any, of: (i) $750,000 over (ii) the amount of Visual Circuits’ estimated net working capital on the closing date. The estimate of net working capital will be reconciled by the parties within 120 days after the closing of the Reorganization, which could result in a further reduction of consideration payable to Visual Circuits if the actual amount of net working capital of Visual Circuits is both less than $750,000 and the amount estimated on the date of the closing of the Reorganization.

     Visual Circuits is entitled to retain up to $220,000 of cash held at the closing date; any cash on hand in excess of $220,000 will be acquired by Focus in the Reorganization. If and to the extent Visual Circuits’ cash balance on the closing date is less than $220,000, Focus must increase the consideration used to compute the number of shares of Focus voting common stock payable to Visual Circuits in the Reorganization, but the amount of such adjustment may not exceed $30,000.

Representations and Warranties

     Each of Visual Circuits and Focus has made a number of representations and warranties in the Reorganization Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the consideration.

     Representations and Warranties of Visual Circuits. The representations given by Visual Circuits cover the following topics, among others:

•	Visual Circuits’ corporate organization and good standing;

•	the authorization, execution, delivery, performance and enforceability of the Reorganization Agreement and related matters;

•	title and condition of the assets to be acquired;

•	the absence of conflicts with its articles of incorporation, bylaws, or any agreements to which Visual Circuits is a party;

•	the receipt of required consents or approvals, if any;

•	compliance with applicable laws;

•	Visual Circuits’ books and records and financial statements;

•	Visual Circuits’ liabilities and absence of undisclosed liabilities;

•	litigation or claims involving Visual Circuits;

•	product warranties and liabilities;

•	tax, employee and labor matters;

•	business practices of Visual Circuits; and

•	accuracy of information supplied for the S-4 and the proxy statement/prospectus.

     Representations and Warranties of Focus. The representations given by Focus cover the following topics, among others, as they relate to:

•	corporate organization and good standing;

•	the authorization, execution, delivery, performance and enforceability of the Reorganization Agreement and related matters;

•	share authorization and capitalization;

•	the absence of conflicts with our certificate of incorporation, bylaws or any agreements to which Focus is a party;

•	compliance with applicable laws;

•	the receipt of required consents or approvals, if any;

•	the validity of the Focus shares of common stock to be issued in the transaction;

•	litigation or claims involving Focus;

•	the accuracy of Focus documents, including financial statements, filed with the SEC; and

•	the accuracy of information supplied.

     The representations and warranties in the Reorganization Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Reorganization Agreement and Plan entitled “Representations and Warranties of the Seller” and “Representations and Warranties of the Buyer.”

Covenants and Agreements

     Visual Circuits and Focus also entered into certain covenants and agreements in connection with the Reorganization Agreement. Visual Circuits agreed that, from the date of the Reorganization Agreement through the closing date of the transaction, unless Focus consents in writing or as otherwise expressly contemplated by the Reorganization Agreement, it would not take any action outside of the ordinary course of business including the following:

•	hiring new employees;

•	encumberment or sale of the assets to be acquired;

•	enter into any contracts regarding the assets to be acquired;

•	pay dividends to Visual Circuits shareholders;

•	materially change pricing or royalties;

•	materially modify any existing agreements related to the assets to be purchased;

•	materially impair Visual Circuits’ ability to satisfy any conditions contained in the Reorganization Agreement; or

•	prevent the completion of the transaction.

     Visual Circuits also agreed that, prior to the closing date of the transaction, it would:

•	conduct business in the ordinary course;

•	pay its undisputed liabilities that become due; and

•	maintain and preserve the business organization.

     The covenants and agreements contained in the Reorganization Agreement are complicated and not easily summarized. You are urged to carefully read the section of the Reorganization Agreement entitled “Covenants of Seller” and “Additional Agreements.”

Limitation on Visual Circuits’ Ability to Consider Other Acquisition Proposals; Termination Fee

     Except as discussed herein, Visual Circuits and its directors, officers, employees and agents or affiliates are prohibited, until the earlier of closing or the termination of the Reorganization Agreement, except with respect to the Reorganization proposed herein, from

•	soliciting, conducting discussion with or engaging in negotiations with any person (other than Focus) relating to a proposal to acquire Visual Circuits, its business, its securities, or its assets,

•	providing information concerning Visual Circuits to, or affording access to its properties, books or records to, any person, or entering into any agreement or understanding with, any person relating to, constituting or reasonably likely to lead to an acquisition proposal, or

•	approving, endorsing or recommending any other acquisition proposal.

     Notwithstanding the above prohibitions, in the event Visual Circuits receives an unsolicited, bona fide written acquisition proposal from a third party and the Special Committee concludes in good faith (following receipt of the advice of outside counsel and an outside financial advisor) is, or is likely to result in, an acquisition proposal which

•	is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects thereof, and

•	is more favorable to Visual Circuits shareholders from a financial point of view than the transactions contemplated under the Reorganization Agreement,

the Special Committee can consider such offer if the Special Committee is advised that failure to do so would result in a breach of the fiduciary obligations of its Board of Directors or the Special Committee under Minnesota law. Visual Circuits is required to provide Focus with notice of any such proposal and any intentions to enter into negotiations with such third party.

     In response to a superior proposal, the Special Committee may withhold, withdraw, amend or modify its approval and, if previously made to its shareholders, its recommendation in favor of the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement. In the event the Special Committee takes such action, those shareholders subject to voting agreements shall be fully and completely released from their respective obligations to vote their shares of Visual Circuits in favor of the acquisition, provided certain conditions are met.

     Finally, in the event the Special Committee approves, recommends and enters into a definitive agreement with respect to a third party superior proposal, both parties to the Reorganization Agreement shall have the immediate and independent right to terminate the Reorganization Agreement and Focus shall be entitled to a termination fee of $850,000, which must be paid within 45 days following the termination of the Reorganization Agreement, and Visual Circuits shall have no further liability to Focus arising out of the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement.

Visual Circuits Shareholder Meeting

     Visual Circuits has agreed to hold a meeting of its shareholders as promptly as practicable after the effectiveness of this proxy statement/prospectus to vote on the Plan and the Reorganization Agreement and, subject to the limited exception in the event of a superior offer described immediately above, the Special Committee will recommend to the shareholders that they vote in favor of each of the above proposals.

Conditions to Completion of the Transaction

     Visual Circuits’ and Focus’ respective obligations to complete the transaction are subject to the satisfaction or waiver of each of the following, among others, conditions:

•	Visual Circuits’ shareholders must approve the Plan and the Reorganization Agreement;

•	no injunction or order preventing the completion of the transactions may be pending or threatened;

•	the S-4 registration statement with respect to the shares of Focus voting common stock to be issued in the transaction must be effective;

•	each party must receive appropriate legal opinions from the other party’s legal counsel;

•	the Focus voting common stock to be issued in the transaction must be registered, freely tradeable and approved for listing on the Nasdaq SmallCap Market;

•	any consents or approvals required to complete the transaction must be received; and

•	closing documents must be executed and delivered.

     Visual Circuits’ obligations to complete the transaction are subject to the satisfaction or waiver of each of the following additional conditions:

•	Focus must perform in all material respects its obligations under the Reorganization Agreement;

•	Focus’ representations and warranties contained in the Reorganization Agreement must be true and correct in all material respects as of the closing date of the transaction;

•	to the extent required, the Focus voting common stock shall be approved for listing by the Nasdaq SmallCap Market; and

•	Visual Circuits must receive the written opinion of Olsen, Thielen & Co., Ltd. to the effect that the Reorganization will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code.

     Focus’ obligations to complete the transaction are subject to the satisfaction or waiver of each of the following additional conditions:

•	Visual Circuits must perform in all material respects its obligations under the Reorganization Agreement;

•	Visual Circuits’ representations and warranties contained in the Reorganization Agreement must be true and correct in all material respects as of the closing date of the transaction;

•	Visual Circuits shall have terminated “key employees”, “Technical Transferred Employees” and “Transferred Employees” effective at and on closing, including any employment agreements (with the exception of the continuing rights of David H. Parish);

•	Focus must have received appropriate termination of security interests in the assets to be acquired; and

•	Visual Circuits’ current inventory shall not exceed the lower of cost or market amount of $500,000.

Indemnification

     Visual Circuits has agreed to indemnify Focus’ and its directors, employees, agents, other representatives and affiliates from and against all claims, losses, liabilities, damages (excluding Focus’ incidental, consequential or special damages, including punitive damages), deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense incurred or sustained by such persons, directly or indirectly, as a result of

•	any breach or inaccuracy of a representation or warranty of Visual Circuits in the Reorganization Agreement or related document,

•	any failure by Visual Circuits to perform or comply with any covenant applicable to it in the Reorganization Agreement or any related agreements,

•	certain liabilities arising from or relating to Visual Circuits’ operation of its business prior to closing,

•	any warranty claims in excess of the amount reserved in the final statement of closing net working capital,

•	any Sales Returns in excess of the amount reserved in the final statement of net working capital, or

•	fraud or willful misrepresentation with respect to the Reorganization Agreement.

     To assure payment for such claims, Visual Circuits will put in escrow 10% of the Focus voting common stock by Focus into an escrow account established by Visual Circuits and Focus with U.S. Bank, National Association. In the absence of liability for Visual Circuits’ taxes, or its fraud or willful misrepresentation with respect to the Reorganization Agreement, the escrow shares shall provide Focus sole recourse against which to recover for losses. Generally Visual Circuits will not be responsible for any losses unless they exceed in the aggregate $50,000. Except for liabilities for Visual Circuits’ taxes or fraud or willful misrepresentations, such indemnification is limited to the amount of consideration paid by Focus. Claims must be made prior to (within 12 months) the release of escrowed shares.

     Focus has agreed to indemnify Visual Circuits and its shareholders, officers, directors, employees, agents, other representatives and affiliates from and against any losses incurred or sustained by any such party, directly or indirectly, as a result of

•	any breach or inaccuracy of a representation or warranty contained in the Reorganization Agreement or any related document,

•	any failure by us to perform or comply with any covenant applicable to us contained in the Reorganization Agreement or related agreements,

•	any ongoing operations of the Visual Circuits business after closing, and

•	any liabilities that Focus assumes at closing in accordance with the Reorganization Agreement.

Termination of the Agreement

     The Reorganization Agreement may be terminated by written notice at any time prior to the closing date, whether before or after approval of the Plan by Visual Circuits shareholders, as follows:

•	by mutual consent of Visual Circuits and Focus;

•	by Visual Circuits or Focus, if the Reorganization is not completed before June 30, 2004, except that the right to terminate the Reorganization Agreement is not available to any party whose failure to fulfill any obligation under the Reorganization Agreement has been a cause of the failure to complete the Reorganization on or before June 30, 2004;

•	by Visual Circuits, if Focus fails to perform its obligations under the Reorganization Agreement and such failure remains uncured, provided Visual Circuits is not in breach of the Reorganization Agreement;

•	by Focus, if Visual Circuits fails to perform its obligations under the Reorganization Agreement and such failure remains uncured, provided Focus is not in breach of the Reorganization Agreement;

•	by Visual Circuits or Focus if there is a material adverse change in the other company’s business;

•	by Visual Circuits or Focus, if there is any order of a court or governmental authority prohibiting the completion of the Reorganization which is final and nonappealable;

•	by Visual Circuits or Focus, if either the Reorganization Agreement and the Plan fail to receive the requisite vote for approval by the Visual Circuits shareholders at the special meeting;

•	by Focus, if the estimated net working capital of Visual Circuits is less than $650,000;

•	by Focus or Visual Circuits if the disclosure schedules as supplemented at closing would have a material adverse effect on the other company’s business; or

•	by Visual Circuits, if the Special Committee determines in good faith on the advice of counsel that termination is necessary in order for the Special Committee to accept a third party superior proposal to comply with its fiduciary obligations under applicable law, provided that Visual Circuits may not exercise this right unless it determines in good faith to enter into a transaction that the Special Committee determines, based upon advice of counsel, that Visual Circuits is required to enter into in accordance with the Special Committee’s fiduciary obligations.

Expenses

     The Reorganization Agreement provides that Focus and Visual Circuits will pay their own respective costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement.

Amendment; Waiver

     The Reorganization Agreement may only be amended by a written instrument signed on behalf of Visual Circuits and Focus. At any time prior to the closing date of the Reorganization, Visual Circuits or Focus, by action of their respective governing bodies and in a written instrument, may:

•	extend the time allowed for the performance of any obligation under the Reorganization Agreement; or

•	waive compliance with any obligation of the other party, or with any conditions to its own obligations, under the Reorganization Agreement.

Regulatory Matters

     Focus and Visual Circuits are not aware of any regulatory or governmental approvals required to complete the sale.

Interests of Visual Circuits Directors, Executive Officers and Certain Employees in the Plan and the Reorganization

     When considering the recommendation of the Special Committee, you should be aware that some of Visual Circuits directors and executive officers have interests in the Reorganization and have arrangements that are different from, or are in addition to, their interests as shareholders of Visual Circuits generally. These include, among other things, indemnification rights and other benefits and payments under certain agreements and employee benefit and retention plans.

•	Nonemployee directors. Focus does not plan to employ any nonemployee directors of Visual Circuits (the members of the Special Committee) following completion of the Reorganization. These directors will receive no other benefits in connection with the shares distribution of Focus common stock by Visual Circuits that will be subject to distribution to its shareholders in accordance with the Plan. Two members of the Special committee, Mr. Robinow and Mr. Wright, will, however, each receive:

•	A Special Committee fee of $5,000 upon dissolution of Visual Circuits; and

•	Special Committee fees of $1,000 per quarter for their services in 2004.

Further, members of the Special Committee will be offered compensation for the cancellation of their stock options and warrants, payable in Focus common stock in an aggregate amount of approximately 5,293 shares, based on an estimated shareholder transaction value derived from various assumptions described in “Proposal No. 1 — Treatment of Options and Warrants.”

•	Employment Agreements. Focus has agreed to employ, and has entered into employment agreements with (subject to the closing of the Reorganization Agreement), the following officers of Visual Circuits who might otherwise have been adversely affected by the business combination with Focus:

David Parish	Chief Executive Officer and Director

Dan Sullivan	President, Chief Technical Officer and Director

Robert McPherson	Chief Operating Officer

     David Parish. Mr. Parish has entered into a two-year employment agreement with Focus which will become effective upon the closing. Mr. Parish will be employed as Executive Vice President of Business Development. Under the terms of his employment agreement, Mr. Parish will receive a base salary of $84,000 per annum. His performance would be reviewed annually thereafter. In addition, he would be entitled to earn commission compensation at the rate of 3.52% on all Visual Circuits product and service related net revenue exceeding the sum of (a) $4,500,000 minus (b) the actual net revenues of Visual Circuits between January 1, 2004 and the date he becomes a full-time employee of Focus, which is the commencement date of his employment agreement. The employment agreement provides that the commission plan will be in effect for 12 months following the commencement date. Mr. Parish has an annual commission target of $81,000 and will be allowed a commission advance of up to $7,000 per month up to a maximum of $70,000 at any time, such advance to be offset by commissions earned but not paid in any month and subject to repayment if Mr. Parish’s employment with Focus is terminated other than for good reason by Mr. Parish or good cause by Focus.

     In addition to base salary and commission, Mr. Parish will be eligible to earn cash bonus compensation in each fiscal year of Focus, subject to the achievement of performance goals to be agreed upon. The target bonus compensation payable to Mr. Parish is 25% of his base salary and annual target commission prorated during an applicable year period. The employment agreement contains other customary provisions with respect to base compensation and bonus compensation, as well as other terms customary for executive employment agreements. Mr. Parish’s employment agreement further provides that in the event he (i) is terminated by Focus without “cause” as the same is generally defined, or (ii) resigns for good reason, Mr. Parish shall receive severance in the amount of six months or three months salary, if the termination occurs in the first and second year of employment, respectively. In addition, in the event of a change of control of Focus, if Mr. Parish’s employment is terminated by Focus without cause or by Mr. Parish for good reason, within twelve months of the change of control, he is entitled to continuation of salary and benefits for six months and any unvested stock or options shall immediately vest.

     In connection with the Reorganization Agreement, Visual Circuits agreed as a condition to closing, pursuant to the terms of a separation agreement, to terminate the employment of David Parish, who has entered into an employment agreement described above with Focus. Mr. Parish is employed by Visual Circuits pursuant to an employment agreement dated as of October 1, 2001. Under the separation agreement, which becomes effective upon closing the Reorganization Agreement with Focus, Visual Circuits has agreed to continue to pay Mr. Parish his base salary through the pay period ending on the date of closing. In addition, Visual Circuits has agreed to make a payment to Mr. Parish for the purpose of equalizing the aggregate compensation received by Mr. Parish from Focus to the total base salary Mr. Parish would have received in 2004 pursuant to his existing employment agreement with Visual Circuits. The equalization payment will be equal to the excess of $165,000 over the actual total compensation, including commission and bonus paid or payable to Mr. Parish by Focus for services rendered in the year 2004, not to exceed $81,000. The maximum equalization payment will not exceed $6,750 for each full month in 2004 that Mr. Parish is employed by Focus.

     Based on the current estimated shareholder transaction value per share of $1.42, Visual Circuits will offer Mr. Parish 199,096 shares of Focus voting common stock as compensation for the cancellation of his options.

     Daniel E. Sullivan. Mr. Sullivan will be employed as Chief Technical Officer of the Focus Video Distribution Group. The Focus employment agreement for Dan Sullivan has a term of one year and provides for a base salary of $72,000 plus a 3.52% commission on Visual Circuits product and service related revenue earned by Focus in 2004 exceeding $4,500,000 (less revenue earned by the Visual Circuits prior to Closing). Mr. Sullivan’s target commission compensation for 2004 is $88,000 and he is entitled to a monthly advance against commissions of $7,000/month to a maximum of $70,000. This amount is offset by commission earned but not paid in any month and becomes an immediately payable obligation if Mr. Sullivan terminates his employment without good reason or is terminated for cause. In addition, Mr. Sullivan is entitled to bonus compensation paid according to criteria to be agreed upon with a target of 15% of annual base salary and annual target commission. The employment agreement further provides that if Focus terminates his employment without cause or Mr. Sullivan resigns his employment for good reason, he will receive a continuation of salary, bonus and benefits for six months following termination and all unvested stock or options shall immediately vest.

     Based on the current estimated shareholder transaction value per share of $1.42, Visual Circuits will offer Mr. Sullivan 39,394 shares of Focus voting common stock as compensation for the cancellation of his options.

     Robert J. McPherson. The Focus employment agreement for Rob McPherson provides that he will act as Chief Operating Officer and Vice President of Systems Business and that he will receive annual base compensation of $160,000 plus two percent (2%) commission on Visual Circuits product and service related revenue earned by Focus exceeding $6.8 million (less revenue earned by the Company prior to Closing). Mr. McPherson would also be entitled to bonus compensation with a target of twenty five percent (25%) of base compensation based on criteria to be agreed upon. The employment agreement further provides that if Focus terminates his employment without cause or Mr. McPherson terminates his employment for good reason, he will receive a continuation of salary, bonus and benefits for six (6) months following termination.

     Based on the current estimated shareholder transaction value per share of $1.42, Visual Circuits will offer Mr. McPherson 17,763 shares of Focus voting common stock as compensation for the cancellation of his options.

     Both Mr. Sullivan’s and Mr. McPherson’s agreements also provide that in the event of a change of control of Focus, or the termination of an employee’s employment for any reason other than cause, or by the employee for good reason within twelve months of the date of a change of control transaction, the employee is entitled to receive a continuation of salary, bonus, compensation and benefits for a period of six months following the effective date of termination of employment. In addition, upon such termination, any and all unvested stock or stock options awarded to the employee would immediately vest in full and be exercisable.

     Each of the executives are entitled to receive options for the purchase of Focus voting common stock, pending approval by the Focus Board of Directors, under of the terms of Focus’s stock option plans. Mr. Parish, Mr. Sullivan and Mr. McPherson are entitled to options to purchase 75,000, 25,000 and 75,000 shares respectively. The exercise price of these options will be at equal to the market value of Focus voting common stock at the date of grant. The options will vest monthly over a three-year period.

     Mr. Parish, Mr. Sullivan and Mr. McPherson have also entered into customary non-competition agreements and confidential information and invention assignments agreements with Focus.

     Mark Derus. Mark Derus, Corporate Secretary and Chief Financial Officer of Visual Circuits, Mr. Derus will be the sole employee of Visual Circuits after the closing of the Reorganization Agreement. Under the terms of his existing employment agreement, Mr. Derus is entitled to severance compensation of $125,000 as a consequence of the closing of a transaction such as the Reorganization. Under the terms of Mr. Derus’ amended agreement, he will be paid such $125,000 on the first business day following the closing of the Reorganization Agreement. After the closing, Mr. Derus will be employed by Visual Circuits on an “at will” basis for three months on a full-time basis at an annualized salary of $125,000. Following this first three month period, Mr. Derus would continue his employment on a part-time basis of not more than 40 hours per month at an hourly rate of $75.00. During this period Mr. Derus will, among other things, assist the exchange agent with the collection and distribution of Visual Circuits shares and Focus common shares, coordinate and calculate post-closing adjustments for net working capital and cash, assist in any research, documentation and financial calculations that may become necessary due to indemnification claims brought by Focus in connection with the Reorganization, coordination and compilation of post-closing expenses and financial statements, and similar managerial duties. For his services Mr. Derus will also be paid a retention bonus of $50,000.

     Based on the current estimated shareholder transaction value per share of $1.42, Visual Circuits will offer Mr. Derus 38,041 shares of Focus voting common stock as compensation for the cancellation of his options.

Special Committee

     The independent members of the Visual Circuits Board of Directors who act as the Special Committee Roger Lucas, Mark Robinow, and Michael Wright, have waived fees for service to Visual Circuits in 2003. Special Committee members Messrs. Robinow and Wright will each receive compensation for their service to Visual Circuits through the dissolution in the amount of $5,000 each. In addition, Mr. Robinow and Mr. Wright each will receive $1,000 per quarter in 2004 for their service on the Special Committee. Members of the Special Committee will be offered shares of Focus voting common stock in consideration for their contractual rights under option and warrant agreements (on the same basis as other holders of options and warrants) as follows: Roger Lucas: 171 shares; Michael Wright: 1,054 shares; and Mark Robinow: 4,068 shares. These amounts are based upon an estimated shareholder transaction value derived from various assumptions described in “Proposal No. 1 — Treatment of Options and Warrants.”

Restrictions on Sales of Shares by Affiliates of Focus and Certain Affiliates of Visual Circuits

     The shares of Focus voting common stock to be issued in connection with the Reorganization will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Focus voting common stock issued to any person who is deemed to be an “affiliate” of Focus at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Focus. Focus’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Focus voting common stock to be received by affiliates in the liquidation. Affiliates may not sell their shares of Focus voting common stock acquired in the liquidation of Visual Circuits except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares (however, Focus is not required to file any such registration statement);

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

     In addition, at such times that Visual Circuits distributes all or any portion of the Focus Shares to its shareholders, David Parish and Dan Sullivan have each agreed that they will not sell more than, (a) 25% of his shares during the first 90 days after the closing, (b) 50% of his shares during the first (180) days after the closing and (c) 75% of his shares during the first 270 days after the closing. After the 270-day period, all restrictions on sales of their shares terminate. These restrictions will not apply to: (1) any sale or disposition pursuant to a tender offer made to substantially all Focus shareholders, or (2) any sale or disposition of Focus capital stock in a merger, reorganization, recapitalization, business combination, or similar transaction approved by Focus shareholders.

Listing on the Nasdaq National Market of the Common Stock to be Issued by Focus

     Focus has agreed to issue the Focus voting common stock in freely tradeable form, registered under the Securities Act of 1933, as amended. Focus voting common stock is traded on the Nasdaq SmallCap Market. The listing of Focus voting common stock on the Nasdaq SmallCap Market, to the extent required, is a condition to closing the Reorganization.

Focus’ Reasons for the Transaction

     Focus’ board of directors determined that the purchase of the assets from Visual Circuits is consistent with and in furtherance of the long-term business strategy of Focus and fair to, and in the best interests of, Focus and its stockholders, and has unanimously approved the asset purchase and Reorganization Agreement. In reaching its determination, Focus’ board of directors considered a number of factors, including the following:

•	the strategic rationale for the asset purchase and the benefits of the transaction structure;

•	future projections and historical information concerning Focus’ and Visual Circuits’ respective businesses, the respective financial conditions of Focus and Visual Circuits before and after giving effect to the Reorganization’s short- and long-term effect on Focus stockholder value;

•	the consideration that Focus is offering to Visual Circuits in the Reorganization;

•	the belief that the terms of the Reorganization Agreement, including the parties’ representations, warranties, covenants, and conditions to their respective obligations are reasonable;

•	the possibility that the reorganization might not be consummated;

•	the substantial charges to be incurred in connection with the reorganization; and

•	the difficulties and risks of integrating Visual Circuits’ business and management.

Recommendation of the Special Committee of Visual Circuits

     After carefully evaluating these factors, both positive and negative, the Special Committee has determined that adoption of the Plan is in the best interests of Visual Circuits and its shareholders, and that the Reorganization is fair to, and in the best interests of, Visual Circuits and its shareholders.

Opinion of Visual Circuits’ Financial Advisor

     Visual Circuits engaged Delphi Financial Corp. on January 5, 2004 to provide Visual Circuits with a fairness opinion in connection with the sale of its assets to Focus. Visual Circuits’ management selected Delphi Financial based on Delphi Financial’s qualifications, expertise and reputation as well as its knowledge of the business of Visual Circuits. On January 26, 2004, Delphi Financial delivered a written opinion that, as of such date, and based upon and subject to the assumptions and considerations set forth in the opinion, the consideration to be received by Visual Circuits pursuant to the Reorganization Agreement is fair from a financial point of view to Visual Circuits and its shareholders.

     The opinion and presentation of Delphi Financial to the Special Committee, in connection with which Delphi Financial was requested to evaluate, among other things, the fairness from a financial point of view of the consideration to be received by Visual Circuits under the Reorganization Agreement, was only one of many factors taken into consideration by the Special Committee in determining to approve the Reorganization Agreement. The terms of the Reorganization Agreement were determined through negotiations between Focus and Visual Circuits. See also “Risk Factors – Risks Relating to the Reorganization Agreement and the Plan.”

     In connection with rendering its opinion, Delphi Financial, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Focus and Visual Circuits, respectively;

•	reviewed Visual Circuits financial projections and performed present value analysis based on Visual Circuits projections of sales, operating income and net income;

•	reviewed certain internal financial statements and other financial and operating data concerning Visual Circuits and Focus, prepared by the managements of Visual Circuits and Focus, respectively;

•	discussed certain strategic, financial and operational benefits anticipated from the transaction with the managements of Visual Circuits and reviewed estimates of the strategic, operational and financial benefits anticipated from the transaction prepared by the management of Visual Circuits;

•	discussed the past and current operations and financial condition and the prospects of Visual Circuits and Focus with senior executives of Visual Circuits;

•	reviewed the reported prices and trading activity for Focus common stock;

•	compared the financial performance of Visual Circuits and that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	discussed with the management of Visual Circuits their strategic rationale for the transaction and certain alternatives to the transaction;

•	reviewed the Reorganization Agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Delphi Financial deemed appropriate.

     Delphi Financial assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to internal financial statements, Delphi Financial assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Visual Circuits. In addition, Delphi Financial assumed that the transaction will be consummated in accordance with the terms set forth in the Reorganization Agreement, including among other things, that the transaction will be treated as a tax-free sale of assets-for-stock reorganization under Internal Revenue Code Section 368(a)(1)(C).

     Delphi Financial relied upon, without independent verification, the assessment by the management of Visual Circuits of: (i) the strategic, financial and other benefits expected to result from the transaction; (ii) the timing and risks associated with the integration of Visual Circuits and Focus; and (iii) the validity of, and risks associated with, Visual Circuits’ and Focus, existing and future technologies, intellectual property, products, services and business models. Delphi Financial has not made any independent valuation or appraisal of the assets, liabilities or technology of Visual Circuits and Focus Enhancements, nor was it furnished with any such appraisals. Delphi Financial’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Delphi Financial as of January 5, 2004. In arriving at its opinion, Delphi Financial was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Visual Circuits or any of its assets.

     The following is a summary of certain financial analyses performed by Delphi Financial in connection with its opinion to Visual Circuits’ Board. In order to fully understand the financial analyses used by Delphi Financial, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Comparable Company Trading Analysis. Delphi Financial compared certain publicly available financial information of Visual Circuits with publicly available information for selected companies with businesses comparable to the businesses of Visual Circuits. Delphi Financial analyzed the following seven companies:

•	Concurrent Computer Corp.

•	Focus Enhancements, Inc.

•	Harmonic Inc.

•	Optibase Ltd.

•	SeaChange International Inc.

•	Sigma Designs Inc.

•	Wegener Corp.

     Delphi Financial’s analysis was based on closing stock prices as of January 20, 2004. The following tables show different financials for these companies:

Summary Market Analysis
($ millions)

		Stock	% Below	Equity	Total
		Price	52-Wk	Market	Market
Company	Ticker	01/20/2004	High	Cap	Cap. (a)

Concurrent Computer Corp.	CCUR	$4.97	15.5%	$309.8	$284.6
Focus Enhancements Inc.	FCSE	$2.75	34.5%	115.8	117.5
Harmonic Inc.	HLIT	$9.95	0.0%	708.2	616.7
Optibase Ltd.	OBAS	$8.32	5.9%	103.2	52.1
SeaChange International Inc.	SEAC	$18.03	9.6%	490.3	410.3
Sigma Designs Inc.	SIGM	$9.39	26.8%	192.4	173.5
Wegener Corp.	WGNR	$2.65	15.9%	32.9	28.1
Comparables Mean			15.4%	$278.9	$240.4
Comparables Median			15.5%	$192.4	$173.5

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Total Market Cap. /			Price/Earnings Ratio

Calendar
	LTM	LTM	LTM
Company	EBIT	EBITDA	Sales	LTM	2004	2005

Concurrent Computer Corp.	NA	NA	3.94x	NA	165.67x	57.17x
Focus Enhancements Inc.	NA	NA	4.92x	NA	21.15x	NA
Harmonic Inc.	NA	NA	3.73x	NA	248.75x	219.16x
Optibase Ltd.	78.69x	22.87x	1.81x	9.48x	NA	NA
SeaChange International Inc.	20.57x	15.58x	3.90x	17.36x	55.34x	44.88x
Sigma Designs Inc.	176.99x	108.88x	5.80x	211.61x	39.68x	30.52x
Wegener Corp.	NA	21.75x	1.34x	NA	NA	NA
Comparables Mean	92.08x	42.27x	3.64x	79.48x	106.12x	87.93x
Comparables Median	78.69x	22.31x	3.90x	17.36x	55.34x	51.02x

Notes:

(a)  Total Market Capitalization includes equity market capitalization and book value of total debt and preferred stock, net of cash and marketable securities.

(b)  Net Debt includes long-term debt, current debt, and redeemable preferred stock, net of cash.

Highlighted companies are the best comparables for the Company.

NA = Not Available or Not Applicable.

     In conducting its analysis, Delphi Financial determined that the only viable multiple that can be applied in valuation of Visual Circuits is the enterprise value to the last twelve months sales multiple. Since Visual Circuits is not profitable, other multiples are meaningless in determining the valuation. Also, the median multiple needed to be adjusted further to account for Visual Circuits’ small size versus the companies used in the analysis. Consequently, Delphi Financial applied the enterprise value to the adjusted last twelve months sales multiple of the comparable companies to Visual Circuits’ sales in the last twelve months to come up with the value. The resulted value was adjusted further to account for the difference between the public and private company valuation. Delphi Financial estimated the following:

Market Method Valuation
($ in thousands)

		Adjusted		Adjusted
LTM	Small	LTM		LTM	Company
Sales	Company	Sales	Liquidity	Sales	LTM	Company
Multiple	Discount	Multiple	Discount	Multiple	Sales	Valuation

3.90	25%	2.92	40%	1.75	$4,421	$7,751
Less Debt (as of 12/31/2003)						(21)
Plus Cash (as of 12/31/2003)						755

Equity Valuation						$8,485

     Delphi Financial noted that the implied transaction value of $8.5 million plus 150,000 shares of Focus common stock for Visual Circuits assets was above the implied equity valuation shown above.

     No company analyzed in the comparable company analysis is identical to Visual Circuits. In evaluating the comparable companies, Delphi Financial made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters beyond the control of Visual Circuits, such as the impact of competition on the businesses of Visual Circuits and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Visual Circuits or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

     Discounted Equity Value. Delphi Financial also performed an analysis of the implied present value of Visual Circuits on a standalone basis based on the projections provided by Visual Circuits. In order to calculate this value, Delphi Financial first determined Visual Circuits’ implied enterprise value by adding:

•	The present value of the estimated future unlevered free cash flows that Visual Circuits would generate over the five year period through fiscal year 2008 if it operated in a manner consistent with its projections; and

•	The present value of Visual Circuits’ “terminal value” at the end of fiscal year 2008.

     Delphi Financial used an illustrative discount rate of 30% which reflected Delphi’s estimate of Visual Circuits’ average cost of capital. The discount rate was determined based on the beta analysis, market and Company specific premiums, risk-free rate of return and appropriate capital structure for the Company. To calculate the Discounted Equity Value, Delphi Financial used the cash flow projections provided by the Company. Delphi Financial applied a 2.9 multiple to its last twelve months projected sales in 2008 to derive the terminal value, which is the adjusted multiple calculated above. This analysis resulted in a present value of cash flows of $566,000, a present value of terminal value of $11,285,000 and an enterprise value of 12,585,000.

     Finally, the resulted value required further adjustment to account for the difference between public and private company valuations. Delphi Financial observed the following:

Income Method Valuation
($ in thousands)

DCF
Valuation
Before
Liquidity	Liquidity	Company
Discount	Discount	Valuation

$12,585	40%	$7,551

     Delphi Financial noted that the implied transaction value of $8.5 million plus 150,000 shares of Focus common stock for Visual Circuits assets was above the implied equity valuation shown above.

     Analysis of Selected Precedent Transactions. Delphi Financial compared publicly available information for selected transactions to the relevant financial statistics for Visual Circuits (last twelve months sales). The following four transactions, although not involving the purchase of assets, in Delphi Financial’s judgment, were in relevant industry segments and were reasonably comparable to the proposed transaction:

•	California Amplifier Inc. acquisition of Kaul-Tronics Inc.

•	Western Digital Corp. acquisition of Read-Rite Corp.

•	Sloan Capital Partners acquisition of STM Wireless Inc.

•	L-3 Communications acquisition of Wescam Inc.

     For each precedent transaction, Delphi Financial analyzed, as of the acquisition date of each transaction, the multiple implied by the transaction value. Delphi Financial observed the following:

Comparable M&A Transactions Summary

in millions

	California	Western	Sloan	L-3
Acquiror Name	Amplifier Inc.	Digital Corp.	Capital Partners	Communications
Target Name	Kaul-Tronics, Inc.	Read-Rite Corp.	STM Wireless Inc.	Wescam Inc.	Average	Median

Announcement Date	04/08/02	07/24/03	02/20/03	09/18/02
Target Status	Private	Public	Public	Private
Implied Enterprise Value	$20.8	$157.9	$12.8	$134.4
Implied Common Equity Value	$22.6	$95.4	$4.0	$115.6
LTM Net Revenue	$37.4	$164.4	$20.9	$105.6
LTM EBITDA ($Mils)	$5.8	($148.6)	($3.6)	$16.1
Valuation Multiples
Enterprise Value / Net Revenue	0.6x	1.0x	0.6x	1.3x	0.9	0.8
Enterprise Value / EBITDA	3.6	nmf	nmf	8.3	6.0	6.0

Notes:

(1)  Enterprise Value = Market Capitalization + Preferred Equity + Long Term Debt + Short Term Debt + Minority Interest - Cash.

(2)  EBITDA = Operating Income + Depreciation & Amortization.

Source: SDC

     Finally, the average median multiple of Enterprise Value/Sales was applied to Visual Circuits last twelve months sales to derive the valuation.

Comparable Transactions Method
($ in thousands)

LTM	Company
Sales	LTM	Company
Multiple	Sales	Valuation

0.79	$4,421	$3,476
Less Debt (as of 12/31/2003)		(21)
Plus Cash (as of 12/31/2003)		755

Equity Valuation		$4,210

     Delphi Financial noted that the implied transaction value of $8.5 million plus 150,000 shares of Focus common stock for Visual Circuits assets was above the implied equity valuation shown above.

     No company or transaction utilized in the analysis of selected precedent transactions is identical to Visual Circuits or Focus or the proposed Reorganization. In evaluating the precedent transactions, Delphi Financial made the judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Visual Circuits and Focus, such as the impact of the competition on the business of Visual Circuits, Focus, or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Visual Circuits, Focus or the industry or in the financial markets in general, which could affect the aggregate value of the transactions to which the Companies are being compared.

     Conclusion. Based on the three valuation methods above, Delphi Financial concluded that the purchase price of $8.5 million plus 150,000 shares of Focus voting common stock represents a fair value for Visual Circuits.

     Delphi Financial’s opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Delphi Financial in rendering its opinion. Delphi Financial’s opinion is directed to Visual Circuits’ Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by Visual Circuits pursuant to the Reorganization Agreement as of the date of the opinion. The opinion does not address any other aspects of the transactions and does not constitute a recommendation to any holder of Visual Circuits’ common stock as to how to tender or elect in connection with transaction nor how the stockholders of Visual Circuits should vote at the stockholders’ meeting, if any, to be held in connection with the transaction.

Material United States Federal Income Tax Consequences of the Transaction

     The following summarizes the opinion of Olsen, Thielen & Co., Ltd., subject to the qualifications set forth below and contained herein, as to the material U.S. federal income tax consequences to Visual Circuits and the shareholders of Visual Circuits of the sale of assets by and liquidation of, Visual Circuits. This discussion is based upon laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. The discussion set forth below may not apply to certain categories of shareholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, financial institutions, tax-exempt organizations, broker-dealers, insurance companies, regulated insurance companies, holders who are not United States persons (as defined in Section 7701(a)(3) of the Code), and holders who acquired the Visual Circuits common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address state, local or foreign tax consequences.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

     Visual Circuits has not requested a ruling from the Internal Revenue Service (the “IRS”) with regard to any of the U.S. federal income tax consequences of the sale of assets by and the liquidation of Visual Circuits. Based, in part, upon review of the transaction documents and a representation letter from Visual Circuits, Olsen, Thielen & Co., Ltd., has issued its preliminary draft of its opinion that the sale of assets by Visual Circuits to Focus pursuant to the Reorganization Agreement in conjunction with the Plan will constitute a nontaxable reorganization within the meaning of Section 368(a)(1)(C) of the Code. The ability of Olsen, Thielen & Co., Ltd. to issue the tax opinion at closing is dependent on the absence of a material change or development in facts before closing, including but not limited to the exercise of dissenters’ rights by holders of a significant number of shares of Visual Circuits. The preliminary draft of the opinion of Olsen, Thielen & Co., Ltd., which is subject to change or withdrawal prior to the closing, (the “Tax Opinion”) is included in Annex D to this proxy statement/prospectus. Any references to the Tax Opinion in this proxy statement/prospectus are to the preliminary draft tax opinion which is subject to the qualifications set forth in this paragraph. There are numerous requirements that must be satisfied in order for the Reorganization to be accorded tax-free treatment under the Code. Due to the inherently factual and subjective nature of certain of these requirements, Olsen, Thielen & Co., Ltd., may be unable to render an unqualified opinion as to the tax-free nature of the Reorganization. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain factual representations made by Visual Circuits and covenants made by Focus. The Tax Opinion is not binding on the IRS and does not preclude the IRS from adopting a contrary position. The following discussion assumes that the sale of assets by Visual Circuits and the subsequent liquidation will qualify as a nontaxable reorganization under the Code.

Tax Implications to Visual Circuits

     Subject to the assumptions and qualifications above, in the draft opinion of Olsen, Thielen & Co., Ltd., the U.S. federal income tax consequence to Visual Circuits of the Reorganization will be as follows. Visual Circuits will not recognize gain or loss with respect to (i) the receipt of Focus voting common stock in exchange for its assets or (ii) the distribution of the Focus voting common stock to Visual Circuits shareholders or creditors (including holders of options and warrants and the liquidating trust as described below) in the Reorganization.

Tax Implications to Visual Circuits’ Shareholders

     In the opinion of Olsen, Thielen & Co., Ltd., the U.S. federal income tax consequences of the Reorganization to Visual Circuits’ shareholders will be as follows. First, Visual Circuits shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Focus voting common stock in the liquidation of Visual Circuits. Second, the holding period of the Focus stock received by the Visual Circuits shareholders will include the holding period of the Visual Circuits voting common stock cancelled upon liquidation of Visual Circuits; provided the shares are held as a capital asset by the shareholders at the time of the Reorganization. Third, the tax basis of the Focus voting common stock received will generally be the same as the tax basis of the Visual Circuits common stock deemed exchanged therefor. Fourth, Visual Circuits shareholders will generally recognize gain (but not loss) or dividend income upon the receipt of property other than Focus voting common stock in the Reorganization. If cash is received for fractional shares by a Visual Circuits shareholder, the shareholder will generally recognize capital gain or loss in an amount equal to the cash received less a portion of the tax basis allocable to the fractional share redeemed, unless the cash received is essentially equivalent to a dividend.

     In accordance with the Plan, Visual Circuits will be liquidated within 12 months of the transfer of its assets to Focus. Some amount of cash held by Visual Circuits and some amount of Focus voting common stock received by Visual Circuits upon sale of its assets may be placed into a liquidating trust upon liquidation of Visual Circuits to provide for any liabilities, including any contingent liabilities, of Visual Circuits. The beneficial interests in the liquidating trust will be distributed to the shareholders of Visual Circuits pursuant to the Plan. For U.S. federal income tax purposes, a share of the assets of the liquidating trust (both stock and cash) should be deemed to have been distributed to each Visual Circuits shareholder in proportion to their interests in the liquidating trust and thereafter contributed by such shareholder to the liquidating trust. Accordingly, a distribution of cash to the liquidating trust by Visual Circuits would be taxable as if transferred directly to the shareholders as more fully discussed below.

     Olsen, Thielen & Co., Ltd., has not expressed any opinion in its draft opinion on the tax consequences of owning an interest in the liquidating trust. Visual Circuits shareholders should seek advice from their tax counsel to determine the tax consequences of owning an interest in the liquidating trust. The following discussion assumes that the Reorganization will qualify as a tax free reorganization under the Code.

     In general, a liquidating trust is not itself subject to U.S. federal income tax; rather, each holder of a beneficial interest in the liquidating trust will be treated as owning a pro rata share of the assets of the liquidating trust and is required to take into account his proportionate share of each of the liquidating trust’s items of income or deduction. Because the completion of the Reorganization Agreement and the liquidation of Visual Circuits should constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, as described above, Visual Circuits shareholders should not recognize any gain or loss to the extent that the assets deemed distributed to them, and contributed to the liquidating trust, consist solely of Focus voting common stock. If a Visual Circuits shareholder, however, realizes gain in the liquidation (i.e., if the total value of all the consideration received by such shareholder in the liquidation, including Focus voting common stock, exceeds his adjusted basis in his Visual Circuits common stock), the shareholder must recognize such gain to the extent that such shareholder’s pro rata share of the assets of the liquidating trust, net of any fixed liabilities of Visual Circuits that are assumed by the liquidating trust, consists of property other than Focus voting common stock.

     The tax basis of the Focus voting common stock received by Visual Circuits shareholders in the liquidation, including any Focus voting common stock that is deemed to be received by Visual Circuits shareholders as a result of receiving a beneficial interest in the liquidating trust, will be equal to the basis of any shares of Visual Circuits surrendered in exchange therefor, decreased by the amount of any property other than Focus voting common stock deemed received as a result of the receipt of a beneficial interest in the liquidating trust, and increased by the amount of any gain that is recognized as a result of the receipt of such other property. The tax basis of the shares of Visual Circuits common stock surrendered in the Reorganization will be allocated between the Focus voting common stock actually received and the Focus voting common stock deemed received and contributed to the liquidating trust.

     If the liquidating trust disposes of any of its Focus voting common stock, other than in a distribution to Visual Circuits shareholders, each Visual Circuits shareholder will recognize gain or loss equal to the difference between the shareholder’s pro rata share of the amount realized by the liquidating trust on the disposition of such shares, and the shareholder’s tax basis in such shares. The trustee is not required to make any distributions to fund any tax liability of the Visual Circuits shareholders related to any such gain. If the liquidating trust makes any payments in satisfaction of liabilities of Visual Circuits that were contingent as of the inception of the liquidating trust, a holder of a beneficial interest in the liquidating trust will generally be entitled to increase the shareholder’s basis (or claim a capital loss) in the Focus voting common stock acquired in the liquidation (including such holder’s pro rata share of any Focus voting common stock held in the liquidating trust) by an amount equal to such holder’s pro rata share of such payment. Moreover, if the liquidating trust earns any income, such as interest or dividends, such income will be taxable to a holder of a beneficial interest in the liquidating trust in accordance with the holder’s method of accounting in the year in which received by the trust without regard to whether any distribution was made.

     Although the ability of a Visual Circuits shareholder to dispose of his beneficial interest in the liquidating trust are limited to transfers, by will, succession or otherwise by operation of law, or with consent of the manager of the liquidating trust, upon any such disposition a shareholder will generally recognize gain or loss equal to the difference between the amount realized by the holder on such disposition and the holder’s basis in the beneficial interest. Such basis will initially be equal to the sum of (i) the Visual Circuits shareholder’s basis in the shareholder’s pro rata share of the Focus voting common stock held in the liquidating trust (which, as described above, will be determined with reference to the shareholder’s basis in the Visual Circuits common stock prior to the liquidation), and (ii) the shareholder’s pro rata share of any other property held in the liquidating trust as of that date. The basis in a beneficial interest will be increased by the amount of any taxable income allocated to a holder of a beneficial interest, and decreased by the basis of any Focus voting common stock and the value of other property distributed to a holder of a beneficial interest. The Visual Circuits shareholder’s holding period in the interest in the liquidating trust will be determined with reference to the assets of the liquidating trust. The holding period with respect to the Focus voting common stock will include the holding period of the Visual Circuits common stock held by such shareholders (provided that such Visual Circuits common stock was not held for sale to customers), while the holding period for any other property held in the liquidating trust will begin on the date that such property was acquired by the liquidating trust.

     The liquidating trust will provide to the holders of its beneficial interests initially, and thereafter on an annual basis, such information as is necessary for the holder of the beneficial interest to report its income and gain to the IRS, both with respect to the liquidation and thereafter.

Tax Implications to Dissenters

     Olsen, Thielen & Co., Ltd, has not expressed any opinion on the tax consequences to the Visual Circuits shareholders that exercise dissenters rights. The following is a description of the general tax consequences of receipt of cash by dissenting shareholders in exchange for all of their shares of common stock in Visual Circuits, however, dissenting shareholders should seek advice from their own tax advisor regarding the tax consequences of receiving cash based upon the dissenter’s particular circumstances. Generally, a Visual Circuits shareholder that receives cash in exchange for all of the shareholder’s shares of Visual Circuits common stock will recognize capital gain (or loss) to the extent the amount of cash received exceeds (is less than) the shareholder’s basis in the shareholder’s shares of Visual Circuits common stock. If the shareholder is related (as provided in the Code) to a Visual Circuits shareholder that does not exercise dissenters rights and who receives shares of Focus voting common stock upon the liquidation of Visual Circuits, the dissenting shareholder may be treated as receiving a dividend equal to the amount of cash received in exchange for his shares which would be taxable to the dissenting shareholder as ordinary income in the year received with no offset for the shareholder’s basis in the shares.

Tax Implications to Option and Warrant Holders

     Olsen, Thielen & Co., Ltd., has not expressed any opinion on the tax consequences to the holders of options and warrants to purchase Visual Circuits common stock of receiving Focus voting common stock from Visual Circuits in consideration of cancellation of the holders’ rights under the options and warrants. The following is a discussion of the general tax consequences, however, Visual Circuits’ option holders and warrant holders should seek advice from their own tax advisor regarding receipt of Focus voting common stock in consideration for cancellation of their Visual Circuits options and warrants.

     With respect to holders of nonqualified stock options and holders of voting warrants who received the options or warrants as compensation for services (whether vested or unvested), the value of the Focus stock received upon cancellation of the option (or warrant) should be includible in taxable income of the holder in the year of receipt. The Focus voting common stock received by employees of Visual Circuits should constitute wages subject to income and employment tax withholding. Similarly, the receipt of Focus voting common stock by Visual Circuits employees in cancellation of qualified (incentive) stock options, should be treated as the receipt of wages equal to the value of Focus shares which are taxable as ordinary income and subject to withholding.

     Warrant holders or other holders of options to purchase Visual Circuits common stock who did not receive the option or warrant as compensation but purchased the option or warrant, should recognize capital gain (short-term or long-term) upon receipt of Focus voting common stock in exchange for their option or warrant provided that such option or warrant was held as a capital asset.

     IF THE REORGANIZATION WERE NOT TO QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(C) OF THE CODE, VISUAL CIRCUITS WOULD RECOGNIZE GAIN OR LOSS ON THE EXCHANGE OF ITS ASSETS FOR FOCUS STOCK, ON THE DISTRIBUTION OF FOCUS STOCK AND ANY OTHER PROPERTY IN LIQUIDATION TO THE SHAREHOLDERS BASED ON THE DIFFERENCE BETWEEN THE FAIR MARKET VALUE OF THE PROPERTY DISTRIBUTED AND VISUAL CIRCUITS’ TAX BASIS OF THE PROPERTY. VISUAL CIRCUITS SHAREHOLDERS WOULD GENERALLY RECOGNIZE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES UPON THE RECEIPT OF FOCUS VOTING COMMON STOCK IN EXCHANGE FOR SHARES OF VISUAL CIRCUITS COMMON STOCK UPON LIQUIDATION. EACH VISUAL CIRCUITS SHAREHOLDER’S GAIN OR LOSS WOULD GENERALLY BE DETERMINED BY COMPARING SUCH SHAREHOLDER’S TAX BASIS IN HIS VISUAL CIRCUITS STOCK TO THE VALUE OF ALL PROPERTY RECEIVED IN THE LIQUIDATION INCLUDING ANY INTEREST IN THE LIQUIDATING TRUST. IN ADDITION, THE SHAREHOLDER WOULD HAVE TO PAY INTEREST ON THE AMOUNT OF THE TAX DEFICIENCY, AND, POTENTIALLY, PENALTIES. VISUAL CIRCUITS’ AGREEMENT WITH FOCUS DOES NOT PROVIDE FOR ANY RESCISSION OR ADJUSTMENT AFTER THE CLOSING IF THE REORGANIZATION DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION (EXCEPT FOR CLAIMS OF BREACH OF COVENANT), AND EXCEPT FOR CLAIMS OF BREACH OF COVENANT, FOCUS WOULD NOT BE ADVERSELY IMPACTED IF, AFTER THE CLOSING, THE SALE OF ASSETS AND LIQUIDATION DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION. THEREFORE, THE RISK THAT THE REORGANIZATION MIGHT NOT QUALIFY AS A TAX-FREE REORGANIZATION IS BORNE ALMOST ENTIRELY BY VISUAL CIRCUITS SHAREHOLDERS. AS A TRANSFEREE OF ASSETS IN LIQUIDATION OF VISUAL CIRCUITS, YOU MAY BE LIABLE FOR A PRO RATA SHARE OF VISUAL CIRCUITS TAX LIABILITY FROM THE EXCHANGE OF ASSETS FOR FOCUS SHARES AND THE DISTRIBUTION OF FOCUS SHARES. HOWEVER, THE MAXIMUM LIABILITY OF ANY SHAREHOLDER FOR SUCH CORPORATE LIABILITY WOULD BE THE VALUE OF FOCUS VOTING COMMON STOCK AND ASSETS RECEIVED IN CONNECTION WITH THE PLAN.

     THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE TRANSACTION. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE REORGANIZATION. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE REORGANIZATION.

     Visual Circuits’ receipt of the final tax opinion of Olsen, Thielen & Co., Ltd., described above is a condition to closing of the transaction with Focus that can be waived by Visual Circuits. If the opinion is not delivered because, in the opinion of Olsen, Thielen & Co., Ltd., there is a material change in the tax consequences relating to the transactions, including the existence of dissenting shareholders, and if this closing condition is not waived by Visual Circuits, the closing of the transaction with Focus pursuant to the Reorganization Agreement will not proceed.

Backup Withholding

     Under the backup withholding provisions of the Code and applicable Treasury regulations, certain cash payments to a shareholder of Visual Circuits may be subject to backup withholding at the fourth lowest rate of tax applicable to single filers with respect to such payments, unless (i) such holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A shareholder of Visual Circuits who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Shareholders should consult their own tax adviser regarding this qualification of exemption from backup withholding.

Accounting Non-Tax Treatment of the Transactions

     Reorganization Agreement. The Reorganization is expected to be accounted for by Focus as a business combination using the purchase method. The purchase price will be allocated to the identifiable assets acquired and will be recorded on Focus’ books at their respective fair values. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to Focus’ consolidated results of operations in the quarter in which the asset sale is completed. The remaining purchase price will be recorded as intangible assets and goodwill.

     Sale of Operating Assets. Upon completion of the Reorganization, Visual Circuits will recognize a “book,” or accounting gain or loss on the sale or other disposition of its operating assets based upon the difference between the consideration received for the operating assets and the book value of the operating assets, including liabilities recognized at the time of the sale. Under generally accepted accounting principals, this amount is not recorded until the sale occurs or a loss is probable and estimable.

PROPOSAL NO. 3 – AMENDMENT OF THE ARTICLES OF
INCORPORATION OF VISUAL CIRCUITS

     Pursuant to the Reorganization Agreement Visual Circuits is transferring rights to its corporate name and as a condition to closing the transaction, Visual Circuits has agreed to amend its articles of incorporation to change its name to VCC Liquidating Corporation By action taken effective January 20, 2004, the Special Committee adopted the following resolution, subject to approval by the shareholders at the special meeting:

RESOLVED, that Article I of the Articles of Incorporation of Visual Circuits Corporation be amended to read as follows:

Article I.

The name of this corporation shall be VCC Liquidating Corporation

     Approval of the amendment to Visual Circuits’ articles of incorporation to change its corporate name requires the affirmative vote of the holders of a majority of the shares of Visual Circuits common stock present in person or represented by proxy and entitled to vote on this proposal. The Special Committee considers this amendment to be advisable and in the best interests of Visual Circuits and its shareholders and recommends that shareholders vote FOR approval of this amendment.

COMPARISON OF RIGHTS OF HOLDERS OF VISUAL CIRCUITS
COMMON STOCK AND FOCUS VOTING COMMON STOCK

THIS SECTION OF THIS PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF VISUAL CIRCUITS COMMON STOCK AND FOCUS VOTING COMMON STOCK. WHILE IT IS BELIEVED THAT THE FOLLOWING DESCRIPTION COVERS THE MATERIAL DIFFERENCES BETWEEN THE TWO, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO FOR A MORE COMPLETE UNDERSTANDING OF THE DIFFERENCES BETWEEN BEING A SHAREHOLDER OF VISUAL CIRCUITS AND BEING A STOCKHOLDER OF FOCUS.

Applicable State Corporate Laws

     As a shareholder of Visual Circuits, your rights are currently governed by the Minnesota Business Corporation Act, Visual Circuits’ articles of incorporation and Visual Circuits’ by-laws. Conversely, the rights of Focus’ stockholders are currently governed by the Delaware General Corporation Law, Focus’ certificate of incorporation and Focus’ by-laws. After completion of the asset sale and related transactions described in this Proxy Statement - Prospectus, you will become a stockholder of Focus, and your rights will be governed by the Delaware General Corporation Law, Focus’ certificate of incorporation and Focus’ by-laws.

Capitalization and Voting Rights

     Both Visual Circuits and Focus have a class of common stock issued and outstanding. Holders of Visual Circuits common stock and holders of Focus voting common stock are each entitled to one vote for each share held. Neither holders of Visual Circuits common stock nor holders of Focus voting common stock are allowed to cumulate votes for the election of directors.

Size and Classification of the Board of Directors

     Visual Circuits’ directors are elected for a term of one year and until their successors are elected and qualified. Visual Circuits’ Board is not divided into classes. Visual Circuits’ Board of Directors currently consists of five directors. The number of directors on Visual Circuits’ Board is determined, from time to time, by the shareholders of Visual Circuits or the Board of Directors of Visual Circuits and may not exceed six. Focus’ Board of Directors is divided into three classes (Classes I, II and III), as permitted by Delaware law, with one class being elected annually. Focus directors are elected for a term of three years and until their successors are elected and qualified. Focus’ Board of Directors currently consists of seven directors. The number of directors on Focus’ Board is determined by a resolution adopted by a majority vote of the Board of Directors, but in no event shall be less than three.

Removal of Directors

     Visual Circuits directors may be removed with or without cause by a vote of the shareholders holding a majority of the shares entitled to vote at an election of directors except, as otherwise provided by law, where shareholders have the right to cumulate their votes. Focus directors may be removed for cause by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

Vacancies

     Visual Circuits’ by-laws provide that vacancies on the Board of Directors which result by reason of death, resignation, retirement, disqualification, removal or otherwise, may be filled by the majority vote of the remaining directors, although less than a quorum. Focus’ by-laws provide that unless and until filled by the stockholders or as otherwise provided by law or by Focus’ certificate of incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Shareholder/Stockholder Action

     Visual Circuits shareholders may take action at annual or special meetings of shareholders, or by unanimous written consent of all Visual Circuits shareholders entitled to vote. Focus stockholders may take action at annual or special meetings of stockholders, and may also take action by written consent in lieu of any such meeting or meetings without prior notice and without a vote. Any such written consent shall be signed and dated by the holders of a majority of Focus’ outstanding stock entitled to vote on the subject action.

Fair Price Provision

     Minnesota law contains a fair price provision which prohibits an offeror from acquiring shares of a publicly held Minnesota corporation within two years following the offeror’s last purchase of shares pursuant to a takeover offer, unless the shareholders have a reasonable opportunity to dispose of the shares to the offeror upon terms substantially equivalent to those provided in the earlier takeover offer. The fair price provision does not apply if the board’s disinterested directors approve the proposed acquisition of shares before the offeror purchases any shares in the takeover offer. Visual Circuits is governed by the fair price provision.

     Delaware law contains a provision which restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered under this provision to be a person owning 15% or more of the corporation’s outstanding voting stock. Delaware law restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of the corporation’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock, Delaware law prohibits significant business transactions such as: - a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder; - any other transaction that would increase the 15% stockholder’s proportionate ownership of any class or series of capital stock. The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval. The prohibition against these transactions does not apply if: - prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of the outstanding voting stock; or - the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of the outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation. Focus is governed by this provision of Delaware law.

Amendments to Certificate/Articles of Incorporation

     Under Minnesota law, before the shareholders may vote on an amendment to the articles of incorporation, either a resolution to amend the articles must have been approved by the affirmative vote of the majority of the directors present at the meeting where such resolution was considered or the amendment must have been proposed by shareholders holding 3% or more of the voting power of the shares entitled to vote. Amending the articles of incorporation requires the affirmative vote of the holders of the majority of the voting power present and entitled to vote at the meeting (and of each class, if entitled to vote as a class), unless the articles of incorporation require a larger proportion. Minnesota law provides that a proposed amendment may be voted upon by the holders of a class or series even if the articles of incorporation would deny that right, if among other things, the proposed amendment would increase or decrease the aggregate number of authorized shares of the class or series, change the rights or preferences of the class or series, create a new class or series of shares having rights and preferences prior and superior to the shares of that class or series or limit or deny any existing preemptive right of the shares of the class or series. In addition to the above, holders of a majority of the shares present and entitled to vote on such amendment, except that a proposed amendment to cause the Minnesota control share acquisition statute at Section 302A.671 of the Minnesota law to be inapplicable may also be approved by a committee of the board of directors comprised solely of directors who:

•	are, nor have been during the past five years, neither officers nor employees,

•	are neither “acquiring persons” nor affiliates or associates of an “acquiring persons,”

•	were not nominated for election as directors by an “acquiring persons” or an affiliate or associates of an “acquiring persons,” and

•	were directors at the time an acquiring person became an “acquiring persons” or were nominated, elected, or recommended for election as directors by a majority of those directors.

     Focus’ certificate of incorporation provides that in addition to the vote of the holders of any class or series of stock required to amend said certificate of incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of Focus entitled to vote generally in the election of directors, voting together as a single class, is required to: (i) alter, amend or change the rights, preferences and privileges of any class or series of common or preferred stock; (ii) amend the provision providing that Focus shall have a perpetual existence; (iii) alter, amend or change the provisions relating to the management of Focus by its Board of Directors in its business judgment; (iv) alter, amend or repeal the sections of its certificate of incorporation relating to the number, class, election and removal of directors, (v) alter, amend or repeal the limitation of the personal liability of directors, and (vi) alter, amend or repeal the provisions relating to board consideration of third party take-over bids or acquisition proposals in accordance with Delaware Law. All other parts of Focus’ certificate of incorporation may be amended in accordance with Delaware law, which provides that an amendment to a corporation’s certificate of incorporation may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment.

Amendment to By-laws

     Minnesota law provides that, unless reserved by the articles to the shareholders, the power to adopt, amend or repeal a corporation’s bylaws is vested in the board, subject to the power of the shareholders to adopt, amend or repeal the bylaws. After adoption of initial bylaws, the board of a Minnesota corporation cannot adopt, amend or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a bylaw to increase the number of directors. A proposed amendment to cause the Minnesota control share acquisition statute at Section 302A.671 of the Minnesota law to be inapplicable, however, may be approved by a committee of the board of directors comprised solely of directors who:

•	are, nor have been during the past five years, neither officers nor employees,

•	are neither “acquiring persons” nor affiliates or associates of an “acquiring persons,”

•	were not nominated for election as directors by an “acquiring persons” or an affiliate or associate of an “acquiring persons,” and

•	were directors at the time an acquiring person became an “acquiring persons” or were nominated, elected, or recommended for election as directors by a majority of those directors.

     The Delaware law provides that, unless otherwise designated in the certificate of incorporation, bylaws may be amended or repealed by the stockholders entitled to vote. The Focus certificate of incorporation provides that the board of directors may amend or repeal the bylaws. The Focus bylaws also provide for amendment or repeal by the vote of a majority of the holders of outstanding shares or by the approval of the board of directors. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal by-laws, even though the board may also be delegated such power. Focus’ by-laws provide that said by-laws may be adopted, amended or repealed (1) by the affirmative vote of a majority of the board of directors, or (2) by the affirmative vote of Focus’ stockholders exercising at least seventy-five percent

(75%) of the outstanding voting power of the then-outstanding shares of capital stock of Focus. In addition, Focus’ certificate of incorporation provides that the affirmative vote of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of Focus entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of Focus.

Shareholder Rights Plan

     Neither Visual Circuits nor Focus has a shareholder rights plan.

Nomination Procedures and Shareholder Proposals

     Minnesota law provides that any business appropriate for action by the shareholders may be transacted at a regular meeting of the shareholders. Visual Circuits’ by-laws are silent on the matters of nomination and shareholder proposals. Focus’ by-laws provide that a stockholder who wishes to nominate directors for election at a stockholder meeting or who wants to bring business before a stockholder meeting must have given timely notice thereof in writing to the secretary of the corporation. In order to be timely, the notice must be received at the corporation’s executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Stockholder nominations and proposals will not be brought before any Focus stockholder meeting unless the nomination or proposal was made in accordance with the specific requirements set forth in the by-laws. The chairman of the Focus stockholder meeting will have the power to determine whether the business or nomination set forth by the stockholder was properly brought before the stockholder meeting. If the chairman determines that the business or nomination was not properly brought before the stockholder meeting, the chairman may declare that the business or nomination will be disregarded.

Shareholder/Stockholder Meetings

     Minnesota law provides that regular meetings of shareholders may be held on an annual or other less frequent periodic basis, but need not be held unless required by the articles or bylaws. Visual Circuits’ by-laws provide that a special meeting of the shareholders may be called by the Chief Executive Officer or Secretary or by the President or Secretary at the request in writing of shareholders owning not less than one-tenth of the voting power of the shareholders entitled to vote at the particular special meeting. Minnesota law further provides that if an annual meeting of shareholders has not been held during the immediately preceding 15 months, one or more shareholders holding three percent or more of the voting power of all shares entitled to vote may demand an annual meeting by written notice of demand given to the chief executive officer or chief financial officer of the company. Visual Circuits’ bylaws provide that an annual meeting of shareholders must be held on a date which is not more than 150 days after the end of its fiscal year. Focus’ by-laws provide that special meetings of the stockholders may be called by the chairman of the board of directors, the president of Focus, the board of directors pursuant to a resolution approved by a majority of the board of directors, or by stockholders entitled to cast not less than ten percent (10%) of the vote at such special meetings. Further limiting this, Focus’ certificate of incorporation provides that special meetings of the stockholders may be called at any time only by the President or the Chairman of the board of directors, and that the business of such meetings shall be limited to matters relating to the purpose or purposes of such meeting stated in the notice of meeting. Finally, Delaware law further provides that if an annual meeting is not held within 30 days of the date designated for the meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held if requested by any stockholder or director.

Indemnification of Directors and Officers

     Minnesota law generally provides for mandatory indemnification of persons made or threatened to be made a party to a proceeding by reason of a former or present official capacity of the person against judgments, penalties, fines, taxes assessed against the person, settlements and reasonable expenses, including attorney’s fees and disbursements. Indemnification is available provided the person has not been indemnified by another organization or employee benefit plan for the same action, acted in good faith, received no improper personal benefit, acted in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and , in the case of criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding. Visual Circuits’ articles of incorporation and bylaws provide for indemnification to the full extent provided by Minnesota law. Visual Circuits’ by-laws provide indemnification to directors and officers to the full extent permitted by Minnesota law. Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending or completed proceeding if the person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Focus’ certificate of incorporation contains provisions which require Focus to indemnify directors and officers to the full extent permitted by Delaware law. Delaware law also provides that a corporation may advance expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer. However, such payment will be made only if the corporation receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Limitation of Personal Liability of Directors

     Both Minnesota and Delaware law permit a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders/stockholders for damages for a breach of the director’s fiduciary duty, subject to certain limitations. Both Visual Circuits’ articles of incorporation and Focus’ certificate of incorporation include such a provision to the maximum extent permitted by law.

Dividends and Repurchases of Shares

     Under Minnesota law, the board of directors of a corporation may, subject to any restrictions contained in its articles of incorporation, the bylaws or by agreement, declare and pay dividends upon the shares of its capital stock only if (1) the board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution and the board of directors does not know before the distribution is made that the determination was or has become erroneous, and (2) the payment of the dividend does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights. Minnesota law generally provides that a corporation may acquire its own shares, with the payment for such shares being subject to the same restrictions as dividend payments.

     Under Delaware law, the board of directors of a corporation may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either (1) out of its surplus or (2) if there is not surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distributions of the assets of the corporation, then the board of directors may not declare and pay dividends out of net profits. Delaware law generally provides that a corporation may redeem or purchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

Inspection of Books and Records

     Minnesota law grants a shareholder, beneficial owner, or a holder of a voting trust certificate of a corporation that is not a publicly held corporation (1) the absolute right to inspect the share register and certain other enumerated records of the corporation, and (2) the right to inspect other records of the corporation for a purpose reasonably related to such person’s interest as a shareholder, beneficial owner, or holder of a voting trust certificate of the corporation.

     Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person’s interest as a stockholder.

Security Holder Voting on Mergers and Similar Transactions

     Minnesota law requires the approval of a majority of the voting power of all shares entitled to vote on a proposed plan of merger or share exchange unless any class or series of shares is entitled to vote as a class on the plan. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if: (1) the articles of incorporation of the surviving corporation will not be amended in the transaction; (2) each holder of shares of the surviving corporation that were outstanding immediately before the effective date of the merger will hold the same number of shares with identical rights immediately after the merger; (3) the voting power of the outstanding shares of the corporation entitled to vote immediately after the merger, plus the voting power of the shares of the corporation entitled to vote issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20%, the voting power of the outstanding shares of the corporation entitled to vote immediately before the transaction; and (4) the number of participating shares of the corporation immediately after the merger, plus the number of participating shares of the corporation issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% the number of participating shares of the surviving corporation outstanding immediately before the merger. The articles of incorporation of any corporation may supersede the majority vote requirement by specifying a greater vote requirement.

     Delaware law generally requires that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger, unless the corporation provides otherwise in its certificate of incorporation if: (1) the merger agreement does not amend the existing certificate of incorporation; (2) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share of stock after the merger; and (3) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

Interested Director Transaction

     Under Minnesota law and Delaware law, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board of directors which authorizes or approves the contract or transaction, as long as certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under Minnesota law and Delaware law. Under both Minnesota law and Delaware law, either (1) the security holders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts, or (2) the contract or transaction must have been “fair” (according to Delaware law) or “fair and reasonable” (according to Minnesota law). In the case of approval by the shareholders, Minnesota law provides that such approval requires the vote of holders of two-thirds of the voting power of all shares entitled to vote or the unanimous vote of the holders of all outstanding shares, whether or not entitled to vote.

Security Holder Derivative Suits

     Under both Minnesota law and Delaware law, a security holder may only bring a derivative action on behalf of the corporation if the security holder was a security holder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. A security holder must also first make demand on the corporation that it bring suit and have such demand be refused unless it is shown such demand would have been futile.

Dissenters’ Rights and Appraisal Rights in Connection with Corporate Reorganization and Other Actions

     Under Minnesota law and Delaware law, security holders have the right, in some circumstances, to dissent from corporate transactions by demanding payment in cash for their shares equal to the fair value as determined by agreement with the corporation or by a court in an action timely brought by the dissenters. Minnesota law in general affords dissenters’ rights upon amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, upon the sale, lease, transfer or other disposition of substantially all corporate assets and upon a plan of merger or exchange, regardless of whether the corporation’s shares are listed on a national securities exchange or widely held. Delaware law in general allows for rights of appraisal only in select mergers or consolidations and eliminates rights of appraisal in connection with certain mergers or consolidations where stockholders receive either one or a combination of the following:

•	shares of stock of the surviving corporation in a merger;

•	shares of stock that will be listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 holders; or

•	cash in lieu of fractional shares.

     Visual Circuits shareholders who do not wish to approve the Reorganization Agreement will have the right under Minnesota law to dissent and demand appraisal rights with respect to their shares. Rights of appraisal under Minnesota law entitle Visual Circuits shareholders to receive a judicial determination of, and receive payment for, the fair value of their shares. A Shareholder may not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. The procedures for asserting rights of appraisal in Minnesota pose little financial risk to the dissenting shareholder in demanding payment in excess of the amount the corporation determined to be the fair value of the dissenter’s shares, whereas the Delaware procedures impose most of the initial costs of assertion on the dissenting stockholder. Therefore, Visual Circuits shareholders will have restricted dissenters’ rights under Delaware law upon becoming Focus stockholders. For more information regarding Dissenters’ rights under Minnesota law, see “Rights of Focus.”

Control Share Acquisition

     The “control share acquisition” statute under Minnesota law establishes various disclosure and shareholder approval requirements to be met by individuals or entities attempting a takeover. Delaware law has no comparable provision. The Minnesota statutes apply to an issuing public corporation. An “issuing public corporation” is one which is incorporated under or governed by Minnesota law and has at least 50 shareholders. Visual Circuits is subject to this statute. Focus, because it is a Delaware corporation, is not subject to this statute.

     The Minnesota “control share acquisition” statute requires disinterested shareholder approval for any acquisition of shares of an “issuing public corporation” which results in the acquiring person owning any of the following ranges of the outstanding shares of such corporation:

•	at least 20 percent but less than 33-1/3 percent;

•	at least 33-1/3 percent but less than or equal to 50 percent; or

•	over 50 percent.

     Acquiring persons who exceed this threshold without shareholder approval lose their voting rights and are subject to redemption privileges of the corporation. These shares regain their voting rights only if the acquiring person discloses information to the corporation and voting rights are granted by the shareholders at a regular or special meeting. The Minnesota “control share acquisition” statute applies unless the “issuing public corporation” opts out of the statute in its articles of incorporation or bylaws. Neither the articles of incorporation nor the bylaws of Visual Circuits contain such an opt out provision.

Business Combination

     While there is no Delaware statute comparable to the Minnesota “control share acquisition statute,” both Minnesota law and Delaware law have business combination statutes that are intended primarily to deter highly leveraged takeover bids which propose to use the target’s assets as collateral for the offeror’s debt financing and to liquidate the target, in whole or in part, to satisfy financing obligations.

     In general, Minnesota law states that an issuing public corporation may not engage in business combinations with any person that acquires beneficial ownership of ten percent or more of the voting stock of that corporation for a period of four years following the date that the person became a ten percent shareholder unless, prior to that share acquisition date, a committee of the corporation’s disinterested directors approves either the business combination or the acquisition of shares.

     In contrast to Minnesota law provisions, Section 203 of the Delaware law generally provides that any person, including a corporation, acquiring 15 percent of more of the voting stock of a Delaware corporation is designated as an interested stockholder and the corporation may not engage in business combinations with such person for a period of three years unless one of the following conditions is met:

•	prior to the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in such person becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such person owned at least 85% of the voting stock of the corporation, excluding those shares owned by directors who are also officers and shares owned by select employee stock ownership plans; or

•	the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of two-thirds of the outstanding voting shares held by disinterested stockholders.

     The provisions of Delaware law also do not apply to any business combination in which the corporation, with the support of a majority of those directors who were serving as directors before any person became an interested stockholder, proposes a merger, sale, lease, exchange or other disposition of at least 50 percent of its assets, or supports, or does not oppose, a merger for at least 50 percent of its voting stock. In that case, all interested stockholders are released from the three-year prohibition and may compete with the corporation sponsored transaction.

     Section 203 of the Delaware law differs from “control share acquisition” provisions under Minnesota law in that under Delaware law, an otherwise prohibited business combination may be permitted by board of directors approval, by stockholder approval, or by an acquisition of 85 percent of the outstanding shares of voting stock. Under Minnesota law, a prohibited transaction is only permitted by advance board of directors committee approval. In addition, the Delaware law statute states that if the corporation proposes a merger or sale of assets, or does not oppose a merger, all interested stockholders are released from the three-year prohibition and may compete with the company sponsored transaction in limited circumstances. Minnesota law does not have a comparable provision.

     Both Minnesota law and Delaware law permit a corporation to opt out of the business combination statute by electing to do so in its articles or certificate of incorporation or bylaws. Neither the articles of incorporation nor the bylaws of Visual Circuits contain such an opt out provision. Similarly, neither the certificate of incorporation nor the bylaws of Focus contain such an opt out provision.

Other Anti-Takeover Provisions

     Minnesota law includes three special provisions relating to takeovers that are not included in the Delaware law. Minnesota law contains a provision prohibiting a publicly-held corporation from entering into or amending agreements that increase current or future compensation of any officer or director during any merger or request or invitation for tenders. Minnesota law also prohibits a publicly-held corporation from purchasing or agreeing to purchase any shares from a person who beneficially owns more than five percent of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, a purchase will not violate the statute if it is approved at a meeting of the shareholders by a majority of the voting power of all shares entitled to vote or if the corporation’s offer is of at least equal value per share and is made to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted. Minnesota law also authorizes the board of directors, in considering the best interests of the corporation in a proposed acquisition of an interest in the corporation, to consider the interests of the corporation’s employees, customers, suppliers and creditors, the economy of the state and nation, community and social considerations and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

RIGHTS OF DISSENTING VISUAL CIRCUITS SHAREHOLDERS

     Under Minnesota law, shareholders VCC have the right, by fully complying with the applicable provisions of Minnesota Statutes Sections 302A.471 and 302A.473, to dissent with respect to the acquisition and to receive from VCC, after the acquisition is completed, payment in cash for the “fair value” of their shares interests. The term “fair value” means the value of the shares immediately before the effective time of the acquisition.

     Requirements for exercising dissenters’ rights. Shareholders who desire to exercise their dissenters’ rights must:

•	file a written notice of intent to demand fair value for their shares with the secretary of VCC before the vote is taken to adopt the acquisition agreement and approve the acquisition, along with any certificates representing their shares. This written demand must be in addition to and separate from any proxy or vote against adoption of the acquisition agreement and approval of the acquisition;

•	not vote their shares in favor of the adoption of the acquisition agreement and approval of the acquisition; and

•	follow the additional statutory procedures for perfecting dissenters’ rights, which are summarized below.

     If you do not satisfy all of these conditions, you cannot exercise dissenters’ rights and will be bound by the terms of the acquisition agreement. Voting against, abstaining from voting or failing to vote for adoption of the acquisition agreement and approval of the acquisition does not constitute a demand for appraisal within the meaning of Minnesota law.

     Failure to vote against the adoption of the acquisition agreement and approval of the acquisition will not constitute a waiver of dissenter’s rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the acquisition agreement and approval of the acquisition or direction to abstain, the proxy will be voted for adoption of the acquisition agreement and approval of the acquisition and the shareholder’s appraisal rights will be waived.

     A shareholder must assert dissenters’ rights with respect to all of the shares registered in the holder’s name, except where certain shares are beneficially owned by another person but registered in the holder’s name.

Procedures for Asserting Dissenters’ Rights

     After the proposed acquisition has been approved by the shareholders at the special meeting, Visual Circuits will send written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the adoption of the acquisition agreement and approval of the acquisition as described above. The notice will contain:

•	the addresses where the demand for payment and certificates representing shares of common stock must be sent and the date by which they must be received;

•	any restrictions on transfer of uncertificated shares of common stock that will apply after the demand for payment is received;

•	a form for demanding payment that requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the common stock or an interest in it; and

•	a copy of Minnesota Statutes Sections 302A.471 and 302A.473, attached hereto as Annex E, and a brief description of the procedures to be followed under those provisions.

     If you wish to assert dissenters’ rights and receive the fair value of your shares, you must demand payment, deposit your certificates representing shares of common stock with Visual Circuits and provide any other related information specified in the notice from Visual Circuits, within 30 days after the notice is given to you. If you fail to make demand for payment and deposit your certificates within the 30-day period, you will lose the right to receive the fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

     Except as provided below, after the later of the effective time of the acquisition or receipt of a valid demand for payment, Visual Circuits will remit to each dissenting shareholder who complied with the requirements of Minnesota law, the amount Visual Circuits estimates to be the fair value of the shareholder’s common stock, with interest starting five days after the effective time of the acquisition at a rate prescribed by statute. Visual Circuits will include the following information with the payment:

•	Visual Circuits’ closing balance sheet and statement of income for the fiscal year ending no more than 16 months before the effective date of the acquisition, together with the latest available interim financial statement;

•	Visual Circuits’ estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

•	a copy of Minnesota Statutes Sections 302A.471 and 302A.473 (attached hereto as Annex E; and

•	a brief description of the procedures to be followed in demanding supplemental payment.

     Visual Circuits may withhold payment from any person who was not a shareholder of Visual Circuits on January 28, 2004, the date the acquisition was first announced to the public, or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with the procedures described above, Visual Circuits will send a statement to the dissenter setting forth the above information as well as the reason for withholding the remittance and an offer to pay to the dissenter the estimate of the fair value of the shares, with interest, as a final settlement of the dissenting shareholder’s demand for payment.

     If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify Visual Circuits in writing of and demand payment of your estimate of the fair value of your shares plus interest, to the extent that your estimate exceeds Visual Circuits’ payment or offer. Within 60 days after receipt by Visual Circuits of any dissenting shareholder’s demand for supplemental payment, Visual Circuits will either pay to the dissenter the supplemental amount demanded or agreed to by the dissenter after discussion with Visual Circuits or file a petition in court requesting that the court determine the fair value of the shares, as applicable, plus interest. The petition will be filed in Hennepin County, Minnesota, and will name as parties all dissenting shareholders whose demands remain unsettled.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The court will determine whether the shareholders in question have fully complied with the requirements of Minnesota Statutes Section 302A.473, and will determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Visual Circuits or by a dissenter. The fair value of the shares, as determined by the court, is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of any amount remitted by Visual Circuits, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

     The court will determine the costs and expenses of the court proceeding, including the reasonable expenses and compensation of any appraisers appointed by the court, and assess them against Visual Circuits, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Visual Circuits did not substantially comply with the relevant provisions of Minnesota Statutes Section 302A.473, the court may also assess against Visual Circuits any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if any.

     Under subdivision 4 of Minnesota Statutes, Section 302A.471, a shareholder has no right, at law or in equity, to set aside the adoption of the acquisition agreement or the approval of the acquisition, except if the adoption or approval is fraudulent with respect to that shareholder or Visual Circuits.

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF MINNESOTA STATUTES SECTIONS 302A.471 AND 302A.473 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, COPIES OF WHICH ARE ATTACHED AS ANNEX E. THE COMPANIES’ SHAREHOLDERS WHO ARE CONSIDERING DISSENTING SHOULD CONSULT LEGAL COUNSEL.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
MANAGEMENT AND DIRECTORS OF VISUAL CIRCUITS

     The following table provides information concerning the beneficial ownership of Visual Circuits common stock as of February 16, 2004, the record date, for the following:

•	each person or entity who is known by Visual Circuits to beneficially own more than 5% of the outstanding shares of Visual Circuits common stock;

•	each of Visual Circuits’ current directors;

•	Visual Circuits’ chief executive officer and its five other executive officers; and

•	all of Visual Circuits’ directors and executive officers as a group.

     This table includes percentage ownership data reflecting ownership before consummation of the Reorganization, based on 4,976,837 shares of Visual Circuits common stock outstanding as of the record date. Common stock issuable pursuant to options or warrants exercisable within sixty days after the record date are deemed to be beneficially owned by the person or entity holding that option and to be outstanding solely for calculating that person’s or entity’s percentage ownership.

     Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Pre-Reorganization

	Number of	Percent of
	Shares of Visual	Visual Circuits
	Circuits Stock	Stock
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned (1)	Owned (2)

Roger C. Lucas (3)	1,501,800	30.1%
David H. Parish (4)	796,375	14.1%
Daniel E. Sullivan (5)	1,105,674	21.8%
Robert J. McPherson (6)	52,138	*
Mark Robinow (7)	79,600	1.6%
Michael W. Wright (8)	116,500	2.3%
Mark Derus (9)	174,639	3.4%
Owners, directors and 5% beneficial owners as a group (7 persons)(10)	3,687,588

* Less than 1%

(1)	Beneficial ownership includes common stock owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of March 16, 2004. The same shares may be beneficially owned by more than one person. Unless otherwise indicated, the address for each listed shareholder is c/o Visual Circuits Corporation, 5155 East River Road, Suite 401, Minneapolis, Minnesota 55421. To Visual Circuits’ knowledge, except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all common stock shares.

(2)	Percentage of beneficial ownership is based on 4,976,837 shares of common stock outstanding as of March 16, 2004, plus shares issuable pursuant to warrants and stock options which are, for purposes of this calculation, deemed outstanding as to the person reported, in computing the percentage of the holders thereof (but not for computing the percentage of any other person).

(3)	Includes 23,000 shares issuable pursuant to options and warrants.

(4)	Includes 653,875 shares issuable pursuant to options.

(5)	Includes 115,000 shares issuable pursuant to options.

(6)	Includes 51,169 shares issuable pursuant to options.

(7)	Includes 27,500 shares issuable pursuant to options.

(8)	Includes 26,500 shares issuable pursuant to options and warrants, and 70,000 shares owned by a trust of which Judith M. Wright, Mr. Wright’s spouse, is the trustee.

(9)	Includes 174,639 shares issued pursuant to options.

(10)	Includes 1,071,683 shares issuable pursuant to options and warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview

On January 27, 2004, Focus agreed to acquire certain assets and assume certain liabilities of Visual Circuits. The total estimated purchase price of $9.1 million includes consideration of 3.8 million shares of Focus voting common stock valued at approximately $8.7 million and estimated direct transaction costs of $355,000. Direct transaction costs include financial advisory, legal and accounting fees and other direct transaction costs. The allocation of the aggregate purchase price of approximately $9.1 million will be finalized following receipt of the closing balance sheet of Visual Circuits and a final independent appraisal of certain intangible assets of Visual Circuits.
The accompanying unaudited pro forma combined condensed consolidated balance sheet gives effect to the acquisition of Visual Circuits’ assets by Focus as if such transaction occurred on December 31, 2003. The unaudited pro forma combined condensed balance sheet combines the consolidated balance sheets of Focus and of Visual Circuits as of December 31, 2003.

The accompanying unaudited pro forma combined condensed consolidated statements of operations present the results of operations of Focus for the year ended December 31, 2003 combined with the statement of operations of Visual Circuits for the twelve-month period ended December 31, 2003. The unaudited pro forma combined condensed unaudited consolidated statements of operations give effect to this acquisition as if it had occurred as of January 1, 2003. The pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of Focus and Visual Circuits which are included or incorporated herein by reference. The pro forma adjustments are preliminary and based on management’s estimates and a preliminary valuation of the intangible assets acquired.

The unaudited pro forma combined condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies. There can be no assurance that Focus and Visual Circuits will not incur additional charges related to the Reorganization or that management will be successful in its effort to integrate the operations of the two companies.

The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes of Focus and Visual Circuits, which are either included or incorporated in this joint proxy statement/prospectus by reference.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2003
(in thousands )
(Unaudited)

	Focus	Visual	Pro Forma		Pro Forma
	Actual	Actual	Adjustments		Combined

Assets
Current assets:
Cash and cash Equivalents	$3,731	$755	$—		$4,486
Accounts receivable, net	2,385	812	—		3,197
Inventories	3,493	277	—		3,770
Prepaid expenses and other current assets	368	66	—		434

Total current assets	9,977	1,910	—		11,887

Property and equipment, net	146	257	—		403
Intangible assets, net	635	—	1,000	(A)	1,635
Other assets	151	—	—		151
Goodwill	5,191	—	6,507	(A)	11,698

Total assets	$16,100	$2,167	$7,507		$25,774

Liabilities and Shareholders’ Equity
Current liabilities:
Note payable	$—	$21	$—		$21
Accounts payable	2,292	551	—		2,843
Accrued liabilities	1,989	233	355	(B)	2,577

Total current liabilities	4,281	805	355		5,441

Long-term debt	3,867	—	—		3,867

Total Liabilities	8,148	805	355		9,308

Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	428	50	(12	) (C,D)	466
Additional paid-in capital	71,295	5,642	3,034	(E,F)	79,971
Accumulated deficit	(63,021)	(4,330)	4,130	(G,H)	(63,221)
Treasury stock	(750)	—	—		(750)

Total shareholders’ equity	7,952	1,362	7,152		16,466

Total liabilities and shareholders’ equity	$16,100	$2,167	$7,507		$25,774

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated
Statement of Operations
For the year ended December 31, 2003 and the twelve-month period ending December 31 2003, as they relate to
Focus Enhancements and Visual Circuits, respectively
(in thousands, except per share data)

	Focus	Visual	Pro forma		Pro forma
	Actual	Actual	Adjustments		Combined

Net revenues	$26,575	$4,346	$—		$30,921
Cost of goods sold	17,428	2,266	250	(I)	19,944

Gross profit	9,147	2,080	(250)		10,977

Operating expenses:
Sales, marketing and support	4,313	928	—		5,241
General and administrative	1,751	1,347	—		3,098
Research and development	4,277	987	—		5,264
Amortization	577	—	—		577
Restructuring recovery	(29)	—	—		(29)

Total operating expenses	10,889	3,262	—		14,151

Loss from operations	(1,742)	(1,182)	(250)		(3,174)
Interest expense (income), net	(193)	10	—		(183)
Other income, net	239	34	—		273

Loss before income taxes	(1,696)	(1,138)	(250)		(3,084)
Income tax expense	2	1	—		3

Net Loss	$(1,698)	$(1,139)	$(250)		$(3,087)

Basic and diluted net loss per share	$(0.04)				$(0.07)

Number of shares used in basic and diluted computation	39,121		3,805	(J)	42,926

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS OF FOCUS AND VISUAL

1.     Basis of Pro Forma Presentation

On January 27, 2004, Focus agreed to acquire certain assets and certain liabilities of Visual Circuits. The total purchase price of $9.1 million included consideration of approximately 3.8 million shares of Focus voting common stock, valued at approximately $8.7 million and estimated direct transaction costs of $355,000.

The average market price per share of Focus voting common stock of $2.29 is based on the average closing price for a range of trading days (January 23, 2004 through February 2, 2004) around the announcement date (January 28, 2004) of the Reorganization Agreement. The estimated direct transaction expenses of $355,000, have been included as a part of the total estimated purchase cost.

The total purchase cost of the Visual Circuits’ transaction is estimated as follows (in thousands):

Value of common shares issued	$8,714
Estimated transaction costs and expenses	355

Total purchase cost	$9,069

The purchase price allocation, which is preliminary and therefore subject to change based on Visual Circuits’ final analysis, is as follows (in thousands):

		Annual	Useful
	Amount	Amortization	lives

Purchase Price Allocation:
Tangible Assets	$2,167	n/a	n/a
Intangible assets acquired:
Core/developed technology	1,000	$250	4 years
Goodwill	6,507	n/a	n/a
In-process research and development	200	n/a	n/a
Other liabilities	(805)	n/a	n/a

Net estimated purchase price allocation	$9,069	$250

The tangible net assets acquired represent the historical net assets of Visual Circuits’ business as of December 31, 2003. As required under purchase accounting, the assets and liabilities of Visual Circuits have been adjusted to fair value. No adjustments were recorded for tangible net assets acquired as the book value for such net assets was deemed to approximate fair value.

Focus performed an allocation of the total purchase price of Visual Circuits to its individual assets acquired and liabilities assumed. Of the total purchase price, $200,000 has been preliminarily allocated to in-process research and development (“IPRD”) and will be charged to expense in the period the transaction closes. Due to its non-recurring nature, the IPRD attributed to the Visual Circuits transaction has been excluded from the pro forma statements of operations. However, it is reflected in the pro forma balance sheet as an increase in accumulated deficit.

In addition to the value assigned to the IPRD, Visual Circuits’ tangible assets and specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable intangible asset includes core/developed technology.

A portion of the purchase price has been allocated to developed technology and IPRD. Developed technology and IPRD were identified and valued through interviews, analysis of data provided by the Visual Circuits business concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of four years.

Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which will be expensed upon the consummation of the Reorganization Agreement. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

•	Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, and include costs to complete to bring in-process projects to technological feasibility.

The estimated revenue is based on projections of Visual Circuits’ business for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by Visual Circuits’ business and its competitors.

Projected gross margins and operating expenses approximate the Visual Circuits’ business recent historical levels.

•	Discount rate. The discount rate employed in valuing the developed, core and in process technologies range from 20% to 40% and are consistent with the implied transaction discount rate. A higher discount rate was used in valuing the IPRD, due to inherent uncertainties surrounding the successful development of the IPRD, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

•	Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 90%.

If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

Goodwill represents the excess of the purchase price over the fair value of the underlying net identifiable assets.

2.     Pro Forma Adjustments

The Focus Unaudited Pro Forma Combined Condensed Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of Visual Circuits based on their respective fair values and to amortization of the fair value over the respective useful lives. The pro forma combined provision (benefit) for income taxes does not represent the amounts that would have resulted had Focus and Visual Circuits filed consolidated income tax returns during the periods presented. The following pro forma adjustments have been made to the unaudited pro forma combined condensed consolidated financial statements:

(A)	To record the estimated fair value of intangible assets as described in Note 1. Includes the following:

Core/developed technology	$1,000,000
Goodwill	6,507,000

$7,507,000

(B)	To reflect estimated direct transaction expenses of $355,000, consisting of estimated financial advisory, legal and accounting fees and other direct transaction costs.

(C)	To eliminate the $50,000 historical common stock account of Visual Circuits.

(D)	To record the anticipated value of 3.8 million shares of Focus’s common stock with par value of $0.01 per share.

(E)	To eliminate the historical additional paid in capital account of Visual Circuits.

(F)	To record the anticipated value of 3.8 million shares of Focus’s common stock valued at approximately $8.7 million (reduced by the par value of such stock of $38,000).

(G)	To eliminate the historical accumulated deficit account of Visual Circuits.

(H)	To record the in-process research and development of $200,000, which is, treated as an expense and therefore increases the accumulated deficit. This amount may change materially based on the final fair value as determined as of the date of completion of the proposed Reorganization and will be charged to operating results of Focus in the quarter the Reorganization is completed.

(I)	To record the amortization of identifiable intangible assets and goodwill related to the acquisition of Visual Circuits as if the transaction occurred January 1, 2003. Focus has not completed the valuation of the actual intangible assets to be acquired. When completed certain amounts identified as intangible assets may be amortized over a period other than the four-year period represented in the pro forma statement of operations. The number of shares issued to Visual Circuits shareholders is based on the Reorganization Agreement, while the fair value per share is based upon the trading range mentioned above.

(J)	To reflect the issuance of approximately 3.8 million shares of Focus stock to Visual Circuits’ shareholders. This amount is based on the total consideration of approximately $8.7 million divided by the average closing price of Focus’ common stock of $2.29 for a range of trading days (January 23, 2004 through February 2, 2004) around the announcement date (January 28, 2004) of the Reorganization Agreement. The number of shares issued to Visual Circuits’ shareholders is based on the Reorganization Agreement. The fair value per share is based upon the trading range above.

Deferred tax assets totaling approximately $400,000 associated with non-goodwill intangibles was recorded but was offset completely by a $400,000 increase in the valuation allowance against deferred tax assets.

3.     Pro Forma Net Loss Per Share

The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma Focus voting common stock outstanding during each period plus the shares assumed to be issued in exchange for substantially all the assets of Visual Circuits. Dilutive securities are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

4.     Subsequent Events

On March 19, 2004, Mr. Carl Berg, a director of Focus, converted his approximately $4.5 million of debt and accrued interest into Focus’ preferred and common stock on conversion terms agreed to more than two years ago. This conversion resulted in the issuance of 2,173,193 shares of Focus’ common stock and 840 shares of Focus’ Series B preferred stock and 417 shares of Focus’ Series C preferred stock, that are convertible in to an additional 840,000 and 417,000 shares of Focus’ voting common stock, respectively. Following the conversion, Mr. Berg owned approximately 11% of Focus’ outstanding equity.

On April 6, 2004, Focus announced that it had obtained binding commitments to sell approximately 3.9 million shares of its common stock to a group of third party investors in a private placement transaction, receiving proceeds of approximately $5.2 million, net of offering costs of approximately $400,000. The shares will be issued at $1.45 per share, an approximate 11% discount to the closing price of Focus’ common stock on April 5, 2004. In connection with the private placement, Focus will issue warrants to the investors and a placement agent to purchase a total of approximately 1.0 million shares of common stock at an exercise price of $2.00 per share. No compensation expense was recorded given that the warrants were issued in connection with the issuance of common stock.

The conversion of Mr. Berg’s debt and the issuance of stock to third party investors described above are not included in the pro-forma financial statements at December 31, 2003.

FOCUS ENHANCEMENTS, INC.

     Founded in 1991, FOCUS Enhancements, Inc. is a designer of solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, Focus designs, develops, and markets video solutions in two distinct markets: advanced, proprietary video conversion ICs (Integrated Circuits) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor (Integrated Circuit) products include designs for PCs, Game Cards, Internet TV, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to Original Equipment Manufacturers (OEMs). Focus’ complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and Home Theater markets.

     The main address of Focus is 1370 Dell Avenue, Campbell, California 95008 and its telephone number is (408) 866-8300. Its Web site is located at http://www.Focusinfo.com. Information contained in the Focus Web site is not part of this proxy statement-prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows Focus to “incorporate by reference” the information filed with them, which means that Focus can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Focus files later with the SEC will automatically update and supersede this information. Focus incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

Our SEC Filings (File No. 1-11860)	Date of Filing

Annual Report on Form 10-K for year ended December 31, 2003.	March 16, 2004

Current Report on Form 8-K regarding Focus Enhancements sale of common stock and Carl Berg converting debt.	April 8, 2004

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, until such date as this registration statement is no longer effective, pursuant to the terms hereof	After the date of this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning Focus at the following address:

Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
Attention: Investor Relations
Phone: (408) 866-8300

     This proxy statement/prospectus is part of a registration statement Focus filed with the SEC. You should rely only on the information or representations provided in this proxy statement-prospectus. Focus has authorized no one to provide you with different information. Focus is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this proxy statement-prospectus.

DESCRIPTION OF CAPITAL STOCK

General

     Focus is authorized to issue up to 100,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 2003, 42,303,185 shares of common stock and 1,904 shares of convertible preferred stock were issued and outstanding. All of the outstanding capital stock is, and will be, fully paid and non-assessable. See, however “- Conversion of Debt” and “ - Additional Capital.”

Common Stock

     Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

     Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

     In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

     Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

     The rights of holders of common stock are subject to the rights of holders of any preferred stock that Focus designates or has designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Preferred Stock

     The Focus board of directors has the ability to issue up to 3,000,000 shares of preferred stock in one or more series, without stockholder approval. The board of directors may designate for the series:

*	the number of shares and name of the series,

*	the voting powers of the series, including the right to elect directors, if any,

*	the dividend rights and preferences, if any,

*	redemption terms, if any,

*	liquidation preferences and the amounts payable on liquidation or dissolution, and

*	the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

     It is impossible for Focus to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock.

The board of directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of Focus , and could discourage any such attempt. Focus has no present plans to issue any additional shares of preferred stock.

Series B Preferred Stock

     On April 24, 2001, the board of directors of Focus adopted a Certificate of Designation whereby a total of 2,000 shares of Series B Preferred Stock, $0.01 par value per share were authorized for issuance. Each share has a liquidation preferred in the amount of $1,190.48 plus all accrued or declared but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. See also “ - Conversion of Debt.”

Series C Preferred Stock

      On November 12, 2001, the board of directors of Focus adopted a Certificate of Designation whereby a total of 500 shares of Series C Preferred Stock, $0.01 par value per share were authorized for issuance. Each share has a liquidation preferred in the amount of $1,560.00 plus all accrued or declared but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. See also “ - Conversion of Debt.”

Conversion of Debt

      On March 19, 2004, Mr. Berg, converted his approximately $4.5 million of debt and accrued interest into Focus’ preferred and common stock on conversion terms agreed to more than two years ago. This conversion resulted in the issuance of 2,173,193 shares of Focus’ common stock and 840 shares of Focus’ Series B preferred stock and 417 shares of Focus’ Series C preferred stock, that are convertible in to an additional 840,000 and 417,000 shares of Focus’ voting common stock, respectively. Following the conversion, Mr. Berg owned approximately 11% of Focus’ outstanding equity.

Options and Warrants

     As of December 31, 2003, 5,188,150 options for shares were outstanding Focus and 1,523,045 shares were available for future grants under Focus stock option plans. Focus has also issued or is required to issue warrants totaling 429,500 common stock shares.

     Holders of options and warrants do not have any of the rights or privileges of Focus stockholders, including voting rights, prior to exercise of the options and warrants. The number of shares of common stock for which these options and warrants are exercisable and the exercise price of these options and warrants are subject to proportional adjustment for stock splits and similar changes affecting Focus voting common stock. Focus has reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

Additional Capital

      On April 6, 2004, Focus announced that it had obtained binding commitments to sell approximately 3.9 million shares of its common stock to a group of third party investors in a private placement transaction, receiving proceeds of approximately $5.2 million, net of offering costs of approximately $400,000. The shares will be issued at $1.45 per share, an approximate 11% discount to the closing price of Focus’ common stock on April 5, 2004. In connection with the private placement, Focus will issue warrants to the investors and a placement agent to purchase a total of approximately 1.0 million shares of common stock at an exercise price of $2.00 per share. No compensation expense was recorded given that the warrants were issued in connection with the issuance of common stock.

VISUAL CIRCUITS CORPORATION

     Visual Circuits develops digital media products used in commercial store-and-forward video applications worldwide. These products range from standard and high-definition video playback circuit boards to video servers, media network control software and network storage media players. Visual Circuits provides innovative and robust, industrial-grade digital video products, particularly for applications requiring multiple video playback channels in single or many locations. While Visual Circuits has historically focused on video playback technologies, its latest products extend functionality to integrate video with computer-generated graphics and with increasingly sophisticated application software and network integration.

     Visual Circuits circuit boards are PC-compatible, PCI plug-in cards designed for business applications requiring reliable, industrial-grade digital video decoding. The circuit boards are sold with drivers for Windows and Linux operating systems and with accompanying software developers kits, developed by Visual Circuits’ programmers. In combination, these products enable OEM customers to create custom, specialized video servers for their own use or for resale. Primary markets for Visual Circuits’ OEM circuit board customers include hospitality and healthcare video-on-demand, location-based entertainment and digital signage. Visual Circuits’ circuit boards are sold through 3rd party distribution throughout North America, Europe and Asia. These circuit board products include ReelTime and Harmony standard definition video playback cards and the HDfocus and Gemini high-definition video playback cards.

     Visual Circuits servers are designed to bridge the requirements of IT and Pro AV organizations, as the growth of digital media erodes these traditional boundaries. Visual Circuits’ flagship server is Firefly™, designed for network-attached playback with centralized control for content management and scheduling and system monitoring and control. Firefly accommodates live, programmed or interactive content and is widely used in retail (merchandising and promotions) and healthcare (patient education and staff training) video applications throughout the country. Originally designed as a 4-channel, 1 rack-unit industrial player, Firefly is now also available in a 2-channel version and two single-channel versions, named Firefly SC (single channel) and Firefly MZ (multizone). Firefly SC is identical to standard Firefly though it can be updated and control solely over a network connection. Its small size makes Firefly SC ideal for applications where the “player” must be co-located with the display, typically at the far-end of a network connection. Firefly MZ is designed to support multiple screens areas with scrolling text, video and graphics to serve a wide range of “digital signage” applications. All Firefly products are compatible with Visual Circuits’ Media Messenger software, an off-line, MS Windows-based media and device management and scheduling package.

     In addition to the line of Firefly servers, Visual Circuits also offers a similar high-definition server called Mantis, a multi-channel video server designed for retail applications called the POPvideo Player and the DVP Server Pro for location-based entertainment venues. Currently under development, and scheduled for release in May 2004, the Mantis Retail Media Gateway (RMG) will replace POPvideo as the company’s primary system product designed for retail. The Mantis RMG is based upon the latest Gemini circuit board technology and is field-expandable as in-store media applications become more pervasive over time.

     Visual Circuits is pursuing a two-prong business development strategy. First, it has focused on developing best-of-class digital media players designed to displace industrial DVD players as the primary device used in commercial video applications, while delivering the advantages of networked, disk-based playback. This line of players, which includes Firefly and Mantis, is sold through a network of Pro AV dealers and integrators domestically and through distribution in Europe. Accordingly, a key business priority over the past twelve months has been to grow the Visual Circuits’ dealer network and expand our product presence worldwide. Second, it is working to establish a strong presence in the emerging “digital signage” market. This market, which consists of network-attached digital media players and displays in public spaces, has been described as a “new media category”, as retailers, product manufacturers and marketers seek alternatives to television as the primary media outlet. Its go-to-market strategy for digital signage is based upon developing relationships with a few highly specialized channel partners and through the pursuit of direct relationships with select, highly desirable end-users.

     Visual Circuits has a key go-to-market relationship with Premier Retail Networks (PRN), which provides turnkey in-store digital media solutions, content programming and advertising sales to mass merchants such as Wal-mart, Sears, Best Buy and Circuit City. The Wal-mart TV Network is administered by PRN and is based upon the Visual

Circuits’ ReelTime circuit card, Windows drivers and SDK. Wal-mart TV is found in some 2700 stores and is driving 35,000 displays with promotional and advertising material, all using Visual Circuits products. Visual Circuits is presently in the fourth year of its relationship with PRN and of serving the Wal-mart account. A similar and much more recent relationship is with the Comcast Media Center, presently building a digital signage business service offering to retailers. After nearly two years of development, Comcast is preparing now to launch its first two networks, one in retail and the other on college campuses around the country. The Comcast offering is based entirely upon the full suite of Visual Circuits products and services.

     In addition, Visual Circuits has a direct selling relationship with Best Buy. Now in its 3rd year, Best Buy has deployed more than 1000 4-channel Firefly media players in nearly 600 stores throughout the country. Visual Circuits is also working closely with Best Buy as it attempts to design and implement a strategy to consolidate its in-store media devices and workflow around a single platform while taking advantage of a newly deployed, enterprise-wide satellite content distribution network. Visual Circuits is also working closely with Target Corporation as it defines its in-store media strategy.

VISUAL CIRCUITS – RESULTS OF OPERATIONS

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Introduction

The following information should be read in conjunction with the consolidated financial statements and notes thereto for the year ended September 30, 2003 and the three months ended December 31, 2003.

Certain Factors That May Affect Future Results

Discussions of certain matters in this Management’s Discussion and Analysis of Financial Condition and Results of Operations may constitute forward-looking statements, and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as “believe”, “plan”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “may increase”, “may fluctuate”, “may improve” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, and “could”.

Our actual results of operations and financial condition have varied and may in the future vary significantly from those stated in any forward looking statements. Factors that may cause such differences include, without limitation, the availability of capital to fund our future cash needs, reliance on major customers, history of operating losses, market acceptance of our products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of our internal estimates of revenue and operating expense levels. For a discussion of these factors and some of the factors that might cause such a difference see also “ - Risks Factors.” These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Results of Operations – For the three months ended December 31, 2003 compared to the three months ended December 31, 2002.

Net Sales

Net sales for the three-months ended December 31, 2003 were $1,153,483 as compared with $1,228,504 for the three-month period ended December 31, 2002 a decrease of $75,021 or 6%.

Net sales decreased as a result of fewer unit shipments of the Company’s POP and DVP server products. Revenue from the sales of POP servers decreased by $51,691, or 40% and sales of DVP servers decreased by $79,450 or 75%. These decreases were offset partially by increased revenue from some of the Company’s newer products.

Cost of Goods Sold

Cost of goods sold were $606,796, or 53% of net sales, for the three-months ended December 31, 2003, as compared with $634,161 or 52% of net sales, for the three-months ended December 31, 2002, a decrease of $27,365 or 4%. The Company’s gross profit margin for the three-months ended December 31, 2003 and 2002 was 47% and 48%, respectively. The decrease in gross profit margin is primarily attributable to the product mix.

Selling and Marketing Expenses

Selling and marketing expenses were $186,813, or 16% of net sales, for the three-months ended December 31, 2003, as compared with $502,875, or 41% of net sales, for the three-months ended December 31, 2002, a decrease of $316,062 or 63%. The decrease in selling and marketing expenses is primarily the result of reduced personnel expenses and reduced marketing expenses as we adjusted our advertising and promotional expenses to better match our revenue.

General and Administrative Expenses

General and administrative expenses for the three-months ended December 31, 2003 were $307,507 or 27% of net sales, as compared with $396,714 or 32% of net sales for the three-months ended December 31, 2002, a decrease of $89,207 or 22%. The decrease is primarily the result of reduced personnel costs due to reduced headcount and a 12% management salary reduction program in effect during 2003.

Research and Development Expenses

Research and development expenses for the three-months ended December 31, 2003 were approximately $212,714 or 18% of net sales, as compared with $376,083 or 31% of net sales for the three-months ended December 31, 2002, a decrease of $163,369 or 43%. The decrease in research and development expenses is primarily due to reduced personnel costs as a result of reduced headcount.

Interest Expense

Net interest expense for the three-month period ended December 31, 2003 was $323, as compared to $1,092, for the three-months ended December 31, 2002. The decrease in interest expense is primarily attributable to a decrease in debt obligations and lower interest rates.

Interest Income

Interest income for the three-month period ended December 31, 2003 was $2,425, as compared to $7,316, for the three-months ended December 31, 2002. The decrease in interest income is primarily attributable to a decrease in average cash balances and lower interest rates.

Other Income, Net

Other income, net totaled $4,235 for the three-month period ended December 31, 2003, as compared to $1,715 for the three-months ended December 31, 2002. The increase of $2,520 is primarily attributable to foreign currency gains.

Liquidity and Capital Resources for the three-month periods ended December 31, 2003 and 2002

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the three months ended December 31, 2003 and 2002, the Company incurred a net loss of $154,010 and $673,390, respectively.

Net cash provided by operating activities for the three-month period ended December 31, 2003 was $55,263 as compared to net cash used in operations of $912,908 for the three-month period ended December 31, 2002. In the first quarter of fiscal 2004, net cash provided by operating activities consisted primarily of a net loss of $154,010 adjusted for depreciation of $41,457, an increase in prepaid expenses of $35,648, offset by a decrease in accounts receivable of $34,780 and an increase in accounts payable of $226,817. The increase in accounts payable relates primarily to the timing of payments to five key vendors. In the first quarter of fiscal 2003, net cash used in operating activities consisted primarily of a net loss of $673,390 adjusted for depreciation of $62,410, an increase in accounts receivable of $176,341, an increase in inventory of $47,574, and a decrease in accrued expenses of $97,517. The increase in accounts receivable relates to the timing of payments received from one key customer.

Two customers had accounts receivable balances in excess of 10% of our total accounts receivable at December 31, 2003. On a combined basis, these customers accounted for 37% of our total accounts receivable at that date.

We expect that our operating cash flows may fluctuate in future periods as a result of fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of payments among other factors.

Net cash used by investing activities for the three-months ended December 31, 2003 and 2002 was $2,576 and $1,082, respectively. During both periods, cash used in investing activities was directly related to the purchase of property and equipment.

Net cash used by financing activities for the three-months ended December 31, 2003 and 2002 was $11,155 and $10,387, respectively. During both periods, cash used in financing activities was due to payments on bank debt.

As of December 31, 2003, Visual Circuits had working capital of $1,104,628. During 2003, management significantly reduced headcount and other operating expenses to a level, prior to entering into the Reorganization transaction, where management believed that the Company could have continued to operate through fiscal 2004. Management recognizes that cash requirements in fiscal 2004 may increase as a result of the transaction with Focus and the substantial unanticipated expenses that have been incurred in connection with the Focus transaction.

Subsequently, on January 27, 2004, Visual Circuits entered into the Reorganization Agreement with Focus to sell substantially all of its assets and to liquidate, subject to stockholder approval. In the event that the agreement is not consummated or approved by the stockholders, Visual Circuits may continue to pursue liquidation. These circumstances raise substantial doubt about Visual Circuits’ ability to continue as a going concern. The consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

Results of Operations – For the year ended September 30, 2003 compared to the year ended September 30, 2002.

Net Sales

Net sales for the year ended September 30, 2003 were $4,420,540 compared with $9,192,051 for the year ended September 30, 2002 a decrease of $4,771,511 or 52%.

Net sales decreased primarily as a result of the cessation of orders from a single customer that suspended deployment of its video network. In the fiscal year ended September 30, 2002 sales to this customer totaled $4,465,809 or 49% of total revenue.

Cost of Goods Sold

Cost of goods sold were $2,293,147, or 52% of net sales, for the year ended September 30, 2003, as compared with $4,671,176 or 51% of net sales, for the year ended September 30, 2002, a decrease of $2,378,029 or 51%. The Company’s gross profit margin for the years ended September 30, 2003 and 2002 was 48% and 49%, respectively. The decrease in gross profit margin is primarily attributable to the product mix.

Sales and Marketing Expenses

Sales and marketing expenses were $1,243,760, or 28% of net sales, for the year ended September 30, 2003, as compared with $2,535,563, or 28% of net sales, for the year ended September 30, 2002, a decrease of $1,291,803 or 51%. The decrease in sales, marketing and support expenses is primarily the result of the closure of the Company’s European sales office in September 2002, as well as overall reductions in personnel, travel and other promotional expenses.

General and Administrative Expenses

General and administrative expenses for the year ended September 30, 2003 were $1,436,563 or 32% of net sales, as compared with $1,712,697 or 19% of net sales for the year ended September 30, 2002, a decrease of $276,134 or 16%. The decrease is primarily the result of reduced personnel costs due to reduced headcount and a 12% management salary reduction program in effect during 2003.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2003 were approximately $1,150,064 or 26% of net sales, as compared with $2,108,164 or 23% of net sales for the year ended September 30, 2002, a decrease of $ 958,100 or 45%. The decrease in research and development expenses is due primarily to reductions in expenditures on consultants, project supplies and personnel costs.

Interest Expense

Net interest expense for the twelve-month period ended September 30, 2003 was $2,447, as compared to $7,366, for the year ended September 30, 2002. The decrease in interest expense is primarily attributable to a decrease in debt obligations and lower interest rates.

Interest Income

Interest income for the year ended September 30, 2003 was $16,324, as compared to $60,101, for the year ended September 30, 2002. The decrease in interest income is primarily attributable to a decrease in average cash balances and lower interest rates.

Other Income (Expense), Net

Other income (expense), net totaled $30,604 for the year ended September 30, 2003, as compared to $(168,750) for the year ended September 30, 2002. Net other expense in the year ended September 30, 2002 relates primarily to expenses incurred in connection with the closure of the Company’s European sales office in September 2002.

Liquidity and Capital Resources for the years ended September 30, 2003 and 2002

In 2003, net cash used in operating activities consisted primarily of a net loss of $1,659,513 adjusted for depreciation, of $233,883, a decrease in inventory totaling $296,920 offset by a decrease in accounts payable of $232,703, a decrease in accrued expenses of $193,222 and an increase in accounts receivable totaling $174,112. The decreases in inventory, accounts payable and accrued expenses relate primarily to the overall decrease in business activity in 2003 as compared with 2002. The increase in accounts receivable primarily relates to the timing of payments received from two key customers. In 2002, net cash provided by operating activities consisted primarily of a net loss of $2,129,564 adjusted for depreciation of $222,838, a decrease in accounts receivable totaling $1,382,043, a decrease in inventory totaling $150,135, a decrease in income tax receivable of $665,842, offset by a decrease in accounts payable of $329,328.

Three customers had accounts receivable balances in excess of 10% of our total accounts receivable at September 30, 2003. On a combined basis, these customers accounted for 39% of our total accounts receivable at that date.

We expect that our operating cash flows may fluctuate in future periods as a result of fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of payments among other factors.

Net cash used in investing activities for the years ended September 30, 2003 and 2002 was $10,733 and $191,547, respectively. Cash used in both periods were directly related to the purchase of property and equipment.

Net cash used in financing activities for the year ended September 30, 2003 was $44,018. In 2002, net cash provided by financing activities was $43,567. In 2003, the use of cash was directly related to the repayment of $44,018 of bank debt. In 2002, the Company used cash in repayment of $61,527 of bank debt, while it received $24,320 of cash from the exercise of options and warrants, $7,586 from the collection of shareholder notes receivable and $73,188 from tax benefits recognized upon the exercise of warrants.

During years ended September 30, 2003 and 2002, the Company incurred a net loss of $1,659,513 and $2,129,564, respectively. These losses, combined with other activity, resulted in a reduction in working capital of approximately $1,486,151 in 2003. During 2003, management significantly reduced headcount and other operating expenses to a level that management believes will allow the Company to continue to operate through fiscal 2004. Management has plans that it believes will increase sales in fiscal 2004. Management recognizes that cash requirements in fiscal 2004 may increase as a result of this planned growth. Under a scenario of higher sales, management expects that bank borrowings would be available to help fund operations. Alternatively, in the event of a revenue shortfall, additional expense reductions would be made to reduce cash requirements.

LEGAL MATTERS

     Manatt, Phelps & Phillips LLP, Los Angeles, California, will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities.

TAX MATTERS

     Olsen Theilen & Co. Ltd. will pass on certain tax matters regarding the Plan and the Reorganization Agreement for Visual Circuits.

EXPERTS

      The financial statements of Focus as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus by reference from Focus’ Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the substantial doubt about Focus’ ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” in 2002), which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Visual Circuits as of September 30, 2003 and 2002 have been audited by McGladrey & Pullen LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Visual Circuit’s ability to continue as a going concern), which is included with this registration statement, in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     Focus files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any document Focus files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that Focus has filed with the SEC. To see more detail, you should read the exhibits and schedules filed with the registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

     Statements contained herein as to the contents of any contract or any other document referred to are not necessarily complete, and where such contract or other document is an exhibit to a document Focus has filed with the SEC, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     The Delaware General Corporation Law and Focus’ certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Focus pursuant to the foregoing provisions, or otherwise, Focus has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. No one has been authorized to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement that may have a later date. The selling shareholders are not making an offer of the common stock in any state where the offer is not permitted.

ANNEX A

PLAN OF LIQUIDATION AND
DISSOLUTION OF VISUAL CIRCUITS CORPORATION

     The following Plan of Liquidation and Dissolution (the “Plan”) shall effect the complete liquidation and dissolution of Visual Circuits Corporation, a Minnesota corporation (the “Company”), in accordance with Sections 368(a)(1)(C) and 368(a)(2)(G) of the Internal Revenue Code of 1986, as amended (the “Code”) and Chapter 302A of the Minnesota Statutes, entitled the “Minnesota Business Corporation Act” (the “Act”).

     1.     ADOPTION OF PLAN. The Plan shall become effective on the date of the approval of this Plan and the voluntary dissolution of the Company pursuant to Section 721 of the Act by the affirmative vote of the holders of record of a majority of the outstanding shares of the Company’s common stock voting at a special shareholders’ meeting called for such purpose (the “Effective Date”).

     2.     NOTICE OF INTENT TO DISSOLVE; WINDING UP. As soon as practicable after the Effective Date, the Company shall file with the Secretary of State for the State of Minnesota (the “Secretary of State”) a notice of intent to dissolve pursuant to Section 302A.723 of the Act (the “Notice of Dissolution”), which shall have the effect specified in the Act. When the Notice of Dissolution is filed with the Secretary of State, subject to the right of the shareholders to revoke dissolution proceedings, or the right of the Board of Directors of the Company (the “Board”) or the special committee thereof (the “Special Committee”) to do so under the authority granted by the shareholders, the Company may carry on its business to the extent necessary for the winding up of the Company, but shall cease to carry on its business upon the earlier to occur of: (i) the sale of all or substantially all of its operating assets, or (ii) transfer of the assets of the Company to the Trust (defined and described in Section 7 below).

     3.     SALE OF ASSETS. As soon as practicable after filing of the Notice of Dissolution, the Company shall, in one or more transactions, sell, lease, transfer or otherwise dispose of all or substantially all of the property and assets of the Company on terms and conditions satisfactory to the Board or the Special Committee.

     4.     AUTHORITY OF OFFICERS. After the filing of the Notice of Dissolution, the Company’s officers, subject to the direction of and from the Board, or the Special Committee, are authorized and directed to execute and deliver, without limitation, such agreements, instruments, documents, forms and certifications including, upon advice of legal counsel to the Company, the approval, execution and delivery of any amendments, corrections or supplements to this Plan as to them are deemed necessary or desirable, to continue the operations of the Company and preserve the assets of the Company, for the purpose of effecting, and to effect, the disposition of the Company’s assets, and to take such other and further actions as they determine shall be necessary or desirable to effect the complete liquidation of the Company in furtherance of this Plan, including the sale or disposition of remaining assets of the Company. The Company is authorized specifically to sell and transfer substantially all of its assets pursuant to the terms of the Agreement and Plan of Reorganization entered into between Focus Enhancements, Inc. (“Focus”) and the Company in the form (the “Agreement”) approved by the Special Committee and when and if approved by the shareholders of the Company. Certain capitalized terms used in this Plan which are not otherwise defined herein shall have the meanings set forth in the Agreement.

     5.     TERMINATION/CANCELLATION OF UNEXERCISED STOCK OPTIONS AND WARRANTS. The Company’s officers are authorized and directed to negotiate and enter into agreements with the holders of “in-the-money” and “out-of-the money” outstanding, unexercised stock options and stock purchase warrants, and any other equitable interests other than the voting common stock of the Company, for termination and/or cancellation thereof for such consideration and on such terms as shall be approved by the Special Committee. The Special Committee may, and hereby does, delegate authority to officers and agents of the Corporation to compromise, pay and settle, on behalf of the Company, any claims of holders of such unexercised options or warrants, and to determine the basis on which such financial settlement is reached, subject to the approval (by ratification or otherwise) of the Special Committee. If the consideration received by the Company consists of shares of Focus voting common stock, such payment shall, to the extent practicable, be in the form of Focus voting common stock.

     6.     LIQUIDATING TRUST. A liquidating trust (the “Trust”) shall be established substantially in the form attached hereto as Exhibit A. The initial trustee shall be The Capital Trust Company of Delaware (the “Trustee”). Following the sale and transfer of substantially all of the Company’s assets, at a time to be determined by and in the judgment of the Special Committee, and (a) after retaining such amounts as it shall deem required to pay or make provision for payment of ascertained or contingent liabilities to be discharged by the Company, and (b) making one or more liquidating distributions to the shareholders of the Company, the Company shall transfer to the Trust all of its assets of any kind or nature, tangible, intangible or mixed, including without limitation, the Company rights and obligations under any and all agreements, its cash, cash equivalents, stock in other entities, and other assets of any kind or nature to satisfy, in the judgment of the Special Committee, the ascertained or potential obligations and liabilities of the Company.

     7.     LIQUIDATING DISSOLUTIONS.

(a) Prior to the distribution to the Trust as provided in Section 6, the Company may distribute the remaining assets of the Company, including any and all tangible, intangible and mixed property and assets, to its shareholders in one or more liquidating distributions (each a “Liquidating Distribution” and collectively, the “Liquidating Distributions”) in the manner provided by the Act. Any distribution of shares held in another entity, after application of such shares to pay or discharge liabilities of the Company, shall be distributed on a pro rata basis and fractional shares, to the extent possible, shall be rounded to the nearest whole share. The shareholders shall also receive beneficial interests in the Trust in proportion to their shareholdings in the Company. Thereafter, the Company shall complete its dissolution in accordance with the provisions of the Act.

(b) Subject to the terms of the Trust, the Trustee may distribute the remaining assets of the Company, including any and all tangible, intangible and mixed property and assets, to its beneficiaries in one or more Liquidating Distributions. Any distribution of shares held in another entity shall be distributed on a pro rata basis and fractional shares, to the extent possible, shall be rounded to the nearest whole share. The shareholders shall hold beneficial interests in the Trust in proportion to their shareholdings in the Company.

     8.     CANCELLATION OF COMMON STOCK. The Liquidating Distributions shall be in complete redemption and cancellation of all of the outstanding common stock of the Company. The Special Committee may direct that the Company’s stock transfer books be closed as of the close of business on the record date fixed by the Special Committee for the first or any subsequent installment of any Liquidating Distribution as the Special Committee, in its absolute discretion, may determine (the “Record Date”). Thereafter, certificates representing common stock of the Company shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The shareholders of the Company shall surrender to the Company their stock certificates (or, if so required by the Special Committee in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates, title insurance and medallion signatures) promptly following the Record Date as a condition to their receipt of any Liquidating Distribution.

     9.     MISSING SHAREHOLDERS. If any Liquidating Distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered a certificate evidencing the common stock of the Company as required hereunder, or for any other reason, then the distribution to which such shareholder is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of Minnesota to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Minnesota or be treated as abandoned property in accordance with the laws of the State of Minnesota. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

     10.     TERMINATION OF LIQUIDATING TRUST. When the Trustee determines that all of the Trust’s liabilities have been satisfied, it shall make a final distribution of any remaining assets to the holders of the beneficial interests of the Trust. The Trust shall terminate when all distributions have been made to the beneficiaries of the Trust. In no event shall the Trust maintain its existence for a period longer than three (3) years from its inception.

     11.     INDEMNIFICATION. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with applicable law, its articles and bylaws and any contractual arrangements for actions taken in connection with the Plan and the winding up of the affairs of the Company and the shareholders of the Company, as beneficiaries of the Trust, shall indemnify any trustee of the Trust and its agents on similar terms. As beneficiaries of the Trust, such shareholders’ obligation to indemnify such persons shall be satisfied out of the assets of the Trust. The Board and the Trustee, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, agents and Trustee to the extent permitted by law.

     12.     POWER OF BOARD OF DIRECTORS, SPECIAL COMMITTEE AND OFFICERS. The Board, Special Committee and the officers of the Company shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement, operate and execute the Plan. The Board or Special Committee may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of the Company and the distribution of its assets to its shareholders, in accordance with Applicable Law, including the Act and any applicable provision of the Internal Revenue Code.

     13.     AMENDMENT. The Plan may be amended by the Board or Special Committee at any time, whether before or after the shareholders’ approval of the Plan and the voluntary dissolution of the Company.

     14.     COUNTERPARTS AND FACSIMILE/ELECTRONIC SIGNATURE. This Plan may be executed in one or more facsimiles, counterparts or electronic signature counterparts of any form, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts, facsimiles or electronic signatures have been executed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart, facsimile or form of electronic signature.

     15.     GOVERNING LAW. This Plan shall be governed by and construed in accordance with the internal laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     16.     HEADINGS. The headings of the articles, sections and subsections of this Plan are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms “this Plan,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Plan as a whole and not to any particular article, section, subsection or other portion hereof and include the schedules and exhibits hereto and any document, instrument or agreement executed and/or delivered pursuant hereto.

[SIGNATURE PAGE FOLLOWS]

     Adopted this       day of       , 2004, by the Special Committee of the Board of Directors of Visual Circuits Corporation.

VISUAL CIRCUITS CORPORATION

Mark Derus
Chief Financial Officer and Secretary

[SIGNATURE PAGE TO PLAN OF LIQUIDATION AND DISSOLUTION
OF VISUAL CIRCUITS CORPORATION]

EXHIBIT A

TRUST AGREEMENT
OF
THE VISUAL CIRCUITS LIQUIDATING TRUST

     THIS TRUST AGREEMENT, dated as of February      , 2004 (as it may be amended from time to time, the “Agreement”), between VISUAL CIRCUITS CORPORATION, a corporation organized under the laws of the State of Minnesota (the “Company”) (a designee of the Company (or the Owners, as defined below) shall serve as manager hereunder (the “Manager”)), and THE CAPITAL TRUST COMPANY OF DELAWARE, a Delaware trust company, as Delaware trustee (the “Delaware Trustee”).

     WHEREAS, the Company’s Board of Directors has adopted a plan of liquidation and dissolution (the “Plan”) which contemplates the wind-up of the Company’s business affairs, liquidation or other disposition of its assets, satisfaction or other disposition of its liabilities, dissolution of the Company as an entity and, upon such dissolution, transfer of the Company’s remaining assets to the trust established pursuant to this Agreement for the benefit of the Company’s shareholders listed in Exhibit A attached hereto (the “Shareholders”), who shall be the initial beneficial owners of the Trust.

     NOW, THEREFORE, the Company and the Delaware Trustee hereby agree as follows:

     1.     The trust created hereby shall be known as “The Visual Circuits Liquidating Trust” (the “Trust”), in which name the Manager or the Delaware Trustee, to the extent provided herein, may conduct the business of the Trust.

     2.     It is the intention of the parties hereto that the Trust hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq. (the “Statutory Trust Act”), and that this Agreement constitute the governing instrument of the Trust. The Delaware Trustee is authorized to execute and file a certificate of trust with the Secretary of State of the State of Delaware in the form attached to this Agreement as Exhibit B.

     3.     The Company hereby agrees to assign, transfer, convey and set over to the Trust all of the assets of the Company, including without limitation all property, tangible and intangible, real and personal, and rights existing under contracts and other agreements in force, as shall remain upon the dissolution of the Company or such earlier date as the Company shall elect (collectively, the “Assets”). The Assets shall constitute the initial trust estate (including all proceeds of and distributions with respect to the Assets and all other property or rights acquired or received by the Trust from time to time, the “Trust Estate”). The Trust hereby issues to each person or entity listed as a Shareholder in Exhibit A an undivided beneficial interest in the Trust (an “Interest”) on a pro rata basis in proportion to their shareholdings set forth in Exhibit A, and by voting for or consenting to the Plan as a Shareholder and/or by accepting its Interest each such person or entity is hereby admitted as a beneficial owner of the Trust (each, an “Owner”), approves the Trustee designated hereunder and agrees to be bound by all of the terms of this

A-A-1

Agreement as fully as if it had executed and delivered this Agreement. The percentage interests of the Owners in the Trust are intended initially to correspond to their holdings of shares of stock of the Company as of the record date fixed by the Company, and the percentage interest of the Owners in the Trust may be adjusted from time to time by the Manager in his or her sole and absolute discretion to reflect, among other things, distributions of the Trust Estate (or any portion thereof). At the option of the Manager in his or her sole and absolute discretion, each Interest may be evidenced by one or more certificates, each of which shall be in a form acceptable to the Manager For all purposes, unless and until the Delaware Trustee receives written notice from the Manager of such an adjustment, the Delaware Trustee shall be entitled to rely (and shall be fully protected in relying) on the shareholdings set forth in Exhibit A. Except by will, intestate succession or otherwise by operation of law, an Owner shall not sell, assign, pledge, hypothecate or otherwise transfer (each, a “Transfer”) all or any portion of its Interest at any time without the prior written consent of the Manager, which consent may be given or withheld in the sole and absolute discretion of the Manager. In connection with any permitted Transfer of an Interest, the Manager shall determine the procedures and conditions precedent to effect such Transfer, which may include the execution and delivery of a written instrument of transfer, in form satisfactory to the Manager, duly executed by the transferring Owner or its attorney duly authorized in writing, and the Manager promptly shall notify the Delaware Trustee in reasonable detail and in writing of such Transfer and of any corresponding adjustment to the relative interests of the Owners. For all purposes, unless and until the Delaware Trustee receives such a written notice from the Manager, the Delaware Trustee shall be entitled to assume (and shall be fully protected in assuming) that no Transfers have been effected and that no such adjustments have been made.

     4.     (a) The primary purpose of the Trust is to liquidate the assets transferred to it by the Company, and the Trust has no objective to continue or engage in the conduct of a trade or business. In furtherance thereof, the Trust may acquire, hold, own, transfer, liquidate, manage, and otherwise deal with and exercise all rights and powers with respect to the Trust Estate, to satisfy liabilities of the Company out of the Trust Estate, to preserve the rights of the Owners with respect to the Trust Estate, to provide for the distribution of the Trust Estate to the Owners in accordance with applicable law at a future date when the Trust Estate becomes distributable, and to enter into any and all lawful transactions and engage in any and all lawful activities necessary or incidental to, or in furtherance of, the foregoing. The Trust shall have the power, authority and authorization, and is hereby authorized, to do any and all acts and things necessary, appropriate, advisable and/or convenient for the furtherance and accomplishment of the purposes of the Trust, including, without limitation, the following: (i) to receive portions of the Trust Estate from the Company and from certain third parties, including without limitation, U.S. Bancorp, National Association, as escrow agent (the “Escrow Agent”) pursuant to an escrow agreement by and among the Company, Focus Enhancements, Inc. (“Focus”) and the Escrow Agent, dated February [     ], 2004, (ii) to pay out funds in satisfaction of liabilities of the Company upon specific written instructions received from the Manager, which at a minimum shall specify the name and address of, payment details for, and the amount to be paid to, each payee, (iii) to dispose of shares of Focus voting common stock included in the Trust Estate solely for the purpose of raising the funds necessary to satisfy liabilities of the Company and in accordance with specific written instructions received from the Manager, which at a minimum shall certify that the purpose of such disposition is to raise the funds necessary to satisfy liabilities of the Company and shall specify the net amount sought to be realized from any such disposition, and (iv) following the satisfaction of the Company’s liabilities, upon specific written

A-A-2

instructions received from the Manager, which at a minimum shall certify that the liabilities of the Company have been satisfied in full and shall specify the name and address of such exchange agent, to transfer the shares of Focus voting common stock remaining in the Trust Estate to American Stock Transfer and Trust Company, as exchange agent for the Company, to facilitate a distribution of same to the Owners.

     (b)  Notwithstanding any provision to the contrary contained herein: (i) the investment powers of the Trust and the Manager shall be limited to, and the Manager shall not instruct any trustee to make investments of any part of the Trust Estate other than in, time deposits in banks or savings institutions, or certificates of deposit with a maturity date of 90 days or less or Treasury bills, (ii) the Trust shall not receive transfers of any listed stocks or securities (exclusive of shares of Focus voting common stock), any readily marketable assets or any operating assets of a going business, (iii) the Trust shall not receive or retain cash in excess of the amount reasonably required to meet claims and contingent liabilities of the Company, (iv) the Trust shall not receive transfers of any unlisted stock of a single issuer that represents eighty percent (80%) or more of the stock of such issuer, nor any general or limited partnership interests, and (v) the Trust shall, at the written direction of the Manager, distribute to the Owners, not less than annually, any proceeds from the sale of assets or income from investments in excess of the amount required to meet claims and contingent liabilities of the Company. It is intended that the granting, assignment and conveyance of the Assets by the Company to the Trust pursuant to the terms hereof shall be treated for federal and state income tax purposes as if the Company made such distributions directly to the Shareholders. It is further intended that for federal, state, and local income tax purposes, the Trust shall be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of any state or local law, and the Owners shall be treated as the owners of their respective share of the Trust pursuant to Sections 671-678 of the Internal Revenue Code of 1986, as amended (the “Code”) and any analogous provision of state or local law, and shall be taxed on their respective share of the Trust’s taxable income (including both ordinary and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law. The Trust shall file all tax returns required to be filed with any governmental agency, including, but not limited to, any returns required of grantor trusts pursuant to Section 1.671-4(a) of the Income Tax Regulations. The Manager agrees that it shall not, and shall not cause the Trust to, and shall not cause the Delaware Trustee on behalf of the Trust to, at any time, continue, enter into or engage in any trade or business, nor shall it do, or cause the Trust or the Delaware Trustee to do, any other act that shall cause the Trust to lose its characterization as a liquidating trust under said Regulation. The Trust shall make continuing efforts to dispose of the Trust Estate, make timely distributions, and not unduly prolong the duration of the Trust. In no event shall the Trust retain cash in excess of a reasonable amount needed to meet liabilities and pay other obligations, or receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, liabilities, and obligations or otherwise take any action which is inconsistent with the complete liquidation of the Company as that term is used and interpreted by Section 368(a) (1) (C) and (a) (2) (G) of the Code, Treasury Regulations promulgated thereunder, and rulings, decisions, and determinations of the Internal Revenue Service and courts of competent jurisdiction, or take any action which would jeopardize the status of the Trust as described in this Section 4. The Manager shall be exclusively responsible for causing the Trust to comply with this subsection (b).

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     (c)  Notwithstanding any other provision in this Agreement or elsewhere, the Delaware Trustee makes no representation or warranty and shall have no responsibility or personal liability for or with respect to the value or price of any shares of Focus voting common stock or other property included in the Trust Estate, and in connection with a disposition by it (or on its behalf) on behalf of the Trust of shares of Focus voting common stock or other property included in the Trust Estate pursuant to written instructions received from the Manager, the Delaware Trustee shall endeavor to effect such disposition as soon as reasonably practicable, may effect such disposition through or with the assistance of a broker/dealer or other person or entity engaged at the expense of the Trust, shall have no personal liability for any act or omission of any such broker/dealer or other person or entity chosen by the Delaware Trustee with reasonable care, and without limiting the generality of the foregoing shall have no duty to obtain the best price or any particular price for any shares of Focus voting common stock or other property included in the Trust Estate.

     5.     The business and affairs of the Trust shall be managed solely by or under the direction of the Manager, and the Delaware Trustee shall not have any duty or obligation with respect to the Trust Estate or the Trust except as otherwise specifically provided in this Agreement, and the Delaware Trustee shall be a trustee of the Trust for the sole and limited purpose of fulfilling the requirements of Section 3807(a) of the Statutory Trust Act. No implied duties or obligations shall be read into this Agreement against the Delaware Trustee. Notwithstanding the foregoing, the Delaware Trustee is authorized to take all actions which the Manager deems necessary, convenient or incidental to effect the purposes of the Trust, all as set forth in specific written instructions from the Manager in accordance with this Agreement. The right of the Delaware Trustee to perform any act enumerated herein shall not be construed as a duty.

     6.     The Manager shall have the power, authority and authorization to carry out the purposes of the Trust and shall have all rights, powers and duties set forth herein and in accordance with applicable law with respect to accomplishing the purposes of the Trust and the administration of the Trust Estate. The Manager shall have the power, authority and authorization to execute and deliver any and all documents, instruments and other writings, exercise any and all rights and powers, perform any and all duties, and do all things for and on behalf of the Trust which the Manager, in his or her sole and absolute discretion, deems necessary, advisable or incidental to accomplishing the purposes of the Trust. Upon receipt of any property from the Trust Estate (or any portion thereof), subject to applicable law, the Manager, the Company’s exchange agent or any other party designated by Manager in writing as an agent of Manager shall distribute such property to the Owners in proportion to their respective beneficial interests in the Trust. From time to time the Manager, in his or her sole and absolute discretion, subject to applicable law, may cause distributions of the Trust Estate (or any portion thereof) to be made to the Owners in proportion to their respective beneficial interests in the Trust. The Manager may retain counsel and other experts at the expense of the Trust Estate and shall be protected in all respects if he or she takes any action in good faith reliance upon the advice of any such counsel or expert.

     7.     In executing their responsibilities hereunder, each of the Delaware Trustee and the Manager acts solely as a trustee or manager, as the case may be, hereunder and not in its individual capacity, and all persons or entities having any claim against the Trust, the Trust

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Estate, the Delaware Trustee or the Manager shall look only to the Trust Estate for payment or satisfaction thereof. Each of the Manager and the Delaware Trustee shall not be answerable or accountable hereunder, nor shall it incur any liability whatsoever, except that such limitation shall not limit the liability, if any, of the Delaware Trustee or the Manager to the Trust or the Owners for its own willful misconduct, bad faith or gross negligence.

     8.     All compensation payable to the Manager and all costs and expenses of the Manager in the performance of the Manager’s duties hereunder shall be reimbursed by the Trust from the proceeds of the Trust Estate. The Trust (from the proceeds of the Trust Estate) hereby agrees to (i) indemnify, defend and hold harmless the Manager from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Manager Expenses”), to the extent that such Manager Expenses arise out of or are imposed upon or asserted at any time against the Manager with respect to the Trust, this Agreement or the transactions contemplated hereby, or the ordinary negligence of the Manager; provided, however, that the Trust shall not be required to indemnify the Manager for Manager Expenses to the extent such Manager Expenses result from the willful misconduct, bad faith or gross negligence of the Manager, and (ii) advance to the Manager Manager Expenses incurred by the Manager in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Trust of an undertaking, by or on behalf of the Manager, to repay such amount if it shall be determined that the Manager is not entitled to be indemnified therefor under this Section 8. The obligations of the Trust under this Section 8 shall survive the resignation or removal of the Manager, and shall survive the termination of the Trust and the termination, amendment, supplement, and/or restatement of this Agreement.

     9.     The Trust hereby agrees to (i) reimburse the Delaware Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other professionals), (ii) indemnify, defend and hold harmless the Delaware Trustee and the officers, directors, employees and agents of the Delaware Trustee (collectively, including the Delaware Trustee in its individual capacity, the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the Trust, this Agreement or the transactions contemplated hereby, the taking of any action pursuant to the instructions of the Manager, or the ordinary negligence of such Indemnified Person; provided, however, that the Trust shall not be required to indemnify an Indemnified Person for Expenses to the extent such Expenses result from the willful misconduct, bad faith or gross negligence of such Indemnified Person, and (iii) advance to each such Indemnified Person Expenses incurred by such Indemnified Person, in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Trust of an undertaking, by or on behalf of such Indemnified Person, to repay such amount if it shall be determined that such Indemnified Person is not entitled to be indemnified therefor under this Section 9. The obligations of the Trust under this Section 9 shall survive the resignation or removal of the Delaware Trustee or the Manager, and shall survive the termination of the Trust and the termination, amendment, supplement, and/or restatement of this Agreement. The

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Delaware Trustee shall be entitled to receive from the Trust as compensation for its performance under this Agreement such fees and expenses as have been agreed to in writing between the Company and the Delaware Trustee.

     10.     The Delaware Trustee is authorized to take such action or refrain from taking such action under this Agreement as it may be directed in writing by the Manager from time to time; provided, however, that the Delaware Trustee shall not be required to take or refrain from taking any such action if the Delaware Trustee shall have determined, or shall have been advised by counsel, that such performance is likely to involve the Delaware Trustee in personal liability or is contrary to the terms of this Agreement or of any document contemplated hereby to which the Trust, the Manager or the Delaware Trustee is a party or is otherwise contrary to law. If at any time the Delaware Trustee determines that it requires or desires guidance regarding the application of any provision of this Agreement or any other document, or regarding compliance with any direction it received hereunder, then the Delaware Trustee may deliver a notice to the Manager requesting written instructions as to the course of action desired by the Manager, and such instructions shall constitute full and complete authorization and protection for actions taken and other performance by the Delaware Trustee in reliance thereon. Until the Delaware Trustee has received such instructions after delivering such notice, it may refrain from taking any action with respect to the matters described in such notice.

     11.     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     12.     The number of trustees of the Trust initially shall be one, and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Manager which may increase or decrease the number of trustees of the Trust; provided, however, to the extent required by the Statutory Trust Act, there shall at all times be one trustee of the Trust that shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Manager is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon 30 days’ prior notice to the Manager. The initial Manager shall be Mark S. Derus. The Manager may not be removed except upon the written consent of the Company or the holders of a majority of the Interests. In the event the Manager resigns, or is removed or otherwise ceases to serve as such, the holders of a majority of the Interests shall provide written notice thereof to the Delaware Trustee, and promptly shall appoint a replacement Manager and provide written notice of such appointment to the Delaware Trustee, and such replacement Manager shall execute and deliver to the Delaware Trustee a written instrument acknowledging his, her or its acceptance of such appointment, agreeing to be bound by the terms of this Agreement, certifying as to a specimen of his, her or its true signature, and setting forth his, her or its contact information (including at a minimum mailing address, telephone number, fax number, and (as applicable) e-mail address).

     13.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

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     14.     The Trust shall terminate or dissolve, whichever occurs last, no later than three years from the date of its inception; provided, however, that the Trust may be dissolved earlier upon the written election of the Manager following the distribution to the Owners by the Manager or the Manager’s designated representative of all property constituting the Trust Estate. Upon the dissolution of the Trust, the Manager shall wind up the affairs of the Trust in accordance with the Statutory Trust Act. Upon the completion of such winding up, the Manager shall instruct the Delaware Trustee in writing to execute and file a certificate of cancellation of the Trust’s certificate of trust with the Secretary of State of the State of Delaware in accordance with the Statutory Trust Act, and upon such filing becoming effective, this Agreement (except as otherwise provided in Section 9) and the Trust shall terminate.

     15.     All notices, instructions or other communications shall be in writing. Any notice, instruction or other communication to any party hereto shall be directed to such party via (a) United States mail, first class, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (followed by hard copies sent by first-class mail, postage prepaid), or (d) personal delivery, at the address set forth below. If sent to the Manager: Mark S. Derus, Visual Circuits Corporation, 5155 E. River Road, Suite 401, Minneapolis, MN 55421 (telecopy: 763-571-7688), or to such other address as the Manager may designate by notice given to other parties to the Agreement, with a copy to Briggs and Morgan, P.A., 2200 IDS Center, Minneapolis, MN 55402 (telecopy: 612-977-8650), Attention: Michael J. Grimes. If sent to the Company: Visual Circuits Corporation, 5155 E. River Road, Suite 401, Minneapolis, MN 55421 (telecopy: 763-571-7688), or to such other address as the Company may designate by notice given to other parties to the Agreement, with a copy to Briggs and Morgan, P.A., 2200 IDS Center, Minneapolis, MN 55402 (telecopy: 612-977-8650), Attention: Michael J. Grimes. If sent to the Delaware Trustee: Little Falls Centre One, 2711 Centerville Road, Suite 210, Wilmington, DE 19808 (telecopy: 302-636-8590), or to such other address as the Delaware Trustee may designate by notice given to the Manager. If sent to any Owner, to such Owner at its address appearing in the Manager’s records, or to such other address as such Owner may designate by notice given to the other parties to this Agreement. The Manager, promptly upon execution of this Agreement, and thereafter upon receipt by the Manager of a written request for such information from the Delaware Trustee, shall provide to the Delaware Trustee the address of any Owner.

     16.     To the extent that, at law or in equity, the Manager, the Delaware Trustee, any affiliate of the Delaware Trustee, or any officers, directors, shareholders, partners, employees, representatives or agents of the Company or the Delaware Trustee or their respective affiliates (each of the foregoing, a “Covered Person”), has duties (including fiduciary duties) and liabilities relating thereto to the Trust or to the Owners, a Covered Person acting under this Agreement shall not be liable to the Trust or to any Owner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto, the Trust and the Owners to replace such other duties and liabilities of such Covered Person.

     17.     The Manager, in Manager’s sole and absolute discretion, may amend, supplement or otherwise modify this Agreement without the consent of any Owner, the Delaware Trustee or any other person; provided, however, that any such amendment, supplement or modification that

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affects the Delaware Trustee shall not be binding upon or enforceable against the Delaware Trustee without the Delaware Trustee’s prior written consent.

     18.     The Delaware Trustee shall receive compensation and reimbursement for reasonable expenses incurred in connection with the services rendered in connection with this Agreement as set forth in Exhibit C attached hereto.

[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Trust to be duly executed as of the day and year first above written.

VISUAL CIRCUITS CORPORATION

By:

Name:

Title:

THE CAPITAL TRUST COMPANY OF
DELAWARE, as Delaware Trustee

By:

Name:

Title:

The undersigned hereby acknowledges acceptance of appointment as Manager, agrees to be bound by the terms of this Agreement, and certifies that the signature above his or her name below is a specimen of his or her true signature.

Name: Mark S. Derus

[SIGNATURE PAGE TO TRUST AGREEMENT]

[EXHIBITS EXCLUDED]

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ANNEX B

AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the or this “Agreement”) is made and entered into as of January 27, 2004 by and between FOCUS ENHANCEMENTS, INC., a Delaware corporation (“Buyer”), and VISUAL CIRCUITS CORPORATION, a Minnesota corporation (“Seller” or the “Company”). Buyer and Seller are the only Parties to this Agreement and are collectively referred to herein as the “Parties,” each a “Party.”

RECITALS

     A.     Seller’s Board of Directors has adopted a plan of liquidation and dissolution (the “Seller’s Plan of Liquidation and Dissolution”), which contemplates the wind-up of Seller’s business affairs, liquidation or other disposition of its assets, satisfaction or other disposition of its liabilities, dissolution of Seller as a business entity and, upon such dissolution, transfer of Seller’s remaining assets to a liquidating trust for the benefit of its stockholders.

     B.     Buyer desires to purchase from Seller and Seller desires to sell to Buyer, in a transaction qualifying as a Tax-free sale of assets-for-stock reorganization of Seller under Internal Revenue Code (the “Code”) Section 368(a)(1)(C), substantially all of Seller’s assets relating to, required for, used in or otherwise constituting Seller’s Business (as defined below) in exchange for the assumption of certain liabilities relating to the Business and the issuance of shares of Buyer’s Common Stock as provided for herein.

     C.     The respective Boards of Directors of each of Buyer and Seller have determined that this Agreement and the transactions contemplated hereby are in furtherance of and consistent with their respective business strategies and in the best interests of their respective stockholders.

     D.     Concurrently with the execution and delivery by the Parties of this Agreement, as a material inducement to each of Buyer and Seller to enter into this Agreement, each of David H. Parish, Daniel E. Sullivan and Robert J. McPherson (each, a “Key Employee” and collectively, the “Key Employees”) has executed and delivered to Buyer separate employment agreements attached to this Agreement respectively as Exhibit A-1, Exhibit A-2 and Exhibit A-3 hereto (the “Employment Agreements”), the effectiveness of which agreements is subject only to the Closing (as defined in Section 2.3 below).

     E.     Concurrently with the execution and delivery by the Parties of this Agreement, as a material inducement to each of Buyer and Seller to enter into this Agreement, each of the Key Employees has executed and delivered to Buyer separate non-competition agreements attached to this Agreement respectively as Exhibit B-1, Exhibit B-2 and Exhibit B-3 hereto (the “Non-Competition Agreements”), the effectiveness of which agreements is subject only to the Closing.

     F.     Concurrently with the execution and delivery by the Parties of this Agreement, as a material inducement to each of Buyer and Seller to enter into this Agreement, each of the Key Employees has executed and delivered to Buyer separate confidential information and invention assignment agreements attached to this Agreement respectively as Exhibit C-1, Exhibit C-2 and Exhibit C-3 hereto (the “Executive Confidentiality/Invention Agreements”), the effectiveness of which agreements is subject only to the Closing.

     G.     Concurrently with the execution and delivery by the Parties of this Agreement, as a material inducement to Buyer to enter into this Agreement, each of the Subject Company Shareholders (as defined below) has executed and delivered to Buyer a Voting and Proxy Agreement (the “Voting and Proxy Agreement(s)”) with Buyer and Seller attached to this Agreement as Exhibits D-1, D-2, D-3, D-4 and D-5, which become effective on the date hereof.

     H.     Concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer and Seller to enter into this Agreement, each of the Technical Transferred Employees (as defined below) has executed and delivered to Buyer, and Buyer has executed and delivered to each of the Technical Transferred Employees, an offer of employment letter (the “Technical Employee Offer Letter(s)”) attached to this Agreement as Exhibits E-1, E-2, E-3 and E-4.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals, each of which is incorporated in this Agreement as an essential term hereof, and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.

PURCHASE OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES

     A.     PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement and except for the Excluded Assets as defined in Section 1.2, Seller agrees to transfer, convey, assign and deliver to Buyer on the Closing Date (as defined in Section 2.3 below), and Buyer agrees to buy from Seller, free and clear of all encumbrances, all of Seller’s right, title and interest in and to all of the following assets wherever situated as of the Closing Date (collectively, the “Acquired Assets”) relating to Seller’s digital media technology and networking business (the “Business”):

          1. all versions of Seller’s hardware, software and service products for the Business, which are listed by each such category on Schedule 1.1.1 hereto, including all copies of the object code and all copies of all source code for each version of said software and service products, in source code and object code form, from which such software and service products are derived (collectively, the “Products”), and all of Seller’s right, title and interest in and to any engineering, product, test and manufacturing documentation or material used in the Business, and any and all know-how, show-how, netlists, schematics, bills of materials, design documentation, or other proprietary Seller or Third Party documentation or software that is related to or used in or proposed to be used in the Business or in connection with the Products (collectively, the “Technology”);

          2. all of Seller’s right, title and interest in and to (i) the copyrights in all versions of the Products, in and to all of the Technology, and in and to the items described in Section 1.1.7 below, whether or not those copyrights are registered, with those that are registered listed on Schedule 1.1.2 hereto (collectively, the “Transferred Copyrights” and individually, a “Transferred Copyright”), (ii) any and all patents related to the Products, the Business or the Technology, including applications in progress, applications, provisional patents, continuations, continuations in part, extensions and counterparts, all of which are listed and described on Schedule 1.1.2 hereto (the “Transferred Patents”), (iii) the trademarks used in the Business as described on Schedule 1.1.2 hereto, together with all electronic copies and other master copies of the foregoing (the “Transferred Trademarks”), together with the goodwill associated with those trademarks, and (iv) any and all rights in semiconductor mask-works, trade secrets, and any other intangible rights in and to the Business, the Products or the

Technology, including rights to use specific URLs, all of which URLs are listed and described on Schedule 1.1.2 hereto (the “Transferred Domain Names”).

     The Products, the Technology, the Transferred Copyrights, the Transferred Patents, the Transferred Trademarks and the Transferred Domain Names, are referred to collectively herein as the “Transferred Intellectual Property;”

          3. all of Seller’s past, present and future claims against any Person relating to items included in the Acquired Assets, including, without limitation, all causes in action and unliquidated rights under manufacturers’ and vendors’ warranties or guarantees, but only to the extent such claims do not relate to any liabilities retained by Seller and not assumed by Buyer;

          4. the current assets set forth and as described in Schedule 1.1.4 (the “Acquired Current Assets”), all of which shall be estimated as of the Closing Date pursuant to the preparation and delivery of the Statement of Estimated Closing Net Working Capital (as defined in Section 2.2.1 below);

          5. all governmental permits, licenses or approvals owned or held by Seller associated with the ownership, use or operation of the Acquired Assets;

          6. all contracts, licenses, instruments or other agreements or rights to use the technology of Third Parties held by Seller relating to the Business as described on Schedule 1.1.6, and all other items used by Seller in connection with the development, manufacture, testing, marketing or sale of the Acquired Assets or relating to the Business, all of which are listed and described in Schedule 1.1.6 and, to the extent transferable, all warranty rights and claims against Third Parties relating to or arising under the Business (together with those contracts, licenses and agreements, which are listed and described in Schedule 1.1.9, the “Assigned Contracts”);

          7. all drawings, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records relating to the Business, whether written or electronically stored or otherwise recorded;

          8. all the tangible property, equipment, and fixed assets of Seller, all of which are listed and described on Schedule 1.1.8, including all personal property, equipment, computers and inventory used in the Business;

          9. any and all maintenance, product, service, distribution and/or other agreements to provide Products and/or services to Third Parties who are Seller customers, and any other similar agreements, all of which are listed and described in Schedule 1.1.9 (together with those contracts, licenses and agreements described in Section 1.1.6 above, also the “Assigned Contracts”);

          10. Seller’s insurance policies and prepaid premiums (including all rights and interests therein and the proceeds thereof) on the lives of the Key Employees, Transferred Technical Employees and of any Transferred Employees, all of which are listed and described on Schedule 1.1.10 (the “Transferred Insurance Policies”); and

          11. the right to use and register with any Governmental Body the name(s) “Visual Circuits,” “Visual Circuits Corporation” or any variation of “Visual Circuits.”

     B.     ASSETS AND PROPERTIES NOT TO BE TRANSFERRED. On and after the Closing, Seller shall retain and Buyer shall not acquire the following assets and properties (the “Excluded Assets”):

          1. Seller’s corporate franchise;

          2. Seller’s rights arising from, in connection with or incident to the transactions contemplated by this Agreement, including the Collateral Agreements, the Non-Disclosure Agreement Amendment and the Amended Non-Disclosure Agreement;

          3. Seller’s title and ownership of its bank accounts and brokerage accounts;

          4. the current assets set forth and as described in Schedule 1.2.4, all of which shall be estimated as of the Closing Date pursuant to the preparation and delivery of the Statement of Estimated Closing Net Working Capital (the “Excluded Current Assets”);

          5. those Seller’s insurance policies (including all rights and interests therein and proceeds thereof), that are not Transferred Insurance Policies;

          6. pension, profit sharing or savings plans and trusts and the assets thereof and any other benefit plan of Seller;

          7 Seller’s rights, title and interest under the outstanding contracts, agreements, licenses, leases and similar documents or instruments with Third Parties that are not Assigned Contracts, including leasehold improvements under the Minnesota Facility lease;

          7. all Tax attributes or credits (including net operating losses) arising from Seller’s operation of the Business prior to the Closing Date which do not transfer to Buyer by operation of law, claims, causes of action, interests, rights of rebate and refunds (including Tax refunds) to the extent that each of the foregoing relate to any taxable period (or portion thereof) ending on or before the Closing Date (the “Pre-Closing Tax Period”) relating to or arising out of the foregoing Excluded Assets or arising out of the liabilities to be retained by Seller pursuant to Section 1.3 below;

          8. the following books and records of the Business:

               a. copies of: all business records of the Business (including employment records of Key Employees, Technical Transferred Employees and Transferred Employees) and the software embodiments thereof on electronic or magnetic form and all software applications to maintain such business records of the Business; and

               b. originals of: Tax Returns, financial statements, employee benefit plans and associated statements and records, stockholder records, records and plans relating to warrants and stock options, banking records and other records evidencing financial borrowing or investment transactions prior to the Closing, personnel records of all current and former Seller Employees that are not Key Employees, Technical Transferred Employees or Transferred Employees, Seller’s corporate record book, Seller’s insurance policies, all contracts, agreements, licenses, leases (including the lease on the Minnesota Facility) and similar documents and instruments that are not Assigned Contracts, and any records, documents or other instruments arising from, in connection with or incident to an Excluded Asset or an Excluded Liability.

          9. any and all rights, claims or actions of Seller against any officer, director, Employee or agent of Seller; and

          10. the computer hardware and software presently used by Seller’s chief financial officer set forth on Schedule 1.2.11.

     C.     LIMITED ASSUMPTION OF SELLER LIABILITIES; EXCLUDED LIABILITIES.

          1. At and upon the Closing, Buyer shall assume and perform (i) the current liabilities set forth and described in Schedule 1.3.1, all of which shall be estimated as of the Closing Date pursuant to the preparation and delivery of the Statement of Estimated Net Working Capital (the “Assumed Current Liabilities”) and obligations of Seller related to the ongoing operations of the Business (the “Current Liabilities”) including all warranty work, and (ii) the obligations of Seller under and pursuant to the Assigned Contracts (collectively, the Assumed Current Liabilities and the obligations under and pursuant to the Assigned Contracts are referred to herein as “Assumed Liabilities”). The Assumed Liabilities shall not include any of Seller’s lease obligations with respect to Seller’s currently leased facilities in Minnesota (the “Minnesota Facility”).

          2. Buyer shall not assume nor perform any other liabilities or obligations of Seller, except as specifically set forth herein. Except as specifically set forth herein, Buyer shall and does not assume, agree to perform, discharge or indemnify Seller against or otherwise have any liability or obligation which is or was directly or indirectly associated with or related to the Business and/or the Acquired Assets prior to the Closing Date, including, without limitation, the current liabilities set forth and described in Schedule 1.3.2 (the “Excluded Current Liabilities”), any Taxes, whenever arising, of Seller or any of its affiliates for any period, or relating or attributable to the Acquired Assets or the operation of the Business during the Pre-Closing Tax Period (“Seller’s Taxes”), or any Benefits Liabilities (collectively, all of which are referred to as the “Excluded Liabilities”).

     D.     INSTRUMENTS OF TRANSFER. The sale, assignment, transfer, conveyance and delivery of the Acquired Assets shall be made by such bills of sale, patent and trademark assignment documentation and other recordable instruments of assignment, transfer and conveyance as Buyer shall reasonably request.

     E.     SALES AND OTHER TAXES. Seller shall be responsible for, and shall pay or cause to be paid, any and all sales, use, documentary, recording and similar transfer Taxes attributable to the purchase of the Acquired Assets contemplated by this Agreement. Buyer shall cooperate with Seller to the extent reasonably requested to minimize such Taxes. Seller shall be responsible for, and shall pay or cause to be paid, all of Seller’s Taxes, including, without limitation, the portion of any real or personal property Taxes or other similar Taxes allocated to the Pre-Closing Tax Period on a per diem basis.

II.

PURCHASE PRICE AND THE CLOSING

     A.     PRICE AMOUNT AND SHARE CONSIDERATION. As consideration for the Acquired Assets, on the Closing Date Buyer shall issue to Seller and the Escrow Agent (i) registered and freely tradable shares of Buyer’s Common Stock valued in the aggregate at Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Calculated Share Consideration”), subject to the upward adjustment at the Closing described in Section 2.2.2 below (the “Price Amount”), and (ii) One Hundred Fifty Thousand (150,000) registered and freely tradable shares of Buyer’s Common Stock (the “Stated Share Consideration”) with each of the Calculated Share Consideration and the Stated Share Consideration subject to (A) the Estimated Closing Net Working Capital Adjustment described in Section 2.2.1 below, and (B) the Final Closing Net Working Capital Adjustment set forth in Section 2.2 below (collectively, the Calculated Share Consideration and the Stated Share Consideration shall be referred to herein as the “Share Consideration”).

          1. The exact number of shares of Buyer’s Common Stock to be issued by Buyer for the Calculated Share Consideration shall be computed on or before the Closing Date by dividing the Price Amount, less the Estimated Closing Net Working Capital Adjustment, by the Calculated Share Consideration Price (defined in and computed pursuant to Section 2.1.2); provided, however, that in no event shall the Calculated Share Consideration, regardless of the foregoing computation, be less than two million seven hundred fifty thousand (2,750,000) shares or more than four million five hundred thousand (4,500,000) shares.

          2. The Price Amount shall be computed by determination of the average of the closing Nasdaq Small Cap Market selling price of Buyer’s Common Stock for a period of the twenty (20) trading days preceding and ten (10) trading days following, the later of the date of (i) this Agreement, or (ii) Buyer’s public announcement of the execution of this Agreement by both Parties (which shall not be later than two (2) business days after the date of this Agreement) (the “Share Consideration Price”).

          3. On the Closing Date, Buyer shall issue the Share Consideration to Seller as follows:

               a. ninety percent (90%) of the shares of Buyer’s Common Stock constituting the Share Consideration computed in accordance with Section 2.1.1 shall be issued to Seller and/or Seller’s designee shareholders as provided in Seller’s written instructions to Buyer at least ten (10) days prior to the Closing Date (the “Closing Shares”); and

               b. ten percent (10%) of the shares of Buyer’s Common Stock constituting the Share Consideration (the “Escrow Shares”), subject to any increase in Escrow Shares pursuant to Section 2.2.3.3 below, shall be placed in escrow (the “Escrow”) with US Bank National Association as Third Party escrow agent (the “Escrow Agent”) for a period of twelve (12) months from and after the Closing Date (subject to the extension provisions for claims made by Buyer pursuant to the Escrow Agreement, as defined below) (the “Escrow Period”), pursuant to the escrow agreement in the form set forth as Exhibit F to this Agreement (the “Escrow Agreement”) indemnifying Buyer in accordance with Article 9 hereof.

     B.     NET WORKING CAPITAL AND CASH ADJUSTMENTS.

          1. Estimated Closing Net Working Capital Adjustment. Not less than three (3) days prior to the Closing Date, Seller shall deliver to Buyer a statement of the Estimated Closing Net Working Capital (the “Statement of Estimated Closing Net Working Capital”) determined on a basis consistent with the methodology to be employed in the calculation of the Closing Net Working Capital pursuant to Section 2.2.3 below in the form set forth as, and in accordance with the directives set forth in, Schedule 2.2.1 (such estimate, the “Estimated Closing Net Working Capital”). In furtherance of the foregoing, Seller shall also concurrently deliver to Buyer a detailed schedule of Seller’s Reorganization Expenses (segregated by professional services and the amount paid to each of the professional advisors), certified to be accurate by an officer of Seller, the total of which shall equal the amount in the account “Prepaid Expense – Seller’s Reorganization Expense” as set forth in the Statement of Estimated Closing Net Working Capital. To the extent that the Estimated Closing Net Working Capital is less than Seven Hundred Fifty Thousand Dollars ($750,000) (the “Target Closing Net Working Capital”), the Price Amount will be decreased by such shortfall. Subsequent to Closing, the provisions of Section 2.2.3 will apply (the “Estimated Closing Net Working Capital Adjustment”).

          2. Estimated Closing Cash Adjustment. Not less than three (3) days prior to the Closing Date, Seller shall deliver to Buyer a statement of Estimated Closing Cash (the “Statement of Estimated Closing Cash”) which shall show all cash of the Company estimated as of the end of business on the Closing Date (the “Estimated Closing Cash”). To the extent that the Estimated Closing Cash (or Final Closing Cash, as defined in Section 2.2.3.3 below, taking into account any prior adjustment taken pursuant to the calculation of Estimated Closing Cash at the Closing) is equal to or less than Two Hundred Twenty Thousand Dollars ($220,000), Seller shall be entitled to retain such amount, and the Price Amount shall be increased up to $30,000, by the amount of the difference between $220,000 and the lesser of Estimated Closing Cash or Final Closing Cash. Subsequent to the Closing, the Estimated Closing Cash shall be reconciled to the actual cash balance (the “Closing Cash”) in accordance with Section 2.2.3.3 below (the “Closing Cash Adjustment”), which adjustment may result in an addition or reduction to the Price Amount adjustment made at the Closing as set forth in Section 2.2.3.3(ii) and the paragraphs and Schedules corresponding thereto. In the event the calculation of Estimated Closing Cash is in excess of $220,000, Seller shall remit such excess (Estimated Closing Cash minus $220,000) to Buyer within two (2) business days after the Closing Date. Any remittance of cash to Buyer by Seller shall be made in accordance with Buyer’s written instructions that are received by Seller at least two (2) business days prior to the required remittance date.

          3. Closing Net Working Capital Adjustment; Closing Cash Adjustment.

               a. Between sixty (60) and ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a (i) statement of the Closing Net Working Capital (the “Statement of Closing Net Working Capital”), and (ii) statement of Closing Cash (the “Statement of Closing Cash”). During such period, Buyer shall have observation rights with respect to the preparation of the Statement of Closing Net Working Capital and the Statement of Closing Cash. The Statement of Closing Net Working Capital shall be based upon the books and records of Seller and shall be prepared in accordance with GAAP and the form set forth as, and in accordance with the directives set forth in, Schedule 2.2.1. The Statement of Closing Cash shall be based upon the books and records of Seller and shall be prepared in conformity with the form and in accordance with the directives set forth in the various Schedules 2.2.3.3 hereof.

               b. The Statement of Closing Net Working Capital and the Statement of Closing Cash shall respectively be final and binding on the Parties unless Buyer shall, within forty-five (45) days following the delivery of the date when Buyer has received both the (i) Statement of Closing Net Working Capital, and (ii) Statement of Closing Cash, deliver to Seller written notice of disagreement with either or both of such statements, which notice(s) shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement. Buyer shall provide reasonable supporting documentation for each of the specific items involved concurrently with the delivery of the respective notice(s). After the end of such forty-five (45) day period, Buyer may not introduce additional disagreements with respect to any item in the Statement of Closing Net Working Capital or the Statement of Closing Cash. If Buyer shall raise any objections within the aforesaid forty-five (45) day period, then Buyer and Seller shall attempt to resolve the objections. If Buyer and Seller are unable to resolve all objections within forty-five (45) days of receipt by Seller of Buyer’s written notice of disagreement, or such longer period as may be agreed by Buyer and Seller, then, within forty-five (45) days thereafter, Buyer and Seller jointly shall select an arbitrator from a nationally recognized independent public accounting firm that is not the independent auditor of either Buyer or Seller. If Buyer and Seller are unable to select an arbitrator within such time period, the American Arbitration Association shall make such selection (the Person so selected by either the Parties or the American Arbitration Association shall be referred to herein as the “Accounting Arbitrator”). The Accounting Arbitrator will consider only those items and amounts set forth in the Statement of Closing Net Working Capital and/or the Statement of Closing Cash as to which the Parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. In submitting a dispute to the Accounting Arbitrator, each of the Parties shall concurrently furnish, at its own respective expense, to the Accounting Arbitrator and the other Party such documents and information as the Accounting Arbitrator may request. Each Party may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Accounting Arbitrator without the other Party, respectively, either being present or receiving a concurrent copy of any written communication. The Accounting Arbitrator shall conduct one conference concerning the objections and disagreements between Buyer and Seller, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Accounting Arbitrator and the other Party), and (ii) have present its or their advisors, accountants, counsel and other representatives. Such conference shall take place either telephonically and/or at the offices of the Accounting Arbitrator, in the Accounting Arbitrator’s discretion, and not exceed more than three (3) days, eight (8) hours each day, of hearings, or such other period of time reasonably determined by the Accounting Arbitrator to be required. The Accounting Arbitrator shall resolve each item of disagreement based solely on the presentations and supporting material provided by the Parties and not pursuant to any independent review (the foregoing, however, shall not preclude the Accounting Arbitrator from independent research of facts or determining proper application of GAAP or the terms of this Agreement, as the case may be, with respect to the subject matter of the objections and disagreement between the Parties). The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a (i) final Statement of Closing Net Working Capital, and/or (ii) final Statement of Closing Cash, according to the dispute(s) noticed. Such report(s) shall be final and binding upon the Parties (and their successors and permitted assigns). The Accounting Arbitrator shall circulate a preliminary report(s) for the comment of the Parties. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne equally by Buyer and Seller. Buyer and Seller shall cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Closing Net Working Capital and/or Statement of Closing Cash as promptly as reasonably practicable.

               (3) If the amount representing:

                    (1) Closing Net Working Capital as reflected in the Statement of Closing Net Working Capital as finally determined in accordance with this Section 2.2 (the “Final Closing Net Working Capital”) is:

                         (A) less than the Estimated Closing Net Working Capital, and the Final Closing Net Working Capital is $750,000 or less, then the Price Amount shall be decreased on a dollar-for-dollar basis by the lesser of the difference between (x) the Final Closing Net Working Capital and $750,000, or (y) the Final Closing Net Working Capital and the Estimated Closing Net Working Capital, as set forth in the examples to Section 2.2.3.3(i)(A) set forth in Schedule 2.2.3.3(i);

                         (B) more than the Estimated Closing Net Working Capital, and the Estimated Closing Net Working Capital was $750,000 or less (if estimated working capital was $750,000 or more, use $750,000), then the Price Amount shall be increased on a dollar-for-dollar basis by the amount of the difference between (x) the Final Closing Net Working Capital (which amount for purposes of this calculation shall not exceed $750,000), and (y) the Estimated Closing Net Working Capital (which shall not exceed $750,000 for purposes of this calculation), as set forth in the examples to Section 2.2.3.3(i)(B) set forth in Schedule 2.2.3.3(i);

                    (b) Closing Cash as reflected in the Statement of Closing Cash as finally determined in accordance with this Section 2.2 (the “Final Closing Cash”) is:

                         (A) greater than $220,000, and there (i) are Seller’s Reorganization Expenses, and (ii) was no adjustment to the Price Amount pursuant to Section 2.2.2, then the difference between Final Closing Cash and $220,000, plus the amount of Seller’s Reorganization Expenses, shall reduce the amount of cash that may be retained by Seller. The foregoing shall be computed and proofed by the method and in the form set forth in Schedule 2.2.3.3(ii)(A); or

                         (B) greater than $220,000, and there (i) are Seller’s Reorganization Expenses, and (ii) was an adjustment on the Closing Date to the Price Amount based on the calculation of Estimated Closing Cash pursuant to Section 2.2.2, the sum of (x) the difference between the Final Closing Cash and $220,000, plus (y) the sum of (1) the adjustment to the Price Amount which increased Calculated Share Consideration on the Closing Date pursuant to Section 2.2.2, and (2) the amount of Seller’s Reorganization Expenses, shall reduce the amount of cash that may be retained by Seller. The foregoing shall be computed and proofed by the method and in the form set forth in Schedule 2.2.3.3(ii)(B); or

                         (C) equal to or less than $220,000, and there (i) are Seller’s Reorganization Expenses, and (ii) was no adjustment on the Closing Date to the Price Amount pursuant to Section 2.2.2, then (x) the amount of Seller’s Reorganization Expenses, minus (y) any increase to the Price Amount (to a maximum of $30,000) due to the difference between $220,000 and Final Closing Cash. The foregoing shall reduce the amount of cash that may be retained by Seller and the foregoing shall be computed and proofed in the form set forth in Schedule 2.2.3.3(ii)(C); or

                         (D) equal to or less than $220,000, there was an adjustment to the Price Amount and both Estimated Closing Cash and Final Closing Cash are $190,000 or less, and there are Seller’s Reorganization Expenses, then the amount of Seller’s Reorganization Expenses shall reduce the amount of cash that may be retained by Seller. The foregoing shall be computed and proofed by the method and in the form set forth in Schedule 2.2.3.3(ii)(D); or

                         (E) equal to or less than $220,000, there was an adjustment to the Price Amount and both Estimated Closing Cash and Final Closing Cash are $190,000 or more and Estimated Closing Cash is greater than Final Closing Cash, and there are Seller’s Reorganization Expenses, then the sum of (i) Seller’s Reorganization Expenses, minus (ii) the difference between Final Closing Cash and Estimated Closing Cash shall reduce the amount of cash that may be retained by Seller. The foregoing shall be computed and proofed by the method and in the form set forth in Schedule 2.2.3.3(ii)(E); or

                         (F) equal to or less than $220,000, there was an adjustment to the Price Amount and both Estimated Closing Cash and Final Closing Cash are $190,000 or more and Estimated Closing Cash is less than Final Closing Cash, and there are Seller’s Reorganization Expenses, then the sum of (i) Seller’s Reorganization Expenses, plus (ii) the difference between Final Closing Cash and Estimated Closing Cash shall reduce the amount of cash that may be retained by Seller. The foregoing shall be computed and proofed by the method and in the form set forth in Schedule 2.2.3.3(ii)(F); or

                         (G) equal to or less than $220,000, there was an adjustment to the Price Amount and Estimated Closing Cash is less than or equal to $190,000 and Final Closing Cash is greater than $190,000, and there are Seller’s Reorganization Expenses, then the sum of (i) Seller’s Reorganization Expenses, plus (ii) the difference between Final Closing Cash and $190,000 shall reduce the amount of cash that may be retained by Seller. The foregoing shall be computed and proofed by the method and in the form set forth in Schedule 2.2.3.3(ii)(G); or

                         (H) equal to or less than $220,000, there was an adjustment to the Price Amount and Estimated Closing Cash is greater than $190,000 and Final Closing Cash is less than $190,000, and there are Seller’s Reorganization Expenses, then the sum of (i) Seller’s Reorganization Expenses, minus (ii) the difference between Estimated Closing Cash and $190,000 shall reduce the amount of cash that may be retained by Seller. The foregoing shall be computed and proofed by the method and in the form set forth in Schedule 2.2.3.3(ii)(H).

     If the calculation set forth in Section 2.2.3.3(i) above results in a decrease or increase in the Price Amount, then the amount of such decrease or increase shall be divided by the Share Consideration Price to compute the number of shares of Buyer’s Common Stock (computed to the next whole share) to be claimed by Buyer or Seller, as applicable, in settlement of the adjustment (the “Final Closing Net Working Capital Adjustment”). Upon such final determination (i) if the Price Amount is decreased, then Buyer shall have the right to claim the shares computed from the Escrow Agent and the Escrow Agent shall be authorized to distribute such shares from the Escrow Shares in accordance with the procedures set forth in the Escrow Agreement, or (ii) if the Price Amount is increased, then Buyer shall issue the additional shares and share certificates of Buyer’s Common Stock as Share Consideration (i) ninety percent (90%) to Seller, and (ii) ten percent (10%) to the Escrow Agent within five (5) business days after such determination.

     If the calculation set forth in Section 2.2.3.3(ii) above results in a reduction of the cash allowed to be retained by Seller, then upon such final determination Seller shall, within five (5) business days after such determination, remit to Buyer the amount of such reduction (less any amount previously remitted by Seller in accordance with Section 2.2.2) in accordance with Buyer’s written instructions that are received by Seller at least two (2) business days prior to the required remittance date.

     C.     THE CLOSING. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at the offices of Manatt, Phelps & Phillips, LLP, 1001 Page Mill Road, Building #2, Palo Alto, California 94304, at 10:00 a.m. local time on or before June 30, 2004, or at such other time or place as the Parties shall mutually agree (the “Closing Date”). The Closing shall be effective at 12:01 a.m. on the Closing Date.

          1. Actions at the Closing. At the Closing:

               a. Buyer shall deliver to Seller one or more stock certificates, as directed by Seller in writing at least three (3) days prior to the Closing Date, representing (in the aggregate) the Closing Shares in accordance with Section 2.1.3.1 above;

               b. Buyer shall deliver to the Escrow Agent a stock certificate representing the Escrow Shares in accordance with Section 2.1.3.2 above;

               c. Seller shall execute and deliver to Buyer the Bill of Sale and Assignment of Acquired Assets (Exhibit G), the Assignment of Copyrights (Exhibit H), the Patent Assignment (Exhibit I), the Trademark Assignment (Exhibit J), the Registered Domain Name Assignment (Exhibit K), the Assignment and Assumption Agreement (Exhibit L), the Real Property Sublease Agreement (Exhibit M), and all other bills of sale, endorsements, assignments and other instruments as Buyer shall reasonably request or as necessary or appropriate to sell, convey, assign, transfer and deliver to Buyer good title, free and clear of all liens or encumbrances to all the Acquired Assets and to evidence the due execution, delivery and performance of the Agreement and satisfaction of the conditions to the obligations of Buyer under this Agreement (collectively, the “Collateral Agreements”);

               d. Seller shall deliver to Buyer (i) UCC termination statements duly executed by the holders of all security interests with respect to all outstanding UCC-1 financing statements evidencing security interests in any of the Acquired Assets, and (ii) evidence, satisfactory to Buyer, of termination and/or release of all security agreements, security interests or guarantees affecting or relating to the Acquired Assets to the extent reasonably required to provide Buyer with clear title to the Acquired Assets;

               e. Seller and Buyer shall execute and deliver the Escrow Agreement;

               f. Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement and the Real Property Sublease Agreement;

               g. Each of Buyer and Seller shall deliver the items required under Articles 7 and 8, respectively; and

               h. Each of Buyer and Seller shall deliver such documents and instruments as reasonably requested and required by the other Party as is customary for a transaction of this kind and type in order to properly effect the transactions contemplated hereby.

     D.     CERTAIN RESTRICTIONS ON SALE OF SHARE CONSIDERATION. Seller shall be free to re-distribute the Share Consideration upon its receipt from Buyer in order to satisfy Seller’s liabilities and obligations to Seller’s shareholders, subject to compliance with applicable securities laws and the contractual restrictions set forth in this Section 2.4. The stock certificates representing Closing Shares shall bear appropriate legends to implement the following transfer restrictions (and Buyer’s transfer agent shall be instructed accordingly). If, after the Closing, Seller so distributes all or any portion of the Closing Shares to its shareholders, then neither David H. Parish nor Daniel E. Sullivan shall sell more than (i) twenty-five percent (25%) of his respective Closing Shares during the first ninety (90) days after the Closing, (ii) fifty percent (50%) of his respective Closing Shares during the first one hundred eighty (180) days after the Closing, and (iii) seventy-five percent (75%) of his respective Closing Shares during the first two hundred seventy (270) days after the Closing. After such 270 days following the Closing, all restrictions on sales of the Share Consideration shall terminate. The foregoing restrictions with respect to Messrs. Parish and Sullivan on sales during the 270-day period following the Closing shall not apply to: (i) any sale or disposition pursuant to a tender offer made to substantially all of Buyer’s stockholders, or (ii) any sale or disposition of Buyer’s Common Stock in a merger, reorganization, recapitalization, business combination, or similar transaction approved by Buyer’s stockholders.

     E.     PURCHASE PRICE ALLOCATION. Promptly following the Closing, Buyer shall prepare a mutually agreed allocation of the purchase price in accordance with Section 1060 of the Code. Buyer shall consult with Seller on same before finalizing such allocation. Each of the Parties agrees to report this transaction for state, federal and other Tax purposes in accordance with this final allocation of the purchase price and not to file any Tax Return or report or otherwise take a position with federal, state or other tax authorities which is inconsistent with such allocation.

III.

REPRESENTATIONS AND WARRANTIES REGARDING
SELLER, BUSINESS AND ACQUIRED ASSETS

     Except as set forth in the Disclosure Schedules of the Seller Disclosure Letter (which shall specifically reference the Sections of this Agreement to which the Disclosure Schedule therein applies as set forth in this Article 3), Seller represents and warrants to Buyer as follows as of the date of this Agreement and the Closing Date (except as specifically represented as to a specific date set forth herein):

     A.     GOOD STANDING AND AUTHORITY.

          1. Seller is a corporation organized, existing and in good standing under the laws of the State of Minnesota, and is in good standing and qualified to do business as a foreign corporation in the states set forth in Disclosure Schedule 3.1.1.

          2. Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. At the Closing, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement shall have been duly authorized by all requisite corporate action of Seller, including, but not limited to, approval of the transaction by the stockholders of Seller and any creditor whose consent is required by contract or Applicable Law. Subject to the approval of the stockholders of the Company in accordance with Applicable Law, this Agreement has been duly executed and delivered by and shall constitute the valid and binding obligations of Seller enforceable in accordance with its terms, subject to and limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Applicable Laws and equitable principles relating to or affecting creditor’s rights.

     B.     TITLE TO AND CONDITION AND SUFFICIENCY OF ACQUIRED ASSETS. Except as set forth in Disclosure Schedule 3.2, Seller has good and marketable title to all of the Acquired Assets, all of the Acquired Assets are free and clear of restrictions on or conditions to transfer or assignment, and at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer title to the Acquired Assets, free and clear of any mortgages, liens, pledges, encumbrances, claims, conditions and restrictions, of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise. Except as set forth in Disclosure Schedule 3.2, the Acquired Assets constitute all of the assets, properties, rights, contracts and Intellectual Property Rights (as defined in Section 3.5.1) that are necessary or required for the continued conduct of the Business, without (i) the need to purchase, license or acquire any other material asset or property, (ii) violating any contractual rights of any Third Party, or (iii) infringing, misappropriating or misusing any software or Intellectual Property Rights of any Third Party. Except as set forth in Disclosure Schedule 3.2, the Acquired Assets are all located at Seller’s principal place of business in the City of Fridley, State of Minnesota.

     C.     NONCONTRAVENTION. Except as set forth in Disclosure Schedule 3.3, neither the execution or the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, shall (i) violate any Applicable Law, Injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which Seller or the Acquired Assets is subject or any provision of the articles of incorporation or bylaws of Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, lien, security interest or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Acquired Assets is subject (or result in the imposition of any security interest upon any of its assets) except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or security interest would not have a Material Adverse Effect on the Acquired Assets or on the ability of Seller to consummate the transactions contemplated by this Agreement. Except as set forth in Disclosure Schedule 3.3, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

     D.     COMPLIANCE WITH APPLICABLE LAW; LITIGATION. Seller is in compliance with all Applicable Laws the violation of which would have a Material Adverse Effect on the Acquired Assets or on the ability of Seller to consummate the transactions contemplated by this Agreement. There is no action, suit, Proceeding or, to the Knowledge of Seller, investigation in progress or pending before any Governmental Body, and there is no threat thereof against or relating to Seller or its properties, assets or Business, nor, to the Knowledge of Seller, is there any basis for any such claim, suit or other Proceeding which might have a Material Adverse Effect on the Acquired Assets. Except as set forth in Disclosure Schedule 3.4, there is no suit, action or other Proceeding, or to the Knowledge of Seller any investigation, commenced, pending or threatened against or affecting Seller in or before any Governmental Body, in which it is sought to restrain, prohibit or otherwise adversely affect the ability of Seller to perform any or all of the obligations required of it under this Agreement or the consummation of the transactions contemplated by this Agreement.

     E.     INTELLECTUAL PROPERTY.

          1. For purposes of this Agreement, “Intellectual Property Rights” means patents (including any and all claims under patents, applications for patents, continuations, continuations-in-part, counterparts and reissues), copyrights (registered and unregistered), trade marks, service marks and trade names (registered and unregistered), semiconductor mask work rights, rights in databases, trade secret rights and any and all similar rights under any jurisdiction.

          2. Schedule 1.1.2 to this Agreement lists all trademarks and applications therefor, tradenames, copyright registrations and applications therefor, patents, patent applications and unfiled disclosures that are related to or used in connection with the Business (the “Registered Intellectual Property”). Except as set forth on Disclosure Schedule 3.5.2: (i) trademark applications, patent applications and copyrights within the Registered Intellectual Property are currently in compliance with all legal requirements, (ii) all issued trademarks and patents constituting Registered Intellectual Property are, to the Knowledge of Seller, valid and enforceable, (iii) no (A) Transferred Trademark or trademark constituting Registered Intellectual Property has been or is now involved in any cancellation Proceeding and, to the Knowledge of Seller, no action or Proceeding is threatened with respect to such trademarks by any Third Party contesting Seller’s rights to same, and (B) no copyright has been or is now being contested by any Third Party, and, to the Knowledge of Seller, no action or Proceeding is threatened with respect to such copyright by any Third Party, and (iv) no patent or patent application constituting Registered Intellectual Property is now, to the Knowledge of Seller, involved in any interference, reissue, re-examination, opposition or any other Proceeding contesting Seller’s rights to same.

          3. Except as set forth on Disclosure Schedule 3.5.3, Seller exclusively owns, or to the extent indicated in Schedule 1.1.2 has the right to non-exclusive use pursuant to a written license or agreement, all Intellectual Property Rights related to or used in the Business.

          4. Except as indicated in Schedule 1.1.2 and as set forth on Disclosure Schedule 3.5.4, Seller has taken commercially reasonable steps to protect its Intellectual Property Rights used in or related to the Business.

          5. Except as set forth on Disclosure Schedule 3.5.5, all of Seller’s Employees that have participated in the development of the Intellectual Property Rights related to or used in the Business have entered into employee agreements with Seller assigning all right, title and interest in Intellectual Property Rights created within the scope of their employment to Seller. Disclosure Schedule 3.5.5 lists all Third Party consultants or contractors that have participated in the development of the Intellectual Property Rights related to or used in the Business. Except as set forth on Disclosure Schedule 3.5.5, all such Third Parties have entered into agreements with Seller assigning all right, title and interest in the

Intellectual Property therein to Seller and, pursuant to such agreements or Applicable Law, Seller owns all of the right, title and interest of its Employees and Third Party contractors and consultants to the Intellectual Property Rights in the Acquired Assets.

          6. Except as set forth on Disclosure Schedule 3.5.6, to the Knowledge of Seller, (i) the operation and conduct of the Business does not infringe upon, or otherwise violate the rights of any Third Party with respect to any Intellectual Property Rights, (ii) no Proceedings have been instituted or threatened, nor has any claim been made, nor does Seller know with reasonable certainty of any basis for any such claims to be threatened or made against Seller alleging any such infringement or violation.

          7. Except as set forth on Disclosure Schedule 3.5.7, to the Knowledge of Seller, no Third Party has infringed upon or misappropriated, or diluted or otherwise violated any Intellectual Property Rights in the Products or otherwise used in or related to the Business, and no such claims have been brought against any Third Party by Seller.

          8. Disclosure Schedule 3.5.8 sets forth the Intellectual Property Rights presently used in the Business that have heretofore been assigned, transferred, licensed or otherwise made available to any Third Party, including under any license agreements.

          9. With respect to each item of Transferred Intellectual Property and Intellectual Property Rights related to or used in the Business, except as set forth on Disclosure Schedule 3.5.9, (i) Seller owns all such items free and clear of any security interest, (ii) the item is not subject to any outstanding Injunction, judgment, order, decree, ruling or charge, (iii) no action, suit, Proceeding, hearing, charge, complaint, claim or demand, or to the Knowledge of Seller any investigation, is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item, and to the Knowledge of Seller, there is no reasonable basis therefor, and (iv) Seller has not agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item.

          10. Schedule 1.1.2 identifies each item of Transferred Intellectual Property and Intellectual Property Rights used in or related to the Business that is owned by a Third Party and is used pursuant to license or agreement. Except as set forth on Disclosure Schedule 3.5.10, Seller has provided Buyer with correct and complete copies of all such licenses and agreements, and Seller is in compliance with all material terms of all such licenses or agreements. Except as set forth on Disclosure Schedule 3.5.10, to the Knowledge of Seller, with respect to each such Third Party license or agreement, (i) the underlying item is not subject to any outstanding Injunction, judgment, order, decree, ruling or charge, (ii) no action, suit, Proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of such Third Party license or agreement, (iii) Seller has not granted any sublicense or similar right with respect to such Third Party license or agreement, and (iv) with respect to Seller, the Third Party license or agreement is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement, subject to Applicable Laws of bankruptcy, insolvency, moratorium, and other Applicable Laws and equitable principles generally affecting creditor’s rights.

          11. Except as set forth on Disclosure Schedule 3.5.11, the software included in the Transferred Intellectual Property does not include, contain or depend on a link established at runtime to any software made available as “open source” software (i.e., under a license that requires the source code version of the software, together with any improvements or derivative works, to be made generally available) and does not contain any software code owned by a Third Party.

          12. Except as set forth on Disclosure Schedule 3.5.12, the software delivered to Buyer as part of the Products is all of the software that comprises the Products (including previous versions and any software from which the Products were derived, in both source code and object code form), all components, modules and programs constituting the Products, and all software that Seller has used to compile, develop or maintain the Products.

          13. Except as set forth on Disclosure Schedule 3.5.13 and to the Knowledge of Seller, the Products transferred under this Agreement do not contain known worms, Trojan horses and other infections or harmful routines. Disclosure Schedule 3.5.13 sets forth any and all bugs, errors, or problems of which Seller has Knowledge that could reasonably be expected to materially disrupt the operation of the Products or have an adverse impact on the operation of other software programs or operating systems used by the Products.

     F.     AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as otherwise contemplated by this Agreement or as set forth on Disclosure Schedule 3.6, Seller is not a party to, or bound by:

          1. any agreement, contract, or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise relating directly or indirectly to the Business, any Acquired Asset or any Key Employee;

          2. other than indemnification or guaranty provisions set forth in the Assigned Contracts, any agreement of indemnification or guaranty relating directly or indirectly to the Business, any Acquired Asset or any Key Employee;

          3. any agreement for which completion of performance by Seller (without giving effect to the transactions contemplated hereby) under the terms of such agreement would be reasonably likely to result in a Material Adverse Effect on the Business or any Acquired Asset;

          4. any agreement (or group of related agreements) that imposes any restrictions on the marketing, license and distribution of the Products);

          5. any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by Seller or extension of credit to Seller under which any Person has imposed any lien on any of the Acquired Assets;

          6. any distribution, joint marketing, development, partnership or joint venture agreement relating to the Business or the Acquired Assets;

          7. any agreement pursuant to which Seller has granted, or may grant in the future, to any Person a source code license or option or other right to use or acquire source code affecting the Business or any Acquired Asset;

          8. any employment agreement, non-competition, non-solicitation or other agreement, with the exception of stock option agreements, warrant grants or agreements and similar incentive compensation arrangements which utilize equitable interests in the Company, with any Key Employee, Technical Transferred Employee or Transferred Employee;

          9. any agreement, contract or commitment containing any covenant limiting in any respect the right of Seller to engage in any line of business or to compete with any Person; or

          10. any agreement pursuant to which Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by Seller or any Person of the Intellectual Property.

     Except as set forth on Disclosure Schedule 3.6, (i) Seller has not breached, violated or defaulted under any of the terms of or conditions of any Assigned Contract, (ii) each of the Assigned Contracts is in full force and effect and, to the Knowledge of Seller, is not subject to any default thereunder by any Person obligated to Seller pursuant thereto, and (iii) to the Knowledge of Seller, following the Closing, Buyer shall be permitted to exercise all of Seller’s rights under the Assigned Contracts to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay.

     G.     INSURANCE. Except as set forth on Disclosure Schedule 3.7, (i) there is no claim by Seller pending under any insurance policy or fidelity bond covering the Acquired Assets, (ii) all premiums that are due and payable under all such policies and bonds have been paid, (iii) Seller is otherwise in compliance with the terms of all such policies and bonds, and (iv) policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Seller in the jurisdictions in which Seller operates.

     H.     TAX MATTERS. Except as set forth on Disclosure Schedule 3.8:

          1. To the extent relevant to the Acquired Assets or the Business, Seller has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller, the Acquired Assets or the operations of the Business and such Returns are true and correct and have been completed in accordance with Applicable Law.

          2. To the extent failure to do so could adversely affect Buyer’s use or ownership of the Acquired Assets or operation of the Business, Seller (i) has paid all Taxes it is required to pay, and (ii) has withheld with respect to its Employees all federal, state and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld on wages paid to them.

          3. To the extent failure to do so could adversely affect Buyer or Buyer’s use or ownership of the Acquired Assets or operation of the Business, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          4. To the Knowledge of Seller, no audit or other examination of any Return of Seller by any Governmental Body is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

          5. Seller does not have, and knows no factual basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement and the Collateral Agreements.

          6. To the Knowledge of Seller, (i) there are no liens on the Acquired Assets relating to or attributable to Taxes, and (ii) Seller knows of no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien on the Acquired Assets.

     I.     EMPLOYEE AND LABOR MATTERS.

          1. Except as contemplated by this Agreement or as set forth on Disclosure Schedule 3.9.1, to the Knowledge of Seller: (i) no Key Employee has any present intention to terminate his employment with Seller prior to the Closing, (ii) no Key Employee has received an offer to join a business that may reasonably be expected to be competitive with the Business or Buyer’s business, and (iii) no Key Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that may reasonably be expected to have an adverse effect on the performance by such Key Employee of any of his duties or responsibilities as an employee of Buyer subsequent of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

          2. Disclosure Schedule 3.9.2 contains a list of each plan, program, policy, practice or contract providing for employment, compensation, deferred compensation, severance, retirement, relocation, repatriation, expatriation, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits, including each “employee benefit plan” within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been maintained, contributed to, or required to be contributed to by Seller or any affiliate within the meaning of Section 414(b) or (c) of the Code and the regulations thereunder (“ERISA Affiliate”) for the benefit of any employee or with respect to which Buyer may have any liability, obligation or commitment.

          3. Except as set forth on Disclosure Schedule 3.9.3, (i) no work stoppage or labor strike against Seller or any ERISA Affiliate is pending, or, to the Knowledge of Seller, threatened involving any of its Employees, (ii) Seller and any ERISA Affiliate does not know of any activities or Proceedings of any labor union to organize any of its Employees, (iii) there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Seller or any ERISA Affiliate, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, and (iv) neither Seller nor any ERISA Affiliate is a party to, or bound by, any collective bargaining agreement or union contract with respect to any Employees and no collective bargaining agreement is currently being negotiated by Seller or any ERISA Affiliate.

          4. Except as set forth on Disclosure Schedule 3.9.4, Seller and any ERISA Affiliate (i) are in compliance in all respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Employees, (ii) have withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments to the Employees, (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees of Seller.

          5. Except as set forth on Disclosure Schedule 3.9.5: (i) Seller has performed in all material respects all obligations required to be performed by it under each Seller Plan and each Seller Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable legal requirements, including ERISA and the Code, (ii) at no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any multi-employer plan

(as defined in Section 3(37) of ERISA), to any multiple employer plan, or to any plan described in Section 413 of the Code, (iii) neither Seller nor any ERISA Affiliate has ever sponsored, participated in or contributed to any pension plan that is subject to Title IV of ERISA or Section 412 of the Code, and (iv) no Seller Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Key Employee upon his retirement or termination of employment for any reason, except as may be required by statute, and neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Key Employee (either individually or as a group) that such Key Employee (or any other Person) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

     J.     POWERS OF ATTORNEY. Except as set forth on Disclosure Schedule 3.10, there are no outstanding powers of attorney executed on behalf of Seller in respect of the Business or the Acquired Assets.

     K.     BOOKS AND RECORDS. Except as set forth on Disclosure Schedule 3,11 (i) the books and records of Seller related to the Business and the Acquired Assets (A) are accurate in all material respects, (B) have been materially maintained in accordance with Applicable Laws and with generally accepted practices and standards in the jurisdiction(s) in which Seller operates, (C) are in Seller’s possession or under its control, and (ii) the Acquired Assets include all rights necessary to maintain records of the Business in the hands of Seller, and Buyer shall not be dependent upon any other rights or to enable it to continue to maintain the same consistent with the current practices of Seller.

     L.     PRODUCT WARRANTIES; DEFECTS; LIABILITIES. Except as set forth on Disclosure Schedule 3.12, (i) each Product manufactured, sold, licensed, leased or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties except where the failure to be in such conformity would not have a Material Adverse Effect with respect to Seller, (ii) Seller does not have any liability (and to the Knowledge of Seller, there is no current reasonable basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim or demand against any Product giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, and (iii) no Product manufactured, sold, licensed, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by Applicable Law.

     M.     INDEBTEDNESS; GUARANTEES. Except as set forth on Disclosure Schedule 3.13, Seller has no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to the Acquired Assets or the Business. Except as set forth on Disclosure Schedule 3.6 above, Seller is not a guarantor or otherwise liable for any liability or obligation of any Person.

     N.     INSOLVENCY. No insolvency Proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Business or any of the Acquired Assets are pending or are threatened, and Seller has not made any assignment for the benefit of creditors, or taken any other action which would constitute the basis for the institution of such insolvency Proceedings. Upon consummation of the transactions contemplated by this Agreement, Seller shall have, realizable assets that exceed its liabilities, and upon consummation of the transactions contemplated by this Agreement, Seller shall be able to pay its debts and other obligations as they become due.

     O.     FINANCIAL STATEMENTS. Seller has furnished to Buyer true and correct copies of the audited financial statements of Seller for the fiscal years ended September 30, 2001, September 30, 2002, and September 30, 2003. Each of such audited financial statements, including any notes thereto, fairly presents the financial position of Seller as of its respective date, and the results of operations for the periods covered in accordance with United States generally accepted accounting principles, as applied consistently (except as may be noted in the notes to such financial statements) by Seller (“GAAP”) throughout the periods indicated and as at the respective dates of such financial statements. Seller has also furnished to Buyer true and correct copies of the internally generated monthly financial statements of Seller since September 30, 2003 (the “Balance Sheet Date”). Such internal monthly financial statements of Seller fairly present the financial position of Seller as of their respective dates in accordance with GAAP throughout the periods indicated and as at the respective dates of such internal financial statements, except that such internal financial statements are subject to year-end adjustments and lack footnotes and other required presentation items.

     P.     ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Disclosure Schedule 3.16, other than the Assumed Liabilities, those liabilities disclosed as of the Balance Sheet Date, and those liabilities arising in the Ordinary Course of Business since the Balance Sheet Date, Seller has no liabilities, contingent or otherwise.

     Q.     ABSENCE OF CHANGES. Except as set forth on Disclosure Schedule 3.17, between the Balance Sheet Date and the date of this Agreement:

          1. Seller has conducted the Business only in the Ordinary Course of Business;

          2. there has been no Material Adverse Change;

          3. Seller has not mortgaged, pledged or otherwise encumbered any of the Acquired Assets;

          4. Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets;

          5. there has been no destruction of, damage to or loss of any of the Acquired Assets;

          6. Seller has not accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving the Business;

          7. except for the liabilities identified on the Seller Disclosure Letter, has not delayed or postponed the payment of material accounts payable and other liabilities relating to the Business;

          8. Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) relating to the Business;

          9. Seller has not entered into any capital commitments in relation to any of the Acquired Assets or the Business;

          10. no litigation has been commenced or threatened and to the Knowledge of Seller, no reasonable basis exists for any litigation, Proceeding or investigation against Seller or, to the

Knowledge of Seller, any officer or director of Seller or any Key Employee, Technical Transferred Employee or Transferred Employee, which is related to the Business or the Acquired Assets;

          11. there has been no notice of any claim or potential claim of ownership by any Person other than Seller of the Intellectual Property or of infringement by the Business of any other Person’s Intellectual Property Rights;

          12. Seller has not received written notice of any claim or potential claim, and to the Knowledge of Seller, no reasonable basis exists for any claim or potential claim that Seller has infringed the Intellectual Property Rights of any Person or entity; and

          13. there has been no agreement by Seller or any Employees, agents or affiliates of Seller to do any of the things described in the preceding clauses of this Section 3.17 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

     R.     CERTAIN BUSINESS PRACTICES. Neither Seller nor any of its directors, officers, agents or Employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     S.     MINNESOTA BULK SALES LAW. The State of Minnesota does not impose a “bulk sales law” or its equivalent, and no filings or other compliance measures related to bulk sales are required to effect the transactions contemplated by this Agreement in accordance with Applicable Laws of the State of Minnesota.

     T.     BROKERS. Except for the engagement of Delphi Financial Corporation, which has been employed by Seller to render financial advice and a fairness opinion, Seller has not employed or engaged any broker, finder, agent, investment banker or other Third Party with respect to financial advisory duties, nor has Seller otherwise dealt with any other Person purporting to act in the capacity of any such financial advisor, in connection with the transactions contemplated thereby.

     U.     INFORMATION SUPPLIED. None of the information supplied or to be supplied by Seller, its auditors, attorneys, financial advisors or other consultants or advisors for inclusion in (i) the registration statement on Form S-4, and any amendment thereto, to be filed under the Securities Act of 1933, as amended (the “Securities Act”) with the SEC by Buyer in connection with the issuance of the Share Consideration (the “S-4”), or (ii) the proxy statement and any amendment or supplement thereto to be distributed in connection with Seller’s meeting of shareholders to vote upon this Agreement and the transactions contemplated hereby (the “Proxy Statement” and, together with the prospectus included in the S-4, the “Proxy Statement/Prospectus”) will, in the case of the Proxy Statement/Prospectus and any amendment or supplement thereto, at the time of the meeting of shareholders of Seller to vote upon this Agreement and the transactions contemplated hereby, or, in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading to shareholders of Seller with respect to the transactions contemplated by this Agreement. Seller makes no representation with respect to information supplied by Buyer specifically for inclusion therein.

IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth in the “Schedule of Exceptions” prepared by Buyer and attached hereto, Buyer represents and warrants to Seller as follows:

     A.     ORGANIZATION. Buyer is a corporation organized, existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business as a foreign corporation in the State of California and the State of Oregon.

     B.     AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Buyer, including the reservation of all Buyer Common Stock to be issued pursuant to this Agreement. This Agreement has been duly executed and delivered by and constitutes the valid and binding obligation, enforceable in accordance with its terms, of Buyer, subject to and limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Applicable Laws and equitable principles relating to or generally affecting the enforcement of creditor’s rights.

     C.     SHARE CONSIDERATION AND CAPITALIZATION.

          1. Buyer’s Common Stock to be issued as Share Consideration pursuant to this Agreement has been duly reserved and authorized for issuance and such Common Stock, when issued to Seller in accordance with this Agreement, shall be validly issued, fully paid and non-assessable, registered in accordance with the Securities Act, and shall be issued in compliance with all Applicable Laws subject to any restrictions on transfer contemplated by this Agreement.

          2. The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer’s Common Stock, par value $0.01 per share and 3,000,000 shares of Buyer’s Preferred Stock, $0.01 par value per share, of which 920,000 shares are designated Series A Preferred Stock, 2,000 shares are designated Series B Preferred Stock, 500 shares are designated Series C Preferred Stock, and 2,077,500 shares are not designated. As of December 31, 2003, (i) 42,303,185 shares of Buyer’s Common Stock were issued and outstanding, (ii) 1,904 shares of Buyer’s Series B Preferred Stock were issued and outstanding, (iii) no shares of Buyer’s Series A Preferred Stock or Series C Preferred Stock were outstanding, (iv) stock options for the purchase of 5,188,150 shares of Buyer’s Common Stock were granted and outstanding and an additional 5,188,150 shares of Buyer’s Common Stock were reserved for issuance under stock option plans and agreements, and (v) warrants for the purchase of 429,500 shares of Buyer’s Common Stock were issued and outstanding.

     D.     AUTHORIZATION. At or prior to the Closing, any and all additional corporate action on the part of Buyer, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the Collateral Agreements, and the consummation of the transactions contemplated herein and therein, and for the authorization, issuance and delivery of the Share Consideration, shall be, or shall have been, taken. At the Closing, the Collateral Agreements, when executed and delivered by Buyer and all other parties respectively signatory thereto, shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to and as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Laws and equitable principles relating to or affecting the enforcement of creditor’s rights. Buyer has, or will have at the Closing, all requisite legal and corporate power to enter into this Agreement and the Collateral Agreements, to sell the shares of Buyer’s Common Stock constituting the Share Consideration hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Collateral Agreements.

     E.     COMPLIANCE WITH LAW. Buyer is in compliance with all Applicable Laws, and has not violated any Applicable Laws, to the extent any such violation might have a Material Adverse Effect upon Buyer. Buyer has all licenses, permits, certificates and authority from Governmental Bodies which are necessary for the conduct of its business, which the failure to obtain would have a Material Adverse Effect upon Buyer.

     F.     GOVERNMENTAL CONSENTS. No consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any Governmental Body, stock exchange or Nasdaq are required on the part of Buyer in connection with the execution, delivery or performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated herein and therein, except for (i) the filing of the Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and the declaration of the effectiveness thereof by the SEC and compliance with various state securities or “blue sky” laws, (ii) the filing with Nasdaq of a “Notification Form: Listing of Additional Shares” with respect to the Share Consideration, if and to the extent required prior to the Closing by the Listing Qualifications Division of Nasdaq, and (iii) such other consents or approvals of the SEC, any stock exchange or Nasdaq which, if not obtained or made, would not have a Material Adverse Effect on the value of Buyer’s Common Stock and would not have a Material Adverse Effect on the business condition of Buyer.

     G.     COMPLIANCE WITH OTHER INSTRUMENTS. Buyer is not in violation of any provision of its certificate of incorporation or bylaws or of any provision of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to Buyer, the default or violation of which would have a Material Adverse Effect on Buyer. The execution, delivery and performance of and compliance with this Agreement and the Collateral Agreements and the sale and delivery of the Share Consideration pursuant to the terms hereof and thereof, will not result in any violation of or be in conflict with or constitute a default under any such provision, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any licenses, permits, certificates or other authority from any Governmental Body which is necessary for the conduct of its business or applicable to the operations or any of its assets or properties, which the failure to maintain would have a Material Adverse Effect upon Buyer.

     H.     LITIGATION. As of the date of this Agreement, (i) there are no pending actions, suits, Proceedings, investigations or claims against Buyer which would have a Material Adverse Effect on Buyer or its business, (ii) nor, to Buyer’s Knowledge, are there any such pending actions, suits, Proceedings, investigations, or claims threatened, orally or in writing, against Buyer, (iii) nor, to Buyer’s Knowledge, is there any basis for any such claim. Buyer is not a party to, nor, to Buyer’s Knowledge, subject to the provisions of, any order, writ, Injunction, judgment or decree of any court or Governmental Body that is material, as such term is commonly understood, to Buyer or its business. The foregoing includes, without limitation, actions pending or threatened in writing (or any basis therefor known to Buyer) involving the prior employment of any of Buyer’s employees, their use in connection with Buyer’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, Proceeding or investigation by Buyer or which Buyer currently intends to initiate that is (i) material, as such term is commonly understood, to Buyer or its business, and (ii) either currently pending or, to Buyer’s Knowledge, contemplated.

     I.     TAXES. Buyer has timely filed, or caused to be timely filed, all federal, state and local Tax Returns for income Taxes, franchise Taxes, sales Taxes, withholding Taxes, property Taxes and all other Taxes of every kind whatsoever required by law to be filed, and all such Tax Returns are complete and accurate and in accordance with all legal requirements applicable thereto. Buyer has paid all Taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. Any provision for Taxes of Buyer as shown in its financial statement filings with the SEC is adequate for Taxes due or accrued as of the date thereof. Buyer has not elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect on Buyer, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. Since the filing of its most recent Form 10-Q with the SEC, Buyer has not incurred any Taxes, assessments or governmental charges other than in the Ordinary Course of Business, and Buyer has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Buyer has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories.

     J.     DISCLOSURE. Buyer has furnished or made available to Seller a true and complete copy of each statement, report, schedule, registration statement and definitive proxy or information statement filed by Buyer with the SEC since December 31, 2000 (the “Buyer SEC Documents”), which are all the documents (other than preliminary material) that Buyer was required to file with the SEC since such date. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act, or the Sarbanes-Oxley Act (to the extent applicable at the time such filings were made or amended prior to the date of mailing of the Proxy Statement/Prospectus), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents (the “Buyer Financial Statements”) comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There have been no changes to Buyer’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to Buyer Financial Statements, except as described in the notes thereto.

     K.     INFORMATION SUPPLIED. At the time of the meeting of shareholders of Seller to vote upon the Seller’s Plan of Liquidation and Dissolution and this Agreement, the Collateral Documents and the transactions contemplated hereby or, in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto which occurs prior to the mailing of the Proxy Statement/Prospectus for such meeting, none of the information supplied or to be supplied by Buyer, its auditors, attorneys, financial advisors or other consultants or advisors for inclusion in (i) the S-4, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto to be distributed in connection with Seller’s meeting of shareholders to vote upon the Seller’s Plan of Liquidation and Dissolution and this Agreement, the Collateral Documents and the transactions contemplated hereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to shareholders of Seller with respect to the S-4 or the transactions contemplated by this Agreement. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all Applicable Laws, including the provisions of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder, except that this paragraph shall not apply with respect to information supplied by Seller specifically for inclusion therein.

     L.     BROKERS. Other than vFinance Investments, Inc., vFinance Consulting and their affiliates, Buyer has not employed or engaged any broker, finder, agent, investment banker or other Third Party with respect to financial advisor duties, nor has Buyer otherwise dealt with any other Person purporting to act in the capacity of any such financial advisor, in connection with the transactions contemplated hereby.

     M.     BUYER STOCKHOLDER CONSENT. No consent or approval of the stockholders of Buyer is required (i) to enter into this Agreement and consummate the transactions contemplated hereby, or (ii) to issue the Share Consideration.

V.

COVENANTS OF SELLER

     Seller covenants and agrees as follows:

     A.     APPROVAL AND CONSUMMATION OF TRANSACTION; COOPERATION CLAUSE. Subject to the provisions of Section 6.5 hereof, promptly after the declaration of effectiveness of the S-4 for registration of the Share Consideration, Seller shall deliver to its stockholders an information and Proxy Statement/Prospectus which shall contain, among other things, the recommendation of Seller’s Board of Directors to adopt and approve both (i) the Seller’s Plan of Liquidation and Dissolution, and the authority of Seller to act in accordance with the Seller’s Plan of Liquidation and Dissolution, and (ii) this Agreement, the Collateral Documents and the transactions contemplated by this Agreement. Except as expressly permitted by Section 6.5 below, Seller’s Board of Directors shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Buyer, its recommendation that Seller’s stockholders vote in favor of the adoption and approval of the Seller’s Plan of Liquidation and Dissolution. Finally, subject to the approval by Seller’s stockholders of the Seller’s Plan of Liquidation and Dissolution and the provisions of Section 6.5 below, Seller shall (i) use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) execute and deliver, or cause to be executed and delivered, such additional or further bills of sale, endorsements, assignments, consents and other instruments as Buyer may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to put Buyer in possession of the Acquired Assets acquired under this Agreement. To such end, at any time, and from time to time, after the Closing, Seller shall, promptly upon request by Buyer, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably request in order more effectively to transfer, convey and assign to Buyer, or to confirm Buyer’s title to, the Acquired Assets, and/or to put Buyer in possession and control thereof. All such documents shall be in form reasonably satisfactory to Buyer’s legal counsel. After the Closing, any out-of-pocket expenses related to the foregoing shall be borne by the Party incurring such expense.

     B.     DISCHARGE OF DEBTS. To the extent necessary and required to transfer, convey, assign and deliver the Acquired Assets to Buyer on the Closing Date free and clear of all liens and encumbrances, Seller shall hereafter promptly and fully satisfy and discharge all of its debts, liabilities and obligations when due, or shall obtain full releases from the same or make sufficient provisions to pay the same or to be released therefrom, all to the satisfaction of Buyer. Seller shall not make any distribution of its assets to its stockholders until all liabilities and obligations incurred on or prior to the Closing, and all liabilities and obligations arising out of any contract, agreement or other arrangement entered into on or prior to the Closing, have been paid and discharged in full or an amount sufficient therefor has been set aside for payment thereof.

VI.

ADDITIONAL AGREEMENTS

     A.     ACCESS.

          1. Pending the Closing. During the period commencing on the date of this Agreement and continuing through the Closing Date, upon reasonable prior notice from Buyer to Seller, Buyer shall be permitted to make a full and complete investigation of the assets, business, and books and records of Seller. For such purpose, Seller shall (i) afford to Buyer and its representatives, at all reasonable times during normal business hours, full and complete access to Seller’s personnel, professional advisors, properties, contracts, books and records and other documents and data, (ii) furnish Buyer and its representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and its representatives with such additional financial documentation (including Tax Returns and supporting documentation), audit work papers (if in the actual or constructive possession of Seller, directly or indirectly), if any, operating and other data and financial information as Buyer may reasonably request, in each case relating to the Business. All information gained by Buyer through such investigation concerning the Business and affairs of Seller shall be kept confidential in accordance with the Parties’ (i) Amendment to Mutual Non-Disclosure Agreement dated October 6, 2003, (the “Non-Disclosure Agreement Amendment”) and (ii) Amended and Restated Mutual Non-Disclosure Agreement dated effective July 21, 2003 (the “Amended Non-Disclosure Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.1.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement; provided, however, that in the event that Buyer obtains information of a breach, or potential breach, of a representation or warranty of Seller, Buyer shall promptly notify Seller of such breach or potential breach.

          2. Post-Closing Cooperation. Following the Closing, each Party shall afford the other Party and its representatives, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the other Party in connection with: (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement or any Collateral Agreement, (iii) compliance with the requirements of any Governmental Body, or (iv) in connection with any actual or threatened investigation, claim, action, or Proceeding. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost of the Party being so requested.

     B.     OPERATION OF BUSINESS BY SELLER. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Buyer, Seller shall:

          1. except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course of business consistent with past practice (including with respect to quantity and frequency) (the “Ordinary Course of Business”);

          2. pay the debts and Taxes of the Business when due;

          3. pay or perform other obligations of the Business when due in the Ordinary Course of Business;

          4. use commercially reasonable, good faith efforts to preserve intact the current business organization of Seller relating to the Business, keep available the services of the Key Employees, Technical Transferred Employees and Transferred Employees, and maintain its relations and goodwill with the suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents and others having relationships with Seller relating to the Business, all with the goal of preserving unimpaired the goodwill and ongoing business of the Business as of the Closing;

          5. confer with Buyer concerning the Business or operational matters as they affect such Business as reasonably requested by Buyer;

          6. use commercially reasonable, good faith efforts to maintain all of the Acquired Assets in their current condition, ordinary wear and tear excepted and, in the event of any damage to or destruction of any of the Acquired Assets prior to the Closing Date, promptly replace, repair or restore such Acquired Assets;

          7. maintain Seller’s books and records in the Ordinary Course of Business; and

          8. report to Buyer concerning any event or occurrence not in the Ordinary Course of Business or any material event involving the Business, the Technology, any Acquired Asset, any Key Employee, Technical Transferred Employee or Transferred Employee.

     Buyer acknowledges that (i) Seller’s operation of its Business is not, and is not anticipated prior to the Closing to become, profitable, and (ii) the announced sale of the Business may cause Third Parties to require changes in the manner that Seller does business with such Third Parties (including with respect to quantity and frequency).

     C.     CONDUCT PRIOR TO CLOSING. Except as otherwise expressly permitted by this Agreement, excluding all transactions entered into and services provided in the Ordinary Course of Business, Seller shall not, without the prior written consent of Buyer:

          1. take any action to impair, encumber, create a lien against or otherwise adversely affect the Business or the Acquired Assets;

          2. sell or otherwise transfer or dispose of any of the Acquired Assets to any Third Party;

          3. enter into any contract relating to (i) the sale or distribution of the Transferred Intellectual Property or (ii) any of the Acquired Assets;

          4. materially change pricing or royalties charged to existing customers or licensees of the Business;

          5. enter into any strategic arrangement or relationship, joint venture, development or joint marketing arrangement or other marketing agreement relating to the Business;

          6. hire any employees relating to the Business;

          7. materially amend or modify, or violate the terms of, any of the Assigned Contracts to the detriment of Seller or Buyer;

          8. declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or

          9. take, or agree in writing or otherwise to take, any of the actions described in Sections 6.3.1 through 6.3.8 above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants under this Agreement.

     D.     CONFIDENTIALITY. The Parties hereby incorporate by reference into this Agreement all terms and conditions of both the (i) Non-Disclosure Agreement Amendment, and (ii) the Amended Non-Disclosure Agreement. Each of the Parties agrees that the information obtained in any investigation pursuant to Section 6.1 of this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated by this Agreement, shall be governed by the terms of the Non-Disclosure Agreement Amendment and the Amended Non-Disclosure Agreement.

     E.     EXCLUSIVITY AND ACQUISITION PROPOSALS. Other than as specifically permitted in this Section 6.5, from and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, Seller shall immediately terminate any discussions or negotiations with any Person, other than Buyer, relating to any proposal for the acquisition of Seller, the Business, the sale of Seller’s securities (other than under employee benefit plans), or assets of Seller (an “Acquisition Proposal”). Unless otherwise permitted under this Section 6.5, Seller specifically shall not, and Seller shall use all reasonable commercial efforts to cause its directors, officers, employees, stockholders, financial advisors, agents and affiliates not to, directly or indirectly, (i) solicit, conduct discussion with or engage in negotiation with any Person (other than Buyer and its affiliates, agents and representatives) relating to an Acquisition Proposal, (ii) provide information concerning Seller or the Business and assets of Seller to, or afford access to the properties, books or records of Seller to, any Person (other than Buyer and its affiliates, agents and representatives), or enter into any agreement or understanding with, any Person (other than Buyer and its affiliates, agents, and representatives) relating to, constituting or reasonably likely to lead to an Acquisition Proposal, or (iii) approve, endorse or recommend an Acquisition Proposal of any Person (other than that of Buyer as set forth in and as consistent with this Agreement).

          1. As promptly as practicable after receipt of any Acquisition Proposal or request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, as the case may be, Seller shall immediately notify Buyer thereof, and shall provide Buyer with information as to the identity of the Person making any such Acquisition Proposal or request for nonpublic information and the specific terms of same, unless the identity of the proposing and/or requesting Person must be held confidential as a result of any previously executed (before the date hereof) nondisclosure agreement(s) with a Third Party.

          2. Notwithstanding anything to the contrary contained in this Section 6.5, in the event that Seller receives an unsolicited, bona fide written Acquisition Proposal from a Third Party (other than Buyer and its affiliates, agents and representatives) that Seller’s Board of Directors concludes in good faith (following receipt of the advice of outside counsel and an outside financial advisor) is, or is likely to result in, a Superior Proposal (as defined in Section 6.5.4 below), Seller may take any of the following actions if and to the extent Seller’s Board of Directors concludes in good faith (following receipt of the advice of outside counsel) that Seller’s failure to do so is reasonably likely to result in a breach of the fiduciary obligations of Seller’s directors under Applicable Law:

               a. Furnish information concerning Seller or the Business and assets of Seller, and afford access to the properties, books or records of Seller to the Third Party making such Acquisition Proposal; provided, however, that (i) concurrently with such action Seller must give Buyer written notice of its (Seller’s) intention to take such action, (ii) Seller must receive from the Third Party making such Acquisition Proposal an executed confidentiality or nondisclosure agreement containing customary limitations on the use and disclosure of all information, written and oral, received from Seller under this Section 6.5.2.1, the terms of which are at least as restrictive as the terms contained in the Amended Non-Disclosure Agreement, and (iii) contemporaneously with furnishing said information to the Third Party making the Acquisition Proposal, Seller must also provide Buyer with such information to the extent such information has not been previously so provided to Buyer; and

               b. Engage in negotiations with the Third Party with respect to the Acquisition Proposal; provided, however, that concurrently with entering into negotiations with such Third Party, Seller gives Buyer written notice of its (Seller’s) intention to enter into negotiations with such Third Party.

          3. In response to the receipt of a Superior Proposal, (i) Seller’s Board of Directors may withhold, withdraw, amend or modify its approval and, if previously made to Seller’s stockholders, its recommendation in favor of this Agreement, the Collateral Documents and the transactions contemplated by this Agreement, and (ii) the Subject Company Shareholders shall be fully and completely released from their respective obligations to vote their shares of Seller’s voting stock in favor of the same pursuant to the Voting and Proxy Agreement(s), but only if the following conditions (A) through (F) inclusive are met: (A) the Superior Proposal has not been withdrawn, (B) Seller’s stockholders have not yet voted with respect to or otherwise not yet consented to the approval of the Seller’s Plan of Liquidation and Dissolution, this Agreement and the Collateral Documents and the transactions contemplated by this Agreement, and (C) Seller has (1) provided Buyer with written notice which expressly verifies Seller’s receipt of a Superior Proposal, explains the material terms of such Superior Proposal, discloses the identity of the Third Party making such Superior Proposal, and states that Seller’s Board of Directors is vacating its previous approval of this Agreement and the sale of the Acquired Assets hereunder, and (2) provided Buyer with a copy of all written materials delivered to the Third Party making said Superior Proposal, (D) Seller has not breached in any material respect any of the provisions of this Section 6.5, (E) Seller’s Board of Directors has determined in good faith (after consultation with Seller’s outside counsel) that such course of action is necessary for compliance with the directors’ fiduciary duties under Applicable Law, and (F) Seller has negotiated, and its Board of Directors has determined to enter into, a definitive agreement relating to such Superior Proposal.

          4. For purposes of this Section 6.5, “Superior Proposal” means any Acquisition Proposal which Seller’s Board of Directors (i) determines in good faith is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects thereof, including, but not limited to, the Third Party making such Acquisition Proposal, and (ii) believes in good faith is more favorable to Seller’s stockholders from a financial point of view than the transactions contemplated under this Agreement.

          5. If under this Section 6.5, Seller’s Board of Directors (i) is permitted to under this Section 6.5, and (ii) in fact does approve, recommend and enter into a definitive agreement with respect to a Superior Proposal made by a Third Party other than Buyer, both Buyer and Seller shall have the immediate and independent right to terminate this Agreement. The Parties agree that damages shall be difficult to ascertain with any certainty in the event that a Superior Proposal is accepted by Seller but recognize that such damages will be substantial to Buyer. Consequently, the Parties agree that $850,000 is a proper measure of such damages and have voluntarily agreed that such amount is their best estimate thereof. In the event that Seller or Buyer terminates this Agreement, upon the occurrence of the events described in both (i) and (ii) immediately above, Seller shall, within forty-five (45) days following such termination, pay in cash to Buyer as a termination fee and as Buyer’s sole remedy under this Agreement, a lump sum of Eight Hundred Fifty Thousand Dollars ($850,000). Upon Buyer’s receipt of such payment within the forty-five (45) day time period, Seller shall have no further liability to Buyer hereunder.

     F.     NOTIFICATION OF CERTAIN MATTERS. Each Party shall use its good faith efforts to give prompt notice to the other Party of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Party contained in this Agreement to be materially untrue or inaccurate at or prior to the Closing, and (b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, except for and subject to a Party’s supplementation right set forth in Section 11.16, that the delivery of any notice pursuant to this Section 6.6 shall not (i) limit or otherwise affect any remedies available to the other Party, or (ii) constitute an acknowledgment or admission of a breach of this Agreement by either Party.

     G.     PUBLIC DISCLOSURE. Subject to the public disclosure obligations of Buyer under Applicable Laws, other than with the other Party’s written consent, no Party shall issue any statement or communication to any Third Party (whether or not in response to an inquiry) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if this Agreement is terminated and the reasons therefor. If Buyer, and/or its counsel, in good faith based on Applicable Laws, determines that Buyer is required to make a public announcement of the subject matter of this Agreement, Buyer shall advise Seller of such proposed announcement and consult with Seller on same. Otherwise, all future press releases describing the terms of this Agreement or describing the Business as conducted by Seller shall be prepared by Buyer, not inconsistent with the information included in any prior press release referred to above, but subject to Seller’s approval, not to be unreasonably withheld, before release to any Third Party. Notwithstanding the foregoing, if this Agreement is terminated, the fact of such termination alone may be disclosed by Buyer or Seller without breach of this Section 6.7.

     H.     COVENANTS REGARDING KEY EMPLOYEES, TECHNICAL TRANSFERRED EMPLOYEES AND TRANSFERRED EMPLOYEES.

          1. Prior to the Closing Buyer shall make an offer of employment to each of Seller’s employees set forth on Schedule 6.8.1 (the “Transferred Employees”) pursuant to and substantially in the form of Exhibit N hereof, which also includes the form of Buyer’s confidential information and invention assignment agreement (each of which must be executed and delivered to Buyer in order for the Transferred Employee to become employed by Buyer). Seller and Buyer agree that Schedule 6.8.1 shall be brought current immediately prior to the Closing Date to assure that each then current employee of Seller who was hired by Seller after the date of this Agreement, consistent with Seller’s covenants herein, receives an offer of employment from Buyer prior to the Closing.

          2. Immediately prior to the Closing, to become effective at and upon the Closing, Seller shall terminate (i) the employment of all Key Employees, Technical Transferred Employees and Transferred Employees, and (ii) all employment contracts and any other arrangements with the Key

Employees, Technical Transferred Employees and/or Transferred Employees. Seller shall remain solely responsible for satisfying, discharging or performing all such liabilities, debts, contracts and obligations it owes to Key Employees, Technical Transferred Employees and Transferred Employees in accordance with their respective terms, except to the extent such liabilities, debts, contracts and obligations are included in the Assumed Liabilities used to compute the Closing Net Working Capital. Immediately after the Closing, to the extent then due and payable Seller shall pay to the Key Employees, Technical Transferred Employees and Transferred Employees any and all liabilities relating to or arising out of their employment or termination of employment, including any payments and benefits due to same pursuant to accrued wages, salary, bonus, commission and/or all other forms of compensation, excluding, however, vacation time, sick time, personal time, medical leave time, and/or their equivalents.

          3. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which Seller is a part shall continue to offer a group health plan to Employees after the Closing and, accordingly, that Seller and such selling group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement. Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to such M&A qualified beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Seller’s group health plans. Seller further agrees and acknowledges that in the event that such selling group ceases to provide any group health plan to any Employee prior to the expiration of the continuation coverage period for such M&A qualified beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least 30 days prior to such cessation).

          4. Seller shall pay and remit to its health insurance provider(s) in a timely fashion any and all applicable premiums that shall or would otherwise apply with respect to providing health insurance to the Closing to the Key Employees, Technical Transferred Employees and the Transferred Employees.

          5. Upon the effective date of their respective agreements with Buyer, which effective date shall be at the Closing, the Key Employees, Technical Transferred Employees and the Transferred Employees shall be eligible to receive benefits consistent with Buyer’s standard human resources policies. Nothing in this Section 6.8 shall be construed to entitle any Key Employee, Technical Transferred Employee or Transferred Employee to continue his or her employment with Buyer or any affiliate of Buyer for any period of time and Buyer’s employment of all Key Employees, Technical Transferred Employees and Transferred Employees shall be terminable “at-will,” except as may be otherwise expressly provided in any such respective Key Employee’s, Technical Transferred Employee’s or Transferred Employee’s written agreement with Buyer.

          6. Seller agrees that (i) acceptance of an offer of employment from Buyer by a Key Employee, Technical Transferred Employee or Transferred Employee shall not in and of itself violate any provision of the employee confidentiality and invention assignment agreement between such Key Employee, Technical Transferred Employee or Transferred Employee and Seller or any other agreement related in any way to Seller’s employment of such Key Employee, Technical Transferred Employee or Transferred Employee (the “Seller Confidentiality Agreement”), (ii) following such Key Employee’s, Technical Transferred Employee’s or Transferred Employee’s commencement of employment with Buyer, neither Buyer nor the subject Key Employee, Technical Transferred Employee nor Transferred

Employee shall be required to disclose or assign to Seller any inventions by such Key Employee, Technical Transferred Employee or Transferred Employee in the performance of his or her employment duties with Buyer, and such failure to disclose and assign same shall not constitute a breach of the Seller Confidentiality Agreement, and (iii) Buyer’s employment of such Key Employee, Technical Transferred Employee or Transferred Employee shall not constitute a breach of any non-competition agreement or similarly restrictive obligation between such Key Employee, Technical Transferred Employee or Transferred Employee and Seller. Following such Key Employee’s, Technical Transferred Employee’s or Transferred Employee’s effective date of employment with Buyer, the Parties agree that any intellectual property developed by such Key Employee, Technical Transferred Employee or Transferred Employee in the performance of his or her employment duties for Buyer shall be the exclusive property of Buyer.

     I.     REGISTRATION OF SHARE CONSIDERATION; COMPLIANCE WITH SECURITIES LAWS.

          1. As promptly as practicable after the date hereof, Buyer shall prepare and file with the SEC the Proxy Statement/Prospectus and any other documents required by the Exchange Act in connection with this transaction, specifically the registration of the maximum number of shares of Buyer’s Common Stock that may be issued by Buyer to Seller as Share Consideration pursuant to this Agreement. Buyer shall use its commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Buyer shall also take all action required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of the Share Consideration. Seller shall provide Buyer and its counsel for inclusion in the S-4, in form and substance reasonably satisfactory to Buyer and its counsel, such information concerning Seller, the Business or Seller’s Products as Buyer may reasonably request, including, but not limited to the financial statements of Seller identified in Section 3.15 above. Each Party shall use commercially reasonable efforts to respond to any comments that the SEC may forward regarding the S-4 and to have the S-4 declared effective under the Securities Act, as promptly as practicable after the filing of same. Buyer will notify Seller promptly of the receipt of any comments from the SEC or its staff for amendments or supplements to the S-4 or for additional information, and Seller shall supply Buyer with all information relating to Seller that Buyer or its counsel deem necessary to appropriately respond to the SEC or to prepare an amendment or supplement to the S-4 for filing.

          2. Seller shall use commercially reasonable efforts to cause to be delivered to Buyer a letter addressed to Buyer from Seller’s independent auditors, dated the date on which the S-4 shall become effective and within two (2) business days prior to the Closing Date, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     J.     LEGAL REQUIREMENTS. Seller and Buyer shall each take all reasonable actions necessary to comply promptly with all Applicable Laws which may be imposed on such Party with respect to the consummation of the transactions contemplated by this Agreement and shall promptly cooperate with and furnish information to the other Party in connection with any such requirements imposed upon such Party regarding the consummation of the transactions contemplated by this Agreement. Seller and Buyer shall take all reasonable actions necessary to obtain (and shall cooperate with the other Party in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity or other Person, required, respectively, to be obtained or made by Seller or by Buyer in connection with the taking of any action contemplated by this Agreement. After the Closing, any out-of-pocket expenses related to the foregoing shall be borne by the Party incurring such expense.

     K.     BULK SALES REQUIREMENTS. If Seller is required to comply with the bulk sales laws of any jurisdiction (other than State of Minnesota, which does not impose a bulk sales law), Seller shall so inform Buyer and its counsel and provide all such information and execute and deliver such documents as Buyer may reasonably request in order to enable Seller to comply with the bulk sales laws of any jurisdiction where such compliance is required.

     L.     ADDITIONS TO AND MODIFICATION OF SELLER DISCLOSURE LETTER AND SCHEDULE OF EXCEPTIONS.

          1. Concurrently with the execution and delivery of this Agreement, Seller has delivered a Seller Disclosure Letter, which sets forth the Disclosure Schedules that include all of the information required by the relevant provisions of this Agreement as of the date hereof. Seller acknowledges and agrees that the Seller Disclosure Letter is the only operative document that modifies Seller’s representations and warranties identified in this Agreement regardless of any due diligence review undertaken by Buyer. Seller may deliver to Buyer a Supplement to the Seller Disclosure Letter in accordance with the provisions of Section 11.16 hereof to reflect the then-current circumstances and any resulting additions, deletions or modifications to the Disclosure Schedules to this Agreement since the date of this Agreement; provided, however, except for and subject to the provisions of Section 11.16 of this Agreement, no such Supplement shall be deemed to constitute an exception to any of Seller’s representations and warranties under Article 3, nor limit the rights and remedies of Buyer under this Agreement for any breach by Seller of such representation and warranties.

          2. Concurrently with the execution and delivery of this Agreement, Buyer has delivered a Schedule of Exceptions that includes all of the information required by the relevant provisions of this Agreement. Buyer acknowledges and agrees that the Schedule of Exceptions is the only operative document that modifies Buyer’s representations and warranties identified in this Agreement regardless of any due diligence review undertaken by Seller. At or prior to the Closing, Buyer shall deliver to Seller a Supplement to the Schedule of Exceptions to reflect the then-current circumstances and any resulting additions, deletions or modifications to the exhibits to this Agreement since the date of this Agreement; provided, however, except for and subject to the provisions of Section 11.16 of this Agreement, no such Supplement shall be deemed to constitute an exception to any of Buyer’s representations and warranties under Article 4, nor limit the rights and remedies of Seller under this Agreement for any breach by Buyer of such representations and warranties.

     M.     ASSISTANCE WITH POST-CLOSING AUDIT. Following the Closing, Seller shall deliver to Buyer all of the financial and other information possessed by and relating to Seller (as reasonably specified by Buyer in writing) that is required to enable Buyer to file financial statements required by Item 7 of Form 8-K with respect to the transactions contemplated by this Agreement. Seller shall provide Buyer and its independent public accountants access to such books, records, work papers and data as may be reasonably requested by Buyer for the purpose of Buyer’s conduct of an audit or review of the financial statements of the Business for such periods as Buyer may require for the satisfaction of such Form 8-K requirements. Seller shall use reasonable commercial efforts to provide all required certifications, representations, confirmations, records, documentation, support, availability of appropriate personnel and representatives, and the like as reasonably requested by Buyer and Buyer’s independent public accountants to complete Buyer’s audit requirements by the due dates required by applicable SEC regulations.

     N.     ACTIONS AND OMISSIONS FOR “C” REORGANIZATION. Buyer shall not take or omit to take any action which does or could have the effect of disqualifying the transactions contemplated by this Agreement for the favorable Tax treatment and result desired under Code Section 368(a)(1)(C) and the regulations thereunder, including (i) Buyer will not (has no plan or intention to)

reacquire any of its stock issued to Seller in the transactions contemplated by this Agreement, (ii) following the transactions contemplated in this Agreement, Buyer will continue the historic Business of Seller or use a significant portion of Seller’s historic Business assets in a business as required pursuant to Section 1.368-1(d) of the federal income tax regulations, (iii) Buyer will not sell or otherwise dispose of any of the assets of Seller acquired in the transactions contemplated by this Agreement, except for disposition made in the Ordinary Course of Business, and (iv) no payments of the purchase price or the contingent consideration hereunder shall be made by any consideration other than voting common stock of Buyer. Buyer agrees to fully cooperate with Seller and its Tax advisors with respect to information and assurances needed to obtain the Tax opinion described in Section 7.5 hereof.

     O.     PAYMENT OF ASSUMED LIABILITIES. After the Closing, Buyer shall timely and promptly, and in good faith, perform, pay or otherwise satisfy all Assumed Liabilities, and shall honor all accruals of vacation, sick time, personal time, medical leave time and/or their equivalents of or relating to the Key Employees, Technical Transferred Employees and the Transferred Employees.

     P.     POST-CLOSING TRANSITION SERVICES. If Buyer desires post-Closing transition services to be provided by Seller personnel outside of the scope of the cooperation covenants set forth in this Agreement, Buyer shall contract for such services directly with Seller and shall not directly engage, hire, attempt to hire or otherwise employ any then current employee of Seller after the Closing. Seller shall make commercially reasonable efforts to make such services available to Buyer on a timely basis; however, the provision of such services shall not cause Seller personnel to fail to properly and diligently perform duties required by Seller. All charges for such services will be charged to Buyer at Seller’s hourly base salary cost plus twenty percent (20%). Buyer shall pay all Seller invoices for such services within fifteen (15) days of presentment.

VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at the Closing of each of the following conditions:

     A.     APPROVALS.

              1. Seller’s shareholders shall have approved Seller’s Plan of Liquidation and Dissolution and this Agreement, the Collateral Documents and the transactions contemplated by this Agreement in accordance with (i) the articles of incorporation and bylaws of Seller, and (ii) Applicable Law.

              2. All consents, approvals and authorizations of orders, registrations, declarations and filings with, and expirations of waiting periods imposed by, any governmental entity, domestic or foreign, necessary for the consummation of the transactions contemplated by this Agreement, including, but not limited to, the effective registration of the Share Consideration on the S-4, shall have been obtained or filed or have occurred.

     B.     REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (giving effect to any Supplement to the Schedule of Exceptions), except (i) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) for such inaccuracies that, either individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the assets, liabilities, operations or financial condition of Buyer, and Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

     C.     CERTIFICATE OF BUYER. Seller shall have been provided with a certificate of Buyer executed by the President or Chief Financial Officer of Buyer to the effect that, as of the Closing Date: (i) all representations and warranties (as amended by any Supplement to the Schedule of Exceptions) made by Buyer under this Agreement are true and complete, and (ii) all covenants, obligations and conditions of this Agreement to be performed by Buyer on or before such date have been so performed.

     D.     EFFECTIVENESS OF S-4. The SEC shall have declared effective the S-4 registration statement for Buyer’s registered offering of the maximum number of shares of Buyer’s Common Stock that may be issued by Buyer to Seller pursuant to this Agreement as the Share Consideration, and no stop order shall have been issued with respect to the S-4 and no Proceeding for such purpose shall have been commenced.

     E.     TAX OPINION. Seller’s tax advisors shall have issued a tax opinion that the transaction(s) contemplated hereunder qualify or qualifies as a tax-free reorganization of Seller under Code Section 368(a)(1)(C).

     F.     LEGAL OPINION. Seller shall have received from Manatt, Phelps & Phillips, LLP, Buyer’s counsel, a legal opinion in substantially the form attached as Exhibit O.

     G.     NO LITIGATION. No action, suit, or Proceeding shall be pending or threatened before any government entity, domestic or foreign (other than one initiated by Buyer), to restrain or prohibit, or to obtain specific damages in respect of this Agreement or the consummation of the transactions contemplated hereby and which (i) may have a Material Adverse Effect on the Acquired Assets or the Business, and (ii) has a reasonable likelihood of success.

     H.     DELIVERIES. Buyer shall have delivered to Seller executed copies of this Agreement and of each Collateral Agreement to be executed by it, and Buyer shall also have delivered (i) a stock certificate representing the Closing Shares in accordance with Sections 2.1.3.1 and 2.3.1.1 above to Seller, and (ii) a stock certificate representing the Escrow Shares in accordance with Sections 2.1.3.2 and 2.3.1.2 above to the Escrow Agent.

     I.       NASDAQ. Buyer’s Common Stock constituting the Share Consideration shall, to the extent required by Nasdaq, be approved for listing by the Nasdaq SmallCap Market, subject to official notice of issuance.

VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at the Closing of each of the following conditions:

     A.     APPROVALS. Seller shall have obtained the consent of its shareholders to Seller’s Plan of Liquidation and Dissolution and this Agreement, the Collateral Documents and the transactions contemplated by this Agreement in accordance with Applicable Laws and Seller’s articles of incorporation and bylaws then in effect. All consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and expirations of waiting periods imposed by, any governmental entity, domestic or foreign, necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or have occurred.

     B.     REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (giving effect to any Supplement to the Seller Disclosure Letter), except (i) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) for such inaccuracies that, either individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Assets or Business, and Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

     C.     CERTIFICATE OF SELLER. Buyer shall have been provided with a certificate of Seller executed by the President or Chief Financial Officer of Seller to the effect that, as of the Closing Date: (i) all representations and warranties (as amended by any Supplement to the Seller Disclosure Letter) made by Seller under this Agreement are true and complete, and (ii) all covenants, obligations and conditions of this Agreement to be performed by Seller on or before such date have been so performed.

     D.     DELIVERIES. Seller shall have (a) delivered to Buyer executed copies of this Agreement and each Collateral Agreement to be executed by it, (b) delivered, transferred, assigned or licensed to Buyer (as the case may be) all of the Acquired Assets described in Section 1.1 above, and (c) delivered all other items required for it to deliver to Buyer under Sections 2.2 and 2.3 above.

     E.     PAYMENT OF OUTSTANDING LIABILITIES. To the extent necessary and required to transfer, convey, assign and deliver the Acquired Assets to Buyer on the Closing Date free and clear of all liens and encumbrances, Seller shall have taken any and all necessary reasonable commercial actions to arrange to pay off and/or obtain full releases from all of its liabilities and obligations, or shall have made sufficient provisions to so pay or obtain releases, to the reasonable commercial satisfaction of Buyer.

     F.     TERMINATION OR RELEASE OF SECURITY INTERESTS. Seller shall have delivered to Buyer evidence, satisfactory to Buyer to the extent commercially reasonable, of termination or release of all security agreements, security interests or guarantees, if any, relating to the Acquired Assets.

     G.     UCC TERMINATION STATEMENTS. Buyer shall have been furnished with UCC termination statements with respect to all UCC-1 financing statements evidencing security interests in any of the Acquired Assets.

     H.     TERMINATION OF EMPLOYEES. As of and upon the Closing, Seller shall have terminated each Key Employee, Technical Transferred Employee and Transferred Employee effective at and upon the Closing and any existing employment agreement between Seller and each (i) Key Employee (other than David H. Parish), (ii) Technical Transferred Employee, and (iii) Transferred Employee shall have been terminated. In addition, as of the Closing Date, Seller shall have terminated, waived and released its rights under any covenants regarding non-competition, conflicting obligations and other rights under any contracts with each Key Employee, Technical Transferred Employee and Transferred Employee.

     I.     LEGAL OPINION. Buyer shall have received from Briggs and Morgan, P.A., Seller’s counsel, a legal opinion in substantially the form attached as Exhibit P.

     J.     NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event or exist any circumstance or condition of any character (including, without limitation, any bankruptcy or equivalent Proceeding involving Seller or any other Proceeding challenging, threatening, or seeking to enjoin this Agreement or any of the transactions contemplated hereunder) that has had or could reasonably be expected to have a Material Adverse Effect on the Business or Acquired Assets since the date of this Agreement.

     K.     THIRD PARTY CONSENTS. Third Party consents necessary for Seller to assign or transfer Seller’s rights under the Assigned Contracts as set forth on Schedule 8.11 hereto shall have been obtained by Seller to Buyer’s commercially reasonable satisfaction, not to be unreasonably withheld, delayed or conditioned by Buyer.

     L.     INVENTORY TEST. Seller’s current inventory shall not exceed a lower of cost or market amount of Five Hundred Thousand Dollars ($500,000) as determined in accordance with the calculation of the Estimated Closing Net Working Capital as described in Section 2.2.1 hereof.

IX.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     A.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate one (1) year after the Closing Date; provided, however, that the representations and warranties contained in Section 3.5 above shall terminate on the thirty-six (36) month anniversary of the Closing and the representations and warranties contained in Section 3.8 shall terminate sixty (60) days after the last day of the statute of limitations period for any Third Party claim relating thereto; provided, however, that the foregoing shall not preclude or prevent Seller or its successor trust from dissolving its existence under Applicable Law. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate one (1) year after the Closing Date; provided, however, that the representations and warranties contained in Sections 4.9, 4.10 and 4.11 shall terminate sixty (60) days after the last day of the statute of limitations period. Covenants set forth in this Agreement shall survive until the dissolution of Seller and the termination of Seller’s successor trust, or upon such earlier date as set forth herein.

     B.     INDEMNIFICATION OF BUYER. Seller agrees to defend, indemnify and hold Buyer and its officers, directors, employees, agents, other representatives and affiliates (collectively, the “Buyer Indemnified Parties”), harmless from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (subject to and limited by the provisions of Sections 9.2.4 hereof) (hereinafter, individually a “Loss” and collectively “Losses”) incurred or sustained by such Persons, directly or indirectly, as a result of (a) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement, (b) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement or any of the Collateral Agreements, (c) any Excluded Liabilities, including, without limitation, any liabilities arising from or relating to Seller’s operation of the Business prior to the Closing, (d) any Warranty Claims in excess of the amount reserved in the final Statement of Closing Net Working Capital, (e) any Sales Returns in excess of the amount reserved in the final Statement of Net Working Capital, or (f) fraud or willful misrepresentation with respect to this Agreement; provided, however, that, except for claims made by Third Parties, any Loss or Losses claimed under and pursuant to this Agreement shall not include any incidental, consequential or special damages, including punitive damages.

          1. The Parties agree that in the absence of liability for Seller’s Taxes, or Seller’s fraud or willful misrepresentation with respect to this Agreement, the Escrow Shares shall provide Buyer’s sole recourse against which to recover for Losses hereunder. Losses charged against Escrow Shares shall be recoverable by Buyer by reducing the Escrow Shares by that number of shares of Buyer’s Common Stock (forfeited Escrow Shares), which, based on the Share Consideration Price, equal the aggregate dollar amount of such Losses (if prior to the end of the Escrow Period, and provided that the value of the Escrow Shares shall not be reduced below $0.00).

          2. Unless claims have been made by Buyer for Losses prior to the end of the Escrow Period (which are solely recoverable hereunder from the Escrow Shares), no Losses shall be satisfied from the Escrow Shares after the Escrow Period has expired. However, after (i) the Escrow Period has expired, or (ii) no further Escrow Shares remain to satisfy any Losses claimed by Buyer, then Buyer shall not initiate or have claims for Losses against Seller except by reason of (x) liability for Seller’s Taxes, or (y) any Losses arising from Seller’s claim of fraud or willful misrepresentation with respect to this Agreement (other than those that have been previously applied to reduce the Escrow amount) in either of which circumstance, all such Losses shall be recoverable by Buyer from Seller directly up to the value of the Share Consideration.

          3. Except as otherwise provided in this Agreement, Seller shall not pay claims for Losses of Buyer from the Escrow unless and until Buyer has made claims for Losses that exceed the Allowed Deductible (as defined below). After claims for Losses equal to the Allowed Deductible have been made, then Buyer Losses for the Allowed Deductible and all additional Losses incurred by Buyer shall be satisfied by the Escrow Shares in accordance with the procedures set forth above; provided, however, that individual claims comprising the Allowed Deductible which are made for Losses of less than Five Thousand Dollars ($5,000) in each case (based upon the time that such claims are first brought to Seller’s or Buyer’s attention), shall not be satisfied from the Escrow Shares until all such Losses total Fifty Thousand Dollars ($50,000), hereafter the “Allowed Deductible.” The Allowed Deductible shall be the first Fifty Thousand Dollars ($50,000) of Losses that (i) are submitted by an officer of Buyer in accordance with Section 9.4.1 below, or (ii) were subject to an objection that has been resolved in accordance with Section 9.5 below. Third Party expenses such as reasonable attorneys’ fees and costs shall be included in Losses that comprise the Allowed Deductible.

          4. Effect of Insurance. An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim made by the Indemnified Party shall use commercially reasonable efforts to make such claim on a prompt and competent basis in the manner required by the insurance carrier. The Indemnified Party shall use commercially reasonable efforts to promptly and diligently pursue such claim and cooperate fully with the insurance carrier and the Indemnifying Party in the prosecution of the claim or claims. If an Indemnified Party receives insurance proceeds with respect to Losses for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article 9 to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less all reasonable out-of-pocket costs incurred by the Indemnified Party in its pursuit of such insurance proceeds. If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party is required pursuant to this Article 9 to pay such indemnification claim, the Indemnified Party shall, no later than five (5) days after the receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the Losses theretofore paid to the Indemnified Party by the Indemnifying Party on account of such claims) less all reasonable out-of-pocket costs incurred by the Indemnified Party in obtaining such insurance proceeds. In either case, the Indemnifying Party shall compensate the Indemnified Party for all costs incurred by the Indemnified Party subsequent to either the reduction of any indemnification claim as provided above, or the delivery of any such insurance proceeds to the Indemnifying Party as provided above, as the case may be, as a result of any such insurance, including, but not limited to, retrospective premium adjustments, experience-based premium adjustments (whether retroactive or prospective) and indemnification or surety obligations of the Indemnified Party to any insurer. A claim for such costs shall be made by an Indemnified Party by delivery of a written notice to the Indemnifying Party requesting compensation and specifying this Section 9.2.4 as the basis on which compensation for such costs is sought, and the Indemnifying Party shall pay such costs no later than thirty (30) days after receiving the written notice requesting such compensation. Notwithstanding the foregoing, except to the extent set forth in the first two sentences of this Section 9.2.4, the Indemnified Party is not required to pursue a recovery from an insurer as a precondition to the Indemnifying Party’s obligation to pay any indemnification claim as required by this Article 9. Under no circumstance shall the Indemnifying Party shall be entitled to delay any payment beyond the respective payment dates for any indemnification claims referred to in this Article 9 for the purpose of awaiting receipt of insurance proceeds or credits therefor as provided herein even if the Indemnified Party does not pursue its obligations under the first two sentences of this Section 9.2.4.

          5. Effect of Final Closing Net Working Capital Adjustment. Notwithstanding any contrary provision or direction set forth in this Agreement, other than for (i) those Losses set forth in Sections 9.2(d) and 9.2(e) hereof, and (ii) any liabilities of the Business which (x) arose, and were properly accruable under GAAP, prior to and as of the Closing, and (y) are not reflected in the Final Closing Net Working Capital Adjustment, no claims may be made by Buyer, for indemnification or otherwise, with respect to the financial statements of Seller under Section 3.15 of this Agreement or with respect to balance sheet accounts that are set forth in the Statement of Closing Net Working Capital that are subject to the Final Closing Net Working Capital Adjustment. The Final Closing Net Working Capital Adjustment rendered under this Agreement shall be conclusive, final and binding on the Parties as to the financial statement accounts set forth therein.

     C.   INDEMNIFICATION OF SELLER. Buyer agrees to defend, indemnify and hold Seller and its shareholders, officers, directors, Employees, agents, representatives and affiliates (collectively, the “Seller Indemnified Parties”) harmless from and against any Loss or Losses incurred or sustained by any Seller Indemnified Party, directly or indirectly, as a result of (a) any breach or inaccuracy of a representation or warranty contained in this Agreement or in any certificate, instrument, or other document delivered by Buyer pursuant to this Agreement, (b) any failure by Buyer to perform or comply with any covenant applicable to it contained in this Agreement or the Collateral Agreements, (c) any ongoing operations of the Business after the Closing, and (d) any Assumed Liability that is assumed at and upon the Closing in accordance with Section 1.3.1.

     D.   INDEMNIFICATION PROCEDURES.

          1. Non-Third Party Claim. If Buyer seeks indemnification under this Article 9, Buyer shall promptly give notice thereof by delivering an Officer’s Certificate to Seller. Seller may object to such claim by written notice to Buyer specifying the basis for such objection, within thirty (30) days following Seller’s receipt of notice from Buyer regarding such claim. If no objection is made, the Escrow Shares shall be reduced as described above in Section 9.2.3. For the purposes of this Agreement, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (a) stating that Buyer has paid, sustained, incurred or properly accrued, or reasonably anticipates that it shall have to pay, sustain, incur or accrue Losses, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or Excluded Liability to which such item is related, including all documentation arising from the foregoing.

          2. Third Party Claim. If any of the Buyer Indemnified Parties or the Seller Indemnified Parties intends to seek indemnification pursuant to the provisions of Sections 9.2 or 9.3 hereof (each an “Indemnified Party”), the respective Indemnified Party shall promptly give notice hereunder to the other Party (the “Indemnifying Party”) after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnified Party pursuant to Sections 9.2 or 9.3 hereof. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or Proceeding which, if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the business of the Indemnified Party, or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice.

     If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or Proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or Proceeding and holding the Indemnified Party harmless from and against any and all Losses arising from, in connection with or incident to any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or Proceeding (subject to the remaining Allowed Deductible, if any, which shall be paid by Buyer, and indemnification limits set forth in this Agreement), except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party. Notwithstanding the foregoing, the assumption of the defense of any claim, investigation or Proceeding by the Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party’s rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to such claim, investigation or Proceeding was not required. The Indemnifying Party shall not, in the defense of such claim or any Proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law and no material effect on any claims that could reasonably be expected to be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full for Losses (subject to the remaining Allowed Deductible, if any, which will be paid by Buyer, but which payment does not exceed the indemnification limits set forth in this Agreement), and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

     If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnifying Party, and the counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, or (ii) the Indemnifying Party’s legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party and such Indemnified Party’s counsel may appear on its behalf in any Proceeding, notwithstanding the first sentence of this paragraph. In no event, however, shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

     If the Indemnifying Party does not assume the defense of any such claim by a Third Party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim or litigation without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     Each Party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom) or any claim. The Parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any Person, or their respective Affiliates, shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.

     E.     RESOLUTION OF ARTICLE 9 CONFLICTS; ARBITRATION.

          1. If Seller shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses within thirty (30) days after delivery of such Officer’s Certificate, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If Seller and Buyer so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.

          2. If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of the respective Officer’s Certificate, Buyer or Seller may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a Third Party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator agreeable to Buyer and Seller. If, within thirty (30) days after submission of any dispute to arbitration, Buyer and Seller cannot agree on one arbitrator, then the American Arbitration Association shall select an arbitrator pursuant to its rules; such arbitrator shall have not less than ten years experience in arbitrating like kind commercial disputes.

          3. Any such arbitration shall be held in Seattle, Washington, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each Party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. Other than an exchange of documents and the right of each Party to make one interrogatory request, no discovery shall be permitted in the arbitration. The maximum number of hearing days by the arbitrator shall not exceed five (5) or such other period of time reasonably determined by the arbitrator to be required. The arbitrator shall issue a decision with the findings of fact and reasoning for such decision and the award within thirty (30) days of the last hearing date. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding and conclusive upon the Parties. Within thirty (30) days of a decision of the arbitrator requiring payment by one Party to another, such Party shall make the payment to such other Party. Any payments required to be made by Seller to Buyer shall be made from the Escrow Shares, except as otherwise provided hereunder.

          4. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction and shall be specifically enforceable.

          5. The provisions of this Section 9.5 shall: (i) not be applicable either to (x) any disputes arising under the provisions of Section 2.2 of this Agreement, or (y) any action taken pursuant to Sections 11.8 or 11.9 of this Agreement, and (ii) apply solely to disputes concerning Losses which are to be subject to the Escrow.

X.

TERMINATION, AMENDMENT AND WAIVER

     A. TERMINATION. Except as provided in Section 10.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          1. by the written agreement of the Parties;

          2. by either Buyer or Seller, if the Closing has not occurred by June 30, 2004; provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement or other breach of this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to occur on or before such date;

          3. by Buyer, if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and (i) Seller is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by Buyer to Seller in accordance with Section 11.1 (provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured), and (ii) as a result of such breach, one or more of the conditions set forth in Article 8 cannot be satisfied at or prior to the Closing;

          4. by Seller, if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and: (i) Buyer is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by Seller to Buyer in accordance with Section 11.1 (provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured), and (ii) as a result of such breach, one or more of the conditions set forth in Article 7 cannot be satisfied at or prior to the Closing;

          5. by Buyer, if there shall have occurred any event or there shall exist any condition or circumstance of any character with respect to Seller that has had a Material Adverse Effect;

          6. by Seller, if there shall have occurred any event or there shall exist any condition or circumstance of any character with respect to Buyer that has had or is reasonably likely to have a Material Adverse Effect;

          7. by Buyer or Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree, judgment, Injunction or similar ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement;

          8. by Buyer, if as of the Closing Date the Estimated Closing Net Working Capital as set forth in the Statement of Estimated Closing Net Working Capital described in Section 2.2.1 hereof is less than Six Hundred Fifty Thousand Dollars ($650,000);

          9. by Buyer or Seller pursuant to Section 6.5.5 above (subject, in all cases, to Section 10.2); or

          10. by either Buyer or Seller, as a recipient of a Supplement pursuant to the termination right set forth in and pursuant to the provisions of Section 11.16 hereof.

     B.  EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto or its affiliates, officers, directors, stockholders or shareholders, as the case may be; provided, that each Party shall remain liable for any of its respective breaches of this Agreement prior to its termination; provided, further that if the termination results from the provisions of Section 10.1.9, then Section 6.5.5 shall prevail as to Seller’s liability to Buyer); and still provided further, that the provisions of Section 6.4 above (Confidentiality), Section 6.7 above (Public Disclosure), Article 11 below (General Provisions), Article 12 below (Definitions) and Section 10.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

XI.

GENERAL PROVISIONS

     A.  NOTICES. All notices or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given (i) upon receipt delivered personally to the recipient, or (ii) one (1) business day after being sent to the recipient by overnight delivery via a national commercial delivery service (charges prepaid), or (iii) upon receipt after being mailed by certified or registered mail (postage prepaid and return receipt requested), or (iv) one (1) business day after being sent to the recipient by facsimile (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice). No facsimile transmission shall be effective as aforesaid absent such notice being sent by one of the other aforementioned methods in clauses (i)-(iii) immediately above. A Party may subsequently change the address and addressee of any notice by giving a notice in the manner described.

If to Buyer:	Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
Attn: Gary Williams as Chief Financial Officer
Telephone No.: (408) 866-8300
Facsimile No.: (408) 866-4859

with a copy to:	Manatt, Phelps & Phillips, LLP
1001 Page Mill Road, Bldg. # 2
Palo Alto, California 94304

Attn: Jerrold F. Petruzzelli, Esq.
Telephone No.: (650) 812-1300
Facsimile No.: (650) 213-0260

If to Seller:	Visual Circuits Corporation
5155 East River Road, Suite 401
Minneapolis, Minnesota 55421
Attn: David H. Parish
Telephone No.: (763) 571-7588
Facsimile No.: (763) 571-7688

with a copy to:	Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55482
Attn: Michael J. Grimes, Esq.
Telephone No.: (612) 977-8492
Facsimile No.: (612) 977-8650

     B.     EXPENSES. Buyer and Seller shall each bear their own respective expenses incurred in connection with the preparation and negotiation of this Agreement and the Collateral Agreements including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of Third Parties involving the negotiation and effectuation of the terms and conditions of this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby.

     C.     ENTIRE AGREEMENT. This Agreement, the Exhibits to this Agreement, the Collateral Agreements, the Schedules, the Seller Disclosure Letter and the Disclosure Schedules thereto, the Schedule of Exceptions, the Amended Non-Disclosure Agreement, the Non-Disclosure Agreement Amendment, and the documents and instruments and other agreements among the Parties referenced in this Agreement constitute the entire agreement among the Parties with respect to its subject matter and supersede, merge and void all prior agreements and understandings both written and oral, among the Parties with respect to such subject matter.

     D.     SEVERABILITY. If any provision of this Agreement or the application of such provision, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as to effect the intent of the Parties to the maximum extent possible. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     E.     OTHER REMEDIES. Except as set forth in and limited by the terms of this Agreement, any and all remedies in this Agreement expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy under this Agreement. No Party or other beneficiary of this Agreement shall have or exercise any remedies that are not specifically granted or authorized pursuant to this Agreement.

     F.     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except for actions arising under

Sections 2.2, 9.5, 11.8 and 11.9 of this Agreement, any disputes arising under this Agreement shall be venued in, and the Parties hereby irrevocably submit to the exclusive jurisdiction of, the state and federal courts located in Santa Clara County, California for any and all judicial Proceedings arising under or relating to this Agreement.

     G.     THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than (i) the Parties to this Agreement and their respective successors and permitted assigns, and (ii) the Persons that have the right to be indemnified hereunder pursuant to the provisions of Sections 9.2 and 9.3 of this Agreement.

     H.     EQUITABLE REMEDIES. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement is or are not performed in accordance with their specific terms or are otherwise breached, and any Party shall be entitled to seek an Injunction or Injunctions to prevent breaches of this Agreement and to seek specific performance to enforce the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled under this Agreement.

     I.     ARBITRATION. Except for any claim or dispute arising under the provisions of (i) Section 2.2 with respect to an Accounting Arbitrator, (ii) Article 9, and/or (iii) Section 11.8 hereof, any dispute between the Parties which cannot otherwise be resolved, shall be submitted by Buyer or Seller to arbitration before a single mutually acceptable arbitrator. If, within thirty (30) days after submission of any dispute to arbitration, the Parties cannot agree on one arbitrator, then the American Arbitration Association shall select an arbitrator pursuant to its commercial rules and which arbitrator shall have not less than ten years experience in arbitrating like kind commercial disputes. Any such arbitration shall be held in Seattle, Washington under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each Party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. Other than an exchange of documents and the right of each Party to make one interrogatory request, no discovery shall be permitted in the arbitration, and the maximum number of hearing days shall not exceed five (5). The arbitrator shall issue a decision with the findings of fact and reasoning for such decision and the award, judgment, decree or order awarded by the arbitrator within thirty (30) days of the last hearing date. The decision of the arbitrator shall be final, binding and conclusive upon the Parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction and shall be specifically enforceable.

     J.     COUNTERPARTS AND FACSIMILE/ELECTRONIC SIGNATURE. This Agreement may be executed in one or more facsimiles, counterparts or electronic signature counterparts of any form, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts, facsimiles or electronic signatures have been executed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart, facsimile or form of electronic signature.

     K.     SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but except as hereinafter provided in this Section, nothing in this Agreement is to be construed as an authorization or right of any Party to assign its rights and delegate its duties under this Agreement without the prior written consent of the other Parties hereto. In its sole discretion Buyer may assign its rights in and delegate its duties under this Agreement and the transactions contemplated hereby to an Affiliate of Buyer. In the event of such an assignment of rights and delegation of duties, all references to Buyer, as applicable, to the assignment in this Agreement or any other transaction document affected shall also be deemed to be references to the Person to which this Agreement is assigned; provided, that no such assignment and delegation shall relieve Buyer of its (i) obligation to issue the Share Consideration, and (ii) other duties or obligations hereunder. In its sole discretion, after the Closing, Seller may assign its rights in and delegate its duties under this Agreement, the Collateral Agreements and any other documents and instruments arising from the transactions contemplated hereby to a successor Person, including a trust for the benefit of the shareholders of Seller, it being understood that Seller has adopted a plan of dissolution and liquidation in connection with this Agreement and will dissolve and liquidate within a twelve (12) month period as required by Code Section 368(a)(1)(C). In the event of such an assignment of rights and delegation of duties, all references to Seller, as applicable, to the assignment of this Agreement or any other transaction document affected shall also be deemed to be references to the Person to which this Agreement is assigned.

     L.     CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The words “including,” “include” or “includes” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

     M.     WAIVER. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and delivered by the Parties pursuant hereto, may be waived only by a written instrument executed by the Party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given, unless it so provides otherwise by its terms, and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. A Party’s failure to exercise or delay the exercise of any right hereunder shall not operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     N.     HEADINGS. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the Parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms “this Agreement,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules, Disclosure Schedules, Exhibits and Collateral Agreements hereto and any document, instrument or agreement executed and/or delivered by the Parties pursuant hereto.

     O.     AMENDMENTS. No purported amendment or modification of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the Parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the Parties hereto.

     P.     SUPPLEMENTATION OF DISCLOSURE SCHEDULES. Seller and Buyer may each respectively elect to deliver prior to or at the Closing a Supplement (a “Supplement”) to one or more of the Disclosure Schedules or the Schedule of Exceptions previously delivered to the other in accordance with the procedures set forth in this Section 11.16 as follows:

          1. Any and all Supplements must be in writing and must be delivered to the other Party as soon as practicable, but, to be effective, in no event later than two (2) business days prior to the Closing Date. The other Party shall be given the opportunity during the two (2) business day period following the delivery of the proposed Supplement to consider the Supplement. If the recipient Party does not object to the contents of the Supplement within such two (2) business day period, the Disclosure Schedule in question shall be deemed amended as of the date of this Agreement by the Supplement. If the recipient objects to a proposed Supplement, the sole remedy of such objecting Party shall be termination of this Agreement in accordance with the provisions of Section 10.1.10; provided, however, that such termination right shall only be available if the matter(s) disclosed in the Supplement could reasonably be determined to have a Material Adverse Effect with respect to the disclosing Party (and, if the foregoing prevents a termination due to the determination that the matter(s) disclosed in the Supplement could not reasonably be determined to have a Material Adverse Effect with respect to the disclosing Party, the Disclosure Schedule or Schedule of Exceptions in question shall be deemed amended, as described above, and, provided, further, the right of a Party to provide a Supplement shall only be available if (i) the Supplement was prepared in connection with or was made necessary by a change in circumstance of which the Party proposing the Supplement was unaware at the date of this Agreement, or (ii) the omission from the original Disclosure Schedule was ministerial in nature and the Supplement is not material to the disclosing Party; and

          2. Any and all Supplements not delivered at least two (2) business days prior to the Closing Date will not be deemed to (i) be subject to the foregoing provisions of this Section 11.16, or (ii) amend any Disclosure Schedule or Schedule of Exceptions unless the recipient provides its written consent to the Supplement.

XII.

DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified:

     “Accounting Arbitrator” has the meaning set forth in Section 2.2.3.2 of this Agreement.

     “Acquired Assets” has the meaning set forth in Section 1.1 of this Agreement.

     “Acquired Current Assets” has the meaning set forth in Section 1.1.4 of this Agreement.

     “Acquisition Proposal” has the meaning set forth in Section 6.5 of this Agreement.

     “Agreement” has the meaning set forth in the Preamble to this Agreement.

     “Allowed Deductible” has the meaning set forth in Section 9.2.3 of this Agreement.

     “Amended Non-Disclosure Agreement” has the meaning set forth in Section 6.1.1 of this Agreement.

     “Applicable Law” or “Applicable Laws” means any and all laws (including Environmental Laws), ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

     “Assigned Contracts” has the meaning set forth in Sections 1.1.6 and 1.1.9 of this Agreement.

     “Assumed Current Liabilities” has the meaning set forth in Section 1.3.1 of this Agreement.

     “Assumed Liabilities” has the meaning set forth in Section 1.3.1 of this Agreement.

     “Balance Sheet Date” has the meaning set forth in Section 3.15 of this Agreement.

     “Benefits Liabilities” means any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permits, action or Proceeding before any governmental entity, order or consent decree or any award of any arbitrator of any kind relating to any Seller Plan (as defined below), employee program or employee policy (whether written or otherwise), any employment agreement (whether written or otherwise).

     “Business” has the meaning set forth in Section 1.1 of this Agreement.

     “Buyer” has the meaning set forth in the Preamble to this Agreement.

     “Buyer Financial Statements” has the meaning set forth in Section 4.10 of this Agreement.

     “Buyer Indemnified Parties” has the meaning set forth in Section 9.2 of this Agreement.

     “Buyer SEC Documents” has the meaning set forth in Section 4.10 of this Agreement.

     “Buyer’s Common Stock” shall mean the common stock of Buyer, $0.01 par value, 100,000,000 (one hundred million) shares of which are authorized on the date hereof.

     “COBRA” has the meaning set forth in Section 6.8.3 of this Agreement.

     “Calculated Share Consideration” has the meaning set forth in Section 2.1 of this Agreement.

     “Closing” has the meaning set forth in Section 2.3 of this Agreement.

     “Closing Cash” has the meaning set forth in Section 2.2.2 of this Agreement.

     “Closing Cash Adjustment” has the meaning set forth in Section 2.2.2 of this Agreement.

     “Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

     “Closing Net Working Capital” means the difference between the Closing Date current assets and the Closing Date current liabilities as calculated and to be set forth in the column labeled “Estimated/Closing Net Working Capital” as described by example on Schedule 2.2.1 to this Agreement. Any calculation of Estimated Closing Net Working Capital and Closing Net Working Capital shall be made in the form of, and in accordance with the directives and principles set forth in, such Schedule 2.2.1.

     “Closing Shares” has the meaning set forth in Section 2.1.3.1 of this Agreement.

     “Code” has the meaning set forth in the Recitals to this Agreement.

     “Collateral Agreements” has the meaning set forth in Section 2.3.1.3 of this Agreement.

     “Company” has the meaning set forth in the Preamble to this Agreement.

     “Current Liabilities” has the meaning set forth in Section 1.3.1 of this Agreement.

     “ERISA” has the meaning set forth in Section 3.9.2 of this Agreement.

     “ERISA Affiliate” has the meaning set forth in Section 3.9.2 of this Agreement.

     “Employee” means any current or former or retired employee of Seller or any subsidiary of Seller.

     “Employment Agreements” has the meaning set forth in the Recitals to this Agreement.

     “Escrow” has the meaning set forth in Section 2.1.3.2 of this Agreement.

     “Escrow Agent” has the meaning set forth in Section 2.1.3.2 of this Agreement.

     “Escrow Agreement” has the meaning set forth in Section 2.1.3.2 of this Agreement.

     “Escrow Period” has the meaning set forth in Section 2.1.3.2 of this Agreement.

     “Escrow Shares” has the meaning set forth in Section 2.1.3.2 of this Agreement.

     “Estimated Closing Cash” has the meaning set forth in Section 2.2.2 of this Agreement.

     “Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2.1 of this Agreement.

     “Estimated Closing Net Working Capital Adjustment” has the meaning set forth in Section 2.2.1 of this Agreement.

     “Exchange Act” has the meaning set forth in Section 4.6 of this Agreement.

     “Excluded Assets” has the meaning set forth in Section 1.2 of this Agreement.

     “Excluded Current Assets” has the meaning set forth in Section 1.2.4 of this Agreement.

     “Excluded Current Liabilities” has the meaning set forth in Section 1.3.2 of this Agreement.

     “Excluded Liabilities” has the meaning set forth in Section 1.3.2 of this Agreement.

     “Executive Confidentiality/Invention Agreements” has the meaning set forth in the Recitals to this Agreement.

     “Final Closing Cash” has the meaning set forth in Section 2.2.3.3(ii) of this Agreement.

     “Final Closing Net Working Capital” has the meaning set forth in Section 2.2.3.3(i) of this Agreement.

     “Final Closing Net Working Capital Adjustment” has the meaning set forth in Section 2.2.3.3 of this Agreement.

     “GAAP” has the meaning set forth in Section 3.15 of this Agreement.

     “Governmental Body” means any:

(i) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign or other government;

(iii) governmental or quasi governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(iv) multinational organization or body; and/or

(v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     “Injunctions” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

     “Indemnified Party” shall have the meaning set forth in Section 9.4.2 of this Agreement.

     “Indemnifying Party” shall have the meaning set forth in Section 9.4.2 of this Agreement.

     “Intellectual Property Rights” has the meaning set forth in Section 3.5.1 of this Agreement.

     “Key Employees” or “Key Employee” has the meaning set forth in the Recitals to this Agreement.

     “Knowledge” means, with respect to an individual who is a natural being, an individual’s actual knowledge (following due inquiry and investigation) of a fact or matter. With respect to an entity that is a Party to this Agreement, “Knowledge” shall be solely attributed to the knowledge of an officer, director or management employee of such Party, and as applicable to the context used in this Agreement.

     “Loss” or “Losses” has the meaning set forth in Section 9.2 of this Agreement.

     “Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, Acquired Assets, liabilities, revenues, income, business, operations, or results of operations taken as a whole; provided, however, that in no event shall any of the following constitute a material adverse change, or be deemed to have a material adverse effect in the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, or results of operations of any such Person or such Person’s business: (i) any change or effect of the continuing losses being incurred or to be incurred by the Company or Buyer between the date hereof and the Closing which arise from the operation of its respective business in the ordinary course, (ii) any change or effect resulting from conditions affecting the industry in which the Company or Buyer respectively operates or from changes in general business or economic conditions, (iii) any change or effect resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, (iv) any change or effect resulting from compliance by the Company or Buyer or their respective shareholders with the terms of, or the taking of any action contemplated or permitted by, this Agreement or any of the Collateral Agreements, or (v) any change or effect resulting from any change in Applicable Law.

     “Minnesota Facility” has the meaning set forth in Section 1.3.1 of this Agreement.

     “Non-Competition Agreements” has the meaning set forth in the Recitals to this Agreement.

     “Non-Disclosure Agreement Amendment” has the meaning set forth in Section 6.1.1 of this Agreement.

     “Officer’s Certificate” has the meaning set forth in Section 9.4.1 of this Agreement.

     “Ordinary Course of Business” has the meaning set forth in Section 6.2.1 of this Agreement.

     “Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

     “Person” means any individual, corporation (including any non profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

     “Pre-Closing Tax Period” has the meaning set forth in Section 1.2.8 of this Agreement.

     “Price Amount” has the meaning set forth in Section 2.1 of this Agreement.

     “Proceeding(s)” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     “Products” has the meaning set forth in Section 1.1.1 of this Agreement.

     “Proxy Statement” has the meaning set forth in Section 3.21 of this Agreement.

     “Proxy Statement/Prospectus” has the meaning set forth in Section 3.21 of this Agreement.

     “Registered Intellectual Property” has the meaning set forth in Section 3.5.2 of this Agreement.

     “Returns” has the meaning set forth in Section 3.8.1 of this Agreement.

     “S-4” has the meaning set forth in Section 3.21 of this Agreement.

     “SEC” has the meaning set forth in Section 4.6 of this Agreement.

     “Sales Returns” means goods sold by Seller prior to the Closing that are returned in accordance with Seller’s product return policy and which are accepted as a return by Buyer in the Ordinary Course of Business, the amount of which shall be computed as the difference between the amount of (i) the credit to the applicable account receivable or cash paid by Buyer for the sales return, and/or discount(s) given on account of the sales return, and (ii) the inventory carry-value of the returned product.

     “Securities Act” has the meaning set forth in Section 3.21 of this Agreement.

     “Seller” has the meaning set forth in the Preamble to this Agreement.

     “Seller Confidentiality Agreement” has the meaning set forth in Section 6.8.6 of this Agreement.

     “Seller Disclosure Letter” means the document that contains the Disclosure Schedules to this Agreement which modify the representations and warranties hereof, and each of which is an essential term of this Agreement and is incorporated by reference herein.

     “Seller Indemnified Parties” has the meaning set forth in Section 9.3 of this Agreement.

     “Seller Plan” means any employee benefit plan under ERISA as defined in Section 3.9.2.

     “Seller’s Plan of Liquidation and Dissolution” has the meaning set forth in the Recitals to this Agreement.

     “Seller’s Reorganization Expenses” means the amount of professional fees (for legal, accounting, tax, financial advisory and similar services) paid by Seller in connection with the transactions contemplated by this Agreement prior to the Closing.

     “Seller’s Taxes” has the meaning set forth in Section 1.3.2 of this Agreement.

     “Share Consideration” has the meaning set forth in Section 2.1 of this Agreement.

     “Share Consideration Price” has the meaning set forth in Section 2.1.2 of this Agreement.

     “Stated Share Consideration” has the meaning set forth in Section 2.1 of this Agreement.

     “Statement of Closing Cash” has the meaning set forth in Section 2.2.3.1 of this Agreement.

     “Statement of Closing Net Working Capital” has the meaning set forth in Section 2.2.3.1 of this Agreement.

     “Statement of Estimated Closing Cash” has the meaning set forth in Section 2.2.2 of this Agreement.

     “Statement of Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2.1 of this Agreement.

     “Subject Company Shareholders” means the following stockholders of the Company: Roger Lucas, Michael Wright, Mark Robinow, David Parish and Daniel Sullivan.

     “Superior Proposal” has the meaning set forth in Section 6.5.4 of this Agreement.

     “Supplement” has the meaning set forth in Section 11.16 of this Agreement.

     “Target Closing Net Working Capital” has the meaning set forth in Section 2.2.1 of this Agreement.

     “Tax” or, collectively, “Taxes,” means any and all taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Body, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

     “Technical Employee Offer Letter(s)” has the meaning set forth in the Recitals to this Agreement.

     “Technical Transferred Employees” means Peter Gaard, Neil Kulevsky, Terry Mallberg and Brian Rhodes.

     “Technology” has the meaning set forth in Section 1.1.1 of this Agreement.

     “Third Party” or “Third Parties” shall mean any Person who is not (x) a Party to this Agreement, or (y) an Indemnified Party pursuant to Section(s) 9.2 and/or 9.3 of this Agreement.

     “Transferred Copyright” or “Transferred Copyrights” has the meaning set forth in Section 1.1.2 of this Agreement.

     “Transferred Domain Names” has the meaning set forth in Section 1.1.2 of this Agreement.

     “Transferred Employees” has the meaning set forth in Section 6.8.1 of this Agreement.

     “Transferred Insurance Policies” has the meaning set forth in Section 1.1.10 of this Agreement.

     “Transferred Intellectual Property” has the meaning set forth in Section 1.1.2 of this Agreement.

     “Transferred Patents” has the meaning set forth in Section 1.1.2 of this Agreement.

     “Transferred Trademarks” has the meaning set forth in Section 1.1.2 of this Agreement.

     “Voting and Proxy Agreement(s)” has the meaning set forth in the Recitals to this Agreement.

     “Warranty Claims” means valid claims properly made under Seller’s product warranty for products sold by Seller prior to the Closing. Warranty work under and for such warranty shall be computed at the actual cost to Buyer, without mark-up, to honor the warranty obligation in the Ordinary Course of Business.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

BUYER:

FOCUS ENHANCEMENTS, INC.
a Delaware corporation

By:	/s/Brett Moyer

Brett Moyer
President and Chief Executive Officer

SELLER:

VISUAL CIRCUITS CORPORATION
a Minnesota corporation

By:	/s/ David Parish

David H. Parish
Chief Executive Officer

ANNEX C

FORM OF FAIRNESS OPINION

January 26, 2004

The Board of Directors
Visual Circuits Corporation
5155 East River Road
Minneapolis, MN 55421

Gentlemen:

     Under an engagement letter dated January 5, 2004, Visual Circuits retained Delphi Financial Corp. to provide it with a financial fairness opinion in connection with the acquisition by Focus Enhancements. Visual Circuits’ management selected Delphi Financial based on Delphi Financial’s qualifications, expertise and reputation and its knowledge of the business and affairs of Visual Circuits. Based upon and subject to the assumptions and considerations set forth in the opinion, the consideration of $8.5 million to be received by holders of shares of Visual Circuits common stock pursuant to the agreement is fair from a financial point of view to such holders.

     In connection with rendering its opinion, Delphi Financial, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Visual Circuits and Focus Enhancements, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Visual Circuits and Focus Enhancements, prepared by the managements of Visual Circuits and Focus Enhancements, respectively;

•	discussed certain strategic, financial and operational benefits anticipated from the transaction with the managements of Visual Circuits and reviewed estimates of the strategic, operational and financial benefits anticipated from the transaction prepared by the management of Visual Circuits;

•	discussed the past and current operations and financial condition and the prospects of Visual Circuits and Focus Enhancements with senior executives of Visual Circuits;

•	reviewed the reported prices and trading activity for Focus Enhancements common stock;

•	compared the financial performance of Visual Circuits with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	discussed with the management of Visual Circuits their strategic rationale for the transaction and certain alternatives to the transaction;

•	reviewed the agreement and certain related documents; and

C-1

•	performed such other analyses and considered such other factors as Delphi Financial deemed appropriate.

     Delphi Financial assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of this opinion. With respect to the internal financial statements, Delphi Financial assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Visual Circuits. In addition, Delphi Financial assumed that the transaction will be consummated in accordance with the terms set forth in the agreement, including among other things, that the transaction will be treated as a tax-free sale of assets-for-stock reorganization under Internal Revenue Code Section 368(a)(1)(C).

     Delphi Financial relied upon, without independent verification, the assessment by the managements of Visual Circuits of: (i) the strategic, financial and other benefits expected to result from the transaction; (ii) the timing and risks associated with the integration of Visual Circuits and Focus Enhancements; and (iii) the validity of, and risks associated with, Visual Circuits’ and Focus Enhancements’s existing and future technologies, intellectual property, products, services and business models. Delphi Financial has not made any independent valuation or appraisal of the assets, liabilities or technology of Visual Circuits and Focus Enhancements, nor was it furnished with any such appraisals. Delphi Financial’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Delphi Financial as of January 5, 2004. In arriving at its opinion, Delphi Financial was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Visual Circuits or any of its assets.

     We do not express any opinion as to the price or range of prices at which the shares of common stock of Focus Enhancements may trade subsequent to the announcement of the closing of the transaction or as to the price or range of prices at which the shares of common stock of Focus Enhancements may trade subsequent to the consummation of the agreement.

     It is understood that this letter is directed to Visual Circuits’ board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Visual Circuits pursuant to the agreement as of the date of the opinion. The opinion does not address any other aspects of the transactions and does not constitute a recommendation to any holder of Visual Circuits’ common stock as to how to tender or elect in connection with transaction nor how the stockholders of Visual Circuits should vote at the stockholders’ meeting, if any, to be held in connection with the transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

     Based on and subject to the foregoing and based upon such other factors considered relevant, it is our opinion that the consideration to be received by Visual Circuits Corporation is fair, from a financial point of view, to the Visual Circuits shareholders as of the date hereof.

Very truly yours,

Delphi Financial Corporation

By:

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ANNEX D

FORM OF TAX OPINION

[Date]

Visual Circuits Corporation
Special Committee of the
Board of Directors of Visual Circuits Corporation
5155 East River Road, Suite 401
Fridley, MN 55421

RE:       Plan of Reorganization

Members of the Special Committee:

     You have requested our opinion regarding certain Federal income tax consequences under the Internal Revenue Code relating to the Agreement and Plan of Reorganization between Visual Circuits Corporation and Focus Enhancements, Inc.

Information Relied Upon

     We relied upon and examined the Agreement and Plan of Reorganization, related schedules and exhibits, the Plan of Liquidation and Dissolution and related exhibits, financial information provided to us, and certain representations provided to our firm for purposes of gathering factual information relating to the transaction, researching the relevant tax law and related issues, performing our analysis, in rendering the tax opinions as expressed herein. In our examination of the documents and financial information we have assumed that all documents will be, or have been, duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also assumed that the relevant facts that have been represented to us are true and accurate. We have not independently verified any factual matters relating to the reorganization with or apart from our preparation of the opinions expressed in this letter, and accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification.

Facts and Plan of Reorganization

     Visual Circuits Corporation (VCC), the target company, is a Minnesota Corporation that develops integrated hardware, software, and network solutions that schedule, distribute, store and present digital video in a wide range of industrial media applications. Products range from non-networked media playback systems that displace VCRs and industrial grade DVD players to hardware and software solutions that provide functionality similar to that used to operate cable TV broadcast systems, allowing retailers to schedule, distribute, control, present and audit programmed, live and interactive content across thousands of locations and discreet channels. VCC headquarters are located in Minneapolis, Minnesota. VCC is a privately held company.

     Focus Enhancements, Inc. (FEI), the acquiring company, is a Delaware Corporation that develops and sells products similar in many respects to those of VCC. FEI is a designer of advanced proprietary video technology for the computer and television industries. FEI designs, develops, and markets video solutions. FEI is headquartered in Campbell, California. FEI is a publicly traded company listed on NASDQ under the trading symbol FCSE.

     The terms of the proposed Plan of Reorganization are contained in 1) the Agreement and Plan of Reorganization By and Between FEI and VCC dated January 27, 2004 and the related Schedules and Exhibits, and 2) the Plan of Liquidation and Dissolution of VCC and the related Exhibits.

     The business purpose for the reorganization, as represented to our Firm, is to enhance the product development capabilities of both FEI and VCC after the companies are combined, and to increase the sales of VCC products in a cost effective manner by using FEI’s existing distribution channels.

     The Agreement and Plan of Reorganization provides that FEI will acquire substantially all of the assets constituting VCC’s business and assume certain liabilities of VCC. As consideration for the acquired assets, VCC and the Escrow Agent will receive from FEI solely shares of voting common stock of FEI valued at eight million five hundred thousand dollars ($8,500,000) plus 150,000 registered and freely tradable shares of FEI common stock. The purchase price and the additional 150,000 shares are subject to further adjustments based on estimated and final closing net working capital, but in no event will the consideration paid by FEI to VCC be other than voting common stock issued by FEI.

     The transfer of assets in exchange for FEI stock and assumption of liabilities is hereinafter referred to as the “Exchange.” Pursuant to VCC’s Plan of Reorganization, it will distribute all of its assets in liquidation (the “Liquidation”) in accordance with the Plan of Liquidation and Dissolution. The Exchange and the Liquidation are herein after collectively referred to as the “Transaction.”

     The shares of FEI stock issued to VCC in the Exchange will not be less than 2,750,000 shares and not more than 4,500,000 shares to be determined by a formula in the Agreement and Plan of Reorganization.

     Ninety percent (90%) of the FEI shares, computed in accordance with the formula in the Agreement, will be issued to VCC or VCC shareholders.

     Ten percent (10%) of the FEI shares will be placed in an Escrow Account to cover potential future claims, subject to an increase or a decrease in the number of FEI shares issued to the Escrow Account based upon the working capital purchase price adjustment formula in the Agreement.

     The Plan of Liquidation and Dissolution, which includes the establishment of a Liquidating Trust, of VCC provides that, as soon as practical following the exchange of substantially all of VCC assets for FEI stock, VCC will be completely liquidated, and the FEI stock and other property will be distributed to the VCC shareholders and/or the Liquidating Trust to the extent necessary to pay expenses and liabilities of VCC and wind up any open and remaining business affairs of VCC.

Analysis and Representations Relied Upon

1.	The Exchange and Liquidation have been structured to qualify as a tax-free reorganization in accordance with Section 368(a)(1)(C) of the Internal Revenue Code.

2.	The Escrow Agreement is set forth in Exhibit F of the Agreement and Plan of Reorganization. The purpose of the Escrow Agreement is to allow FEI to deposit shares of FEI voting common stock with the Escrow Agent pending the satisfaction of the terms of the Agreement and Plan of Reorganization. The Escrow Agent will make disbursements from the Escrow Fund in accordance with a written jointly signed direction from FEI and VCC. It is intended that the

Escrow Account will be closed within one (1) year after the date of closing subject to extension of that period for claims in process, but in no event shall the escrow continue for a period exceeding five (5) years. The third party Escrow Agent will be U. S. Bank National Association.

Under the Escrow Agreement, VCC will include any income earned on the escrowed shares in gross income. VCC or its Liquidating Trust (discussed in Paragraph 6 of this letter) shall have the sole right to vote the shares held in escrow and the right to receive any dividends thereon.

3.	Following the exchange of its assets for FEI stock, VCC will distribute the stock to shareholders and VCC will retain such assets, as determined in the judgment of its officers and directors to be necessary, to pay liabilities, fees, and expenses related to the reorganization, and to wind up the corporation’s business. VCC will transfer the remaining assets, liabilities, and expenses of VCC to the Liquidating Trust as part of the liquidating distribution. The Trust will liquidate such assets as necessary to pay the liabilities and expenses. Alternatively, VCC may sell its retained assets including FEI shares received in the Exchange necessary to pay the liabilities and expenses at the corporate level.

4.	The only assets VCC intends to retain are a maximum of $220,000 in cash and the following current assets:

                         1. Landmark Checking

                         2. COBRA Receivables

                         3. Prepaid Rent and Lease Deposit

                         4. Prepaid Health Insurance

                         5. Prepaid Insurance

                         6. Prepaid Reorganization Expense

                         7. The Various Excluded Assets set forth in the Reorganization Agreement

5.	FEI is not assuming outstanding options or warrants to purchase common stock of the Company. Except to the extent these options or warrants are exercised, the Company will transfer FEI stock it receives pursuant to the Reorganization to holders of options and warrants who agree to exchange their rights under such options. The Company will value the options and warrants using a method based upon the Black-Scholes formula.

6.	VCC will liquidate and dissolve in accordance with the laws of Minnesota no later than twelve (12) months from the date of closing of the Reorganization Agreement. The Plan of Liquidation and Dissolution of VCC provides for a Liquidating Trust to be established in the form as Exhibit A upon dissolution. VCC will transfer to the Trust all of its remaining assets and liabilities, which may include the FEI shares held back to pay expenses and liabilities and the FEI shares held in the Escrow Fund, to satisfy the ascertained or potential obligations and liabilities of VCC. Pursuant to Paragraph 4 of the VCC Liquidating Trust Agreement, the Liquidating Trust is organized for the primary purpose of liquidating the Trust assets with no objective to continue or engage in the conduct of a trade or business. The VCC Liquidating Trust Agreement, Paragraph 4 states the beneficiaries of the Liquidating Trust shall be taxed on their share of the Trust’s taxable income pursuant to Section 671 of the Code.

     The Liquidating Trust satisfies the following requirements:

a)	The Trust is organized for the primary purpose of liquidating the assets transferred to it with no objective to continue or engage in the conduct of a trade or business and its governing instrument so provides.

b)	The Trust instrument contains a fixed and determinable termination date that is not more than three (3) years from the date of creation of the Trust.

c)	The Trustee is selected by the shareholders.

d)	The investment powers of the Trustee are limited to powers to invest in demand and time deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit or Treasury Bills.

e)	The only listed stock that will be transferred to the Trust will be FEI stock that will be sold and converted to cash, the proceeds of which will be used to pay expenses or liabilities as they come due, but not in excess of reasonably determined amounts necessary to pay expenses and liabilities.

f)	The Trust will not receive transfers of any unlisted stock of a single issuer that represents 80% or more of the stock of such issuer and will not receive transfers of any general or limited partnership interests.

g)	The Trust is required to distribute at least annually to known shareholders any proceeds from the sale of assets or income from investments. The Trust may retain a reasonable amount of proceeds or income to meet claims and contingent liabilities.

h)	The Trustee will make continuing efforts to dispose of the Trust assets, make timely distributions, and not unduly prolong the duration of the Trust.

7.	VCC is not aware of any plan on the part of its shareholders to immediately sell their FEI shares received in the Transaction.

8.	The fair market value of the FEI common stock received by VCC shareholders in the Transaction will be approximately equal to the fair market value of VCC stock surrendered in the Exchange.

9.	FEI has no plan or intention to reacquire any of its stock issued in the Transaction within the meaning of Treasury Regulations 1.368-1.

10.	There is no plan or intention by any person or entity affiliated with or related to FEI to acquire any FEI stock issued in the Transaction within the meaning of Treasury Regulations 1.368-1.

11.	Prior to or as part of the Transaction neither FEI nor related persons will have acquired directly or through any transaction or arrangement with any other person, stock of VCC with consideration other than shares of FEI within the meaning of Treasury Regulations 1.368-1.

12.	The liabilities of VCC, if any, assumed by FEI in the Exchange were incurred by VCC in the ordinary course of its business.

13.	VCC, FEI, and the VCC shareholders will each pay their respective expenses, if any, incurred in connection with the Transaction.

14.	There is no inter-corporate indebtedness existing between VCC and FEI that was issued, acquired, or will be settled at a discount.

15.	The fair market value of the VCC assets transferred to FEI will equal or exceed the sum of the liabilities assumed by FEI.

16.	FEI does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any VCC stock.

17.	VCC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

18.	The employment agreements entered into with FEI and employees of VCC are arms-length agreements for future services to be rendered to FEI by the VCC employees and are commensurate with amounts paid to third parties for similar services. The payments are to be made in accordance with the employment agreements and are solely for services to be performed by the employee. The payments are not attributable to the value of VCC assets.

19.	The Sublease Agreement entered into with FEI provides that VCC will sublease a portion of its leased premises to FEI at a monthly sublease amount of $7,300. The sublease expires December 31. 2004. The rent to be paid by FEI to VCC in accordance with the sublease agreement represents the arms-length negotiated fair rental value and is not attributable to the value of VCC.

20.	In Section 6.14 of the Agreement and Plan of Reorganization, FEI agrees not to take or fail to take any action that would adversely affect the status of the Transaction as a C Reorganization including the following actions and omissions for “C” Reorganization:

a)	FEI will not re-acquire any of its stock issued in the Transaction.

b)	FEI will continue the historic business of the seller pursuant to Section 1.368-1(d) of the Federal Income Tax Regulations.

c)	FEI will not sell or dispose of any assets of VCC acquired in the Transaction except in the ordinary course of business.

d)	No payments of the purchase consideration will be made by any consideration other than voting common stock of the Buyer.

Tax Opinions

Based on the representations and facts presented for our analysis, and assuming that the Plan of Reorganization and Plan of Liquidation are consummated in accordance with the terms and conditions set forth in the Agreements, it is our opinion, for Federal income tax purposes, that:

1.	The Transaction will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code.

2.	No gain or loss will be recognized by VCC upon the transfer of substantially all of its assets to FEI solely in exchange for FEI voting common stock in the Transaction.

3.	No gain or loss will be recognized by VCC upon the distribution of such FEI stock to VCC shareholders, creditors (including holders of options and warrants), or to the Liquidating Trust.

4.	FEI will not recognize any gain or loss on the receipt of the assets of VCC in exchange for voting shares of FEI.

5.	The basis of VCC assets in the hands of FEI will be the same as the basis of those assets in the hands of VCC immediately prior to the Exchange.

6.	The holding period of VCC assets in the hands of FEI will include the period during which such assets were held by VCC.

7.	The common shareholders of VCC will not recognize any gain or loss on their receipt of common stock of FEI solely in exchange for their VCC shares, as described above.

8.	The aggregate adjusted basis of the FEI shares received by VCC shareholders will be equal to the aggregate adjusted basis of the VCC shares surrendered in exchange therefore.

9.	The holding period of the FEI shares received by VCC shareholders in exchange for their VCC shares in the Transaction will include the period during which the exchanged VCC shares were held, provided that the VCC shares are held as a capital asset in the hands of the VCC shareholders on the date of the Exchange.

10.	The payment of cash, if any, to VCC shareholders in lieu of fractional shares of FEI will be treated as though the fractional shares were distributed as part of the Transaction and then redeemed by FEI. The cash payment, if any, will be treated as a distribution in full payment for the fractional shares deemed redeemed under Section 302(a), with the result that VCC shareholders will have short term or long-term capital gain or loss to the extent that the cash distribution differs from the basis allocable to their fractional shares.

11.	Pursuant to Section 381(b) of the Code and Section 1.381(a)-1 of the Income Tax Regulations, the tax year of VCC will end on the effective date of the transfer.

12.	As of the date of closing of the Exchange, FEI will succeed to and take into account the items of VCC described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations there under.

13.	In accordance with the Plan of Liquidation and the provisions of the Liquidating Trust, VCC will be liquidated no later than twelve months from the date of closing. Distribution of stock will not be taxable to VCC or the shareholders. The distribution of any cash or other assets will be taxable to the shareholder under Section 331(a) of the Code. To the extent any FEI stock is sold by VCC, VCC will be subject to tax on the gain realized.

Very truly yours,

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of FEI on Form S-4 (333-               ) relating to the Agreement and Plan of Reorganization and to the reference to our firm under the heading “TAX MATTERS” in the Registration Statement and the Proxy Statement/Prospectus therein.

OLSEN THIELEN & CO., LTD.

ANNEX E

MINNESOTA BUSINESS CORPORATION ACT (DISSENTERS’ RIGHTS)

SECTION 302A.471 RIGHTS OF DISSENTING SHAREHOLDERS

     Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

     (a)  an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b)  a sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c)  a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

     (d)  a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

     (e)  any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b)  A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

     (b)  If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

     Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

SECTION 302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS

     Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b)  “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c)  “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d)  “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

     Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b)  In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b)  The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c)  If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b)  If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

ANNEX F

Mcgladrey & Pullen

Certified Public Accounts

Visual Circuits Corporation

Consolidated Financial Report
September 30, 2003

McGladrey & Pullen, LLP is a member firm of RSM International–
an affiliation of separate and independent legal entities.

Independent Auditor’s Report

To the Board of Directors
Visual Circuits Corporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Visual Circuits Corporation as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visual Circuits Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has entered into an agreement with Focus Enhancements, Inc. to sell substantially all of its assets and to liquidate, subject to stockholder approval. In the event that the agreement is not consummated or approved by the stockholders, the Company may continue to pursue liquidation. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MCGLADREY & PULLEN LLP

Minneapolis, Minnesota
October 24, 2003 (February 16, 2004 as to Note 2)

Visual Circuits Corporation

Consolidated Balance Sheets
September 30, 2003 and 2002

Assets (Note 3)	2003	2002

Current Assets
Cash	$713,431	$2,416,399
Trade accounts receivable, net of allowance of $52,000 in 2003 and $105,000 in 2002 (Note 8)	846,940	672,828
Inventory	236,736	550,435
Prepaid expenses	30,461	110,242

Total current assets	1,827,568	3,749,904
Equipment, at cost, net of accumulated depreciation of $683,166 in 2003 and $449,288 in 2002 (Note 5)	296,188	503,308

	$2,123,756	$4,253,212

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$324,264	$556,967
Current maturities of long-term debt	32,237	42,497
Accrued expenses:
Compensation	129,200	263,348
Warranty	52,038	80,678
Other	70,072	100,506

Total current liabilities	607,811	1,043,996

Long-Term Debt, less current maturities (Note 5)	—	33,758

Commitments (Note 6)
Stockholders’ Equity (Note 7)
Common stock, $0.01 par value; authorized 25,000,000 shares; issued and outstanding 4,976,837 shares	49,768	49,768
Additional paid-in capital	5,642,104	5,642,104
Accumulated deficit	(4,175,927)	(2,516,414)

Total stockholders’ equity	1,515,945	3,175,458

	$2,123,756	$4,253,212

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Consolidated Statements of Operations
Years Ended September 30, 2003 and 2002

	2003	2002

Net sales (Note 8)	$4,420,540	$9,192,051
Cost of goods sold	2,293,147	4,671,176

Gross margin	2,127,393	4,520,875

Operating expense:
Research and development	1,150,064	2,108,164
Selling and marketing	1,243,760	2,535,563
General and administrative (Note 9)	1,436,563	1,712,697

Total operating expense	3,830,387	6,356,424

Operating loss	(1,702,994)	(1,835,549)
Other income (expense):
Interest expense	(2,447)	(7,366)
Interest income	16,324	60,101
Other, net	30,604	(168,750)

Total other income (expense)	44,481	(116,015)

Loss before income taxes	(1,658,513)	(1,951,564)
Federal and state income tax expense (Note 4)	(1,000)	(178,000)

Net loss	$(1,659,513)	$(2,129,564)

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Consolidated Statements of Stockholders’ Equity
Years Ended September 30, 2003 and 2002

						Foreign	Note
		Common Stock		Additional		Currency	Receivable
	Comprehensive			Paid-In	Accumulated	Translation	From
	Loss	Shares	Amount	Capital	Deficit	Adjustment	Stockholder	Total

Balance, September 30, 2001		4,901,912	$49,019	$5,407,438	$(386,850)	$(3,921)	$(7,586)	$5,058,100
Issuance of common stock upon exercise of options		70,000	700	23,620	—	—	—	24,320
Issuance of common stock for services rendered		4,925	49	20,788	—	—	—	20,837
Fair value of nonqualified stock options issued		—	—	117,070	—	—	—	117,070
Tax benefit recognized upon exercise of warrants		—	—	73,188	—	—	—	73,188
Net activity on stockholder note		—	—	—	—	—	7,586	7,586
Net loss	$(2,129,564)	—	—	—	(2,129,564)	—	—	(2,129,564)
Foreign currency translation adjustment	3,921	—	—	—	—	3,921	—	3,921

Comprehensive Loss	$(2,125,643)

Balance, September 30, 2002		4,976,837	49,768	5,642,104	(2,516,414)	—	—	3,175,458
Net loss		—	—	—	(1,659,513)	—	—	(1,659,513)

Balance, September 30, 2003		4,976,837	$49,768	$5,642,104	$(4,175,927)	$—	$—	$1,515,945

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Consolidated Statements of Cash Flows
Years Ended September 30, 2003 and 2002

	2003	2002

Cash Flows From Operating Activities
Net loss	$(1,659,513)	$(2,129,564)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	233,883	222,838
Other	—	3,921
Loss on disposal of equipment and write-down of software	749	2,571
Compensation expense related to issuance of stock, stock options and stock warrants issued for services	—	137,907
Changes in current assets and liabilities:
Accounts receivable	(174,112)	1,382,043
Inventory	296,920	150,135
Prepaid expenses and other	79,781	3,529
Income tax receivable	—	665,842
Deferred tax asset	—	125,000
Accounts payable	(232,703)	(329,328)
Accrued expenses	(193,222)	100,540

Net cash (used in) provided by operating activities	(1,648,217)	335,434

Cash Flows From Investing Activities
Purchases of equipment	(10,733)	(191,547)

Net cash used in investing activities	(10,733)	(191,547)

Cash Flows From Financing Activities
Payments on long-term debt	(44,018)	(61,527)
Proceeds from issuance of stock upon exercise of warrants and options	—	24,320
Payments on shareholder note receivable	—	7,586
Tax benefit recognized upon exercise of warrants	—	73,188

Net cash (used in) provided by financing activities	(44,018)	43,567

(Decrease)/Increase in cash	(1,702,968)	187,454
Cash
Beginning of year	2,416,399	2,228,945

End of year	$713,431	$2,416,399

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$2,447	$7,366

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business: Visual Circuits Corporation (the Company) is a Minneapolis-based developer of digital media communication products and services used to drive incremental sales, enhance customer experience, facilitate brand development, and increase the effectiveness of training and education programs. Incorporated in 1991, the Company has sold hardware and software solutions that control, distribute and present video, graphics and audio in retail, banking, healthcare, hospitality and entertainment locations around the world. Visual Circuits products range from standard and high-definition video playback circuit boards sold to OEMs to video servers, enterprise class media network control software and network-attached media edge devices. The Company’s engineering efforts continually expand functionality across media types while facilitating integration with third-party display, control and networking products.

Approximate net sales relating to foreign countries were $1,057,000 and $900,000 for the years ended September 30, 2003 and 2002, respectively. Accounts receivable relating to the foreign sales were approximately $150,000 as of September 30, 2003 and 2002.

Principles of consolidation: The consolidated financial statements include the accounts of the Visual Circuits Corporation and its wholly owned French subsidiary, Visual Circuits Europe, Inc. All material intercompany accounts and transactions have been eliminated in consolidation. During 2003, the Company elected to close its French subsidiary (see Note 9).

Revenue recognition: Revenues are recognized upon shipment of the products. Shipping and handling charges billed to customers are included in net sales. Shipping and handling charges incurred by the Company were $32,292 and $73,351 for the years ended September 30, 2003 and 2002, respectively, and are included in selling and marketing expense.

Trade accounts receivable: Trade receivables are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding beyond stated terms. The Company grants trade credit to customers based upon terms established by the Company’s management, which typically range from 30 to 60 days.

Inventory: Inventory is stated at the lower of average cost or market. Inventory consists of the following as of September 30, 2003 and 2002:

	2003	2002

Raw materials	$145,125	$246,597
Work in process	—	5,032
Finished goods	234,611	427,806
Reserve for obsolescence	(143,000)	(129,000)

Net inventory	$236,736	$550,435

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Depreciation: The Company depreciates its equipment using the straight-line method over estimated useful lives of three to five years.

Research and development costs: The Company charges all research and development costs to expense as they are incurred.

Fair value of financial instruments: The Company’s financial instruments consist of cash and cash equivalents and short-term trade receivables and payables for which current carrying amounts approximate fair value.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for temporary differences in deductibility and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates of the Company include the allowance for doubtful accounts, the allowance for obsolete inventory and accrued warranty.

Stock-based compensation: The Company regularly grants options to its employees under various plans as described below. As permitted under accounting principles generally accepted in the United States of America, these grants are accounted for following APB Opinion No. 25 and related interpretations. There was no compensation expense recorded for employee grants for the years ended September 30, 2003 and 2002, as all such options granted had an exercise price that equaled the fair market value.

The Company also grants options and warrants to nonemployees for services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values. There was expense of $117,000 recorded for grants to nonemployees for the year ended September 30, 2002.

Had compensation cost for all of the stock-based compensation options issued been determined based on the fair values at the grant date for awards in 2003 and 2002 consistent with the provisions of Statement No. 123, the Company’s net loss would have been as indicate below:

	Years Ended September 30

	2003	2002

Net loss, as reported	$(1,659,513)	$(2,129,564)
Deduct total stock-based employee compensation expense determined under the fair value – based method for all awards	(176,677)	(172,516)

Net loss, pro forma	$(1,836,190)	$(2,302,080)

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The above pro forma effects on net loss are not likely to be representative of the effects on reported net loss for future years because options vest over several years and additional awards generally are made each year.

The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2002: no dividend yield during the expected life of outstanding options; forfeiture rate of 20 percent; risk-free interest rates of 4.5 percent to 6.1 percent; and expected lives of five to seven years.

Product warranty: The Company provides a standard one-year warranty on all products for the replacement or repair of defective products. The Company also provides extended warranties on some of its products for a period of two to three years. The Company’s warranty policies require the Company to repair or replace defective products at no cost to its customers. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and information received from its customers to assist in determining the appropriate loss reserve levels.

Changes in the Company’s warranty liability are as follows:

	Years Ended September 30

	2003	2002

Balances, beginning of period	$80,678	$48,123
Accruals for products sold	33,000	182,925
Payments made	(33,203)	(150,370)
Changes in estimated warranty reserve	(28,437)	—

Balances, end of period	$52,038	$80,678

Note 2. Liquidity and Management’s Plans

During the years ended September 30, 2003 and 2002, the Company incurred a net loss of approximately $1,659,000 and $2,130,000, respectively. These losses, combined with other activity, resulted in a reduction in working capital of approximately $1,485,000 in 2003 and a working capital balance of $1,221,000 as of September 30, 2003. During 2003, management significantly reduced headcount and other operating expenses to a level that management believes will allow the Company to continue to operate through fiscal 2004. Management has plans that it believes will increase sales in fiscal 2004. Management recognizes that cash requirements in fiscal 2004 may increase as a result of this planned growth. Under a scenario of higher sales, management expects that bank borrowings would be available to help fund operations. Alternatively, in the event of a revenue shortfall, additional expense reductions would be made to reduce cash requirements.

Subsequently, on January 27, 2004, the Company entered into an agreement with Focus Enhancements, Inc. to sell substantially all of its assets and to liquidate, subject to stockholder approval. In the event that the agreement is not consummated or approved by the stockholders, the Company may continue to pursue liquidation. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 3. Bank Financing

The Company has a $700,000 revolving line of credit with a bank. The line of credit is subject to a borrowing base calculation based upon accounts receivable and inventory. Advances issued under the agreement accrue interest at prime (4.0 percent at September 30, 2003) plus 1.5 percent and are secured by substantially all company assets. The line expired in October 2003. There were no borrowings outstanding under the line of credit as of September 30, 2003 or 2002.

Note 4. Income Taxes

The components of the net deferred tax assets at September 30, 2003 and 2002, are as follows:

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$1,337,000	$725,000
Research and development credit carryforwards	679,000	461,000
Stock warrants	119,000	119,000
Reserve for obsolete inventory	52,000	47,000
Allowance for doubtful accounts	19,000	38,000
Impairment reserve	—	76,000
Accrued expenses and other	42,000	59,000

Gross deferred tax assets	2,248,000	1,525,000
Deferred tax liability, equipment	(18,000)	(27,000)
Less valuation allowance	(2,230,000)	(1,498,000)

Net deferred tax assets	$—	$—

Income tax expense (benefit) consists of the following at September 30, 2003 and 2002:

	2003	2002

Current	$1,000	$(20,000)
Deferred	—	198,000

	$1,000	$178,000

The Company’s income tax expense (benefit) varied from the taxes computed using the U.S. statutory federal rate as of September 30, 2003 and 2002, as follows:

	2003		2002

U.S. statutory rate applied to loss before taxes	$(564,000)	(34.0)%	$(664,000)	(34.0)%
State income tax, net of federal tax effect	(30,000)	(1.8)%	(45,000)	(2.3)%
Permanent differences	42,000	2.5%	35,000	1.8%
Change in valuation allowance	732,000	44.1%	1,019,000	52.2%
Research and development credits	(218,000)	(13.1)%	(138,000)	(7.1)%
Other	39,000	2.4%	(29,000)	(1.5)%

	$1,000	0.1%	$178,000	9.1%

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 4. Income Taxes (Continued)

The Company has recorded the valuation allowance on its deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The increase in the valuation allowance during 2003 and 2002 was primarily the result of the net operating loss (NOL) carryforward which was generated during those years. The 2002 increase was also affected as a result of a change in the conclusion regarding the need for a valuation allowance relative to $125,000 of deferred tax assets.

Federal net operating loss carryforwards of $3,536,000 are available to the Company for income tax purposes at September 30, 2003, of which $114,000 will expire in 2011, $1,592,000 will expire in 2022 and $1,830,000 will expire in 2023. State net operating loss carryforwards of $2,089,000 are available to the Company for income tax purposes at September 30, 2003, of which $114,000 will expire in 2011, $703,000 will expire in 2016, $608,000 will expire in 2017 and $664,000 will expire in 2018.

The research and development credits are available for federal and state income tax purposes. Of the credits available, $47,000 will expire in 2017, $43,000 will expire in 2018, $35,000 will expire in 2019, $100,000 will expire in 2020, $187,000 will expire in 2021, $171,000 will expire in 2022 and $98,000 will expire in 2023.

Future use of the net operating loss carryforwards and research and development credits could be limited under a provision of the Internal Revenue Code relating to a 50 percent change in control over a three-year period.

Note 5. Long-Term Debt

The Company has a bank loan for the purpose of purchasing equipment with a balance of approximately $32,000 and $76,000 at September 30, 2003 and 2002, respectively. The loan accrues interest at a rate of prime plus 0.5 percent (4.5 percent at September 30, 2003) and is due in monthly installments of $3,826 through June 2004.

Note 6. Operating Lease Commitments

The Company leases its facility from an unrelated party under a noncancelable operating lease agreement which expires in December 2004. Approximate future required payments under this lease, are as follows:

Fiscal years ending September 30:
2004	$175,000
2005	44,000

$219,000

Total rental expense was approximately $178,000 and $173,000 for the years ended September 30, 2003 and 2002, respectively.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 7. Stockholders’ Equity

Stock option plans: In 1997 the Company introduced a stock option plan (the 1997 Plan), as amended in fiscal year 1999. Options for up to 1,800,000 shares of common stock had been reserved for issuance under the 1997 Plan and could have been granted to employees and directors. As of September 30, 2003, a total of 1,575,745 option shares were issued, and 927,809 were outstanding. A total of 108,000 options have been exercised and 539,936 cancelled. In connection with the creation of the 2000 Plan described below, the 1997 Plan was frozen, and the authorized but unissued shares were transferred to the new 2000 Plan. The options outstanding are not transferable and expire at varying dates not to exceed 10 years from the grant date.

In fiscal 2001 the Company introduced its 2000 stock option plan (the 2000 Plan). Options for up to 857,917 shares of common stock, including 357,917 shares transferred from the 1997 Plan, have been reserved for issuance under the 2000 Plan and may be granted to employees and directors. As of September 30, 2003, a total of 734,946 option shares were issued, and 449,147 were outstanding. No options have been exercised, and 285,799 have been issued and cancelled primarily in connection with employee terminations. As of September 30, 2003, a total of 408,770 remaining option shares are available for future issuance pursuant to the 2000 Plan. The options outstanding are not transferable and expire at varying dates not to exceed 10 years from the grant date.

The Company also at times issues stock options that are approved by the Board of Directors and are not specific to any stock option plan.

Warrants: The Company has 560,877 stock warrants outstanding that are held by various individuals and organizations. A total of 445,877 warrant shares outstanding have been issued to investors. Outstanding investor warrants range from $0.83 to $5.29 per share, all of which will expire by December 2007. The balance of these warrants, a total of 115,000, have been issued to others in exchange for the purchase of software and services rendered. These warrants have an exercise price of $7.20 per share and expire in January 2006.

The Company accounts for options and warrants issued to nonemployees under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and continues to account for options issued to employees using the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Information with respect to stock options and warrants is summarized as follows:

	September 30, 2003			September 30, 2002

			Weighted-			Weighted-
			Average			Average
			Exercise			Exercise
	Warrants	Stock Options	Price	Warrants	Stock Options	Price

Outstanding at beginning of year	590,877	2,864,489	$2.29	589,400	2,328,905	$1.35
Granted	—	159,971	2.00	1,477	1,108,975	3.24
Exercised	—	—	—	—	(70,000)	0.34
Canceled	(30,000)	(837,504)	2.59	—	(503,391)	1.88

Outstanding at end of year	560,877	2,186,956		590,877	2,864,489

Weighted-average fair value per option and warrant granted during the year as computed under SFAS No. 123			$0.54			$0.88

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 7. Stockholders’ Equity (Continued)

The following tables summarize information about stock options and warrants at September 30, 2003 and 2002:

	2003

	Warrants and Options Outstanding			Warrants and Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.50 – $0.83	1,454,166	3.97	$0.70	1,085,196	$0.65
$1.50 – $2.00	368,054	4.24	1.85	206,554	1.75
$3.25 – $4.25	548,586	4.24	3.76	382,630	3.98
$5.29 – $7.20	377,027	2.22	5.87	377,027	5.87

	2,747,833	3.55	$2.17	2,051,407	$2.34

	2002

	Warrants and Options Outstanding			Warrants and Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.50 – $0.83	1,656,393	4.65	$0.69	1,249,623	$0.80
$1.50 – $2.00	238,958	3.55	1.71	207,902	1.74
$3.25 – $4.25	1,182,988	4.42	3.50	617,110	3.68
$5.29 – $7.20	377,027	3.22	5.87	377,027	5.87

	3,455,366	4.07	$2.29	2,451,662	$2.39

Note 8. Major Customers

Net revenues include sales to major customers as follows:

	Sales to Total Net Sales,
	Years Ended September 30

	2003	2002

Customer A	*	50%
Customer B	14%	*
Customer C	13%	*
Customer D	12%	*

*Represents less than 10 percent of sales.

As of September 30, 2003 and 2002, the accounts receivable from these customers on the Company’s consolidated balance sheets was approximately $446,000 and $78,000, respectively.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 9. Closing of Subsidiary

During fiscal 2003, the Company closed its French subsidiary. The subsidiary had 2002 revenues of approximately $532,000. The net assets, consisting of inventory and accounts receivable, of the affiliate were written down by approximately $211,000 to reflect the estimated fair value as of September 30, 2002. This write-down was recorded as an impairment loss and is included in operating expense for the year ended September 30, 2002. The actual loss incurred on the closing of this subsidiary did not materially differ from the estimated loss.

Note 10. Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement addresses financial accounting and reporting for obligations associated with mandatory redeemable stock which the issuing company is obligated to buy back for cash or other assets at a specified or determinable date or upon an event that is certain to occur. The statement will be effective for the Company’s fiscal year ending 2005, although the FASB is considering indefinitely deferring certain provisions of the standard. Management does not believe this new accounting standard will have material impact on the financial statements.

Visual Circuits Corporation

Condensed Consolidated Balance Sheets (unaudited)

	December 31, 2003	September 30, 2003

Assets
Current Assets
Cash	$754,963	$713,431
Trade accounts receivable, net of allowance of $67,100 and $52,000 as of December 31, 2003 and September 30, 2003, respectively	812,160	846,940
Inventory	276,727	236,736
Prepaid expenses	66,109	30,461

Total current assets	1,909,959	1,827,568
Equipment, at cost, net of accumulated depreciation of $724,623 as of December 31, 2003 and $683,166 as of September 30, 2003	257,307	296,188

	$2,167,266	$2,123,756

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$551,081	$324,264
Current maturities of long-term debt	21,082	32,237
Accrued expenses:
Compensation	112,766	129,200
Warranty	52,038	52,038
Other	68,364	70,072

Total current liabilities	805,331	607,811

Commitments (Note 4)
Stockholders’ Equity
Common stock, $0.01 par value; authorized 25,000,000 shares; issued and outstanding 4,976,837 shares	49,768	49,768
Additional paid-in capital	5,642,104	5,642,104
Accumulated deficit	(4,329,937)	(4,175,927)

Total stockholders’ equity	1,361,935	1,515,945

	$2,167,266	$2,123,756

See Notes to Condensed Consolidated Financial Statements

Visual Circuits Corporation

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,
	2003	2002

Net sales	$1,153,483	$1,228,504
Cost of goods sold	606,796	634,161

Gross margin	546,687	594,343

Operating expense:
Research and development	212,714	376,083
Selling and marketing	186,813	502,875
General and administrative	307,507	396,714

Total operating expense	707,034	1,275,672

Operating loss	(160,347)	(681,329)

Other income (expense):
Interest expense	(323)	(1,092)
Interest income	2,425	7,316
Other, net	4,235	1,715

Total other income (expense)	6,337	7,939

Loss before income taxes	(154,010)	(673,390)
Federal and state income tax expense	—	—

Net loss	$(154,010)	$(673,390)

See Notes to Condensed Consolidated Financial Statements

Visual Circuits Corporation

Condensed Consolidated Statements of Stockholders’ Equity (unaudited)

	Common Stock		Additional
			Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, September 30, 2003	4,976,837	$49,768	$5,642,104	$(4,175,927)	$1,515,945
Net loss	—	—	—	(154,010)	(154,010)

Balance, December 31, 2003	4,976,837	$49,768	$5,642,104	$(4,329,937)	$1,361,935

See Notes to Condensed Consolidated Financial Statements

Visual Circuits Corporation

Condensed Consolidated Statement of Cash Flows (unaudited)

	For the three months ended
	December 31,

	2003	2002

Cash Flows From Operating Activities
Net loss	$(154,010)	$(673,390)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	41,457	62,410
Changes in current assets and liabilities:
Accounts receivable	34,780	(176,341)
Inventory	(39,991)	(47,574)
Prepaid expenses and other	(35,648)	12,103
Accounts payable	226,817	7,401
Accrued expenses	(18,142)	(97,517)

Net cash provided by (used in) operating activities	55,263	(912,908)

Cash Flows From Investing Activities
Purchases of equipment	(2,576)	(1,082)

Net cash used in investing activities	(2,576)	(1,082)

Cash Flows From Financing Activities
Payments on long-term debt	(11,155)	(10,387)

Net cash used in by financing activities	(11,155)	(10,387)

Increase (Decrease) in cash	41,532	(924,377)
Cash
Beginning of period	713,431	2,416,399

End of period	$754,963	$1,492,022

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$324	$480

See Notes to Condensed Consolidated Financial Statements.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Basis of Presentation – Interim Financial Information: The condensed consolidated financial statements of Visual Circuits Corporation (the Company) as of December 31, 2003 and for the three month periods ended December 31, 2003 and 2002 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto for the year ended September 30, 2003.

In the opinion of management, the condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position, operating results and cash flows for interim periods presented. The results of operations and cash flows for the three month period ended December 31, 2003 are not necessarily indicative of the results that may be expected for any future period.

Principles of consolidation: The consolidated financial statements include the accounts of the Visual Circuits Corporation and its wholly owned French subsidiary, Visual Circuits Europe, Inc. All material intercompany accounts and transactions have been eliminated in consolidation. During 2003, the Company elected to close its French subsidiary.

Revenue recognition: Revenues are recognized upon shipment of the products. Shipping and handling charges billed to customers are included in net sales.

Trade accounts receivable: Trade receivables are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding beyond stated terms. The Company grants trade credit to customers based upon terms established by the Company’s management, which typically range from 30 to 60 days.

Inventory: Inventory is stated at the lower of average cost or market. Inventory consists of the following as of:

	December 31, 2003	September 30, 2003

Raw materials	$189,242	$145,125
Work in process	240	—
Finished goods	235,411	234,611
Reserve for obsolescence	(148,196)	(143,000)

Net inventory	$276,727	$236,736

     Depreciation: The Company depreciates its equipment using the straight-line method over estimated useful lives of three to five years.

     Research and development costs: The Company charges all research and development costs to expense as they are incurred.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Fair value of financial instruments: The Company’s financial instruments consist of cash and cash equivalents and short-term trade receivables and payables for which current carrying amounts approximate fair value.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for temporary differences in deductibility and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates of the Company include the allowance for doubtful accounts, the allowance for obsolete inventory and accrued warranty.

Stock-based compensation: The Company regularly grants options to its employees under various plans as described below. As permitted under accounting principles generally accepted in the United States of America, these grants are accounted for following APB Opinion No. 25 and related interpretations. There was no compensation expense recorded for employee grants for the three months ended December 31, 2003 and 2002, as all such options granted had an exercise price that equaled the fair market value.

The Company also grants options and warrants to nonemployees for services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values.

	Three Months Ended December 31,
	2003	2002

Net loss, as reported	$(154,010)	$(673,390)
Deduct total stock-based employee compensation expense determined under the fair value-based method for all awards	44,170	44,170

Net loss, pro forma	$(198,180)	$(717,560)

Had compensation cost for all of the stock-based compensation options issued been determined based on the fair values at the grant date for awards for the three months ended December 31, 2003 and 2002 consistent with the provisions of Statement No. 123, the Company’s net loss would have been as indicate below:

The above pro forma effects on net loss are not likely to be representative of the effects on reported net loss for future years because options vest over several years and additional awards generally are made each year.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Product warranty: The Company provides a standard one-year warranty on all products for the replacement or repair of defective products. The Company also provides extended warranties on some of its products for a period of two to three years. The Company’s warranty policies require the Company to repair or replace defective products at no cost to its customers. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and information received from its customers to assist in determining the appropriate loss reserve levels.

Changes in the Company’s warranty liability are as follows:

Period Ended
December 31, 2003

Balance September 30, 2003	$52,038
Accruals for products	18,910
Payments made	(18,910)

Balance December 30, 2003	$52,038

Note 2. Liquidity and Management’s Plans

During the three months ended December 31, 2003 and the years ended September 30, 2003 and 2002, the Company incurred a net loss of approximately $154,000, $1,659,000 and $2,130,000, respectively. These losses, combined with other activity, resulted in a reduction in working capital of approximately $1,485,000 and $115,000 for the year ended September 30, 2003 and the three-months ended December 31, 2003, and a working capital balance of $1,220,000 and $1,105,000 as of September 30, 2003 and December 31, 2003, respectively. During 2003, management significantly reduced headcount and other operating expenses to a level that management believes will allow the Company to continue to operate through fiscal 2004. Management has plans that it believes will increase sales in fiscal 2004. Management recognizes that cash requirements in fiscal 2004 may increase as a result of this planned growth. Under a scenario of higher sales, management expects that bank borrowings would be available to help fund operations. Alternatively, in the event of a revenue shortfall, additional expense reductions would be made to reduce cash requirements.

Subsequently, on January 27, 2004, the Company entered into an agreement with Focus Enhancements, Inc. to sell substantially all of its assets and to liquidate, subject to stockholder approval. In the event that the agreement is not consummated or approved by the stockholders, the Company may continue to pursue liquidation. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

Note 3. Bank Financing

The Company had a $700,000 revolving line of credit with a bank. The Company allowed the line of credit to expire in October 2003. There were no borrowings outstanding under the line as of September 30, 2003.

Note 4. Long-Term Debt

The Company has a bank loan for the purpose of purchasing equipment with a balance of approximately $21,000 and $32,000 at December 31, 2003 and September 30, 2003, respectively. The loan accrues interest at a rate of prime plus 0.5 percent (4.5 percent at December 31, 2003) and is due in monthly installments of $3,826 through June 2004.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements

Summary of Certain Contractual Obligations

The Company leases its facility from an unrelated party under a noncancelable operating lease agreement which expires in December 2004. Approximate future required payments under this lease, subsequent to December 31, 2003, are as follows:

	Amount of Commitment Expiration Per Period

		Less Than			After 5
	Total	1 year	2-3 Years	4-5 Years	Years

Operating lease	$175,000	$175,000	—	—	—

Note 5. Major Customers

Net sales include sales to major customers as follows:

	Sales to Total Net Sales,
	Three Months Ended December 31,

	2003	2002

Customer A	20.8%	30.0%
Customer B	16.0%	*

*Represents less than 10 percent of sales.

As of December 31, 2003, three customers represented 11.2%, 25.3% and 11.8%, respectively of the Company’s accounts receivable balance. Combined, these three customers accounted for approximately 43.8% of the Company’s accounts receivable balance.

Note 6. Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement addresses financial accounting and reporting for obligations associated with mandatory redeemable stock which the issuing company is obligated to buy back for cash or other assets at a specified or determinable date or upon an event that is certain to occur. The statement will be effective for the Company’s fiscal year ending 2005, although the FASB has indefinitely deferred certain provisions of the standard. Management does not believe this new accounting standard will have material impact on the financial statements.

The FASB issued FIN 46, Consolidation of Variable Interest Entities in January 2003, and a revised interpretation of FIN 46 (“FIN 46-R”) in December 2003. FIN 46, as modified by FIN 46-R, requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any entities it believes are variable interest entities for which the Company is the primary beneficiary. As such, the Company does not expect the adoption of FIN 46, as modified by FIN 46-R to have an impact on its financial position or results of operations.

APPENDIX A

VISUAL CIRCUITS CORPORATION
5155 East River Road, Suite 401
Minneapolis, Minnesota 55421

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
VISUAL CIRCUITS CORPORATION

          The undersigned, having duly received the Notice of Special Meeting of Shareholders and the Proxy Statement, dated ___________. 2004, hereby appoints David Parish and Mark Derus as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of Visual Circuits Corporation (the “Company”) held of record by the undersigned on ____________, 2004, at the Special Meeting of Shareholders to be held at 5155 East River Road, Suite 401, Minneapolis, Minnesota on ___________, __________, 2004, at __________ ___.m., Minneapolis (central standard) time, and at any adjournment or postponement thereof.

1.	To approve the voluntary dissolution of Visual Circuits Corporation pursuant to the Plan of Liquidation and Dissolution (“Plan”) approved by a special committee of the board of directors of the Company and attached as Appendix A attached to the Proxy Statement and Prospectus

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Contingent upon, and only in the event of the approval of proposal No. 1, to approve the Agreement and Plan of Reorganization approved by a special committee of the board of directors of the Company and attached as Appendix B attached to the Proxy Statement and Prospectus.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Contingent upon, and only in the event of the approval of proposal Nos. 1 and 2, to approve an amendment to Article I of the Articles of Incorporation of the Company to change the name of the Corporation to VCC Liquidating Corp.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

          Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, only one need sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:	Signed:

Name:

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities. This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

     The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the Certificate of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant’s Bylaws provide for the indemnification of directors, former directors and officer to the maximum extent permitted by Delaware law. The registrant’s Bylaws also provide that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits.

     The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of August 30, 2000 among Focus, Videonics, and PC Video Conversion (1)

2.2	Agreement and Plan of Reorganization dated as of January 27, 2004 by and between Focus and Visual Circuits Corporation (see Annex B to the prospectus/proxy statement included in this Registration Statement)

3.1	Second Restated Certificate of Incorporation of Focus (2)

3.2	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus (3)

3.3	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus dated July 25, 1997 (4)

3.4	Restated Bylaws of Focus (2)

3.5	Certificate of Designation – Series B Preferred Stock (5)

3.6	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus dated January 16, 2001 (19)

3.7	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Focus dated January 8, 2003 (19)

3.8	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation dated March 12, 2004 (23)

3.9	Certificate of Designation – Series C Preferred Stock (23)

4.1	Specimen certificate for Common Stock of Focus (2)

4.2	Specimen certificate for Redeemable Common Stock Purchase Warrant (2)

4.3	Form of Warrant issued to various investors pursuant to Amendment No. 1 to Stock Subscription Agreement dated April 1996 (6)

Exhibit No.	Description

4.4	Form of Warrant issued to the placement agent in the March 1997 Offering (6)

4.5	Form of Warrant dated September 10, 1997 issued to designees of the placement agent (7)

4.6	Form of Stock Purchase Warrant issued to AMRO International, S.A. (included as Exhibit A to the Common Stock and Warrants Purchase Agreement – see Exhibit 10.2) (8)

4.7	Stock Purchase Warrant issued to Union Atlantic, L.C. (9)

4.8	Form of Common Stock Purchase Warrant dated January 11, 2002 issued by Focus to five Investors (10)

4.9	Common Stock Purchase Warrant dated December 27, 2001 issued by Focus to vFinance (10)

4.10	Warrant issued to vFinance dated November 25, 2002 (19)

4.11	Form of Warrant to Investors dated July 1, 2003 (21)

5.1	Opinion of Manatt, Phelps & Phillips, LLP (22)

8.1	Form of tax opinion of Olsen Theilen & Co. Ltd. included as Annex D to Focus proxy-statement prospectus.

10.1	1997 Director Stock Option Plan (11)

10.2	Common Stock and Warrants Purchase Agreement with AMRO International, S.A. (8)

10.3	Common Stock and Warrant Purchase Agreement, as amended, with BNC Bach International Ltd., Inc. (9)

10.4	Form of Registration Rights Agreement with BNC Bach International Ltd., Inc. (included as Exhibit B to the Common Stock and Warrant Purchase Agreement (9)

10.5	Agreement between Union Atlantic, L.C. and FOCUS Enhancements, Inc. confirming Reorganization Agreement to issue warrant in exchange for fee reduction (9)

10.6	Common Stock Warrant and Purchase Agreement with AMRO International, S.A. dated June 9, 2000 (8)

10.7	Promissory Note, dated October 26, 2000, from Focus Enhancements, Inc. to Carl Berg (12)

10.8	Security Agreement dated October 26, 2000, between Focus Enhancements, Inc. and Carl Berg (12)

10.9	2000 Non-Qualified Stock Option Plan (13)

10.10	Amendment No. 1 to Secured Promissory Note dated April 24, 2001 issue by Focus to Carl Berg (excludes exhibits B and C) (5)

10.11	Registration Rights Agreement dated May 1, 2001 between Focus and Carl Berg (5)

10.12	Promissory note issued to Carl Berg dated June 29, 2001 (14)

10.13	Termination Agreement between Focus and Euston dated January 11, 2002 (10)

10.14	Form of Common Stock and Warrant Purchase Agreement with four investors dated January 11, 2002 (10)

10.15	Form of Registration Rights Agreement with four investors dated January 11, 2002 (10)

10.16	1998 Non-Qualified Stock Option Plan (15)

10.17	Third Addendum to Lease Dated July 6, 1994, by and between H-K Associates (Lessor) and Focus Enhancements, Inc. (Lessee) for premises At 1370 Dell Ave, Campbell, California (16)

10.18	Employment agreement between Focus Enhancements and Brett Moyer (17)

10.19	2002 Non-Qualified Stock Option Plan (18)

10.20	Common Stock Purchase Agreement with two investors dated November 25, 2002 (excludes annexes) (19)

10.21	Registration Rights Agreement with two investors dated November 25, 2002 (19)

10.22	Extension of Notes Payable between the Company and Carl Berg dated April 28, 2003 (20)

10.23	Common Stock and Warrant Purchase Agreement (excluding exhibits) with two investors dated

Exhibit No.	Description

July 1, 2003 (21)

10.24	Registration Rights Agreement with two investors dated July 1, 2003 (21)

14	Code of Ethics (23)

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of McGladrey & Pullen LLP*

23.3	Consent of Manatt, Phelps & Phillips, LLP (22)

23.4	Consent of Olsen Theilen & Co. Ltd (22)

99.1	Power of Attorney (included in signature page of Form S-4 with the SEC on February 17, 2004)*

* Included.

1.	Filed as an exhibit to Focus’ Current Report on Form 8-K dated September 8, 2000, and incorporated herein by reference.

2.	Filed as an exhibit to Focus’ Registration Statement on Form SB-2 (No. 33-60248-B) and incorporated herein by reference.

3.	Filed as an exhibit to Focus’ Form 10-QSB for the period ended September 30, 1995, and incorporated herein by reference.

4.	Filed as an exhibit to Focus’ Form 10-QSB dated August 14, 1997, and incorporated herein by reference.

5.	Filed as an exhibit to Focus’ Amended Registration Statement on Form SB-2 (No. 333-55178) filed on August 9, 2001 as amended, incorporated herein by reference.

6.	Filed as an exhibit to Focus’ Registration Statement on Form S-3 (No. 333-26911) filed with the Commission on May 12, 1997, and incorporated herein by reference.

7.	Filed as an exhibit to Focus’ Form 8-K dated September 10, 1997, and incorporated herein by reference.

8.	Filed as an exhibit to Focus’ Registration Statements on Form S-3 (No. 333-81177) filed with the Commission on June 21, 1999, and incorporated herein by reference.

9.	Filed as an exhibit to Focus’ Registration Statement on Form S-3 (No. 333-94621) filed with the Commission on January 13, 2000, and incorporated herein by reference.

10.	Filed as an exhibit to Focus’ Amendment No. 3 to Registration Statement on Form SB-2 (No. 333-55178) filed on January 23, 2002, and incorporated herein by reference.

11.	Filed as an exhibit to Focus’ Registration Statement on Form S-8 (No. 333-33243) filed with the Commission on August 8, 1997, and incorporated herein by reference.

12.	Filed as an exhibit to Focus’ Current Report on Form 8-K dated October 31, 2000, as amended by Focus’ Current Report on Form 8-K/A dated November 2, 2000, and incorporated herein by reference.

13.	Filed as an exhibit to Focus’ Form S-8 (No. 333-57762) filed with the Commission on March 28, 2001, and incorporated herein by reference.

14.	Filed as an exhibit to Focus’ Amendment No. 4 to Registration Statement on Form SB-2 (No. 333-55178) filed on February 11, 2002, and incorporated herein by reference.

15.	Filed as an exhibit to Focus’ Form S-8 (No. 333-89770) filed with the Commission on June 4, 2002, and incorporated herein by reference.

16.	Filed as an exhibit to Focus’ Form 10-QSB dated August 14, 2002, and incorporated herein by reference.

17.	Filed as an exhibit to Focus’ Form 10-QSB dated November 14, 2002, and incorporated herein by reference.

18.	Filed as Appendix B to Focus’ Definitive Proxy Statement filed with the Commission on November 13, 2002, and incorporated herein by reference.

19.	Filed as an exhibit to Focus’ Form 10-KSB dated March 31, 2003, and incorporated herein by reference.

20.	Filed as an exhibit to Focus’ Form 10-QSB filed with the SEC on May 9, 2003, and incorporated herein by reference.

21.	Filed as an exhibit to Focus’ Registration Statement on Form S-3 filed with the SEC on August 21, 2003, and subsequently amended, and incorporated herein by reference.
22.	Filed as an exhibit to Focus’ Form S-4 filed with the SEC on February 17, 2004, and incorporated herein by reference.

23.	Filed as an exhibit to Focus’ Form 10-K filed with the SEC on March 16, 2004, and incorporated herein by reference.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(2)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(4)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on April 8, 2004.

FOCUS ENHANCEMENTS, INC.

By:	/s/ Brett A. Moyer Brett A. Moyer President and Chief Executive Officer (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett A. Moyer Brett A. Moyer	President, Chief Executive Officer and Director	April 8, 2004

/s/ Gary L. Williams Gary L. Williams	Vice President of Finance & Chief Financial Officer (Principal Accounting Officer)	April 8, 2004

/s/ N William Jasper, Jr.* N William Jasper, Jr.	Chairman of the Board	April 8, 2004

/s/ Carl E. Berg* Carl E. Berg	Director	April 8, 2004

/s/ Tommy Eng* Tommy Eng	Director	April 8, 2004

/s/ William B. Coldrick* William B. Coldrick	Director	April 8, 2004

/s/ Michael L. D’Addio* Michael L. D’Addio	Director	April 8, 2004

/s/ Timothy E. Mahoney* Timothy E. Mahoney	Director	April 8, 2004

*Pursuant to Power of attorney.

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of August 30, 2000 among Focus, Videonics, and PC Video Conversion (1)

2.2	Agreement and Plan of Reorganization dated as of January 27, 2004 by and between Focus and Visual Circuits Corporation (see Annex B to the prospectus/proxy statement included in this Registration Statement)

3.1	Second Restated Certificate of Incorporation of Focus (2)

3.2	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus (3)

3.3	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus dated July 25, 1997 (4)

3.4	Restated Bylaws of Focus (2)

3.5	Certificate of Designation – Series B Preferred Stock (5)

3.6	Certificate of Amendment to Second Restated Certificate of Incorporation of Focus dated January 16, 2001 (19)

3.7	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Focus dated January 8, 2003 (19)

3.8	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation dated March 12, 2004 (23)

3.9	Certificate of Designation – Series C Preferred Stock (23)

4.1	Specimen certificate for Common Stock of Focus (2)

4.2	Specimen certificate for Redeemable Common Stock Purchase Warrant (2)

4.3	Form of Warrant issued to various investors pursuant to Amendment No. 1 to Stock Subscription Agreement dated April 1996 (6)

Exhibit No.	Description

4.4	Form of Warrant issued to the placement agent in the March 1997 Offering (6)

4.5	Form of Warrant dated September 10, 1997 issued to designees of the placement agent (7)

4.6	Form of Stock Purchase Warrant issued to AMRO International, S.A. (included as Exhibit A to the Common Stock and Warrants Purchase Agreement – see Exhibit 10.2) (8)

4.7	Stock Purchase Warrant issued to Union Atlantic, L.C. (9)

4.8	Form of Common Stock Purchase Warrant dated January 11, 2002 issued by Focus to five Investors (10)

4.9	Common Stock Purchase Warrant dated December 27, 2001 issued by Focus to vFinance (10)

4.10	Warrant issued to vFinance dated November 25, 2002 (19)

4.11	Form of Warrant to Investors dated July 1, 2003 (21)

5.1	Opinion of Manatt, Phelps & Phillips, LLP (22)

8.1	Form of tax opinion of Olsen Theilen & Co. Ltd. included as Annex D to Focus proxy-statement prospectus.

10.1	1997 Director Stock Option Plan (11)

10.2	Common Stock and Warrants Purchase Agreement with AMRO International, S.A. (8)

10.3	Common Stock and Warrant Purchase Agreement, as amended, with BNC Bach International Ltd., Inc. (9)

10.4	Form of Registration Rights Agreement with BNC Bach International Ltd., Inc. (included as Exhibit B to the Common Stock and Warrant Purchase Agreement (9)

10.5	Agreement between Union Atlantic, L.C. and FOCUS Enhancements, Inc. confirming Reorganization Agreement to issue warrant in exchange for fee reduction (9)

10.6	Common Stock Warrant and Purchase Agreement with AMRO International, S.A. dated June 9, 2000 (8)

10.7	Promissory Note, dated October 26, 2000, from Focus Enhancements, Inc. to Carl Berg (12)

10.8	Security Agreement dated October 26, 2000, between Focus Enhancements, Inc. and Carl Berg (12)

10.9	2000 Non-Qualified Stock Option Plan (13)

10.10	Amendment No. 1 to Secured Promissory Note dated April 24, 2001 issue by Focus to Carl Berg (excludes exhibits B and C) (5)

10.11	Registration Rights Agreement dated May 1, 2001 between Focus and Carl Berg (5)

10.12	Promissory note issued to Carl Berg dated June 29, 2001 (14)

10.13	Termination Agreement between Focus and Euston dated January 11, 2002 (10)

10.14	Form of Common Stock and Warrant Purchase Agreement with four investors dated January 11, 2002 (10)

10.15	Form of Registration Rights Agreement with four investors dated January 11, 2002 (10)

10.16	1998 Non-Qualified Stock Option Plan (15)

10.17	Third Addendum to Lease Dated July 6, 1994, by and between H-K Associates (Lessor) and Focus Enhancements, Inc. (Lessee) for premises At 1370 Dell Ave, Campbell, California (16)

10.18	Employment agreement between Focus Enhancements and Brett Moyer (17)

10.19	2002 Non-Qualified Stock Option Plan (18)

10.20	Common Stock Purchase Agreement with two investors dated November 25, 2002 (excludes annexes) (19)

10.21	Registration Rights Agreement with two investors dated November 25, 2002 (19)

10.22	Extension of Notes Payable between the Company and Carl Berg dated April 28, 2003 (20)

10.23	Common Stock and Warrant Purchase Agreement (excluding exhibits) with two investors dated

Exhibit No.	Description

July 1, 2003 (21)

10.24	Registration Rights Agreement with two investors dated July 1, 2003 (21)

14	Code of Ethics (23)

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of McGladrey & Pullen LLP*

23.3	Consent of Manatt, Phelps & Phillips, LLP (22)

23.4	Consent of Olsen Theilen & Co. Ltd (22)

99.1	Power of Attorney (included in signature page of Form S-4 filed with the SEC on February 17, 2004*

* Included.

1.	Filed as an exhibit to Focus’ Current Report on Form 8-K dated September 8, 2000, and incorporated herein by reference.

2.	Filed as an exhibit to Focus’ Registration Statement on Form SB-2 (No. 33-60248-B) and incorporated herein by reference.

3.	Filed as an exhibit to Focus’ Form 10-QSB for the period ended September 30, 1995, and incorporated herein by reference.

4.	Filed as an exhibit to Focus’ Form 10-QSB dated August 14, 1997, and incorporated herein by reference.

5.	Filed as an exhibit to Focus’ Amended Registration Statement on Form SB-2 (No. 333-55178) filed on August 9, 2001 as amended, incorporated herein by reference.

6.	Filed as an exhibit to Focus’ Registration Statement on Form S-3 (No. 333-26911) filed with the Commission on May 12, 1997, and incorporated herein by reference.

7.	Filed as an exhibit to Focus’ Form 8-K dated September 10, 1997, and incorporated herein by reference.

8.	Filed as an exhibit to Focus’ Registration Statements on Form S-3 (No. 333-81177) filed with the Commission on June 21, 1999, and incorporated herein by reference.

9.	Filed as an exhibit to Focus’ Registration Statement on Form S-3 (No. 333-94621) filed with the Commission on January 13, 2000, and incorporated herein by reference.

10.	Filed as an exhibit to Focus’ Amendment No. 3 to Registration Statement on Form SB-2 (No. 333-55178) filed on January 23, 2002, and incorporated herein by reference.

11.	Filed as an exhibit to Focus’ Registration Statement on Form S-8 (No. 333-33243) filed with the Commission on August 8, 1997, and incorporated herein by reference.

12.	Filed as an exhibit to Focus’ Current Report on Form 8-K dated October 31, 2000, as amended by Focus’ Current Report on Form 8-K/A dated November 2, 2000, and incorporated herein by reference.

13.	Filed as an exhibit to Focus’ Form S-8 (No. 333-57762) filed with the Commission on March 28, 2001, and incorporated herein by reference.

14.	Filed as an exhibit to Focus’ Amendment No. 4 to Registration Statement on Form SB-2 (No. 333-55178) filed on February 11, 2002, and incorporated herein by reference.

15.	Filed as an exhibit to Focus’ Form S-8 (No. 333-89770) filed with the Commission on June 4, 2002, and incorporated herein by reference.

16.	Filed as an exhibit to Focus’ Form 10-QSB dated August 14, 2002, and incorporated herein by reference.

17.	Filed as an exhibit to Focus’ Form 10-QSB dated November 14, 2002, and incorporated herein by reference.

18.	Filed as Appendix B to Focus’ Definitive Proxy Statement filed with the Commission on November 13, 2002, and incorporated herein by reference.

19.	Filed as an exhibit to Focus’ Form 10-KSB dated March 31, 2003, and incorporated herein by reference.

20.	Filed as an exhibit to Focus’ Form 10-QSB filed with the SEC on May 9, 2003, and incorporated herein by reference.

21.	Filed as an exhibit to Focus’ Registration Statement on Form S-3 filed with the SEC on August 21, 2003, and subsequently amended, and incorporated herein by reference.
22.	Filed as an exhibit to Focus’ Form S-4 filed with the SEC on February 17, 2004, and incorporated herein by reference.

23.	Filed as an exhibit to Focus’ Form 10-K filed with the SEC on March 16, 2004, and incorporated herein by reference.